                                                                    Exhibit 99.3

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

            ----------------------------------
                                               :
            In re:                             :        CHAPTER 11
                                               :
            ENCOMPASS SERVICES CORPORATION,    :        Case No. 02-43582
            et al.                             :
            -- --
                                               :
                      Debtors.                 :        JOINTLY ADMINISTERED
                                               :
            ----------------------------------


                         ENCOMPASS SERVICES CORPORATION
                  AND ITS AFFILIATED DEBTORS' JOINT DISCLOSURE
            STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE


                                                WEIL, GOTSHAL & MANGES LLP

                                                700 Louisiana, Suite 1600
                                                Houston, Texas 77002
                                                (713) 546-5000

                                                Attorneys for Encompass Services
                                                Corporation, et al.

            Dated: Houston, Texas
            March 5, 2003

                                   DISCLAIMER

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION OF ENCOMPASS SERVICES CORPORATION AND ITS AFFILIATED DEBTORS UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE (THE "PLAN"). THE INFORMATION MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN. IN VOTING ON THE PLAN, HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD NOT RELY ON ANY INFORMATION RELATING TO THE DEBTORS AND THEIR BUSINESSES, OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND ALL EXHIBITS HERETO AND THERETO.

     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN. UNLESS OTHERWISE INDICATED, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT PURSUANT TO THIS DISCLOSURE STATEMENT.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ENCOMPASS SERVICES CORPORATION OR ANY OF ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THE CHAPTER 11 CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     THIS DISCLOSURE STATEMENT, AND THE FINANCIAL PROJECTIONS CONTAINED HEREIN, INCLUDE "FORWARD-LOOKING STATEMENTS." ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THE DISCLOSURE STATEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, THE STATEMENTS AND THE UNDERLYING ASSUMPTIONS REGARDING THE TIMING OF THE PLAN, THE PAYMENTS OF THE DEBTORS' CURRENT AND FUTURE INDEBTEDNESS AND THE CURRENT AND FUTURE CONDITIONS OF THE DEBTORS' INDUSTRY. THE FORWARD-LOOKING STATEMENTS ARE BASED UPON CURRENT INFORMATION AND EXPECTATIONS. ESTIMATES, FORECASTS AND OTHER STATEMENTS CONTAINED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE, ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO EVALUATE AND PREDICT. NO ASSURANCES CAN BE GIVEN THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS WILL PROVE TO HAVE BEEN CORRECT. CERTAIN IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE DEBTORS' EXPECTATIONS OR WHAT IS EXPRESSED, IMPLIED OR FORECASTED BY OR IN THE FORWARD-LOOKING STATEMENTS INCLUDE DEVELOPMENTS IN THE CHAPTER 11 CASES, THE DEBTORS' ABILITY TO SELL CERTAIN ASSETS AND CHANGES IN THE RESIDENTIAL CONSTRUCTION MARKET.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO THE HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN ENCOMPASS SERVICES CORPORATION OR ANY OF ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THE CHAPTER 11 CASES.

     UNLESS OTHERWISE DEFINED IN THE GLOSSARY, WHICH IS ATTACHED HERETO AS ANNEX I, OR ELSEWHERE IN THIS DISCLOSURE STATEMENT, CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.

     FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE FOLLOWING RULES OF INTERPRETATION SHALL APPLY: (I) WHENEVER THE WORDS "INCLUDE", "INCLUDES" OR "INCLUDING" ARE USED THEY SHALL BE DEEMED TO BE FOLLOWED BY THE WORDS "WITHOUT LIMITATION," (II) THE WORDS "HEREOF", "HEREIN", "HEREBY" AND "HEREUNDER" AND WORDS OF SIMILAR IMPORT SHALL REFER TO THIS DISCLOSURE STATEMENT AS A WHOLE AND NOT TO ANY PARTICULAR PROVISION, (III) SECTION AND EXHIBIT REFERENCES ARE TO THIS DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED, AND (IV) WITH RESPECT TO ANY DISTRIBUTION UNDER THE PLAN, "ON" A DATE MEANS ON OR AS SOON AS REASONABLY PRACTICABLE THEREAFTER.

                               TABLE OF CONTENTS

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I.     INTRODUCTION AND EXECUTIVE SUMMARY.......................................................................................1

       A.       General.........................................................................................................1

       B.       Summary of Classification and Treatment of Claims and Equity Interests Under the Plan...........................3

       C.       The Confirmation Hearing.......................................................................................11

       D.       Summary of Voting Procedures...................................................................................11

       E.       Recommendation.................................................................................................12

II.    GENERAL INFORMATION REGARDING THE DEBTORS...............................................................................12

       A.       Background.....................................................................................................12

       B.       Operating Structure............................................................................................13

       C.       Management and Employees.......................................................................................15

                1.       The Board of Directors................................................................................15

                2.       Executive Officers....................................................................................17

                3.       Employees.............................................................................................18

                4.       Benefits..............................................................................................19

       D.       Restructuring Professionals....................................................................................20

       E.       Capital Structure of Encompass as of the Petition Date.........................................................20

                1.       Equity................................................................................................20

                2.       Material Debt Obligations.............................................................................21

                3.       Litigation Claims.....................................................................................21

       F.       Events Leading to Chapter 11 Cases.............................................................................22

III.   EVENTS DURING THE CHAPTER 11 CASES......................................................................................24

       A.       First Day Orders...............................................................................................25

                1.       Designation as Complex Chapter 11 Cases...............................................................25

                2.       Joint Administration..................................................................................25

                3.       Interim Postpetition Financing........................................................................25

                4.       Cash Management System................................................................................25

                5.       Payment of Prepetition Employee Wages, Compensation and Employee Benefits.............................25

                6.       Honoring Prepetition Warranty Claims and Customer Programs............................................25

                7.       Adequate Assurance to Utility Companies...............................................................25

                8.       Payment of Prepetition Insurance Charges and Other Charges............................................26

                9.       Administrative Expense Status to Postpetition Undisputed Obligations..................................26

                10.      Authority to Pay Prepetition Claims of Critical Vendors...............................................26

                11.      Payment of Prepetition Sales and Use Taxes............................................................26
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                  12.      Retention of Professionals Utilized in Ordinary Course of Business....................................26

                  13.      Interim Compensation and Reimbursement of Expenses of Professionals...................................26

                  14.      Schedules and Statements of Financial Affairs.........................................................26

         B.       Retention of Professionals.....................................................................................27

         C.       Official Appointment of Statutory Creditors' Committee.........................................................27

         D.       Postpetition Financing.........................................................................................27

                  1.       DIP Facility..........................................................................................27

                  2.       Surety Agreements.....................................................................................27

                  3.       Post-Confirmation Funding.............................................................................28

         E.       Other Material Matters During the Chapter 11 Cases.............................................................28

                  1.       Key Employee Retention Program........................................................................28

                  2.       Incentive Collections Program.........................................................................29

                  3.       Pending Litigation and Automatic Stay.................................................................29

                  4.       Claims Process........................................................................................29

                  5.       Extension of Time to Assume or Reject Unexpired Leases................................................30

                  6.       Disposition of Executory Contracts....................................................................30

         F.       Asset Sales....................................................................................................30

         G.       Plan Formulation...............................................................................................33

IV.      SUMMARY OF THE PLAN.....................................................................................................34

         A.       Overall Structure of the Plan..................................................................................34

         B.       Acquisition of the Residential Debtors.........................................................................34

                  1.       The Proposed Sale Transaction.........................................................................34

                  2.       Approval of Sale......................................................................................34

                  3.       Sale Free and Clear...................................................................................35

         C.       Treatment of Unclassified Claims...............................................................................35

                  1.       Administrative Expense Claims.........................................................................35

                  2.       Priority Tax Claims...................................................................................35

         D.       Summary of Classes.............................................................................................35

         E.       Treatment of Classified Claims and Equity Interests............................................................36

                  1.       Class 1-- Other Priority Claims.......................................................................36

                  2.       Class 2-- Secured Tax Claims..........................................................................36
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                  3.       Class 3-- Other Secured Claims........................................................................36

                  4.       Class 4-- Existing Credit Agreement Claims............................................................37

                  5.       Class 5-- Surety Claims...............................................................................37

                  6.       Class 6-- Convenience Claims..........................................................................37

                  7.       Class 7-- General Unsecured Claims....................................................................38

                  8.       Class 8-- Litigation Claims...........................................................................38

                  9.       Class 9-- Existing Preferred Stock....................................................................38

                  10.      Class 10-- Existing Common Stock and Section 510(b) Claims............................................38

                  11.      Class 11-- Existing Other Equity Interests............................................................39

         F.       Means for Implementation of the Plan...........................................................................39

                  1.       Continued Corporate Existence of Debtors; Authorized Capital Stock....................................39

                  2.       Restructuring Transactions............................................................................39

                  3.       Treatment of Claims for Purposes of Voting, Confirmation and Distribution.............................39

                  4.       Corporate Action; Cancellation of Securities..........................................................40

                  5.       Directors and Executive Officers......................................................................40

                  6.       New Securities........................................................................................40

                  7.       New Credit Agreement..................................................................................41

                  8.       Revesting of Assets...................................................................................41

                  9.       Preservation of Rights of Action; Settlement of Litigation Claims.....................................41

                  10.      Effectuating Documents; Further Transactions..........................................................42

                  11.      Exemption from Certain Transfer Taxes.................................................................42

         G.       Provisions Governing Distributions.............................................................................42

                  1.       Obligations to Make Distributions.....................................................................42

                  2.       Postpetition Interest.................................................................................42

                  3.       Alternative Treatment.................................................................................42

                  4.       Method of Distributions Under the Plan................................................................42

                  5.       Unclaimed Distributions...............................................................................43

                  6.       Distributions Withheld for Disputed General Unsecured Claims..........................................43

                  7.       Distributions Upon Allowance of Disputed General Unsecured Claims.....................................43

                  8.       Litigation Claims.....................................................................................44

                  9.       Withholding and Reporting Requirements................................................................44
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                  10.      Setoff and Recoupment.................................................................................44

                  11.      Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests............44

                  12.      No Distribution Pending Allowance.....................................................................45

                  13.      Distributions After Allowance.........................................................................45

         H.       Treatment of Executory Contracts and Unexpired Leases..........................................................45

                  1.       Assumed Contracts and Leases of Residential Debtors...................................................45

                  2.       Rejected Contracts and Leases of Non-Residential Debtors..............................................45

                  3.       Right to Modify Schedules.............................................................................45

                  4.       Inclusiveness of Assumed Executory Contracts and Unexpired Leases.....................................45

                  5.       Insurance Policies....................................................................................46

                  6.       Cure of Defaults......................................................................................46

                  7.       Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected
                           Pursuant to the Plan..................................................................................46

         I.       Acceptance or Rejection of the Plan............................................................................46

                  1.       Classes Entitled To Vote..............................................................................46

                  2.       Acceptance by Impaired Classes........................................................................46

                  3.       Elimination of Classes................................................................................46

                  4.       Nonconsensual Confirmation............................................................................46

         J.       Provisions Governing the Disbursing Agent......................................................................47

                  1.       Appointment...........................................................................................47

                  2.       Powers and Duties.....................................................................................47

                  3.       Fees and Expenses.....................................................................................47

                  4.       Liability.............................................................................................47

                  5.       Duration of Existence.................................................................................47

         K.       Conditions Precedent to the Plan's Confirmation and Consummation...............................................48

                  1.       Conditions to Confirmation............................................................................48

                  2.       Conditions to Effective Date..........................................................................48

                  3.       Waiver of Conditions..................................................................................49

         L.       Modifications and Amendments; Withdrawal.......................................................................49

         M.       Retention of Jurisdiction......................................................................................50

         N.       Miscellaneous Provisions.......................................................................................51
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                                  (continued)

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               1.       Bar Dates for Certain Claims..........................................................................51

               2.       Payment of Statutory Fees.............................................................................51

               3.       Severability of Plan Provisions.......................................................................52

               4.       Successors and Assigns................................................................................52

               5.       Discharge of the Debtors and Injunction...............................................................52

               6.       Releases By the Debtors...............................................................................52

               7.       Other Releases........................................................................................53

               8.       Exculpation and Limitation of Liability...............................................................53

               9.       Term of Injunctions or Stays..........................................................................53

               10.      Binding Effect........................................................................................54

               11.      Revocation, Withdrawal, or Non-Consummation...........................................................54

               12.      Committees............................................................................................54

               13.      Plan Supplement.......................................................................................54

               14.      Indemnification Obligations...........................................................................54

               15.      Governing Law.........................................................................................54

               16.      Prepayment............................................................................................54

               17.      Section 1125(e) of the Bankruptcy Code................................................................55

V.    THE REORGANIZED DEBTORS.................................................................................................55

      A.       Reorganized Residential Debtors................................................................................55

               1.       Corporate and Capital Structure.......................................................................55

               2.       Directors and Executive Officers......................................................................56

               3.       Employees and Benefits................................................................................56

      B.       The Reorganized Non-Residential Debtors........................................................................57

               1.       Corporate and Capital Structure.......................................................................57

               2.       Directors and Executive Officers......................................................................57

               3.       Employees and Benefits................................................................................58

VI.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................................................................58

      A.       Introduction...................................................................................................58

      B.       Consequences to Holders of Claims or Equity Interests..........................................................59

               1.       Realization and Recognition of Gain or Loss in General................................................59
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                                        v

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                  2.       Holders of Allowed Administrative Expense Claims (Unclassified) and Allowed
                           Other Priority Claims (Class 1).......................................................................59

                  3.       Holders of Allowed Other Secured Claims (Class 3).....................................................59

                  4.       Holders of Allowed Existing Credit Agreement Claims (Class 4..........................................59

                  5.       Holders of Allowed Surety Claims (Class 5)............................................................60

                  6.       Holders of Allowed Convenience Claims (Class 6).......................................................60

                  7.       Holders of Allowed General Unsecured Claims (Class 7).................................................60

                  8.       Holders of Allowed Litigation Claims (Class 8)........................................................60

                  9.       Holders of Existing Preferred Stock (Class 9), Existing Common Stock and
                           Section 510(b) Claims (Class 10), and Existing Other Equity Interests (Class 11)......................61

                  10.      Allocation of Consideration to Interest...............................................................61

                  11.      Withholding...........................................................................................61

         C.       Consequences to Debtors or Reorganized Debtors.................................................................61

                  1.       Discharge-of-Indebtedness Income Generally............................................................61

                  2.       Attribute Reduction...................................................................................62

                  3.       Utilization of Net Operating Loss Carryovers..........................................................62

                  4.       Consolidated Return Items.............................................................................62

                  5.       Disposition of Assets; Alternative Minimum Tax........................................................62

VII.     CONFIRMATION OF THE PLAN................................................................................................63

         A.       Confirmation Hearing...........................................................................................63

         B.       Confirmation...................................................................................................63

                  1.       Acceptance............................................................................................63

                  2.       Unfair Discrimination and Fair and Equitable Tests....................................................63

                  3.       Feasibility of the Plan...............................................................................64

                  4.       Best Interests Test...................................................................................64

         C.       Liquidation Analysis...........................................................................................65

         D.       Valuation of the Reorganized Debtors...........................................................................66

VIII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...............................................................66

         A.       Alternative Plan(s)............................................................................................66

         B.       Liquidation under Chapter 7....................................................................................66

IX.      CERTAIN RISK FACTORS TO BE CONSIDERED...................................................................................67
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         A.       Bankruptcy Risks...............................................................................................67

         B.       Conditions Precedent to Consummation of the Plan...............................................................68

         C.       Asset Sales....................................................................................................68

         D.       Claims Estimations.............................................................................................68

         E.       Certain Tax Considerations.....................................................................................68

         F.       Inherent Uncertainty of Financial Projections..................................................................68

X.       VOTING PROCEDURES AND REQUIREMENTS......................................................................................69

         A.       Ballots and Voting Deadline....................................................................................69

         B.       Voting Procedures..............................................................................................69

         C.       Special Note for Holders of Senior Subordinated Notes..........................................................69

                  1.       Beneficial Owners.....................................................................................69

                  2.       Nominees..............................................................................................70

                  3.       Securities Clearing Agencies..........................................................................70

                  4.       Miscellaneous.........................................................................................71

         D.       Fiduciaries and other Representatives..........................................................................71

         E.       Parties Entitled to Vote.......................................................................................71

         F.       Agreements Upon Furnishing Ballots.............................................................................72

         G.       Waivers of Defects, Irregularities, Etc........................................................................72

         H.       Withdrawal of Ballots; Revocation..............................................................................72

         I.       Delivery of Extinguished Securities............................................................................73

         J.       Further Information; Additional Copies.........................................................................73

XI.      RECOMMENDATION AND CONCLUSION...........................................................................................74
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                                       vii

                              TABLE OF ATTACHMENTS

          ANNEX I        Glossary
          EXHIBIT A      The Plan
          EXHIBIT B-1    Encompass Services Corporation's Form 10-K for the year
                         ended December 31, 2001
          EXHIBIT B-2    Encompass Services Corporation's Form 10-K/A for the
                         year ended December 31, 2001, as filed on April 30,
                         2002
          EXHIBIT B-3    Encompass Services Corporation's Form 10-K/A for the
                         year ended December 31, 2001, as filed on July 1, 2002
          EXHIBIT B-4    Encompass Services Corporation's Form 10-Q for the
                         quarter ended September 30, 2002
          EXHIBIT C      Liquidation Analysis and Best Interests Test
          EXHIBIT D      Financial Projections
          EXHIBIT E      List of Subsidiaries

      DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF REORGANIZATION OF
         ENCOMPASS SERVICES CORPORATION AND ITS AFFILIATED DEBTORS UNDER
                        CHAPTER 11 OF THE BANKRUPTCY CODE

                     I. INTRODUCTION AND EXECUTIVE SUMMARY

A.    General

      The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Plan. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. All initially capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.

      On ________ __, 2003, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing information, in a kind and in sufficient detail, adequate to enable hypothetical, reasonable investors typical of the holders of Claims against and Equity Interests in the Debtors to make an informed judgment with respect to acceptance or rejection of the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits hereto and thereto.

      Pursuant to the provisions of the Bankruptcy Code, only classes of Claims or Equity Interests that are (i) "impaired" by the Plan and (ii) entitled to receive a distribution under the Plan are entitled to vote to accept or reject the Plan. In the Debtors' cases, only holders of Claims in Classes 4, 5, 6, 7 and 8 are entitled to vote on the Plan because only Classes 4, 5, 6, 7 and 8 are impaired by and entitled to receive a distribution under the Plan. Holders of Claims in Classes 1, 2 and 3, which are unimpaired by the Plan, are conclusively presumed to have accepted the Plan, and holders of Claims or Equity Interests in Classes 9, 10 and 11, which receive nothing under the Plan, are conclusively presumed to have rejected the Plan.

      Notwithstanding the foregoing, only holders of Allowed Claims in the voting Classes are entitled to vote on the Plan. A Claim that is unliquidated, contingent or disputed is not an Allowed Claim and is not entitled to vote unless and until the amount is estimated or determined, or the dispute is determined, resolved or adjudicated in the Bankruptcy Court or another court of competent jurisdiction, or pursuant to agreement with the Debtors. The holder of a Claim that is unliquidated, contingent or disputed may obtain an order of the Bankruptcy Court temporarily allowing the Claim for the purpose of voting on the Plan.

      The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article IV -- "SUMMARY OF THE PLAN."

      For purposes of voting, confirmation and distribution, the Plan is premised upon the consolidation of all of the Debtors. Entry of the Confirmation Order will constitute the approval, effective as of the Effective Date, of the consolidation of the Chapter 11 Cases of the Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution, but excluding the transactions contemplated by the Purchase Agreement. Pursuant to such order, (i) except for the Residential Debtors, each Debtor's assets and liabilities will be merged and pooled with the assets and liabilities of each of the other Debtors, (ii) no distributions will be made under the Plan on account of Intercompany Claims held by the Debtors, (iii) all guarantees of the Debtors of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint and several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors and (iv) each and every Claim filed or to be filed in the Chapter 11 Case of any Debtor will be deemed filed against the consolidated Debtors, and will be deemed one Claim against, and obligation of, the consolidated Debtors. Such substantive consolidation will not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) pre- and post-Petition Date guarantees that are required to be maintained in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have or will be assumed or pursuant to the Plan, or
(iii) any term or provision of the Purchase Agreement (including, without limitation, any provision thereof limiting the post-Effective Date liabilities of the Reorganized Residential Debtors).

      The Plan generally provides for the reorganization of the Debtors in two distinct groups: (i) the Reorganized Residential Debtors, as transferred and conveyed to the Buyer and (ii) the Reorganized Non-Residential Debtors, in respect of which Reorganized

Encompass will appoint, with the consent of the holders of Existing Credit Agreement Claims, the Disbursing Agent on the Effective Date. The Reorganized Non-Residential Debtors will consist of Reorganized Encompass and those Debtors whose assets have been largely sold prior to the Confirmation Date and who will generally cease operating their businesses on or before the Effective Date. The Reorganized Residential Debtors will consist of those Debtors who will generally continue operating their businesses on and after the Effective Date.

      On the Effective Date, all of Encompass's Existing Common Stock, Existing Preferred Stock, Existing Other Equity Interests, Senior Subordinated Notes and Junior Subordinated Notes will be cancelled and of no further force and effect and the obligations of the Debtors under such securities and under Encompass's certificate of incorporation, any agreements, indentures or certificates of designations governing such securities will be terminated and discharged (other than permitting an indenture trustee, agent or servicer to maintain any rights it may have for fees, costs and expenses under an applicable indenture or agreement).

      On the Effective Date, Reorganized Encompass will issue new shares of common stock to the Disbursing Agent and the Disbursing Agent shall hold such common stock in furtherance of its performance of its obligations in connection with its winding up of the businesses, assets, properties and affairs of the Non-Residential Debtors. Such shares of common stock of Reorganized Encompass will be held in trust by the Disbursing Agent for the benefit of holders of Claims against the Debtors.

      On the Effective Date, Reorganized Encompass will continue to own the outstanding Equity Interests in each of the other Reorganized Non-Residential Debtors. Upon Confirmation and consummation of the Plan, the Reorganized Non-Residential Debtors will continue to exist for the limited purpose of winding up their affairs and assisting the Disbursing Agent in effectuating the duties and obligations set forth in the Plan. The Disbursing Agent will be appointed, with the consent of the holders of Existing Credit Agreement Claims, by Reorganized Encompass on the Effective Date. The Disbursing Agent will have the rights and powers of a debtor-in-possession under section 1107 of the Bankruptcy Code and such other rights, powers and duties incident to causing the performance of the Debtors' and the Reorganized Debtors' obligations under the Plan, including, without limitation, the duty to assess the merits of Claims and object to those Claims that the Disbursing Agent determines to be, in whole or in part, without merit, to prosecute such objections and defend Claims and counterclaims asserted in connection therewith, to prosecute causes of action, to liquidate Estate assets, to wind up the businesses, assets, properties and affairs of the Non-Residential Debtors, to make distributions under the Plan and such other duties as are necessary to effectuate the provisions of the Plan. The Disbursing Agent will continue to exist until entry of a Final Order by the Bankruptcy Court closing the Chapter 11 Cases. As soon as practicable after the final distribution is made and all Cash has been distributed or paid, the Disbursing Agent will seek entry of a Final Order closing the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code.

      The property of each Non-Residential Debtor, together with any property of each Non-Residential Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Non-Residential Debtor on the Effective Date; provided, however, that the holders of the Existing Credit Agreement Claims will retain Liens on the property that revests and such property will be treated in accordance with the terms of the Plan. Following the Effective Date, the Reorganized Non-Residential Debtors will continue to exist until such time as they are dissolved under applicable law. The Reorganized Non-Residential Debtors will not engage in any new business or incur new liabilities, except as is necessary to assist the Disbursing Agent in effectuating the duties and obligations set forth in the Plan.

      As of the Effective Date, pursuant to the Plan and the Purchase Agreement, the equity interests of each Reorganized Residential Debtor will be transferred and conveyed to the Buyer, and, in exchange therefor, the Buyer will pay the Purchase Price in accordance with the terms of the Purchase Agreement. The Buyer shall be an entity (for purposes hereof, "Newco Holding LLC") formed by by Wellspring and the Management Group for the purpose of acquiring, directly or indirectly, all of the equity interests of the Reorganized Residential Debtors pursuant to the Purchase Agreement. The Purchase Price will comprise a portion of the Asset Sale Proceeds and will be distributed in accordance with the terms of the Plan. Confirmation of the Plan by the Bankruptcy Court will constitute approval of the proposed sale of the Reorganized Residential Debtors' Common Stock to the Buyer and, on and after the Effective Date, the Reorganized Residential Debtors' Common Stock and all assets of the Reorganized Residential Debtors, other than as specifically set forth in the Purchase Agreement, will be purchased by and vested in the Buyer free and clear of all Claims, Equity Interests, Liens, charges, encumbrances and all other rights arising on or before the Effective Date. The issuance, grant and reservation of the Reorganized Residential Debtors' Common Stock authorized under the Plan will not require any further act or action by or among other Persons, any shareholders or creditors of Encompass, under applicable law, regulation, order or rule.

      On or after the Effective Date, Newco Holding LLC and/or one or more of the Reorganized Residential Debtors may enter into such other or further debt or equity financings as they deem necessary or appropriate for the Reorganized Residential Debtors' working capital and other general operating needs.

      Notwithstanding anything in the Plan to the contrary, the property of each Residential Debtor's Estate, together with any property of each Residential Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Reorganized Residential Debtor on the Effective Date and the Reorganized Residential Debtors' Common Stock will be sold to Newco Holding LLC pursuant to the Purchase Agreement. Thereafter, the Reorganized Residential Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Residential Debtors, including the Reorganized Residential Debtors' Common Stock held by Newco Holding LLC, will be free and clear of all Claims, encumbrances, Equity Interests, charges and Liens except as specifically provided in the Purchase Agreement.

      This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, their need to seek chapter 11 protection, significant events that have occurred during the Chapter 11 Cases and the anticipated organization of the Reorganized Debtors upon emergence from chapter 11. This Disclosure Statement also describes terms and provisions of the Plan, certain effects of Confirmation of the Plan, certain risk factors associated with the Plan, the manner in which distributions will be made under the Plan and the Confirmation process and voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

B. Summary of Classification and Treatment of Claims and Equity Interests Under the Plan

      Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes. Certain Claims, including Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Secured Tax Claims will receive payment in full in Cash on the Initial Distribution Date or as soon thereafter as reasonably practicable, as such Claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. All other Allowed Claims and Equity Interests will receive the distributions and recoveries (if any) described in the table below.

      The table below summarizes the classification and treatment of the prepetition Claims and Equity Interests under the Plan.

      The amount of non-ordinary course Administrative Expense Claims that will be outstanding and remaining to be paid on or after the Effective Date (including professional fees which will be paid, in part, during the Chapter 11 Cases pursuant to Bankruptcy Court orders, but excluding normal postpetition trade payables) is estimated to be $[___] million.

      For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors have not yet reviewed and analyzed all Proofs of Claim filed in the Chapter 11 Cases. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records and certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed and/or unliquidated. With respect to Classes 5, 6, 7 and 8, if the aggregate amount of Surety Claims, Convenience Claims, General Unsecured Claims and/or Litigation Claims that are ultimately Allowed exceeds the Debtors' estimate, the estimated percentage recovery set forth below for holders of Claims in Classes 5, 6, 7 and 8 would be reduced. Accordingly, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table for Classes 5, 6, 7 and 8 will actually be realized by the holders of Allowed Claims in those Classes.

      The Plan assumes a range of after-tax net proceeds from the Buyer's investment in the Reorganized Residential Debtors and the divestiture of the Reorganized Non-Residential Debtors of between $[_____] million and $[________] million, with a midpoint of $[________]. [The foregoing valuations and the estimated percentage recoveries set forth in the table below are based on numerous assumptions as discussed in Section VII.D-- "CONFIRMATION OF THE PLAN -- VALUATION OF THE REORGANIZED DEBTORS".]

      The following tabular summary of classifications and treatments of Claims and Equity Interests under the Plan is qualified in its entirety by reference to the provisions of the Plan.

             ----------------------------------------------------------------------------------------------------

                   Class Description                       Treatment Under the Plan                    Recovery %
             -----------------------------    ----------------------------------------------------     ----------
             Administrative Expense Claims    On the latest of (i) the Effective Date, (ii) the           100%
                                              date on which its Administrative Expense Claim
                                              becomes an Allowed Administrative Expense Claim, and
                                              (iii) the date on which its Administrative Expense
                                              Claim becomes payable under any agreement relating
                                              thereto, or, in each case, as soon as practicable
                                              thereafter, each holder of an Allowed Administrative
                                              Expense Claim will receive in full satisfaction,
                                              settlement, release and discharge of and in exchange
                                              for such Allowed Administrative Expense Claim, Cash
                                              equal to the unpaid portion of its Allowed
                                              Administrative Expense Claim. Notwithstanding the
                                              foregoing, (a) any Allowed Administrative Expense
                                              Claim based on a liability incurred by the Debtors in
                                              the ordinary course of business during the Chapter 11
                                              Cases will be paid in the ordinary course of
                                              business, in accordance with the terms and conditions
                                              of any agreement relating thereto and (b) any Allowed
                                              Administrative Expense Claim may be paid on such
                                              other terms as may be agreed on between the holder of
                                              such Claim and the Debtors.

                                              Pursuant to section 1123(a)(1) of the Bankruptcy
                                              Code, holders of Administrative Expense Claims are
                                              not entitled to vote.

             ----------------------------------------------------------------------------------------------------------

                  Class Description                         Treatment Under the Plan                      Recovery %
             -------------------------        ----------------------------------------------------     ----------------
               Priority Tax Claims            On the later of (i) the Effective Date and (ii) the            100%
                                              date such Priority Tax Claim becomes an Allowed
                                              Priority Tax Claim, or, in each case, as soon as
                                              practicable thereafter, each holder of an Allowed
                                              Priority Tax Claim will receive in full satisfaction,
                                              settlement, release and discharge of and in exchange
                                              for such Allowed Priority Tax Claim, in the sole
                                              discretion of the Debtors or the Reorganized Debtors,
                                              (a) Cash in an amount equal to such Allowed Priority
                                              Tax Claim, (b) deferred Cash payments over a period
                                              not exceeding six years after the date of assessment
                                              of such Allowed Priority Tax Claim, of a value, as of
                                              the Effective Date, equal to such Allowed Priority
                                              Tax Claim, or (c) such other treatment as to which
                                              the Debtors or the Reorganized Debtors and such
                                              holder will have agreed upon in writing; provided,
                                              however, that no holder of an Allowed Priority Tax
                                              Claim will be entitled to any payments on account of
                                              any pre-Effective Date interest accrued on or penalty
                                              arising after the Petition Date with respect to or in
                                              connection with such Allowed Priority Tax Claim.

                                              Pursuant to section 1123(a)(1) of the Bankruptcy
                                              Code, holders of Priority Tax Claims are not entitled
                                              to vote.

             ----------------------------------------------------------------------------------------------------------

                 Class Description                          Treatment Under the Plan                       Recovery %
             -------------------------        ----------------------------------------------------     ----------------
               Class 1                        On the later of (i) the Effective Date and (ii) the            100%
                                              date on which its Other Priority Claim becomes an
               Other Priority Claims          Allowed Other Priority Claim, or, in each case, as
                                              soon as practicable thereafter, each holder of an
                                              Allowed Other Priority Claim will receive, in full
                                              satisfaction, settlement, release, and discharge of
                                              and in exchange for such Allowed Other Priority
                                              Claim, Cash equal to the full amount of its Allowed
                                              Other Priority Claim.

                                              Holders of Other Priority Claims are unimpaired, are
                                              deemed to have accepted the Plan, and are not
                                              entitled to vote.

             ----------------------------------------------------------------------------------------------------------


                  Class Description                         Treatment Under the Plan                      Recovery %
             -------------------------        ----------------------------------------------------     ----------------
               Class 2                        Except to the extent that a holder of an Allowed
                                              Secured Tax Claim has been paid by the Debtors prior
               Secured Tax Claims             to the Effective Date or agrees to a different
                                              treatment, each holder of an Allowed Secured Tax
                                              Claim will receive, at the sole option of the
                                              Reorganized Debtors, (i) Cash in the amount of such
                                              Allowed Secured Tax Claim, including any interest
                                              required by section 506(b) of the Bankruptcy Code, on
                                              the later of the Effective Date or the date on which
                                              such Allowed Secured Tax Claim becomes an Allowed
                                              Secured Tax Claim, or, in each case, as soon
                                              thereafter as is practicable, or (ii) equal annual
                                              Cash payments in an aggregate amount equal to such
                                              Allowed Secured Tax Claim, together with interest at
                                              a fixed annual rate equal to 6.0% over a period
                                              through the sixth anniversary of the date of
                                              assessment of such Allowed Secured Tax Claim, or upon
                                              such other terms determined by the Bankruptcy Court
                                              to provide the holder of such Allowed Secured Tax
                                              Claim deferred Cash payments having a value, as of
                                              the Effective Date, equal to such Allowed Secured Tax
                                              Claim.

                                              Holders of Other Secured Claims are unimpaired, are
                                              deemed to have accepted the Plan, and are not
                                              entitled to vote.

             ----------------------------------------------------------------------------------------------------------


                  Class Description                        Treatment Under the Plan                       Recovery %
             -------------------------        ----------------------------------------------------     ----------------
             Class 3                          Except to the extent that a holder of an Allowed               100%
                                              Other Secured Claim agrees to a different treatment,
             Other Secured Claims             at the sole option of the Debtors or the Reorganized
                                              Debtors, (i) each Allowed Other Secured Claim will be
                                              reinstated and rendered unimpaired pursuant to
                                              section 1124 of the Bankruptcy Code, notwithstanding
                                              any contractual provision or applicable nonbankruptcy
                                              law that entitles the holder of an Allowed Other
                                              Secured Claim to demand or receive payment prior to
                                              the stated maturity of such Allowed Other Secured
                                              Claim from and after the occurrence of a default;
                                              (ii) each holder of an Allowed Other Secured Claim
                                              will receive Cash in an amount equal to such Allowed
                                              Other Secured Claim, including any interest on such
                                              Allowed Other Secured Claim required to be paid
                                              pursuant to section 506(b) of the Bankruptcy Code, on
                                              the later of the Effective Date and the date such
                                              Allowed Other Secured Claim becomes an Allowed Other
                                              Secured Claim or, in each case, as soon thereafter as
                                              is practicable, or (iii) the holder of an Allowed
                                              Other Secured Claim will receive possession of the
                                              Collateral securing its Allowed Other Secured Claim
                                              in full and complete satisfaction of such Allowed
                                              Other Secured Claim on the later of the Effective
                                              Date and the date such Allowed Other Secured Claim
                                              becomes an Allowed Other Secured Claim or, in each
                                              case, as soon thereafter as is practicable.

                                              Each holder of an Allowed Other Secured Claim
                                              receiving the treatment specified in clause (ii) or
                                              (iii) of the preceding paragraph will have a
                                              Deficiency Claim to the extent the value of the
                                              Collateral securing its Allowed Other Secured Claim
                                              is less than amount of its Allowed Other Secured
                                              Claim.

                                              Holders of Other Secured Claims are unimpaired, are
                                              deemed to have accepted the Plan, and are not
                                              entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 4                    On the later of (i) the Effective Date and (ii) the       [_____%]
                           date on which its Existing Credit Agreement Claim
Existing Credit            becomes an Allowed Existing Credit Agreement Claim,
Agreement Claims           or, in each case, as soon as practicable thereafter,
                           each holder of an Allowed Existing Credit Agreement
Estimated Amount:          Claim will receive, in full satisfaction,
$[578.4] million           settlement, release and discharge of and in exchange
                           for such Allowed Existing Credit Agreement Claim a
Estimated Issued and       Pro Rata share of (i) the Asset Sale Proceeds, (ii)
Undrawn Letters of         the proceeds of all Postpetition Collateral and
Credit:                    (iii) the proceeds of the Prepetition Collateral,
$[22.6] million            including the proceeds of the Prepetition Collateral
                           that are collected after the Confirmation Date.

                           Each holder of an Allowed Existing Credit Agreement
                           Claim receiving the treatment specified in the preceding paragraph will have a Deficiency Claim to the extent the value of the Collateral securing its Allowed Existing Credit Agreement Claim is less than the amount of its Allowed Existing Credit Agreement
                           Claim.

                           Holders of Existing Credit Agreement Claims are
                           Impaired and entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 5                    Except to the extent that the holder of an Allowed        [_____%]
                           Surety Claim has been paid by the Debtors prior to
Surety Claims              the Effective Date, the holder of an Allowed Surety
                           Claim will receive on account of such holder's
Estimated Amount:          Allowed Surety Claim and in full satisfaction,
$[__________]              settlement, release and discharge of and in exchange
                           for such Allowed Surety Claim all equitable
                           subrogation and other legal and equitable rights
                           against the Debtors, the Reorganized Debtors and the
                           Bonded Collateral arising under the Surety
                           Agreements, the Bonded Contracts and applicable law;
                           provided, however, that except for cross-indemnity
                           obligations arising under a Bond under which a
                           Residential Debtor is the principal and primary
                           indemnitor, the Residential Debtors will be released
                           from all Bonded Obligations, including all Claims
                           related to cross-indemnities.

                           Holders of Surety Claims are Impaired and entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 6                    Except to the extent that the holder of an Allowed        [_____%]
                           Convenience Claim has been paid by the Debtors prior
Convenience Claims         to the Effective Date pursuant to the Critical
                           Vendor Order or otherwise or such holder agrees to a
Estimated Amount:          different treatment, the holder of an Allowed
$[__________]              Convenience Claim will receive on account of such
                           holder's Allowed Convenience Claim and in full
                           satisfaction, settlement, release and discharge of
                           and in exchange for such Allowed Convenience Claim
                           the lesser of (i) one-half of such holder's Allowed
                           Convenience Claim and (ii) a Pro Rata share of the
                           Convenience Class Distribution.

                           Holders of Convenience Claims are Impaired and entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 7                    Except to the extent that the holder of an Allowed        [_____%]
                           General Unsecured Claim has been paid by the Debtors
General Unsecured          prior to the Effective Date pursuant to the Critical
Claims                     Vendor Order or otherwise or such holder agrees to a
                           different treatment, the holder of an Allowed
Estimated Amount:          General Unsecured Claim will receive on account of
$[__________]              such holder's Allowed General Unsecured Claim and in
                           full satisfaction, settlement, release and discharge
                           of and in exchange for such Allowed General
                           Unsecured Claim such holder's Pro Rata share of the
                           Class 7 Distribution; provided, however, that the
                           Pro Rata share of the Class 7 Distribution allocated
                           to the holders of Allowed Junior Subordinated Note
                           Claims and Allowed Senior Subordinated Note Claims
                           will, prior to the distribution of any such
                           property, be reallocated and distributed Pro Rata to
                           the Senior Lenders holding Allowed General Unsecured
                           Claims.

                           Holders of General Unsecured Claims are Impaired and entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 8                    If and when a Litigation Claim becomes an Allowed         [_____%]
                           Litigation Claim, proceeds from any Insurance Policy
Litigation Claims          which become payable as a consequence of such
                           allowance will be disbursed by the insurer which is
                           obligated to pay such insurance proceeds to the
                           holder of such Allowed Litigation Claim. If the
                           proceeds of an Insurance Policy become payable as a
                           consequence of the allowance of a Litigation Claim,
                           and the Insurance Policy (or Insurance Policies)
                           providing coverage for the Allowed Litigation Claim
                           contains a retention (deductible) that has not been
                           paid by the Debtors on or before the Effective Date,
                           then, and in such event, (i) the amount of Insurance
                           Policy proceeds payable by an insurer to the holder
                           of the Allowed Litigation Claim will be reduced by
                           the amount of the unpaid retention and (ii) the
                           holder of the Allowed Litigation Claim will hold an
                           Allowed General Unsecured Claim in the amount of
                           such unpaid retention. Notwithstanding any provision
                           in the Plan to the contrary, if it is determined
                           that all or any portion of an Allowed Litigation
                           Claim is not an Allowed Insured Claim, then the
                           holder of such Allowed Litigation Claim will hold an
                           Allowed General Unsecured Claim for that portion of
                           the Allowed Litigation Claim which is not an Allowed
                           Insured Claim.

                           Holders of Litigation Claims are Impaired and entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 9                    On the Effective Date, all Existing Preferred Stock          0%
                           and the accrued and unpaid dividends thereon will be
Existing Preferred Stock   cancelled, and the holders of Existing Preferred
                           Stock will not receive or retain any property on
                           account of their Existing Preferred Stock.

                           Holders of Existing Preferred Stock are Impaired, are deemed to have rejected the Plan, and are not entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 10                   On the Effective Date, all Existing Common Stock             0%
                           will be cancelled, and the holders of Existing
Existing Common Stock      Common and Stock and Section 510(b) Claims will not
and Section 510(b)         receive or retain any property on account of their
Claims                     Existing Common Stock and/or Section 510(b) Claims.

                           Holders of Existing Common Stock and Section 510(b)
                           Claims against the Debtors are Impaired, are deemed to have rejected the Plan, and are not entitled to vote.

-------------------------------------------------------------------------------------------------


    Class Description                   Treatment Under the Plan                    Recovery %
-------------------------  ----------------------------------------------------  ----------------
Class 11                   On the Effective Date, all Existing Other Equity             0%
                           Interests will be cancelled, and the holders of
Existing Other             Existing Other Equity Interests will not receive or
Equity Interests           retain any property on account of their Existing
                           Other Equity Interests.

                           Holders of Existing Other Equity Interests are
                           Impaired, are deemed to have rejected the Plan, and are not entitled to vote.

C. The Confirmation Hearing

     Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on May 21, 2003 at __:__ _.m., Central time, before the Honorable William R. Greendyke, United States Bankruptcy Judge, at the Bankruptcy Court. The Bankruptcy Court has directed that objections, if any, to Confirmation of the Plan be served and filed so that they are received on or before May 15, 2003 at __:__ _.m., Central Time, in the manner described below in Article VII -- "CONFIRMATION OF THE PLAN." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

     To become effective, the Plan must be accepted by the holders of certain classes of Claims, and it must be confirmed by order of the Bankruptcy Court. Under the Bankruptcy Code, a class of Claims has accepted a plan of reorganization if the holders of at least two-thirds in amount, and more than one-half in number, of the Claims of that class actually voting have voted to accept such plan. For a more detailed discussion of acceptance and confirmation of the Plan, see Article VII -- "CONFIRMATION OF THE PLAN" and Article X -- "VOTING PROCEDURES AND REQUIREMENTS."

D. Summary of Voting Procedures

     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and are entitled to vote Claims in more than one Class, you will receive separate Ballots that must be used for each separate Class of Claims.

     IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AND RECEIVED NO LATER THAN __:__ P.M., EASTERN TIME, ON ______ __, 2003. BALLOTS THAT ARE RECEIVED BUT DO NOT CONTAIN AN ORIGINAL SIGNATURE WILL NOT BE COUNTED. BALLOTS THAT CONTAIN AN ORIGINAL SIGNATURE BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE COUNTED AS AN ACCEPTANCE.

     If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning this Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact the Solicitation Agent at [Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022,
Telephone: (877) 750-2689 (Banks and Brokers call (212) 750-5833)]. For further information on voting procedures, see Article X -- "VOTING PROCEDURES AND REQUIREMENTS."

E. Recommendation

     In light of the benefits to be attained by the holders of Eligible Claims pursuant to the transactions contemplated by the Plan, the Debtors recommend that such holders of Eligible Claims vote to accept the Plan. The Debtors have reached this decision after considering the alternatives to the Plan that are available to the Debtors and the likely effect on the Debtors' business operations, creditors and shareholders of such alternatives. These alternatives include liquidation under chapter 7 of the Bankruptcy Code. The Debtors' boards of directors determined, after consulting with financial and legal advisors, that the Plan would result in a distribution of greater values to creditors and shareholders than would a liquidation under chapter 7. For a comparison of estimated distributions under chapter 7 of the Bankruptcy Code and under the Plan, see Sections VIII.B.4 and VIII.C -- "CONFIRMATION OF THE PLAN -- BEST INTERESTS TEST" AND " -- LIQUIDATION ANALYSIS." For these reasons, the Debtors' urge all holders of Eligible Claims to accept and support the Plan.

                II.     GENERAL INFORMATION REGARDING THE DEBTORS

A. Background

     As of the Petition Date, Encompass, a Texas corporation formed in 1997, was one of the largest providers of facilities systems and solutions in the United States. With revenues of approximately $3.8 billion in 2001 and revenues in excess of $1.75 billion in 2002, Encompass provides electrical and mechanical services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Prior to the commencement of the Chapter 11 Cases, Encompass had operations, through its subsidiary business units, in over 200 locations, serving customers in all 50 states and in each of the 100 largest cities in the United States. Encompass, through its Subsidiaries, provided services at such time primarily through three operating business segments: (i) Commercial/Industrial Services, (ii) Residential Services and (iii) Cleaning Systems.

     Encompass was originally founded as Group Maintenance America Corp. On February 22, 2000, Building One Services Corporation merged with and into Group Maintenance America Corp. and the merged company then changed its name to Encompass Services Corporation. The merger with Building One Services Corporation was accounted for as a "reverse acquisition" under generally accepted accounting principles. Accordingly, the financial statements and other information provided herewith for periods prior to the merger reflect the historical results of Building One Services Corporation rather than Encompass as a stand-alone entity.

     Encompass's executive offices are located in leased office space at 3 Greenway Plaza, Suite 2000, Houston, Texas 77046. As of the date hereof, Encompass conducts its business from approximately 50 facilities, substantially all of which are leased under agreements with remaining terms up to 14 years from the date hereof. The number of facilities from which Encompass conducts its business continues to decrease during the pendancy of the Chapter 11 Cases.

     Encompass conducts it business operations through its Subsidiaries, all of which are directly or indirectly wholly owned by Encompass. Encompass and each of the Subsidiaries keep their books and records and accounts based on annual accounting periods ending on December 31 of each year. Accordingly, all references in this Disclosure Statement to a particular fiscal year refer to the 12-month period ending on December 31 of that year.

     Additional information concerning the Debtors and their financial condition and results of operations on a consolidated basis, including information relating to critical accounting policies of the Debtors, is set forth in the Debtors' recent periodic Securities and Exchange Commission filings attached hereto as Exhibits B-1, B-2, B-3 and B-4. Nevertheless, such information about the Debtors' financial condition and results of operations is unreliable as an indication of current and future prospects in many important respects because such information does not include periods in which the Debtors have been operating during the pendency of the Chapter 11 Cases. Such information is helpful, however, to indicate the correlation between the historical results of operation between the Residential Debtors and Non-Residential Debtors.

B. Operating Structure

     As of the Petition Date, Encompass had three reportable segments: (i) Commercial/Industrial Services, (ii) Residential Services and (iii) Cleaning Systems. During the Chapter 11 Cases, Encompass divested itself of the Cleaning Systems group. The Cleaning Systems group was engaged in the provision of a wide variety of facility cleaning and maintenance management services nationwide.

     Encompass's remaining reportable segments are strategic business units that generally offer products and services to distinct customer groups. They are managed separately because each segment requires different operating and marketing strategies.

     The Commercial/Industrial Services group, which comprises the Non-Residential Debtors and is an aggregation of six operating segments organized geographically, provides installation, maintenance and repair services to the electrical, heating, ventilation and air conditioning ("HVAC"), plumbing, control and monitoring and process piping systems of commercial and industrial facilities. Prior to the Petition Date, the Commercial/Industrial Services group accounted for approximately 80% of Encompass revenues.

     As part of the reorganization of the Debtors, the Plan contemplates the sale of all or substantially all of the assets relating to the Commercial/Industrial Services group and the winding up of the Commercial/Industrial Services group as operated by Encompass.

     The Plan contemplates the Buyer's acquisition of each operating entity of the Residential Services group, the Residential Debtors, under the terms of the Purchase Agreement. The Residential Services group provides mechanical, plumbing and other contracting services primarily in single family and low-rise multifamily housing units and small commercial buildings. The Residential Services group's services includes both maintenance, repair and replacement work and work relating to new construction. In 2002, work relating to new construction represented approximately 80% of the Residential Services group's revenues.

     The following table sets forth in a comparative format certain financial information and results of operations for each of the three reportable segments as of September 30, 2002 (compared against information and results as of September 30, 2001) and sets forth additional information to show the relationship of such information and results for the applicable reportable segment to the information and results of Encompass as a whole.

                                                              (Unaudited)

                                                 Commercial/         Residential         Cleaning
                                             Industrial Services       Services           Systems       Corporate          Total
                                             --------------------    ------------      -------------   -----------     ------------
                                                                                      (in thousands)
THREE MONTHS ENDED SEPTEMBER 30, 2002:
     Total revenues ........................    $      679,605       $     87,386      $      71,612   $        --     $    838,603
     Operating costs .......................           678,961             78,401             69,761         5,018          832,141
                                                --------------       ------------      -------------   -----------     ------------

     Segment operating earnings ............    $          644       $      8,985      $       1,851   $    (5,018)           6,462
                                                ==============       ============      =============   ===========

     Goodwill impairment ...................                                                                                690,853
     Restructuring and other charges .......                                                                                  8,701
                                                                                                                       ------------

     Operating loss ........................                                                                           $   (693,092)
                                                                                                                       ============

     Capital expenditures ..................    $        1,039       $        106      $         689   $       609     $      2,443
     Depreciation and amortization .........             5,402                503              2,002         1,463            9,370

THREE MONTHS ENDED SEPTEMBER 30, 2001:
     Total revenues ........................    $      749,252       $     85,457      $      77,609   $        --     $    912,318
     Operating costs .......................           748,140             77,706             72,909   $     1,513     $    900,268
                                                --------------       ------------      -------------   -----------     ------------

     Segment operating earnings ............    $        1,112       $      7,751      $       4,700   $    (1,513)          12,050
                                                ==============       ============      =============   ===========

     Amortization of goodwill ..............                                                                                  8,985
                                                                                                                       ------------

     Operating income ......................                                                                           $      3,065
                                                                                                                       ============

     Capital expenditures ..................    $        4,629       $      1,956      $       6,024   $     3,041     $     15,650
     Depreciation and other amortization ...             6,056                568              1,293           901            8,818

NINE MONTHS ENDED SEPTEMBER 30, 2002:
     Total revenues ........................    $    2,083,820       $    250,352      $     220,315   $        --     $  2,554,487
     Operating costs .......................         2,061,102            225,710            220,577         8,728        2,516,117
                                                --------------       ------------      -------------   -----------     ------------

     Segment operating earnings ............    $       22,718       $     24,642      $        (262)  $    (8,728)          38,370
                                                ==============       ============      ==============  ===========

     Goodwill impairment ...................                                                                                690,853
     Restructuring and other charges .......                                                                                  8,701
                                                                                                                       ------------

     Operating loss ........................                                                                           $   (661,184)
                                                                                                                       ============

     Capital expenditures ..................    $        2,879       $      2,947      $       3,243   $     1,169     $     10,238
     Depreciation and amortization .........            17,167              1,607              4,923         4,320           28,017

NINE MONTHS ENDED SEPTEMBER 30, 2001:
     Total revenues ........................    $    2,419,505       $    246,826      $     216,485   $        --     $  2,882,816
     Operating costs .......................         2,318,644            224,699            204,618         8,378        2,756,339
                                                --------------       ------------      -------------   -----------     ------------

     Segment operating earnings ............    $      100,861       $     22,127      $      11,867   $    (8,378)         126,477
                                                ==============       ============      =============   ===========

     Amortization of goodwill ..............                                                                                 26,976
                                                                                                                       ------------

     Operating income ......................                                                                           $     99,501
                                                                                                                       ============

     Capital expenditures ..................    $       16,576       $      2,755      $       8,273   $     4,325     $     31,929
     Depreciation and other amortization ...            18,326              1,734              3,714         2,282           26,056

TOTAL ASSETS:
As of September 30, 2002 ...................    $      791,376       $    148,626      $      53,711   $   240,421     $  1,234,134
As of December 31, 2001 ....................         1,980,868            148,394            148,740       123,324        2,401,326

C.  Management and Employees

1.  The Board of Directors

     The board of directors of Encompass oversees Encompass's management, reviews its long-term strategic plans and exercises direct decision making authority in key areas. As of the date hereof, the following individuals comprise the board of directors.

     Michael F. Gries. Mr. Gries, age 48, has been a director and Chairman of the board of directors of Encompass since 2002. He was appointed the Chief Restructuring Officer of Encompass in October 2002. He is the one of the founders of the financial advisory firm of Conway, Del Genio, Gries & Co., LLC and has, for over 20 years, specialized in providing business and financial advice to companies, investors and other parties in both distressed and turnaround situations in diverse domestic and international businesses, including in industries such as heavy industrial products, light manufacturing, construction, retail, advertising, newspaper publishing and broadcasting.

     Andrew Africk. Mr. Africk, age 36, became a director of Encompass upon the merger of Building One Services Corporation into Encompass on February 22, 2000. He was previously a director of Building One Services Corporation from April 1999 until February 2000. Mr. Africk has been a principal of Apollo Advisors, L.P. for more than five years and of Lion Advisors, L.P., a financial advisor to, and representative of, institutional investors with respect to securities investments. Mr. Africk is also a director of Rare Medium Group, Inc. and several private venture companies.

     Jonathan P. Carroll. Mr. Carroll, age 41, has been a director of Encompass since 2002. He is a private investor and also currently serves as the Chairman of the Stanford University Athletics Board. Until November 1995, Mr. Carroll was President of ENSERCH Energy Services. He joined ENSERCH Energy Services as part of its acquisition of DGS Corp., of which he was Chairman of the Board, Chief Executive Officer, President and majority owner. Mr. Carroll had acquired DGS Corp. in February 1991.

     Vincent W. Eades. Mr. Eades, age 43, became a director of Encompass upon the merger of Building One Services Corporation into Encompass on February 22, 2000. He was previously a director of Building One Services Corporation from November 1997 until February 2000. Since January 2002, Mr. Eades has served as President of Miline USA, L.L.C., an importer of leather apparel for motorcycle enthusiasts. Previously, between May 1998 and October 2002, Mr. Eades served as the Chairman and Chief Executive Officer of Powerride Motorsports, Inc., a consolidator of the motorcycle and leisure sports dealership industry. Between May 1995 and May 1998, he served as the Senior Vice President of sales and marketing for Starbucks Coffee Co., Inc. From November 1985 through May 1995, Mr. Eades was employed by Hallmark Cards, Inc., most recently as a general manager.

     Donald L. Luke. Mr. Luke, age 66, has been a director of Encompass since 1997. He has served as Chairman of the Board of American Fire Protection Group, Inc., a fire protection and life safety corporation, since December 2001 and as Chief Executive Officer since November 2000. He previously served as Executive Vice President and Chief Operating Officer of Encompass from March 2000 to August 2000. From August 1997 until the merger of Building One Services Corporation into Encompass in February 2000, he served as President and Chief Operating Officer of Encompass. Mr. Luke is also a director of MicroPower Electronics, Inc.

     J. Patrick Millinor. Mr. Millinor, age 57, has been a director of Encompass since 1997. He served as the Chairman of the board of directors of Encompass from February 2000 until November 2002. He previously served as Chief Executive Officer of Encompass from October 1996 to February 2000 and also served as President from April 1997 until June 1997. He currently also serves as a director of Agennix Incorporated and ADViSYS, Inc.

     Lucian L. Morrison. Mr. Morrison, age 66, has been a director of Encompass since 1997. He has been engaged as a trustee and consultant with respect to trust, estate, probate and qualified plan matters since 1992. From 1990 through 1992, he served as Chief Fiduciary Officer of Northern Trust Bank of Texas and from 1979 until 1990 he served as Chief Executive Officer of Heritage Trust Company.

     William M. Mounger II. Mr. Mounger, age 46, has been a director of Encompass since 2000. He currently serves as Chairman of the Board, President and Chief Operating Officer of Genesis Resources LLC and Chairman of the Board, President and Chief Executive Officer of Tristar Technologies, LLC. He previously served as Chairman of the Board of TeleCorp PCS, Inc. from November 2000 until it was acquired by ATT Wireless Services, Inc. in February 2002. Mr. Mounger co-founded and served as Chief Executive Officer and Chairman of the Board of Tritel, Inc. from January 1999 to November 2000. He also co-founded and served as

Chief Executive Officer and Chairman of the Board of Mercury Communications Company from June 1990 to January 1999. Mr. Mounger also serves as a director on the Mississippi Advisory Board of AmSouth Bank.

     John M. Sullivan. Mr. Sullivan, age 66, has been a director of Encompass since 1997. He has been President of Beta Consulting, Inc., which provides management services for family enterprises, since 1994. From 1992 through 1994, he was an International Tax Director for General Motors Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently also serves as a director of Atlantic Coast Airlines Holdings, Inc.

     The directors of Encompass are elected annually. For so long as Apollo Management IV, L.P. and certain of its affiliates hold, in the aggregate, Existing Common Stock and any security representing the right to receive Existing Common Stock ("common stock equivalents") equal to a specified percentage of the number of shares of Existing Common Stock issuable upon conversion of all shares of the Existing Preferred Stock, the holders of the Existing Preferred Stock are entitled to elect a portion of the board of directors of Encompass. Thus, the number of directors the holders of Existing Preferred Stock may elect decreases as Apollo's ownership of common stock equivalents decreases, and once a decrease has occurred the number of directors the holders of Existing Preferred Stock may elect shall not thereafter increase notwithstanding any subsequent increase in Apollo's ownership of common stock equivalents. Apollo sold approximately 90% of its of Existing Preferred Stock pursuant to a privately negotiated transaction on December 19, 2002, and thereby decreased its ownership of common stock equivalents to a level representing the right to receive slightly in excess of 12.5% of the Existing Common Stock issuable upon conversion of all shares of Existing Preferred Stock. As a result of this decrease, the numbers of directors the holders of Existing Preferred Stock may elect was decreased from three to a number representing 15% of the board of directors, rounded up to the nearest whole director. Immediately prior to the sale, Michael Gross and Scott Kleinman, who had previously been elected to the board of directors by Apollo, as the holder of all of the shares of Existing Preferred Stock, resigned, and Jonathan P. Carroll was elected to the board of directors by Apollo as the holders of the Existing Preferred Stock. Andrew Africk, who had also previously been elected to the board of directors by Apollo, remained as a director. If Apollo's ownership of common stock equivalents shall decrease to a level representing the right to receive less than 12.5% of the Existing Common Stock issuable upon conversion of all of the shares of Existing Preferred Stock, the specific right of holders of Existing Preferred Stock separately to elect directors to the board of directors of Encompass shall be eliminated under the terms of the Existing Preferred Stock.

     Directors of Encompass who are not receiving compensation as officers, employees or consultants of Encompass are entitled to receive an annual retainer fee of $25,000. Additionally, each director who is not receiving compensation as an officer, employee or consultant of Encompass receives $1,000 for each regular board of directors meeting attended and $500 for each committee meeting attended on a day other than the day upon which a meeting of the entire board of directors has been called. Each non-employee director who serves as Chairman of the Board or of any regular Committee of the Board receives an additional fee of $1,000 per annum. Encompass's non-employee directors have in the past also received options to purchase shares of Existing Common Stock upon their initial election and each reelection to the board of directors.

     During the period preceding the Petition Date, a number of board of directors meetings were convened for which certain members of the board of directors of Encompass were not paid prior to the commencement of the Chapter 11 Cases. As a consequence, certain of the Debtors' directors may hold Claims against the Estates relating to such unpaid compensation.

     The board of directors of Encompass has various standing committees to help carry out its duties, including a Compensation Committee and an Audit Committee. Generally speaking, the board of directors committees work on key issues in greater detail than would be possible at full board of directors meetings.

     The Compensation Committee is comprised of the following non-employee directors: Vincent W. Eades, Chair, Andrew Africk, Lucian L. Morrison and William M. Mounger. The Compensation Committee is responsible fore overseeing the development and implementation of the executive compensation philosophy, plans and programs of Encompass.

     The Audit Committee is comprised of John M. Sullivan, Chair, and Donald L. Luke. The Audit Committee oversees Encompass's financial reporting process on behalf of the board of directors of Encompass. The Audit Committee recommends the appointment of the independent auditors to the board of directors, meets with the auditors to review their report on the financial statements of the business and approves the audit and other services to be provided by the auditors. In addition, the Audit Committee reviews Encompass's Form 10-K and Form 10-Q reports and the practices in preparing published financial statements.

     Certain officers of Encompass serve as directors of the corporate Subsidiaries, including each of the Residential Debtors and the Non-Residential Debtors.

2.  Executive Officers

     As of the date hereof, the executive officers of Encompass are as follows:

          Name                                                  Position
--------------------------------------  ----------------------------------------------------------------------
Michael F. Gries ....................    Chairman of the Board, Chief Restructuring Officer
Henry P. Holland ....................    Interim President and Chief Operating Officer
Darren B. Miller ....................    Senior Vice President, Chief Financial Officer
Daniel W. Kipp ......................    Senior Vice President, Chief Information and Administrative Officer
Gray H. Muzzy .......................    Senior Vice President, General Counsel and Secretary
James L. Cocca ......................    Senior Vice President--Operations
Patrick L. McMahon ..................    Senior Vice President--Operations
James L. Phillips ...................    Senior Vice President--Operations
Steven A. Bate ......................    Vice President--Operations
Todd Matherne .......................    Vice President, Treasurer
James D. McCoy ......................    Vice President and Chief Accounting Officer

     Michael F. Gries, age 48, became Chief Restructuring Officer of Encompass in October 2002. He has also been a director and Chairman of the board of directors of Encompass since November 2002. He is the one of the founders of CDG and has, for over 20 years, specialized in providing business and financial advice to companies, investors and other parties in both distressed and turnaround situations in diverse domestic and international businesses, including in industries such as heavy industrial products, light manufacturing, construction, retail, advertising, newspaper publishing and broadcasting.

     Henry P. Holland, age 54, became Executive Vice President and Chief Operating Officer of Encompass in October 2000. Previously, he served as President and Chief Operating Officer of Metamor Worldwide (now PSINet Consulting Solutions) from June 1999 to June 2000, when the company was sold to PSI Net. Prior to joining Metamor, Mr. Holland served as Executive Vice President of Landmark Graphics, a leading supplier of decision-making software and services for the oil and gas industry, from 1994 to 1999.

     Darren B. Miller, age 43, became Senior Vice President of Encompass in February 2000. From July 1998 to February 2000, he served as Executive Vice President of Encompass and from October 1996 until July 1998 as Senior Vice President. He has also served as Chief Financial Officer of Encompass since October 1996. From 1989 to 1996, Mr. Miller served in several capacities at Allwaste, Inc., an industrial service company, including Vice President, Treasurer and Controller from 1995 to 1996.

     Daniel W. Kipp, age 43, became Senior Vice President, Chief Information and Administrative Officer of Encompass in January 2001. From February 2000 to January 2001, he served as Senior Vice President, Treasurer and Chief Information Officer of Encompass. From July 1998 to February 2000, he served as Senior Vice President and Chief Accounting Officer of Encompass and as Vice President and Corporate Controller from February 1997 to July 1998. From February 1994 until February 1997, Mr. Kipp was a sales executive with American Sterling, a provider of hazard insurance outsourcing services to the mortgage banking industry.

     Gray H. Muzzy, age 49, became Senior Vice President, General Counsel and Secretary of Encompass in April 2000. From January 1989 to April 2000, Mr. Muzzy was a partner with the Houston-based law firm of Bracewell & Patterson, L.L.P. Mr. Muzzy provided legal representation to a variety of industries, including real estate, oil and gas, software, chemical, banking and insurance.

     James L. Cocca, age 47, became Senior Vice President-Operations of Encompass in October 2001. Mr. Cocca was Chief Operating Officer of Encompass's Electrical Technologies Group from November 2000 to October 2001. He held the position of President of Schindler Elevator Corporation (formerly Westinghouse Elevator) from January 1996 to November 2000 with responsibility for North American Operations.

     Patrick L. McMahon, age 54, became Senior Vice President-Operations of Encompass in October 2001. Mr. McMahon was Chief Operating Officer-Mechanical Services Group of Encompass from August 2001 to October 2001. He served as President-Industrial Services Group of Encompass from February 2000 to August 2001. From July 1999 to February 2000, he was Executive Vice President and Chief Operating Officer of the Industrial Business Unit of Building One Services Corporation's Mechanical and Electrical Group. From October 1998 to July 1999, Mr. McMahon was a management consultant with respect to outsourcing maintenance operations and served as President and Chief Operating Officer of Professional Services Group, a subsidiary of Air & Water Technologies, between May 1995 and October 1998.

     James L. Phillips, age 41, became Senior Vice President-Operations of Encompass in October 2001. Previously, Mr. Phillips served as Vice President of Operations of NetVersant Solutions from May 2000 to October 2001. From November 1998 to May 2000, he was Co-Founder and Executive Vice President of East Coast Concepts, a system integration alliance partner to GE Capital Corporation. From 1996 to November 1998, he was Executive Vice President of GE Capital Leverage Procurement Program.

     Steven A. Bate, age 40, became Vice President-Operations in March 2002. Mr. Bate was Vice President-Integration of Encompass from November 2000 to March 2002. Previously, Mr. Bate served as an operations finance consultant to NetVersant Solutions from July 2000 to October 2000. From October 1999 to April 2000, he served as Vice President-Operations of Metamor Worldwide (now PSINet Consulting Solutions). From September 1998 to October 1999, Mr. Bate served as Chief Financial Officer of Insource Management Group, a private consulting services firm. Previously, he served as Vice President-Independent Business Units for Landmark Graphics.

     Todd Matherne, age 48, became Vice President and Treasurer of Encompass in January 2001. During 2000, he was co-founder and advisor to US Farm and Ranch Supply Company, Inc. From April 1995 to December 1999, Mr. Matherne served in senior financial and operations roles with Service Corporation International, most recently as Senior Vice President, Treasurer and Interim Chief Financial Officer.

     James D. McCoy, age 41, became Vice President and Chief Accounting Officer of Encompass in November 2002. From April 2002 to November 2002, he served as an operational and financial consultant to International Trading Company, a wholly owned subsidiary of Tyson Foods, Inc. From March 2000 to March 2002, Mr. McCoy served as the Executive Vice President of International Trading Company. From June 1997 to February 2000, he served as Senior Vice President, Finance and Chief Financial Officer of Corporate Brand Foods American, Inc. Mr. McCoy is a Certified Public Accountant.

     The base salaries for Encompass's executive officers have generally been set at levels designed to approach the median salary of executive officers at companies that were either competitors of Encompass or were consolidating an industry in a manner similar to Encompass. Except for Mr. Gries, each of the foregoing executive officers are parties to written employment agreements with Encompass, which agreements generally provide commensurate benefits and severance payment arrangements. Nevertheless, each of these executive officers, except for Mr. Gries, is eligible to receive payment under the Key Employee Retention Program or the Incentive Collections Program, which payments would be in lieu of any amounts that would otherwise be payable to such employees in respect of claims he or she has or may have against the Debtors, including severance payments and rejection damages to which such executive officer would otherwise be entitled upon termination or his or her employment; provided, however, that receipt of such a payment shall not, in any way, limit such officer from receiving the benefit of the provisions of Section 13.15 of the Plan.

3.  Employees

     As of the Petition Date, Encompass and its Subsidiaries had approximately 25,000 full and part-time employees. As of February 19, 2003, through its various business units, Encompass had approximately 10,500 full and part-time employees remaining. In the course of performing installation work, Encompass also utilizes the services of subcontractors.

     The Debtors retain approximately 600 unionized employees as of February 19, 2003, all of which are employed in respect of operations that will be divested prior to the Effective Date pursuant to the Plan.

     As of February 19, 2003, the Debtors had approximately 50 employees with employment agreements, including the executive officers who have employment agreements as discussed above. The Debtors expect that they will reject all of such employment agreements as part of the Chapter 11 Cases. Other than the employment agreements for the Debtors' most senior executive officers, the employment agreements of the Debtor generally provide severance pay ranging from three to 12 months of an employee's base salary. Employees under approximately 16 of such employment agreements are eligible for payments under the Key Employee Retention Program. Additionally, approximately 8 of such employees are eligible for distributions under the Incentive Collections Program. Any payments to an employee under the Key Employee Retention Program and the Incentive Collections Program will be in lieu of any amounts that would otherwise be payable to such employee in respect of claims that he or she has or may have against the Debtors, including severance payments and rejection damages to which such employee would be otherwise entitled upon termination of his or her employment; provided, however, that receipt of such a payment shall not, in any way, limit such employee from receiving the benefit of the provisions of Section 13.15 of the Plan.

4.  Benefits

     Encompass and its Subsidiaries have provided and maintained, both before and after the Petition Date, the following benefit or payment plans: vacation and sick leave; medical, health, dental and vision insurance; life, disability and workers' compensation insurance and employee counseling and assistance; severance; incentive; 401(k) matching contributions; and other miscellaneous benefits.

     During the Chapter 11 Cases, the Debtors obtained authority from the Bankruptcy Court to pay all prepetition accrued but unpaid amounts due for such benefit and payment programs in the ordinary course of the Debtors' businesses and to maintain and pay all prepetition accrued but unpaid amounts owed to the Debtors' payroll and employee benefits administrators. The order of the Bankruptcy Court authorized the Debtors to maintain an agreement with Aon Consulting ("Aon"), pursuant to which the Debtors have obtained Aon's assistance in, among other things, designing the Debtors' group health program for 2003, marketing the program to vendors, implementing an outsourced benefits administration program with selected vendors and paying all amounts accrued thereunder. As part of the arrangement with Aon, the Debtors' outsourced all of the administration of its non-union employee benefit programs as of January 1, 2003.

     The following are general descriptions of benefits provided by the Debtors' to its employees.

     Health Benefits -- The Debtors provide medical, dental and vision plans on behalf of their employees. Because such plans are self-insured, the Debtors also carry stop-gap insurance for claims in excess of $350,000 and aggregate stop-gap coverage of 125% of expected claims liability at the beginning of the plan year. As of February 19, 2003, the Debtors cover approximately 8,000 employees pursuant to such plans at a cost of approximately $2.4 million per month.

     Insurance and Assistance Benefits -- The Debtors provide life insurance, long-term disability insurance, workers' compensation benefits and counseling services pursuant to an employee assistance program. Based on employment levels existing as of February 19, 2003, such programs cost the Debtors approximately $1 million per month.

     Severance Benefits -- The Debtors maintain a formal severance program for its corporate employees that has also been adopted by certain of their operating businesses for their employees. For employees with a written employment contract, the severance payment provisions of such contract govern the employee's entitlement to severance benefits. Approximately 50 of the Debtors' current employees are parties to written employment agreements, with the agreements for the Debtors' most senior executives generally providing for severance pay of an amount equal to two times (i) current yearly base salary plus (ii) the amount of such executive's current year targeted bonus or the preceding year's actual bonus. All other employees with employment agreements are generally entitled to severance pay ranging from three to 12 months of such employee's base salary. For employees without a written employment contract, severance benefits are payable to full-time employees as follows: (i) for employees to whom the Debtors' are required to pay overtime, one week of pay for each year of service with a minimum benefit of two weeks pay, (ii) for employees to whom the Debtors' are not required to pay overtime, one and one-half weeks of pay for each year of service with a minimum benefit of two weeks pay, and (iii) for supervisory-level employees, two weeks pay for each year of service with a minimum benefit of three weeks pay. In all instances, for employees without a written employment contract, the maximum benefit is 26-weeks pay. The Debtors estimate that as of February 19, 2003 there were approximately 2,000 employees eligible for severance under their severance policies and programs. As previously noted, any payments to an employee under the Key Employee Retention Program and the Incentive Collections Program will be in lieu of any amounts that would otherwise be payable to such employee in respect of claims that he or she has or may have against the Debtors, including with respect to claims for severance payments.

     Incentive Benefits -- In addition to the Key Employee Retention Program and the Incentive Collections Program, for which the Debtors have obtained authority from the Bankruptcy Court during the Chapter 11 Cases, the Debtors have previously maintained two primary incentive programs, the Encompass Services Corporation 2002 Incentive Compensation Plan for Eligible Corporate Employees and the Encompass Services Corporation 2002 Incentive Compensation Plan for Business Group Management, Regional Presidents, Regional Support Staff and Business Unit Leaders, as well as additional incentive programs at the operating level designed to incentivize project managers, sales personnel, service personnel and general administrative staff. Incentive compensation continues to be paid in the ordinary course of business.

     401(k) Benefits -- Under the Debtors' 401(k) plan, the Debtors match employees' contributions to their 401(k) plan accounts at the rate of 50%, up to a maximum payment for each respective employee of 3% of such employee's salary. Based on employment levels existing as of February 19, 2003, the estimated monthly amount of such matching obligations is approximately $525,000.

D.  Restructuring Professionals

     Due to their financial difficulties, Encompass and its Subsidiaries engaged CDG as of October 2, 2002 as restructuring manager and designated Michael F. Gries of such firm to act as CRO. The CRO and CDG are assisting the Debtors in their Chapter 11 Cases by overseeing the development of financial projections, disseminating appropriate information to stakeholders, overseeing the asset disposition process, managing the chapter 11 process and filings and assisting in corporate communications, all on behalf of Encompass and its Subsidiaries. Encompass has agreed to pay CDG a monthly fee of $300,000. In addition, CDG will be paid a base bonus fee (the "Base Bonus") of $1.25 million upon achieving $150 million in: (i) gross cash proceeds from asset sales and (ii) gross tax refunds associated with asset sales, as evidenced by tax returns to be filed by the Debtors (collectively, the "Aggregate Proceeds"). In the event Aggregate Proceeds exceeds $150 million, an incremental bonus fee (the "Incremental Bonus") will be earned by CDG and will be calculated as: (i) one percent of Aggregate Proceeds in excess of $150 million up to $200 million and (ii) one and one-half percent of Aggregate Proceeds in excess of $200 million up to a maximum of $400 million. If Aggregate Proceeds exceed $225 million, the Base Bonus and the Incremental Bonus will be either upwardly adjusted (up to 17%) or downwardly adjusted (to - 15%) based on the timing of the asset sales.

     In November 2002, Mr. Gries was elected to the board of directors of Encompass and was chosen to serve as Chairman of such board of directors.

E.  Capital Structure of Encompass as of the Petition Date

1.  Equity

     On the Petition Date, Encompass had 256,191 shares of Existing Preferred Stock outstanding. The Existing Preferred Stock provides that such shares bear a preferred cumulative dividend at the rate of 7.25% per annum, payable quarterly or accumulated at Encompass's option until February 22, 2003. The accrued and unpaid dividends on the Existing Preferred Stock was approximately $55.8 million as of the Petition Date.

     The Existing Preferred Stock provides that, upon maturity in February 2012, Encompass redeem all shares of Existing Preferred Stock then outstanding at the redemption price per share equal to the "liquidation amount", defined as an amount equal to the original cost of $1,000 per share plus all accrued and accumulated and unpaid dividends thereon. As of the Petition Date, the aggregate "liquidation amount" for the Existing Preferred Stock was approximately $312 million.

     Apollo was the holder of all of the shares of Existing Preferred Stock on the Petition Date. Apollo sold 230,530 shares of the Existing Preferred Stock pursuant to a privately negotiated transaction on December 19, 2002.

     For purposes of the Plan, the Existing Preferred Stock is treated in Class 10.

     In addition, on the Petition Date, Encompass had approximately 64,998,639 shares of Existing Common Stock outstanding. Encompass has never paid a dividend on its Existing Common Stock. The Existing Common Stock was traded on the over-the-counter market as of such date and quoted on the "pink sheets". The closing price for the Existing Common Stock on November 18, 2002 was $.006.

     For purposes of the Plan, the Existing Common Stock is treated in Class 11.

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

2.  Material Debt Obligations

     The following table sets forth Encompass's material obligations for funded indebtedness as of the Petition Date.

                                                              (Millions)
           Revolver*                                        $       183.7
           Tranche A Term Loan                                      125.2
           Tranche B Term Loan                                      163.7
           Tranche C Term Loan                                       96.5
                                                            -------------
                     Total Existing Bank Debt               $       569.1
           Other Secured Debt                                         0.5
                                                            -------------
                     Total Secured Debt                     $       589.1
           Senior Subordinated Notes**                              335.0
           Junior Subordinated Notes***                               4.1
                                                            -------------
                     Total Debt                             $       928.2

----------
* Excludes accrued interest thereon and $22.6 million of issued and undrawn letters of credit. Also excludes approximately $5.1 million of current marked-to-market exposure on interest rate swaps.

** Excludes $19.3 million of accrued interest as of Petition Date.

*** Excludes $76,000 of accrued interest as of Petition Date.

     Encompass is the borrower, and its Subsidiaries are guarantors, under the Existing Credit Agreement. The Existing Bank Debt outstanding under the Existing Credit Agreement is comprised of revolving loans in an aggregate principal amount of approximately $183.7 million and term loans in the aggregate principal amount of approximately $385.4 million. The foregoing amounts do not include, however, additional Existing Bank Debt amounts of approximately $4.2 million of accrued and unpaid interest as of the Petition Date, as well as approximately $5.1 million of current marked-to-market exposure on interest rate swaps.

     In connection with the Debtors' agreement to the Fifth Amendment of the Existing Credit Agreement, dated as of June 26, 2002, the Debtors' granted their Senior Lenders security interests in substantially all of their property. Prior to such amendment, the indebtedness under the Existing Credit Agreement was primarily secured by the Senior Lenders' security interests in the Debtors' accounts receivable, fixtures and inventory.

     Encompass is the obligor, and its Subsidiaries are guarantors, under the Senior Subordinated Notes in the aggregate amount of $354.3 million, which includes an aggregate principal amount of such Senior Subordinated Notes of $335 million and accrued interest thereon as of Petition Date of approximately $19.3 million.

     Encompass is the obligor under the Junior Subordinated Notes in the aggregate amount of $4.2 million, which includes an aggregate principal amount of such Junior Subordinated Notes of $4.1 million and accrued interest thereon as of Petition Date of approximately $.1 million.

     Borrowings outstanding under the Senior Subordinated Notes and the Junior Subordinated Notes are subordinated in all material respects to the amounts outstanding under the Existing Credit Agreement. Therefore, the Debtors believe that no payments may be made to the holders of Junior Subordinated Note Claims and Senior Subordinated Note Claims prior to the full satisfaction of the Existing Credit Agreement Claims. Because the Debtors anticipate that the Senior Lenders will have a Deficiency Claim that will not be fully satisfied under the Plan, the holders of Junior Subordinated Note Claims and Senior Subordinated Note Claims will not receive a distribution under the Plan.

3.  Litigation Claims

     The Debtors have approximately 1,000 suits pending against them, involving at least as many plaintiffs. Such suits have arisen out of the Debtors' business operations and have been filed by plaintiffs residing in California, Colorado, Florida, Illinois, Massachusetts, Maryland, Michigan, Minnesota, Missouri, Mississippi, North Carolina, New Jersey, Oklahoma, South Carolina,

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

Tennessee, Texas, Utah, Virginia, Vermont, Wisconsin and elsewhere. The Debtors believe that a substantial portion of the Litigation Claims are Insured Claims.

F.  Events Leading to Chapter 11 Cases

     As of September 30, 2002, Encompass had $1,261.3 million of debt and mandatorily redeemable convertible preferred stock obligations (including accrued interest and dividends). During the 1999-2000 period, Encompass paid in excess of $700 million to repurchase shares of its common stock. The funds used to make such repurchases were obtained through the issuance of debt and shares of its Existing Preferred Stock. Beginning in 2001 and continuing through 2002, the Debtors experienced financial difficulties due to a number of factors which made it increasingly difficult for Encompass to comply with the financial covenants in its financing agreements relating to its debt. Encompass experienced cost overruns in various projects resulting in losses in certain regional operations. Most notably, Encompass's electrical operations in California and its mechanical operations in Texas had significant losses in the 2000-2002 period caused by poor project performance, thereby adversely impacting earnings during this period. According to the U.S. Department of Commerce construction reports, private non-residential construction declined approximately 20% (seasonally adjusted annual rate) from June 2001 to June 2002, with the largest declines in the industrial, office building and hotel sectors. Overcapacity in the industry resulted in a very competitive pricing environment in many markets, resulting in downward pressure on profit margins. Such depressed conditions resulted in a substantial decline in non-residential construction services for 2002, which, in turn, resulted in slower sales, lower margins and weaker cash flows than the Debtors expected. In addition, revenue from higher margin telecommunications and technology customers (which represented 12% of 2000 consolidated revenues) were dramatically reduced as funding for such projects largely evaporated. Encompass provided allowances totaling approximately $45.5 million in 2001 for uncollectible receivables from telecommunications and technology customers.

     As a result of the financial challenges posed by these factors, during the second half of 2001 the Debtors began evaluating their options for solving their liquidity problems. In the third quarter of 2001, Encompass announced its decision to cease operations of its Global Technologies segment effective September 30, 2001 due to significant reduction in capital spending in the telecommunications and technology industries. Encompass also began to consider financing alternatives with a view to resolving its tight financial situation under its outstanding indebtedness for borrowed money. Effective November 9, 2001, the Existing Credit Agreement was amended to grant Encompass certain temporary covenant modification.

     In the first quarter of 2002, Encompass engaged a financial advisor to solicit indications of interest from third parties with respect to an investment in Encompass, or a possible sale or merger of Encompass. Encompass's advisor sought indications of interest for such transactions, but was unsuccessful at finding third parties willing to engage in discussions regarding any of these transactions. Separate from the activities of such advisor, in the first quarter of 2002 Encompass's management met with a third party concerning the possible acquisition of Encompass. However, this meeting did not progress beyond preliminary discussions due to the lack of interest expressed by the potential acquiror.

     On March 12, 2002, Apollo, certain funds of which were holders of the Existing Preferred Stock, proposed that Encompass attempt to raise equity capital through a common stock rights offering to all of its shareholders, and to use the proceeds from the rights offering to reduce long term debt and obtain long term covenant relief under Encompass's Existing Credit Agreement. In order to support the success of the rights offering, Apollo offered to purchase up to $35 million of Existing Common Stock in the rights offering. Because of Apollo's ownership position in Encompass and its representation on Encompass's Board, the board of directors of Encompass formed the Special Committee to evaluate the merits of any transaction between Encompass and Apollo.

     Additionally, beginning in the second quarter of 2002, Encompass management began new initiatives to reduce operating costs and capital expenditures and manage its working capital, including by making numerous management changes.

     Between March 12 and June 27, 2002, the Special Committee evaluated proposals made by Apollo, negotiated improved terms and considered the availability of alternative transactions.

     At a meeting held on June 25, 2002, the board of directors of Encompass, following the recommendation of the Special Committee, approved a rights offering and authorized Encompass to enter into an agreement with Apollo or its affiliates, pursuant to which Apollo would agree, subject to certain closing conditions, to purchase $35 million of equity securities of Encompass, and recommended that the action be adopted by Encompass's board of directors.

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

     On June 26, 2002, Encompass entered into an amendment to its Existing Credit Agreement which provided financial covenant modifications through February 2005. Pursuant to the amended Existing Credit Agreement, Encompass was required to sell $35 million of its voting stock to Apollo and to apply $31 million of proceeds of such investment to the permanent reduction of the amounts outstanding under the Existing Credit Agreement by October 15, 2002. The primary reason for authorizing the rights offering and Apollo's investment was to induce Encompass's lenders to grant covenant relief without which Encompass would likely have breached its second quarter covenants. Effective as of June 27, 2002, Encompass and Apollo entered into the Securities Purchase Agreement.

     In July of 2002, Encompass identified cost overruns and other issues related to two large construction projects located in California and Colorado which caused Encompass to book losses on these projects, resulting in lower than projected revenue and EBITDA for the second quarter of 2002. Encompass also continued to suffer financial difficulties arising from the continued depression of the construction industry, including the financial problems experienced by sectors of the economy in which several significant customers of Encompass and its Subsidiaries operate, such as the telecommunications and technology sectors.

     On July 17, 2002 Standard & Poor's announced it was downgrading Encompass's credit rating. On August 13, 2002, Encompass made public its second quarter results, reporting revenue and EBITDA lower than previously projected, and reduced its forecast for revenue and EBITDA for the 2002 fiscal year.

     The share price for Existing Common Stock continuously declined from a closing per share price of $0.61 on June 21, 2002 to a closing per share price of $0.14 on September 30, 2002. On July 22, 2002, the New York Stock Exchange notified Encompass that unless the Existing Common Stock achieved a $1.00 sales price and an average share price of $1.00 over the 30-trading-day period preceding January 22, 2003, it would commence suspension and delisting procedures for the Existing Common Stock.

     During the period following the announcement of Encompass's second quarter results, Encompass's customers increasingly began to demand bid and performance bonds for new and existing construction contracts. In early October, Encompass began experiencing increased difficulty securing new construction contracts and bid and performance bonds for its commercial activity. In addition, Encompass's sureties began notifying Encompass of new and increased collateral requirements, based upon their concern for Encompass's creditworthiness, demanding that Encompass and its Subsidiaries post letters of credit in order to obtain the necessary bonding, which further exacerbated Encompass's liquidity problems. As a result of such developments, Encompass retained Houlihan Lokey, as financial advisor, and Weil, Gotshal, as legal counsel, for the purpose of assisting it in addressing its financial difficulties.

     In late September, Encompass received revenue and EBITDA results for the month of August 2002 from its regional operations. Because its internal forecasts showed that Encompass would only be in compliance with its third quarter financial covenants under the Existing Credit Agreement if Encompass closed the sale of several operating entities prior to October 1, 2002 (which were scheduled to close prior to that time) and used all its cash reserves to reduce the amount of its revolving loan under the Existing Credit Agreement, Encompass became increasingly concerned that it would not be able to continue to access its revolver.

     On September 24, 2002, Encompass met with a steering committee representing the Senior Lenders in order to discuss obtaining a waiver of financial covenants under its Existing Credit Agreement. Encompass was increasingly concerned that the closing of the rights offering would not give sufficient liquidity to satisfy Encompass's needs. Encompass informed the steering committee that it had engaged advisors to assist in evaluating alternate transactions to the rights offering, which alternate transactions could include a prepackaged reorganization of Encompass under Chapter 11 of the Bankruptcy Code.

     On September 30, 2002, Encompass obtained a waiver through October 15, 2002 of certain financial covenants under its Existing Credit Agreement. Encompass did not obtain a waiver of financial covenant defaults under its Existing Credit Agreement for any period after October 15, 2002. Because Encompass was in default under the terms of its Existing Credit Agreement after October 15, 2002, it was prohibited from paying any amounts on its Senior Subordinated Notes or any other subordinated indebtedness.

     On October 1, 2002, the New York Stock Exchange notified Encompass that it had permanently halted trading in the Existing Common Stock and was immediately delisting the Existing Common Stock. Thereafter, the Existing Common Stock began trading on the over-the-counter market and began being quoted on the "pink sheets".

     After October 1, 2002, Encompass experienced even further operational issues. In light of Encompass's announced financial difficulties, customers for existing projects increasingly requested bonds, or requested increased coverage amounts of bonds, on continuing projects, and threatened to terminate Encompass from such projects if such requests were not satisfied. Bonding requirements for new projects significantly increased in frequency, and Encompass was entirely excluded from bidding on a number of projects. Encompass's sureties imposed increasingly stringent requirements to the issuance of bonds, including requiring full cash collateral for the face amount of new bonds issued.

     As of October 2, 2002, Encompass retained CDG in contemplation of a potential restructuring of Encompass. Michael F. Gries of CDG was designated to act as CRO.

     At a meeting held on October 13, 2002, the board of directors approved the principal terms of a proposed prepackaged plan of reorganization that contemplated a solicitation of acceptance of such plan and the subsequent commencement of proceedings under Chapter 11 to effect the proposed plan. The board of directors further voted at such meeting to terminate the rights offering and cancel the stockholders meeting scheduled to be held on October 15, 2002.

     On October 16, 2002, Apollo notified Encompass that is was terminating the Securities Purchase Agreement.

     Encompass and its Subsidiaries launched the solicitation of acceptances from its holders of indebtedness under its Existing Credit Agreement and the holders of its Senior Subordinated Notes of its proposed prepackaged plan of reorganization on October 18, 2002. Encompass set a voting deadline for its solicitation of such prepackaged plan of 5:00 p.m., Eastern time, on November 18, 2002. Encompass discussed the terms of such prepackaged plan with the Existing Credit Agreement steering committee representatives and representatives of the holders of Senior Subordinated Notes during the time prior to such voting deadline. Prior to the voting deadline for the offered plan, the holders of indebtedness under the Existing Credit Agreement and the holders of the Senior Subordinated Notes separately proposed alternative reorganization plans, which varied from the terms and conditions set forth in the prepackaged plan proposed by Encompass.

     On November 1, 2002, the holders of indebtedness under the Existing Credit Agreement delivered to the trustee under the indenture for the Senior Subordinated Notes a payment blockage notice prohibiting the payment of any kind or character with respect to the Senior Subordinated Notes. Thus, Encompass did not make the scheduled payment of $17,587,500 due November 1, 2002 on the Senior Subordinated Notes.

     At a board of directors meeting on November 17, 2002, the Board determined, based upon its business judgment and verbal indications that the holders of indebtedness under the Existing Credit Agreement were not going to accept the proposed prepackaged plan of reorganization, that it was in the best interest of Encompass and its Subsidiaries to file proceedings under Chapter 11 of the Bankruptcy Code as soon as possible due to the worsening liquidity situation that faced Encompass and its Subsidiaries. The Board determined to institute such Chapter 11 proceedings on November 19, 2002, which coincided with the expiration of the solicitation of the prepackaged plan of reorganization.

     Moreover, at the board of directors meeting on November 17, 2002, Michael
F. Gries, CRO of Encompass, was elected as a director of Encompass and was elected as Chairman of the Board in replacement of J. Patrick Millinor, who remained on the board of directors of Encompass.

     On November 18, 2002, the Solicitation Agent reported to Encompass that the proposed prepackaged plan of reorganization had been rejected.

                    III. EVENTS DURING THE CHAPTER 11 CASES

     On November 19, 2002, the Debtors filed petitions for relief under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses and manage their properties in the ordinary course as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

     An immediate effect of the filing of the Debtors' bankruptcy petitions is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors and the continuation of litigation against the Debtors. The automatic stay remains in effect unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

     The following is a brief description of some of the major events up to the date hereof during the Chapter 11 Cases.

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

A.  First Day Orders

     To expedite their emergence from Chapter 11, the Debtors sought on the Petition Date, among other things, the "first day orders" described below from the Bankruptcy Court. First day orders are generally intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in the Chapter 11 Cases are typical of orders entered in complex Chapter 11 cases across the country.

1.  Designation as Complex Chapter 11 Cases

     The Debtors obtained authority from the Bankruptcy Court, under General Order 2000-2 of the Local Rules for the Southern District of Texas, to qualify their Chapter 11 Cases as complex Chapter 11 bankruptcy cases. Such authority allows the Chapter 11 Cases to be governed in accordance with rules which are designed to efficiently manage large and/or complex chapter 11 cases by establishing, inter alia, weekly omnibus hearing dates, limited notice procedures, provisions for expedited consideration of emergency matters, and other procedural matters designed to facilitate efficient case administration.

2.  Joint Administration

     The Debtors obtained authority from the Bankruptcy Court to consolidate all filings under a single case name, in a single docket, for administrative purposes and generally to reduce costs that would otherwise result if the Bankruptcy Court maintained entirely separate dockets for each of the cases.

3.  Interim Postpetition Financing

     The Debtors obtained authority from the Bankruptcy Court to enter into and receive funding under (i) the Surety Agreements and (ii) the DIP Facility, and to use cash collateral and grant adequate protection in respect of such postpetition financing arrangements. The Surety Agreements and the DIP Facility are further described below.

4.  Cash Management System

     The Debtors obtained authority from the Bankruptcy Court to continue using their prepetition cash management system, bank accounts and business forms. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, the Debtors would have been required to close all of their existing bank accounts and to establish new "debtor-in-possession" accounts. Such a result would have imposed substantial administrative hardship on the Debtors and it would have severely impeded their cash flow, to the detriment of the Debtors' Estates and their creditors.

5.  Payment of Prepetition Employee Wages, Compensation and Employee Benefits

     The Debtors obtained authority from the Bankruptcy Court to pay all prepetition accrued but unpaid amounts due for employee wages, salaries and benefit programs in the ordinary course of the Debtors' businesses. Such employee benefit plans and policies include: (i) medical, health, dental and vision insurance, (ii) life, disability, workers' compensation and employee counseling and assistance, (iii) severance benefits, (iv) incentive benefits, and (v) 401(k) matching plan benefits. The Debtors also obtained permission (a) to pay all prepetition accrued but unpaid expense reimbursements, vacation benefits, employee payroll deductions associated with the Debtors' payroll and other employee benefit obligations, and (b) to maintain and pay all prepetition accrued but unpaid amounts owed to the Debtors' payroll and employee benefits administrators.

6.  Honoring Prepetition Warranty Claims and Customer Programs

     The Debtors obtained authority from the Bankruptcy Court to honor, in the ordinary course of their businesses, the various warranty programs and other practices designed to ensure customer and vendor satisfaction.

7.  Adequate Assurance to Utility Companies

     The Debtors obtained authority from the Bankruptcy Court: (a) prohibiting any utility companies which provided them with prepetition utility services from altering, refusing or discontinuing any such utility services postpetition, (b) determining that the utility

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

companies have "adequate assurance of payment" within the meaning of section 366 of the Bankruptcy Code without the need for payment of additional deposits or security, and (c) establishing procedures for determining requests by utility companies for additional assurances of future payment.

8.  Payment of Prepetition Insurance Charges and Other Charges

     The Debtors obtained authority from the Bankruptcy Court to maintain certain insurance policies that existed prepetition and to pay any amounts due on account of any loss fund and premium finance payments accrued and unpaid for such policies on and as of the Petition Date.

9.  Administrative Expense Status to Postpetition Undisputed Obligations

     The Debtors obtained authority from the Bankruptcy Court to grant various vendors and suppliers administrative expense priority status under section 503(b) of the Bankruptcy Code for undisputed obligations arising from outstanding prepetition purchase orders that were delivered to the Debtors subsequent to the Petition Date. Such relief permitted the Debtors, in the exercise of their business judgment and in accordance with their customary business practices, to satisfy such undisputed obligations to vendors in the ordinary course of business.

10. Authority to Pay Prepetition Claims of Critical Vendors

     The Debtors obtained authority to pay up to the amount of $160 million for prepetition fixed, liquidated and undisputed Claims of certain suppliers of materials, equipment, goods and services with whom the Debtors continued to do business and whose materials, equipment, goods and services were essential and critical to the Debtors' reorganization. The Debtors believed this relief was absolutely critical for numerous reasons, including the fact that certain vendors had: (i) the right to impose statutory liens on the Debtors' property or their work projects; (ii) the ability to delay completion of projects that the Debtors were contractually obligated to complete; (iii) reclamation rights; and
(iv) the ability to prevent the Debtors from being paid on a project due to the existence of a contractual provision requiring the Debtors to pay for all goods and services prior to being entitled to payment.

11. Payment of Prepetition Sales and Use Taxes

     The Debtors obtained authority from the Bankruptcy Court to pay all prepetition sales and use tax, and regulatory and licensing, obligations owed to any taxing authority or other entity, including all sales and use tax obligations that are subsequently determined upon audit to have accrued during the period prior to the Petition Date.

12. Retention of Professionals Utilized in Ordinary Course of Business

     The Debtors obtained authority from the Bankruptcy Court, pursuant to sections 105 and 327 of the Bankruptcy Code, to retain Professionals utilized in the ordinary course of their businesses.

13. Interim Compensation and Reimbursement of Expenses of Professionals

     The Debtors obtained authority from the Bankruptcy Court to establish procedures which would require each Professional (except CDG) retained by the Debtors, and subject to a formal retention application, to present to the Debtors, the Committee and the United States Trustee a detailed statement of services rendered and expenses incurred for the month preceding the rendering of such services. Such procedures provide that if no party timely objects to the Professional's monthly statement, the Debtors would be authorized to pay each of the Professionals eighty percent (80%) of the amount of fees incurred for the month, with a twenty percent (20%) holdback, and ninety percent (90%) of expense disbursements for the month, with a ten percent (10%) holdback. The payments remain subject to the Bankruptcy Court's subsequent final approval as part of the normal interim fee application process.

14. Schedules and Statements of Financial Affairs

     The Debtors obtained a 90-day extension, to March 4, 2003, from the Bankruptcy Court of the applicable deadline to file their Schedules and statements of financial affairs as required under Section 521 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 1007, which direct that, unless otherwise ordered by the court, the Debtors must prepare and file Schedules of Claims, executory contracts and unexpired leases and related information and a statement of financial affairs within 15 Business Days of the commencement of their Chapter 11 Cases.

B.  Retention of Professionals

     Since the Petition Date, the Bankruptcy Court has entered orders authorizing the Debtors to retain the following Professionals: (i) Weil, Gotshal as bankruptcy counsel, (ii) CDG as crisis managers, (iii) Deloitte & Touche LLP as tax consultants, (iv) KPMG LLP as accountants, (v) each of Houlihan Lokey, Apex Partners, LLC, and Hunt, Patton & Brazeal, Inc. as financial advisors and investment bankers, (vi) FMI Corporation as management consultants, (vii) Bracewell & Patterson L.L.P. as special corporate, litigation and employment counsel, (viii) Spriggs & Hollingsworth as special counsel, (ix) Bankruptcy Services LLC as claims and noticing agent, (x) Herman Mousel Sexton, P.C. as income tax compliance and tax return preparation professional, (xi) Andrews & Kurth L.L.P. as bankruptcy counsel for the Committee, and (xii) Chanin Capital Partners, L.L.C. as financial advisors to the Committee.

C.  Official Appointment of Statutory Creditors' Committee

     On November 25, 2002, the United States Trustee appointed, pursuant to section 1102(a) of the Bankruptcy Code, the Committee. The members of the Committee are: Wells Fargo Bank Capital Markets, Harbert Management Corporation, Hughes Supply, Inc., D. Reynolds Co., Inc., Rexel, Inc., Crescent Electric Supply Company and Purple International, Inc. The Committee is represented by the law firm of Andrews & Kurth L.L.P. and has obtained financial advisory services from Chanin Capital Partners, L.L.C. The expenses of members of the Committee and the fees and expenses of the Professionals serving on behalf of the Committee are entitled to be paid by the Debtors, subject to approval by the Bankruptcy Court.

D.  Postpetition Financing

1.  DIP Facility

     To ensure that they would have sufficient liquidity to conduct their businesses during the Chapter 11 Cases, the Debtors sought approval from the Bankruptcy Court of debtor-in-possession financing. Such financing was needed to assure continued access to sufficient working capital during the pendency of the Chapter 11 Cases and to instill confidence in the Debtors' customers, critical vendors and employees that the Debtors would continue as a going concern.

     With interim authorization granted by the Bankruptcy Court on November 20, 2002, the Debtors entered into the DIP Facility effective as of November 20, 2002. The terms of the DIP Facility provide for two cash-collateralized tranches of revolving commitments, for a total lending capacity of up to $60 million in debtor-in-possession financing. The DIP Facility is secured by substantially all of the assets of the Debtors. Subject to customary funding obligations, additional borrowings under the DIP Facility have been used to fund the Debtors' postpetition obligations throughout the reorganization process. The DIP Facility has been granted super-priority Administrative Expense Claim status and is secured by liens are superior to those of the Senior Lenders. Subject to certain carve-outs, The DIP Lenders will be entitled to be paid before any other Claims against the Debtors are paid. The DIP Facility is also fully collateralized by Cash proceeds from the sale of assets.

     On January 24, 2003, the Debtors received a Final Order from the Bankruptcy Court approving the DIP Facility. The Final Order provided for certain changes from the previous terms of the DIP Facility. First, up to $15 million of the commitment under tranche A of the DIP Facility was permitted to be used for letters of credit. Second, the total commitment under the DIP Facility was reduced to $45 million for the period from February 1, 2003 through March 15, 2003 and to $35 million for the period from March 16, 2003 through the maturity of the DIP Facility.

     The scheduled termination date for the DIP Facility is May 20, 2003.

2.  Surety Agreements

     At the outset of the Chapter 11 cases, the continued viability of a substantial portion of the Debtors' business depended significantly upon their ability to attract, prosecute and complete various construction-related projects. The Debtors' ability to procure, and then perform under, such construction contracts was, in turn, dependent upon their ability to secure payment, performance and other bonds for the benefit of their customers, including the project owners and the general contractors that engaged them as subcontractors. In addition, governing statutes and regulations often require payment and performance bonds in connection with projects being constructed on behalf of governmental or quasi-governmental entities.

     In the weeks prior to the Petition Date, the Debtors were unable to secure additional bonding capacity due to their financial distress. As a result, the Debtors entered into a prepetition pledge agreement with one of their surety providers, Federal Insurance Company, which required cash collateral to secure the issuance of additional bonds.

     On November 20, 2002, the Bankruptcy Court granted interim authorization for the Debtors to obtain postpetition bonding capacity from Liberty Mutual Life Insurance Company ("Liberty") and Federal Insurance Company ("Federal"). On January 24, 2003, the Bankruptcy Court entered a Final Order approving the Surety Agreements. The Surety Agreements provide for the issuance of additional bonds, which are partially collateralized by $1 million in postpetition cash collateral paid by the Debtors to Liberty and $4 million in postpetition cash collateral paid by the Debtors to Federal. All losses which may be incurred by Federal are secured by its postpetition cash collateral and by the $15 million in cash collateral that it received pursuant to a prepetition pledge agreement. All losses which may be incurred by Liberty are secured by its postpetition cash collateral and by a $22 million letter of credit that was issued in its favor prepetition. The collateral held by Liberty and Federal may be applied to any losses which may be incurred by each respective Surety on either a prepetition or a postpetition Bonded Contract. In addition, the postpetition bonds issued by both Federal and Liberty are secured by each Surety's respective postpetition Bonded Collateral and the prepetition bonds issued by both Federal and Liberty are secured by the respective prepetition Bonded Collateral. Because the Surety Agreements have been assumed pursuant to orders of the Bankruptcy Court as part of the Chapter 11 Cases, any Claims arising under the Surety Agreements have been accorded Administrative Expense Claim status.

3.  Post-Confirmation Funding

     The Debtors expect that the Disbursing Agent will incur costs, fees and expenses, in an aggregate maximum amount of $[__________], in carrying out its obligations under the provisions of the Plan and that such costs, fees and expenses will be funded from the Wind Up Fund.

     The Debtors expect that amounts outstanding under the DIP Facility at the termination thereof will be paid from the Cash collateralizing such facility.

E.  Other Material Matters During the Chapter 11 Cases

     In addition to the first day relief sought in the Chapter 11 Cases, the Debtors have sought authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Cases, to maximize the value of the Debtors' Estates and to provide the foundation for the Debtors' emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Cases.

1.  Key Employee Retention Program

     By order dated November 20, 2002, the Bankruptcy Court authorized the Debtors to continue existing retention and severance programs for their employees. The authorization was granted to assist the Debtors in combating negative employee morale and turnover problems that result from the uncertainties and increased burdens of an employer's debtor-in-possession status.

     By order dated January 23, 2003, the Bankruptcy Court authorized the Debtors to implement the Key Employee Retention Program, which also covered the Debtors' remaining corporate staff after prior reductions in the Debtors' work force in early January 2003. The Debtors sought the authority to implement the Key Employee Retention Program pursuant to sections 363(b) and 105(a) of the Bankruptcy Code for the purpose of retaining the knowledge, experience and skills of its key employees in the effort to stabilize their core businesses and to aid in the divestiture of non-core businesses. The Key Employee Retention Program authorizes the payment of retention amounts based upon a subject employee's level in the Debtors and expected required length of service, with an aggregate amount of $3.2 million available for distribution. Employees will receive amounts under the Key Employee Retention Program in lieu of any incentive bonus for 2003 and of any other amounts that would otherwise be payable to such employees in respect of claims they have or may have against the Debtors, including any severance payments and rejection damages to which such employees would otherwise be entitled upon termination of their respective employment; provided, however, that receipt of such payments shall not, in any way, limit such employees from receiving the benefit of the provisions of
Section 13.15 of the Plan. Payments to an eligible employee under the Key Employee Retention Program are to be made upon the earlier to occur of (i) the date of confirmation of a chapter 11 plan for the Debtors or (ii) the date that such employee is released from employment by the Debtors due to completion of his or her assignments as determined by the executive officers and approved by the board of directors of Encompass.

2.  Incentive Collections Program

     By Final Order dated January 30, 2003, the Bankruptcy Court authorized the Debtors to implement the Incentive Collections Program. The Debtors sought the authority to implement the Incentive Collections Program pursuant to sections 363(b) and 105(a) of the Bankruptcy Code for the purpose of facilitating the effective collections of the Debtors' outstanding accounts receivable in the face of ongoing employee terminations and the consequent decline of employee morale. The Incentive Collections Program authorizes the payment of funds to certain persons based upon the success of increasing collections of the Debtors' accounts receivables. The program provides for incentive compensation to be paid to personnel of the Debtors' ESR Collections Task Force, the Debtors' regional operating vice presidents and designated key regional finance personnel. The program is structured in two parts. Part A, relating to the collections of Debtors' accounts receivable that are under 90 days past due, is effective from January 10, 2003 through April 11, 2003 and provides that, for every 5% of collections made on such accounts receivable above the amounts forecasted at January 10, 2003 pursuant to the Debtors' approved 13-week cash flow forecast, $100,000 will be added to a pool of funds to be distributed pursuant to the Incentive Collections Program. The maximum amount that may be pooled and distributed pursuant to Part A is $500,000. Part B, relating to the collections of Debtors' accounts receivable that are more than 90 days past due, is effective from January 1, 2003 through April 30, 2003 and provides that, for every dollar collected on such accounts receivable, 10% thereof will be added to a pool of funds to be distributed pursuant to the Incentive Collections Program. The maximum amount that may be pooled and distributed pursuant to Part B is $2,000,000. As for the Key Employee Retention Program, employees will receive amounts under the Incentive Collections Program in lieu of any other amounts that would otherwise be payable to such employees in respect of claims they have or may have against the Debtors, including any severance payments and rejection damages to which such employees would otherwise be entitled upon termination of their respective employment; provided, however, that receipt of such payments shall not, in any way, limit such employees from receiving the benefit of the provisions of Section 13.15 of the Plan.

3.  Pending Litigation and Automatic Stay

     The nature of the Debtors' businesses is such that they are routinely involved in litigation. As a result of the commencement of the Chapter 11 Cases, pursuant to section 362 of the Bankruptcy Code, all litigation pending against the Debtors has been stayed. A number of motions seeking to lift the automatic stay have been filed. Except in certain situations, the Debtors have opposed the motions and the Bankruptcy Court has agreed to maintain the stay. The Debtors have generally not opposed motions where the claimants seek to proceed only against the Debtor's insurance coverage, the Debtors have satisfied any risk retention or deductible obligations under such coverage and the claimants waive any claims against the Debtors.

     On February 19, 2003, the Debtors obtained an extension, until May 18, 2003, from the Bankruptcy Court for the deadline for removing to the Bankruptcy Court any claim or cause of action in a civil action that is pending in a state or federal court. The Debtors have not had a full opportunity to investigate their involvement in the prepetition actions.

4.  Claims Process

     In Chapter 11, claims against a debtor are established either as a result of being listed in the debtor's schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. If allowed, the claim will be recognized and treated pursuant to a plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the Debtor.

a.  Schedules and Statements

     The Debtors filed their Schedules on or before February 21, 2003. The Schedules set forth the Claims of known creditors against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. The Debtors reserve the right to amend their Schedules during the remaining pendency of the Chapter 11 Cases.

b.  Claims Bar Date

     By order dated February 26, 2003, the Bankruptcy Court established April 15, 2003 as the deadline for filing Proofs of Claim against the Debtors by those creditors required to do so, other than governmental units. It established May 19, 2003 as the deadline applicable to governmental units. In compliance with procedures approved by the Bankruptcy Court, the Debtors, through the Solicitation Agent, acting as the claims agent, provided timely notice of the Bar Date by mail. In addition, the Debtors published notice of the Bar Date in the Houston Chronicle and the Wall Street Journal (National Edition).

c.  Claims Objection Process

     The Debtors intend to evaluate the Proofs of Claim to determine whether objections seeking the disallowance of certain asserted Claims should be filed. The Debtors anticipate that numerous objections will be filed, and that many of the Claims subject to such objections will be disallowed. If the Debtors do not object to a Proof of Claim by the deadline established in the Plan, the Claim asserted therein will be deemed Allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to Proofs of Claims as an alternative to filing objections to the Proofs of Claim.

     The Debtors believe that General Unsecured Claims in Class 7 are likely to become Allowed Claims in the approximate aggregate amount of $________. However, the Debtors have not yet completed the review, reconciliation and objection process. In addition, rejection damages claims associated with executory contracts and unexpired leases that are pending rejection have not yet been asserted. Therefore, it is possible that when such process is completed, including resolution of rejection damages Claims, the amount of Allowed General Unsecured Claims could exceed such projected amount.

5.  Extension of Time to Assume or Reject Unexpired Leases

     Given the size and complexity of the Chapter 11 Cases, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by section 365(d)(4) of the Bankruptcy Code. By order dated January 8, 2003, the Bankruptcy Court extended the time by which the Debtors must assume or reject leases of nonresidential property through and including April 21, 2003

6.  Disposition of Executory Contracts

     Pursuant to section 365 of the Bankruptcy Code, the Debtors may choose to assume, assume and assign or reject executory contracts and unexpired leases of real and personal property, subject to approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, unless otherwise agreed by the non-Debtor party, the Debtors must cure all existing defaults under the contract or lease, and must provide adequate assurance of future performance of the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as prepetition unsecured claims. Generally, and with certain exceptions, postpetition obligations arising under a contract or lease must be paid in full in the ordinary course of business. The Debtors have rejected a number of real and personal property leases, but they have generally either deferred any assumption decisions to the time of Confirmation of the Plan or have assumed and assigned contracts and leases pursuant to asset sales conducted under section 363 of the Bankruptcy Code. The Debtors are currently negotiating with parties to significant executory contracts for modified terms and/or reductions of Cure amounts as a condition to assumption. Any agreements reached are subject to approval by the Bankruptcy Court.

F.  Asset Sales

     During the fourth quarter of 2002, including both before and after the Petition Date, the Debtors have engaged in and continued a program of asset sales to divest of certain unprofitable operations. During the fourth quarter, Encompass sold the operations associated with 33 of its Subsidiaries for proceeds, before expenses, of approximately $156.5 million. Together with net operating losses experienced by Encompass and its Subsidiaries, the sale of these operations is expected to generate a tax refund in the aggregate amount of approximately $127 million. Until the registrant prepares and files its 2002 Federal income tax return, the Debtors cannot predict when they will receive the refund associated with these losses. The divested operations had a net book value of approximately $260 million at September 30, 2002 and contributed, in the aggregate, approximately $1,230 million of revenues and $8 million of earnings before interest, taxes, amortization and impairment for the nine-month period ended September 30, 2002.

     In January 2003, the Debtors sold assets associated with 6 of its subsidiaries for proceeds, before expenses, of approximately $20 million. These operations had a net book value of approximately $25 million at September 30, 2002 and contributed, in the aggregate, approximately $250 million of revenues and $5 million of earnings before interest, taxes, amortization and impairment for the nine-month period ended September 30, 2002.

     The assets sold in these transactions included substantially all of the properties associated with the Debtors' Cleaning Systems group, certain properties associated with the Debtors' Commercial/Industrial Services group and certain identified non-core properties of the Residential Services group. Since the Petition Date, the sales have been consummated after Debtors have sought the Bankruptcy Court's approval of certain bid procedures designed to produce the highest and best bid with respect a targeted divestitures and approval to sell certain assets free and clear of liens, claims, encumbrances and other interests subject to higher and better offers. During the first quarter of 2003, the Debtors intend to continue to divest of substantially all of the assets associated with its commercial/industrial services operations.

     The following chart summarizes asset sales completed by the Debtors during the Chapter 11 Cases as of the date hereof:

----------------------------------------------------------------------------------------------------------------------------------
  Operating Subsidiary of Assets Sold/1/       Date of Sale                        Buyer                  Purchase Price/2/
  -----------------------------------          ------------                        -----                  --------------
----------------------------------------------------------------------------------------------------------------------------------
1.   Central Carolina Air                      December 20, 2002          CCACC Acquisition                   $[_______]
     Conditioning Company                                                 Company, LLC
----------------------------------------------------------------------------------------------------------------------------------
2.   Costner Brothers, Inc.                    December 27, 2002          Brothers Air & Heat, Inc.            [_______]
----------------------------------------------------------------------------------------------------------------------------------
3.   Gilbert Mechanical Contractors, Inc.      December 18, 2002          GGD Mechanical                       [_______]
                                                                          Contractors, Inc.
----------------------------------------------------------------------------------------------------------------------------------
4.   Laney's, Inc.                             December 18, 2002          Cedric, Inc.                         [_______]
----------------------------------------------------------------------------------------------------------------------------------
5.   Merritt Island Heat & Air, Inc.           December 18, 2002          RB Acquisitions, Inc.                [_______]
----------------------------------------------------------------------------------------------------------------------------------
6.   Yale Incorporated                         December 18, 2002          Yale Mechanical, Inc.                [_______]
----------------------------------------------------------------------------------------------------------------------------------
7.   Building One Service Solutions,           December 31, 2002          Horizon National                     [_______]
     Inc./Building One Commercial, Inc.                                   Services, LLC
----------------------------------------------------------------------------------------------------------------------------------
8.   Encompass Design Group, Inc./             December 31, 2002          Sterling-EDG, Inc.                   [_______]
     Encompass Power Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------
9.   Encompass Electrical                      December 31, 2002          Trojan Properties, L.L.C.            [_______]
     Technologies, Inc. and Encompass
     Central Plains, Inc.
----------------------------------------------------------------------------------------------------------------------------------
10.  Encompass Ind./Mech. of Texas, Inc.       December 31, 2002          Ken Polk Investments, LLC            [_______]
----------------------------------------------------------------------------------------------------------------------------------
11.  Birmingham assets of Encompass            December 31, 2002          LT Mechanical, LLC                   [_______]
     Mechanical Services Southeast, Inc.
----------------------------------------------------------------------------------------------------------------------------------
12.  MacDonald-Miller Industries, Inc./        December 31, 2002          MacDonald-Miller                     [_______]
     MacDonald-Miller Co., Inc./                                          Facility Services, Inc.
     MacDonald-Miller Service, Inc./
     MacDonald-Miller of Oregon, Inc./
     Encompass Facility Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
13.  Oakleaf Waste Management LLC            December 31, 2002        James R. Barnes                    [_______]
----------------------------------------------------------------------------------------------------------------------------------
14.  Omni Mechanical Company                 December 31, 2002        Crawford-Beeson                    [_______]
                                                                      Companies, Inc.
----------------------------------------------------------------------------------------------------------------------------------
15.  Pacific Rim Mechanical                  December 31, 2002        blue sky mechanical, inc.          [_______]
     Contractors, Inc.
----------------------------------------------------------------------------------------------------------------------------------
16.  Sequoyah Corporation                    December 31, 2002        Jamestown Electric, LLC            [_______]
----------------------------------------------------------------------------------------------------------------------------------
17.  Stephen C. Pomeroy, Inc.                December 31, 2002        Pomeroy Electric                   [_______]
                                                                      Incorporated
----------------------------------------------------------------------------------------------------------------------------------
18.  Wilson Electric Company, Inc.           December 31, 2002        Wilson Electric                    [_______]
                                                                      Services Corporation
----------------------------------------------------------------------------------------------------------------------------------
19.  Encompass Industrial Services           January 31, 2003         GSI Acquisition, Inc.              [_______]
     Southwest, Inc.
----------------------------------------------------------------------------------------------------------------------------------
20.  Mechanical Services of Orlando, Inc.    January 31, 2003         Succession Capital and             [_______]
                                                                      Services, LLC
----------------------------------------------------------------------------------------------------------------------------------
21.  Aircon Energy Incorporated              January 31, 2003         Vidortx, Inc.                      [_______]
----------------------------------------------------------------------------------------------------------------------------------
22.  Sun Plumbing, Inc.                      January 31, 2003         Steven W. Rutherford               [_______]
----------------------------------------------------------------------------------------------------------------------------------
23.  Encompass Mechanical Services           January 31, 2003         L T Mechanical, LLC                [_______]
     Southeast, Inc.
----------------------------------------------------------------------------------------------------------------------------------
24.  L.T. Mechanical, Inc.                   January 31, 2003         Larry W. Oehler and                [_______]
                                                                      Thomas M. Almond
----------------------------------------------------------------------------------------------------------------------------------
25.  Gamewell Mechanical, Inc.               February 4, 2003         EMC Company                        [_______]
----------------------------------------------------------------------------------------------------------------------------------
26.  Garfield-Indecon Electrical             February 5, 2003         Gerald C. Converse                 [_______]
     Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------
27.  Michigan assets of Airtron, Inc.        February 6, 2003         Robert R. Strang                   [_______]
----------------------------------------------------------------------------------------------------------------------------------
28.  Encompass Electrical                    February 27, 2003        New Tri-City                       [_______]
     Technologies - Florida, LLC                                      Electrical
                                                                      Contractors, Inc.
----------------------------------------------------------------------------------------------------------------------------------
29.  Encompass Electrical                    February 27, 2003        IES ENC, Inc.                      [_______]
     Technologies - Rocky Mountain, Inc.
----------------------------------------------------------------------------------------------------------------------------------
30.  Encompass Constructors, Inc.            February 28, 2003        Atlantic Constructors, Inc.        [_______]
----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
31.  Encompass Electrical                         February 28, 2003        Regency Acquisition I Corp.          [_______]
     Technologies Southeast, Inc./
     Encompass Electrical Technologies
     North Florida, Inc./ Encompass
     Electrical Technologies Georgia,
     Inc./ Encompass Electrical
     Technologies Western Tennessee,
     Inc./ Encompass Electrical
     Technologies Projects Group, Inc.
---------------------------------------------------------------------------------------------------------------------------------
32.  Watson Electrical Construction Co.           February 28, 2003        Watson Electrical                    [_______]
                                                                           Acquisition Co., LLC
---------------------------------------------------------------------------------------------------------------------------------
33.  Encompass Capital, Inc.                      March 3, 2003            M/A Electric, LLC                    [_______]
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                  Total:                                                                                 $ [_____________]
---------------------------------------------------------------------------------------------------------------------------------

     -------------------------------
     /1/ Such sales were generally conducted as sales of all or substantially all of the assets of certain operating Subsidiary Debtors. However, in certain cases the sales only included operating segments or certain assets of a Subsidiary.

     /2/ Includes cash and other forms of consideration received pursuant to such sales, including, without limitation, promissory notes. Amounts remain subject, in many instances, to substantial post-closing and working capital adjustments and do not include reductions for fees and expenses that are to be paid from the consideration from the respective transaction. Such amounts do not include amounts relating to asset purchasers' assumption of liabilities, including trade accounts payable and other accruals.

     The amounts reflected are gross purchase price consideration that remain subject, in many instances, to substantial post-closing and working capital adjustments and other contingencies, such as collectibility of accounts receivable transferred as part of a sale. Such amounts also do not reflect deductions of the fees and expenses for the respective transaction. The foregoing-described proceeds also do not include amounts relating to asset purchasers' assumption of liabilities, including obligations to make payment on trade accounts payable, and other accruals as part of the consideration for the sales.

     In addition to completing such asset divestitutures, the Debtors intend to shut down, rather than divest, four of their operating entities in order to minimize operating losses and to maximize value for the Estates.

G.  Plan Formulation

     In response to the rejection of the proposed prepackaged plan of reorganization that Encompass offered in October and November of 2002, see
Section II.F -- "GENERAL INFORMATION REGARDING THE DEBTORS -- EVENTS LEADING TO THE CHAPTER 11 CASES", the Debtors continued to formulate a plan of reorganization that they believed would be accepted by the holders of Claims against them while also continuing to complete the asset divestitures described in the immediately preceding section hereof. The Debtors focused upon a reorganization around the Residential Debtors due to the concerns about the Debtors' future abilities to obtain sufficient surety bonding capacity because the Residential Debtors' operations generally have substantially lower bonding capacity requirements. After the Debtors' had conducted discussions with the DIP Lenders and the Senior Lenders concerning a general plan relating to a reorganization around the Residential Debtors, the Debtors believed that it was necessary to solicit alternative competing offers for the equity interests in and associated assets of the Residential Debtors.

     The Debtors approached potential counterparties that they believed might have an interest in investing in, and the wherewithal in conjunction with the Management Group to operate, the Residential Debtors. The Debtors received bids from three of such parties and, after consideration of whether the proposal set forth in the Purchase Agreement would maximize the value of the Estates by procuring the highest and best offer for an investment in the Residential Debtors, determined that the offer set forth in the Purchase Agreement represented the highest and best offer for such investment.

     The Purchase Agreement will form a part of the Plan Supplement.

                          IV.     SUMMARY OF THE PLAN

     THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY INTEREST HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.   Overall Structure of the Plan

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.

     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor of or equity interest holder in the debtor, whether or not such creditor or equity interest holder (i) is Impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all equity interests.

     The terms of the Debtors' Plan are based upon, among other things, the Debtors' assessment of their ability to make the distributions contemplated under the Plan and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

     If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (ii) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims and (iii) the Claims and Equity Interests in certain other Classes will receive no recovery on such Claims or Equity Interests. On the Effective Date and at certain times thereafter, Reorganized Encompass will distribute Cash and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Equity Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and the property to be distributed under the Plan are described below.

B.   Acquisition of the Residential Debtors

1.   The Proposed Sale Transaction

     Generally, the equity interests in each of the Reorganized Residential Debtors will be transferred and conveyed to the Buyer and, in exchange, the Buyer will pay the Purchase Price in accordance with the terms of the Purchase Agreement. The Purchase Price will comprise a portion of the Asset Sale Proceeds and will be distributed in accordance with the terms of the Plan.

2.   Approval of Sale

     As permitted by sections 1123(a)(5), 1123(b)(4), 1129(a)(11) and 363(l) of the Bankruptcy Code, the Debtors seek approval of the sale of the Reorganized Residential Debtors' Common Stock in accordance with the terms of the Plan and the Purchase Agreement. Confirmation of the Plan by the Bankruptcy Court will constitute approval of the proposed sale of the Reorganized

Residential Debtors' Common Stock to the Buyer and the Confirmation Order will contain express findings and conclusions approving the sale on the terms and conditions set forth in the Purchase Agreement and the Plan. The Purchase Agreement will be filed as part of the Plan Supplement.

3.   Sale Free and Clear

     On and after the Effective Date, pursuant to Section 2.3 of the Plan and the Purchase Agreement, the Reorganized Residential Debtors' Common Stock and all assets of the Reorganized Residential Debtors, other than as specifically set forth in the Purchase Agreement, will be purchased by and vested in the Buyer free and clear of all Claims, Equity Interests, Liens, charges, encumbrances and all other rights arising on or before the Effective Date.

C.   Treatment of Unclassified Claims

     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified and the holders of such Claims are not entitled to vote on the Plan.

1.   Administrative Expense Claims

     On the latest of (i) the Effective Date, (ii) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim or
(iii) the date on which its Administrative Expense Claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, each holder of an Allowed Administrative Expense Claim will receive in full satisfaction settlement, release, and discharge of and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto and (b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors.

2.   Priority Tax Claims

     On the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors or the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtors or the Reorganized Debtors and such holder will have agreed upon in writing; provided, however, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

D.   Summary of Classes

     The Plan places all Claims and Equity Interests, except Administrative Expense Claims and Priority Tax Claims, in the classes listed below. A Claim or Equity Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in any other Class to the extent that any portion thereof falls within the description of such other Class.

                   Class                                       Impaired/Unimpaired, Entitlement to Vote

       --------------------------------------------------------------------------------------------------------------
       Class 1 -- Other Priority Claims            Unimpaired -- Deemed to have accepted and not entitled to vote

       Class 2 -- Secured Tax Claims               Unimpaired -- Deemed to have accepted and not entitled to vote

       Class 3 -- Other Secured Claims             Unimpaired -- Deemed to have accepted and not entitled to vote

                   Class                                       Impaired/Unimpaired, Entitlement to Vote

       ---------------------------------------------------------------------------------------------------------------------
       Class 4 -- Existing Credit Agreement Claims          Impaired -- Entitled to vote

       Class 5 -- Surety Claims                             Impaired -- Entitled to vote

       Class 6 -- Convenience Claims                        Impaired -- Entitled to vote

       Class 7 -- General Unsecured Claims                  Impaired -- Entitled to vote

       Class 8 -- Litigation Claims                         Impaired -- Entitled to vote

       Class 9 -- Existing Preferred Stock                  Impaired -- Deemed to have rejected and not entitled to vote

       Class 10 -- Existing Common Stock and Section        Impaired -- Deemed to have rejected and not entitled to vote
       510(b) Claims

       Class 11 -- Existing Other Equity Interests          Impaired -- Deemed to have rejected and not entitled to vote

E.   Treatment of Classified Claims and Equity Interests

1.   Class 1 -- Other Priority Claims

         a.  Claims in Class: Class 1 consists of all Other Priority Claims.

         b. Treatment: On the later of (i) the Effective Date or (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

2.   Class 2 -- Secured Tax Claims

         a.  Claims in Class: Class 2 consists of all Secured Tax Claims.

         b.  Treatment: Except to the extent that a holder of an Allowed
Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim will receive, at the sole option of the Reorganized Debtors, (i) Cash in the amount of such Allowed Secured Tax Claim, including any interest required by section 506(b) of the Bankruptcy Code, on the later of the Effective Date or the date on which such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 6.0% over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

3.   Class 3 -- Other Secured Claims

         a.  Claims in Class: Class 3 consists of all Other Secured Claims.

         b. Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Debtors or the Reorganized Debtors, (i) each Allowed Other Secured Claim will be reinstated and rendered unimpaired pursuant to section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (ii) each holder of an Allowed Other Secured Claim will receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the

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Bankruptcy Code, on the later of the Effective Date or the date such Allowed
Other Secured Claim becomes an Allowed Other Secured Claim or as soon thereafter as is practicable, or (iii) the holder of an Allowed Other Secured Claim will receive possession of the Collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date or the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim or as soon thereafter as is practicable.

         c. Deficiency Claims: Each holder of an Allowed Other Secured Claim receiving the treatment specified in clause (ii) or (iii) of the preceding paragraph will have a Deficiency Claim to the extent the value of the Collateral securing its Allowed Other Secured Claim is less than amount of its Allowed Other Secured Claim.

4.   Class 4 -- Existing Credit Agreement Claims

         a. Claims in Class: Class 4 consists of all Existing Credit Agreement Claims.

         b. Treatment: On the later of (i) the Effective Date or (ii) the date on which its Existing Credit Agreement Claim becomes an Allowed Existing Credit Agreement Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Existing Credit Agreement Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Existing Credit Agreement Claim a Pro Rata share of (i) the Asset Sale Proceeds, (ii) the proceeds of all Postpetition Collateral and (iii) the proceeds of the Prepetition Collateral, including the proceeds of the Prepetition Collateral that are collected after the Confirmation Date.

         c. Deficiency Claims: Each holder of an Allowed Existing Credit Agreement Claim receiving the treatment specified in the preceding paragraph will have a Deficiency Claim to the extent the value of the Collateral securing its Allowed Existing Credit Agreement Claim is less than the amount of its Allowed Existing Credit Agreement Claim.

5.   Class 5 -- Surety Claims

         a.  Claims in Class: Class 5 consists of all Surety Claims.

         b. Treatment: Except to the extent that the holder of an Allowed Surety Claim has been paid by the Debtors prior to the Effective Date, the holder of an Allowed Surety Claim will receive on account of such holder's Allowed Surety Claim and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Surety Claim all equitable subrogation and other legal and equitable rights against the Debtors, the Reorganized Debtors and the Bonded Collateral arising under the Surety Agreements, the Bonded Contracts and applicable law; provided, however, that except for cross-indemnity obligations arising under a Bond under which a Residential Debtor is the principal and primary indemnitor, the Residential Debtors shall be released from all Bonded Obligations, including all Claims related to cross-indemnities.

6.   Class 6 -- Convenience Claims

         a.  Claims in Class: Class 6 consists of all Convenience Claims.

         b. Treatment: Except to the extent that the holder of an Allowed Convenience Claim has been paid by the Debtors prior to the Effective Date pursuant to the Critical Vendor Order or otherwise or such holder agrees to a different treatment, the holder of an Allowed Convenience Claim will receive on account of such holder's Allowed Convenience Claim and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Convenience Claim the lesser of (i) one-half of such holder's Allowed Convenience Claim or (ii) a Pro Rata share of the Convenience Class Distribution.

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7.   Class 7 -- General Unsecured Claims

         a.  Claims in Class: Class 7 consists of all General Unsecured
Claims.

         b. Treatment: Except to the extent that the holder of an Allowed General Unsecured Claim has been paid by the Debtors prior to the Effective Date pursuant to the Critical Vendor Order or otherwise or such holder agrees to a different treatment, the holder of an Allowed General Unsecured Claim will receive on account of such holder's Allowed General Unsecured Claim and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim such holder's Pro Rata share of the Class 7 Distribution; provided, however, that the Pro Rata share of the Class 7 Distribution allocated to the holders of Allowed Junior Subordinated Note Claims and Allowed Senior Subordinated Note Claims will, prior to the distribution of any such property, be reallocated and distributed Pro Rata to the Senior Lenders holding Allowed General Unsecured Claims.

8.   Class 8 -- Litigation Claims

         a.  Claims in Class: Class 8 consists of all Litigation Claims.

         b. Treatment: If and when a Litigation Claim becomes an Allowed Litigation Claim, proceeds from any Insurance Policy which become payable as a consequence of such allowance will be disbursed by the insurer which is obligated to pay such insurance proceeds to the holder of such Allowed Litigation Claim. If the proceeds of an Insurance Policy become payable as a consequence of the allowance of a Litigation Claim, and the Insurance Policy (or Insurance Policies) providing coverage for the Allowed Litigation Claim contains a retention (deductible) that has not been paid by the Debtors on or before the Effective Date, then, and in such event, (i) the amount of Insurance Policy proceeds payable by an insurer to the holder of the Allowed Litigation Claim will be reduced by the amount of the unpaid retention, and (ii) the holder of the Allowed Litigation Claim will hold an Allowed General Unsecured Claim in the amount of such unpaid retention. Notwithstanding any provision in the Plan to the contrary, if it is determined that all or any portion of an Allowed Litigation Claim is not an Allowed Insured Claim, then the holder of such Allowed Litigation Claim will hold an Allowed General Unsecured Claim for that portion of the Allowed Litigation Claim which is not an Allowed Insured Claim.

         c. Reservation of Rights: The insurers under all Insurance Policies affected by the preceding paragraph will retain all rights (including, but not limited to, rights to defend Claims, settle Claims, and retain and pay defense counsel), remedies, defenses, discretions, and corresponding obligations provided in each Insurance Policy and any related agreements. No insurer will be required to make a disbursement to the holder of an Allowed Litigation Claim unless the holder of such Allowed Litigation Claim executes and delivers to the insurer a release of all Claims in such form and containing such provisions as may be reasonably required by the insurer.

9.   Class 9 -- Existing Preferred Stock

         a. Equity Interests in Class: Class 9 consists of the Existing Preferred Stock.

         b. Treatment: On the Effective Date, all Existing Preferred Stock and the accrued and unpaid dividends thereon will be cancelled, and the holders of Existing Preferred Stock will not receive or retain any property on account of their Existing Preferred Stock.

10.  Class 10 -- Existing Common Stock and Section 510(b) Claims

         a. Equity Interests and Claims in Class: Class 10 consists of all Existing Common Stock and Section 510(b) Claims.

         b. Treatment: On the Effective Date, all Existing Common Stock will be cancelled, and the holders of Existing Common Stock and Section 510(b) Claims will not receive or retain any property on account of their Existing Common Stock and/or Section 510(b) Claims.

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

11. Class 11 -- Existing Other Equity Interests

        a. Equity Interests in Class: Class 11 consists of all Existing Other Equity Interests.

        b. Treatment: On the Effective Date, all Existing Other Equity Interests will be cancelled, and the holders of Existing Other Equity Interests will not receive or retain any property on account of their Existing Other Equity Interests.

F.  Means for Implementation of the Plan

1.  Continued Corporate Existence of Debtors; Authorized Capital Stock

        a.   Reorganized Residential Debtors.

    Each of the Reorganized Residential Debtors will be wholly owned, directly or indirectly, by Newco Holding LLC and will continue to exist after the Effective Date as a separate entity in accordance with the applicable law in the applicable jurisdiction in which it is incorporated, formed or organized under its respective certificate of incorporation and bylaws, partnership agreement, membership agreement or other organizational documents in effect before the Effective Date except as its organizational documents may be amended pursuant to the Plan. On the Effective Date, the organizational documents of each Reorganized Residential Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities.

        b.   Reorganized Non-Residential Debtors.

    The Reorganized Non-Residential Debtors will continue to be wholly owned by Reorganized Encompass and will continue to exist after the Effective Date for the limited purpose of winding up their affairs and assisting the Disbursing Agent in carrying out the duties and responsibilities set forth in the Plan.

2.  Restructuring Transactions

    Notwithstanding any provision in the Plan to the contrary, and in accordance with the provisions of section 1123 of the Bankruptcy Code, the Residential Debtors may enter into any transactions or take any actions appropriate or necessary to effect a corporate restructuring of their respective businesses, including, without limitation, any action necessary to effect a change in the organizational form of any Residential Debtor. Any such proposed corporate restructuring will be described in the documents and papers contained in the Plan Supplement. In addition to such pre-Confirmation Date transactions, the applicable Reorganized Residential Debtors may enter into such transactions, on and after the Confirmation Date, which are necessary or appropriate to effect a corporate restructuring of their respective businesses, including, without limitation, simplifying the overall corporate structure of the Reorganized Residential Debtors, or reincorporating certain of the Reorganized Residential Debtors under the laws of jurisdictions other than the laws under which the applicable Reorganized Residential Debtor is presently incorporated or reforming some or all of the Reorganized Residential Debtors as limited liability companies or limited partnerships in such jurisdictions. Such restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions, as may be determined by Newco Holding LLC or the Reorganized Residential Debtors to be necessary or appropriate. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Residential Debtor, such surviving, resulting, or acquiring corporation will perform the obligations (if any) of the applicable Reorganized Residential Debtor pursuant to the Purchase Agreement or the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Residential Debtor specifically identified in the Purchase Agreement, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Residential Debtor will perform such obligations.

3.  Treatment of Claims for Purposes of Voting, Confirmation and Distribution

    For purposes of voting, confirmation and distribution, the Plan is premised upon the substantive consolidation of all of the Debtors. Entry of the Confirmation Order will constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the consolidation of the Chapter 11 Cases of the Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution, but excluding the transactions contemplated by the Purchase Agreement. Pursuant to such order, (i) except for the Residential Debtors, each Debtor's assets and liabilities will be merged and

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

pooled with the assets and liabilities of each of the other Debtors, (ii) no distributions will be made under the Plan on account of Intercompany Claims held by the Debtors, (iii) all guarantees of the Debtors of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors, and (iv) each and every Claim filed or to be filed in the Chapter 11 Case of any Debtor will be deemed filed against the consolidated Debtors, and will be deemed one Claim against, and obligation of, the consolidated Debtors. Such substantive consolidation will not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) pre- and post-Petition Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan or (iii) any term or provision of the Purchase Agreement (including, without limitation, any provision thereof limiting the post-Effective Date liabilities of the Reorganized Residential Debtors).

4.  Corporate Action; Cancellation of Securities

    On the Effective Date, except as otherwise provided for herein, (i) the Extinguished Securities, to the extent not already cancelled, will be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under the Debtors' certificate of incorporation, any agreements, indentures, or certificates of designations governing the Extinguished Securities will be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer will continue in effect solely for the purposes of permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture will not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Equity Interests, to the extent not already cancelled, will be cancelled.

5.  Directors and Executive Officers

       a. Board of Directors of Reorganized Encompass.

    On the Effective Date, the term of each member of the current board of directors of Encompass will automatically expire. The initial board of directors of Reorganized Encompass on and after the Effective Date will consist of one member, who will be designated by the Disbursing Agent. The Reorganized Encompass board of directors will have the responsibility for the management, control, and operation of Reorganized Encompass on and after the Effective Date.

       b. Officers of Reorganized Encompass.

    The officers of Reorganized Encompass on and after the Effective Date will be those officers identified in the Plan Supplement.

       c. Board of Directors of Reorganized Residential Debtors.

    The initial boards of directors of the Reorganized Residential Debtors will be designated by the Buyer and identified in the Plan Supplement.

       d. Officers of Reorganized Residential Debtors.

    The officers of the Reorganzied Residential Debtors on and after the Effective Date will be designated by the Buyer and identified in the Plan Supplement.

6.  New Securities

    On the Effective Date, Reorganized Encompass will issue new shares of common stock to the Disbursing Agent and the Disbursing Agent shall hold such common stock in furtherance of its performance of its obligations in connection with its winding up of the businesses, assets, properties and affairs of the Non-Residential Debtors. Such shares of common stock of Reorganized Encompass will be held in trust by the Disbursing Agent for the benefit of holders of Claims against the Debtors.

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

    On the Effective Date, the Reorganized Residential Debtors will issue the Reorganized Residential Debtors' Common Stock, which shall be sold to Buyer pursuant to the Purchase Agreement. The issuance, grant, and reservation of the Reorganized Residential Debtors' Common Stock authorized in Section 5.6 of the Plan shall not require any further act or action by or among other Persons, any shareholders or creditors of Encompass, under applicable law, regulation, order or rule.

7.  New Credit Agreement

    On or after the Effective Date, Newco Holding LLC and/or one or more of the Reorganized Residential Debtors may enter into such other or further debt or equity financings as they deem necessary or appropriate for the Reorganized Residential Debtors' working capital and other general corporate needs.

8.  Revesting of Assets

       a. Revesting of Assets of the Residential Debtors.

    Notwithstanding anything in the Plan to the contrary, the property of each Residential Debtor's Estate, together with any property of each Residential Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Reorganized Residential Debtor on the Effective Date and the Reorganized Residential Debtors' Common Stock will be sold to Newco Holding LLC pursuant to the Purchase Agreement. Thereafter, the Reorganized Residential Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Residential Debtors, including the Reorganized Residential Debtors' Common Stock held by Newco Holding LLC, will be free and clear of all Claims, encumbrances, Equity Interests, charges and Liens except as specifically provided in the Purchase Agreement. Without limiting the generality of the foregoing, the Reorganized Residential Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

       b. Revesting of Assets of the Non-Residential Debtors.

    The property of each Non-Residential Debtor, together with any property of each Non-Residential Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Non-Residential Debtor on the Effective Date. Following the Effective Date, the Reorganized Non-Residential Debtors will continue to exist until such time as they are dissolved under applicable law. The Reorganized Non-Residential Debtors will not engage in any new business or incur new liabilities, except as is necessary to assist the Disbursing Agent in effectuating the duties and obligations set forth in the Plan; provided further that the holders of the Existing Credit Agreement Claims will retain Liens on the property that revests in the Non-Residential Debtors and such property will be treated in accordance with the terms of the Plan.

9.  Preservation of Rights of Action; Settlement of Litigation Claims

       a. Preservation of Rights of Residential Debtors.

    Except as otherwise provided in the Plan, the Confirmation Order, the DIP Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Residential Debtors will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Residential Debtors or their Estates may hold against any Person or entity without the approval of the Bankruptcy Court. The Reorganized Residential Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Residential Debtors or their successor(s) who hold such rights.

       b. Preservation of Rights of Non-Residential Debtors.

    Except as otherwise provided, in the Plan, the Confirmation Order, the DIP Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Disbursing Agent will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Non-Residential Debtors or their Estates may hold against any Person or entity without the approval of the Bankruptcy Court. The Reorganized Non-

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Residential Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Non-Residential Debtors or their successor(s) who hold such rights.

10. Effectuating Documents; Further Transactions

    The chairman of the board of directors, president, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of each Debtor will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor will be authorized to certify or attest to any of the foregoing actions.

11. Exemption from Certain Transfer Taxes

    Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

G.  Provisions Governing Distributions

1.  Obligations to Make Distributions

     All distributions to be made to the holders of Allowed Claims pursuant to the Plan (including Allowed Claims against the Residential Debtors) will receive such distributions from the Disbursing Agent (as agent for Reorganized Encompass and the Reorganized Non-Residential Debtors), which will have sole liability with respect thereto. Neither Newco Holding LLC nor any Reorganized Residential Debtor will (a) have any liability on account of any Allowed Claim, or (b) have any obligation to any Person to make distributions to any holder of an Allowed Claim pursuant to the Plan, except as may be specifically set forth in the Purchase Agreement.

2.  Postpetition Interest

    In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Unsecured Claims against the Debtors will be calculated as of the Petition Date. Except as otherwise explicitly provided in the Plan, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, no holder of a Claim will be entitled to or will receive Postpetition Interest.

3.  Alternative Treatment

    Notwithstanding any provision in the Plan to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled under the Plan, any other distribution or treatment to which it and the Debtors, Reorganized Debtors or Disbursing Agent may agree to in writing, provided, however, that such other distribution or treatment will not provide a return having a present value in excess of the present value of the distribution or treatment that otherwise would be given such holder pursuant to the Plan.

4.  Method of Distributions Under the Plan

       a. In General.

    Subject to Bankruptcy Rule 9010, and except as otherwise provided in the Plan, all distributions under the Plan will be made by the Disbursing Agent to the holder of each Allowed Claim at the address of such holder as listed on the Schedules unless the Debtor or the Disbursing Agent has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules; provided, however, with respect to the Existing Credit Agreement Claims and the Senior Lenders' General Unsecured Claims, on the Initial

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Distribution Date and each Subsequent Distribution Date, the Disbursing Agent will distribute to the Administrative Agent the Pro Rata distribution of each holder of an Existing Credit Agreement Claim and the Pro Rata distribution of each Senior Lender's General Unsecured Claim.

      b. Distributions of Cash.

    Any payment of Cash made by the Disbursing Agent pursuant to the Plan will be made by check drawn on a domestic bank, by electronic wire, or by other form of wire transfer.

      c. Timing of Distributions.

    Any payment or distribution required to be made under the Plan on a day other than a Business Day will be made on the next succeeding Business Day.

      d. Minimum Distributions.

    No payment of Cash less than one hundred dollars ($100.00) will be made by the Disbursing Agent to any holder of a Claim unless a request therefor is made in writing to the Disbursing Agent.

5.  Unclaimed Distributions

    Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof will be revested in the Disbursing Agent and any entitlement of any holder of any Claim to such distributions will be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof will be added to the Reserve and any entitlement of such holders of Allowed General Unsecured Claims to such distributions will be extinguished and forever barred.

6.  Distributions Withheld for Disputed General Unsecured Claims

      a. Establishment and Maintenance of Reserve.

    On the Initial Distribution Date and each Subsequent Distribution Date, the Disbursing Agent will reserve from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, an amount of Cash equal to one hundred percent (100%) of the distributions to which the holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts.

      b. Property Held in Reserve.

    Cash held in the Reserve will be held in trust by the Disbursing Agent for the benefit of the potential claimants of such Cash and will not constitute property of the Disbursing Agent or the Reorganized Residential Debtors.

7.  Distributions Upon Allowance of Disputed General Unsecured Claims

    The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date will receive distributions of Cash from the Reserve on the next Subsequent Distribution Date following the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order. Such distribution will be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date. To the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash in the Reserve over the amount of Cash actually distributed on account of such Disputed General Unsecured Claim will be distributed Pro Rata to the holders of the Allowed General Unsecured Claims on the next following Subsequent Distribution Date.

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8.  Litigation Claims

      All Litigation Claims are Disputed Claims. Any Litigation Claim as to which a Proof of Claim was timely filed in the Chapter 11 Cases will be determined and liquidated, in the sole discretion of the Disbursing Agent, (i) in the administrative or judicial tribunal(s) in which it is pending on the Effective Date, or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or (ii) in the Bankruptcy Court in accordance with the bankruptcy claims process and/or any alternative dispute resolution or similar proceeding as same may be approved by Order of the Bankruptcy Court. Any Litigation Claim determined and liquidated pursuant to a judgment or order obtained in accordance with the foregoing and applicable law which is no longer appealable or subject to review will be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in the Plan will impair the Debtors' right to seek estimation of any and all Litigation Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Claim or cause of action that the Debtors may hold against any Person, including, without limitation, in connection with or arising out of any Litigation Claim. Moreover, nothing in the Plan will impair the Debtors' right to seek removal and transfer of any Litigation Claim pursuant to 28 U.S.C. ss. ss. 1412, 1441 and 1452.

9.  Withholding and Reporting Requirements

      In connection with the Plan and all distributions thereunder, the Disbursing Agent will, to the extent applicable as determined in its sole discretion, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding and reporting requirements. The Disbursing Agent will be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

10. Setoff and Recoupment

      Other than in respect of any Existing Credit Agreement Claim, a Reorganized Debtor may, but will not be required to, setoff against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the applicable Debtor or Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Reorganized Debtors of any claim that the applicable Debtor or Reorganized Debtor may have against such holder. Nothing in the Plan will be deemed to expand rights to setoff under applicable non-bankruptcy law. Notwithstanding the foregoing, the Reorganized Debtors will be deemed to waive and will have no right of setoff or recoupment against any Existing Credit Agreement Claim.

11. Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests

      Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Disbursing Agent will have the exclusive right to make and file objections to Administrative Expense Claims, and Claims and Equity Interests subsequent to the Effective Date. All objections will be litigated to Final Order; provided, however, that the Disbursing Agent will have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Disbursing Agent will file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than ninety (90) days after the Effective Date or such later date as may be approved by the Bankruptcy Court. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

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12. No Distribution Pending Allowance

     Notwithstanding any other provision in the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan will be made on account of or in exchange for such Claim unless and until such Disputed Claim becomes an Allowed Claim.

13. Distributions After Allowance

     To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. After the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan on account of or in exchange for such Allowed Claim.

H.  Treatment of Executory Contracts and Unexpired Leases

1.  Assumed Contracts and Leases of Residential Debtors

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Reorganized Residential Debtor will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed, assumed and assigned or rejected by such Residential Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is being rejected pursuant to the Plan as set forth in Schedule 7.1(a), which Schedule will be filed as part of the Plan Supplement. The Confirmation Order will constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

2.  Rejected Contracts and Leases of Non-Residential Debtors

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all executory contracts and unexpired leases that exist between the Non-Residential Debtors and any Person will be deemed rejected by the Reorganized Non-Residential Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been assumed and assigned to a Person pursuant to an asset purchase agreement under which such Non-Residential Debtor's assets have been sold, or which has been assumed and assigned to any Person other than a buyer of a Non-Residential Debtor's assets, and (iii) which is being assumed by the Non-Residential Debtor pursuant to the Plan as set forth in Schedule 7.1(b), which Schedule will be included in the Plan Supplement.

3.  Right to Modify Schedules

     Notwithstanding any provision of the Plan to the contrary, the Debtors (in the case of the Residential Debtors, with the consent of the Buyer) reserve the right, on or prior to the Confirmation Date, to amend Schedules 7.1(a) and 7.1(b) to delete any executory contract or unexpired lease therefrom or to add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, as appropriate, either rejected or assumed. The Debtors will provide notice of any amendments to Schedules 7.1(a) and 7.1(b) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 7.1(a) and/or 7.1(b) will not constitute an admission by the Debtors or the Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

4.  Inclusiveness of Assumed Executory Contracts and Unexpired Leases

     Each executory contract and unexpired lease to be assumed or rejected pursuant to the Plan will include all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease.

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5.  Insurance Policies

     Except to the extent specific notice to the contrary is provided by the Debtors no later than five (5) Business Days prior to the Confirmation Hearing, the Debtors' insurance policies and any agreements, documents or instruments relating thereto will be assumed under the Plan. Notwithstanding the foregoing, however, nothing contained in the Plan will constitute or be deemed a waiver of any claim or cause of action that the Debtors, the Reorganized Debtors or any entity claiming by or through the Debtors may hold against any entity, including, without limitation, an insurer under any of the Debtors' Insurance Policies.

6.  Cure of Defaults

     Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date, the Disbursing Agent will Cure any and all undisputed defaults under any executory contract or unexpired lease assumed or assumed and assigned by the Debtors or Reorganized Debtors pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults or any disputed matter concerning a Cure will be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

7. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

     Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors or as otherwise may be provided in the Confirmation Order, by no later than sixty (60) days after notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtors and the Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts and unexpired leases will be treated as General Unsecured Claims under the Plan.

I.  Acceptance or Rejection of the Plan

1.  Classes Entitled To Vote

     Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Equity Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims and Equity Interests in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote.

2.  Acceptance by Impaired Classes

     An Impaired Class of Claims will have accepted the Plan if the holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

3.  Elimination of Classes

     Any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Federal Rule of Bankruptcy Procedure 3018, as of the date of the commencement of the Confirmation Hearing, will be deemed not included in the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

4.  Nonconsensual Confirmation

     The Bankruptcy Court may confirm the Plan over the dissent of any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under of subsection 1129(b) of the Bankruptcy Code have been satisfied.

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

     To obtain confirmation notwithstanding the nonacceptance of a Class, the Debtors must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting Impaired Classes. A plan does not discriminate unfairly if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class receives more than it is entitled to for its Claims or Equity Interests. If required, the Debtors will show at the Confirmation Hearing that the Plan does not discriminate unfairly.

     To the extent necessary, the Debtors will request confirmation of the Plan, as the Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

J.  Provisions Governing the Disbursing Agent

1.  Appointment.

     On the Effective Date, Reorganized Encompass, with the consent of the holders of Existing Credit Agreement Claims, will appoint the Disbursing Agent under the Plan. The Disbursing Agent, with the consent of the holders of Existing Credit Agreement Claims, will appoint any successor(s) to the Disbursing Agent.

2.  Powers and Duties.

     The Disbursing Agent will have the rights and powers of a debtor-in-possession under section 1107 of the Bankruptcy Code, and such other rights, powers and duties incident to causing the performance of the Debtors' obligations under the Plan, including, without limitation, the duty to assess the merits of Claims and object to those Claims that the Disbursing Agent determines to be, in whole or in part, without merit, to prosecute such objections and defend Claims and counterclaims asserted in connection therewith, to prosecute causes of action, to liquidate Estate assets, to wind up the businesses, assets, properties and affairs of the Non-Residential Debtors, to make distributions under the Plan and such other duties as are necessary to effectuate the terms and provisions of the Plan.

3.  Fees and Expenses.

     Fair and reasonable compensation will be paid to the Disbursing Agent and any and all Professionals and professionals retained by the Disbursing Agent, with the consent of the holders of Existing Credit Agreement Claims, and such compensation will generally comport with the customary and reasonable professional compensation payable under section 330 of the Bankruptcy Code. The payment of fees and expenses to the Disbursing Agent and its professionals will not require the approval of the Bankruptcy Court. The payment of the Disbursing Agent's fees and expenses, the unpaid fees and expenses of any Professional or professional, and the indemnification of the Disbursing Agent, where applicable, will be funded from the Wind Up Fund.

4.  Liability.

     The Disbursing Agent will serve without bond and will have no liability so long as the Disbursing Agent performs its duties in good faith. The Disbursing Agent will not be liable for any action taken or omitted in good faith and believed by it to be authorized within the discretion or rights or powers conferred by the Plan. The Disbursing Agent will be indemnified by the Estates and the Reorganized Debtors for any Claims or causes of action arising from or relating to the good faith exercise of its duties. In performing its duties under the Plan, the Disbursing Agent may consult with counsel and will have no liability for any action taken upon the advice of such counsel. None of the provisions of the Plan will require the Disbursing Agent to incur financial liability in the performance of any of its duties thereunder or in the exercise of any rights and powers. The Disbursing Agent may rely without inquiry upon any writing delivered under the Plan which it believes in good faith to be genuine and to have been given by a proper Person.

5.  Duration of Existence.

     The Disbursing Agent under the Plan will continue to exist until entry of a Final Order by the Bankruptcy Court closing the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code. As soon as practicable after the final distribution is made and all Cash has been distributed or paid, the Disbursing Agent will seek entry of a Final Order closing the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code.

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K.  Conditions Precedent to the Plan's Confirmation and Consummation

1.  Conditions to Confirmation

     The Confirmation of the Plan is subject to the satisfaction or due waiver of the following conditions precedent:

       a. The Confirmation Order shall be in a form and of a substance reasonably acceptable to the Debtors, the Buyer and the Senior Lenders, and the Confirmation Order shall become a Final Order.

       b. All Plan Documents shall be in a form and of a substance satisfactory to the Debtors and the Senior Lenders, and, to the extent related to the Residential Debtors, the Buyer.

       c. The Purchase Agreement shall have been executed by the parties thereto and consummation of the Purchase Agreement and the transactions contemplated thereby shall have been approved in the Confirmation Order.

2.  Conditions to Effective Date

     The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the Plan:

       a. The Confirmation Order shall have been entered by the Bankruptcy Court and that order must provide, among other things, that:

           (i) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan (including, without limitation, the Purchase Agreement and a transition services agreement in form and substance acceptable to the Debtors, the Senior Lenders and the Buyer);

           (ii) the provisions of the Confirmation Order are non-severable and mutually dependent;

           (iii) all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

           (iv) the transfers of property by the Debtors (i) to the Reorganized Residential Debtors and the Disbursing Agent (A) are or shall be legal, valid, and effective transfers of property, (B) vest or shall vest the Reorganized Residential Debtors and the Disbursing Agent with good title to such property free and clear of all Liens, charges, Claims, encumbrances, or Equity Interests, except as expressly provided in the Plan or Confirmation Order, (C) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (D) do not and shall not subject the Reorganized Residential Debtors or the Disbursing Agent to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Equity Interests under the Plan are for good consideration and value;

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

           (v) except as expressly provided in the Plan (or in any order of the Bankruptcy Court), upon the effectiveness of all transactions incident to and part of the Plan, the Debtors are discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

           (vi) all Existing Preferred Stock, Existing Common Stock, and Existing Other Equity Interests in Encompass shall be cancelled effective upon the Effective Date;

           (vii) the Debtors have acted in good faith with respect to the formulation, the solicitation, and Confirmation of the Plan, pursuant to section 1125(e) of the Bankruptcy Code.

       b. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

       c. The Debtors shall have executed and delivered all documents necessary to effectuate the Purchase Agreement, and all conditions to the consummation of the transactions contemplated thereby shall have been satisfied or waived as provided in the Purchase Agreement.

       d. All other actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

       e. No stay of the Confirmation Order and/or consummation of the Plan is in effect.

       f. All definitive documentation relating to the Plan and the Purchase Agreement and the transactions contemplated thereby shall be consistent in all material respects with the terms of the Plan and all definitive documentation relating to the Plan and Purchase Agreement and all other documents material to the consummation of the transactions contemplated under the Plan and the Purchase Agreement shall be in form and substance reasonably acceptable to each of the Senior Lenders and the Buyer.

3. Waiver of Conditions

    Each of the conditions to the Effective Date set forth in Section IV.K.2 above, other than as set forth in subsection (a)(iv) thereof, may be waived in whole or in part by the Debtors, with the consent of the Senior Lenders and the Buyer (which consent will not be unreasonably withheld), without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The conditions set forth in Sections IV.K.1(a) and (b) above may not be waived without the consent of the Senior Lenders and the Buyer (which consents will not be unreasonably withheld). The failure to satisfy or waive any condition to Confirmation on the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

L. Modifications and Amendments; Withdrawal

    The Debtors (in the case of the Residential Debtors, with the consent of the Buyer) may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtors (in the case of the Residential Debtors, with the consent of the Buyer) reserve the right to include any amended exhibits in the Plan Supplement, whereupon each such amended exhibit will be deemed substituted for the original of such exhibit. After the Confirmation Date, the Debtors or Reorganized Debtors (in the case of the Residential Debtors or the Reorganized Residential Debtors, with the consent of the Buyer) may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such

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

matters as may be necessary to carry out the purposes and extent of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims or Equity Interests thereunder.

M. Retention of Jurisdiction

    Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction (except with respect to the purposes described under clauses (i) and (xiv) below, with respect to which jurisdiction will not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

        (i) determine any and all objections to the allowance of Claims or Equity Interests;

        (ii) determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

        (iii) determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;

        (iv) hear and determine all Professional Fee Claims and other Administrative Expense Claims;

        (v) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

        (vi) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

        (vii) enter such orders as may be necessary or appropriate in aid of the consummation of the Plan and to execute, implement, or consummate the provisions thereof and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement and/or the Confirmation Order;

        (viii) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

        (ix) hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency therein or any order of the Bankruptcy Court;

        (x) issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

        (xi) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

        (xii) hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

        (xiii) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

        (xiv) recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

        (xv) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

        (xvi) hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

        (xvii) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

        (xviii) enter a final decree closing the Chapter 11 Cases; provided, however, that the Bankruptcy Court shall not have jurisdiction over any claim, cause of action or other matter relating to Newco Holding LLC or any Reorganized Residential Debtor arising at any time from and after the Effective Date.

N. Miscellaneous Provisions

1. Bar Dates for Certain Claims

        a. Administrative Expense Claims.

      The Confirmation Order will establish an Administrative Expense Claims Bar Date for the filing of all Administrative Expense Claims (other than Professional Fee Claims or Claims for the expenses of the members of the Committee), which date will be 60 days after the Confirmation Date. Holders of asserted Administrative Expense Claims, other than Professional Fee Claims or Claims for United States Trustee fees or the expenses of the members of the Committee, not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must submit proofs of Administrative Expense Claim on or before such Administrative Expense Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Expense Claims Bar Date. The Debtors, or the Reorganized Debtors, as the case may be, will have 90 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Expense Claims Bar Date to review and object to such Administrative Expense Claims before a hearing for determination of allowance of such Administrative Expense Claim.

        b. Professional Fee Claims.

      All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Committee prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 90 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. If the Debtors or the Reorganized Debtors and any such Professional cannot agree on the amount of fees and expenses to be paid to such party, or if the United States Trustee objects to such Professional Fee Claim, the amount of fees and expenses will be determined by the Bankruptcy Court.

2. Payment of Statutory Fees

      All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases will be paid by the Disbursing Agent.

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

3. Severability of Plan Provisions

    If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision, to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such alteration or interpretation, with respect to the terms and provisions of the Plan, the terms thereof will remain in full force and effect and will in no way be affected, impaired, or invalidated by such alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered, interpreted or adjusted in accordance with the foregoing, is valid and enforceable pursuant to its terms. Notwithstanding the foregoing, no provision of the Plan may be severed if it relates to Wellspring, the Buyer, the Residential Debtors or the Reorganized Residential Debtors, or the Purchase Agreement, without the prior written consent of the Buyer.

4. Successors and Assigns

    The rights, benefits and obligations of all Persons named or referred to in the Plan will be binding on, and will inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

5. Discharge of the Debtors and Injunction

    Except as specifically provided for in the Plan, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Equity Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order (subject to the occurrence of the Effective Date) will act as a discharge of all Claims against and debts of, Liens on, and Equity Interests in each of the Debtors (save and except for the Subsidiary Interests), the Debtors' assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Equity Interest therefor was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Equity Interest will be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order, except as otherwise expressly provided in the Plan. The Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

    In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code will act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Equity Interests discharged by the Plan. Except as otherwise expressly provided in the Plan and/or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. The foregoing injunction will extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

6. Releases By the Debtors

    On the Effective Date, effective as of the Confirmation Date, the Debtors and the Reorganized Debtors will waive and release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims, obligations, rights, causes of action or liabilities, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, which the Debtors or the Reorganized Debtors have or may have against any present or former director, officer, or employee of the Debtors and their respective attorneys, agents, and property; provided, however, that the foregoing will not operate as a waiver of, or release from, any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, or employee to the Debtors or
(ii) the willful misconduct or gross negligence of such director, officer, or employee in connection with, related to, or arising out of the

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administration of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

    As set forth in the DIP Order, the Debtors have released and are enjoined from prosecuting or attempting to prosecute any and all claims and causes of action, including any claims or causes of action under chapter 5 of the Bankruptcy Code, which they have or may have against the DIP Lenders, and the Senior Lenders and their members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with (i) actions taken as or in their capacities as Senior Lenders, and DIP Lenders and (ii) the Chapter 11 Cases.

7. Other Releases

    On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided in the Plan, the Purchase Agreement or in Confirmation Order, the Debtors, the Reorganized Debtors, each Senior Lender, DIP Lender, the Administrative Agent, the Committee, the Buyer, Wellspring and the indenture trustee, and each of their respective present or former members, officers, directors, agents, financial advisors, attorneys, employees, partners, and representatives and their respective property will be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, the Reorganized Debtors, or any holder of a Claim against or Equity Interest in any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or the Plan, or otherwise; provided, however, that nothing will release any Person from any claims, obligations, rights, causes of action, or liabilities arising under or relating to the Purchase Agreement, or based upon any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's willful misconduct or gross negligence.

8. Exculpation and Limitation of Liability

    The Reorganized Debtors, the Senior Lenders, the DIP Lenders, the Administrative Agent, the Committee, the Buyer, Wellspring and any and all of their respective present or former members, officers, directors, employees, partners, advisors, attorneys, or agents, or any of their successors or assigns, will not have or incur any liability to any holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

    Notwithstanding any other provision of the Plan, no holder of a Claim or Equity Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the Debtors, the Reorganized Debtors, the Estates, the Committee, the Buyer, Wellspring, the Senior Lenders, the DIP Lenders or any of their respective present or former members, officers, directors, employees, or partners, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

9. Term of Injunctions or Stays

    Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), will remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order will remain in full force and effect in accordance with their terms.

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10. Binding Effect

     The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

11. Revocation, Withdrawal, or Non-Consummation

     The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan will be null and void in all respects,
(ii) any settlement or compromise embodied therein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation thereof, will (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

12. Committees

     On the Effective Date, the duties of the Committee will terminate and the Committee will dissolve.

13. Plan Supplement

     Any and all exhibits, lists, or schedules referred to in the Plan but not filed with the Plan will be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours or by visiting the Encompass bankruptcy website at http://bank.elaw.com/Encompassdefault.asp. Holders of Claims against or Equity Interests in the Debtors may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section 13.14 of the Plan.

14. Indemnification Obligations

     Any and all obligations, liabilities or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present or former directors, officers or employees (the "Covered Persons") pursuant to applicable state law or the Debtors' or Reorganized Debtors' certificates of incorporation, bylaws, policy of providing employee indemnification, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings, whether existing or hereafter arising, against any such Covered Persons, based upon any act or omission related to any such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date will be deemed executory contracts assumed by the Reorganized Debtors under the Plan and will, in any event, and notwithstanding any contrary provision in the Plan, survive Confirmation thereof and remain unaffected thereby, and will not be discharged or rejected, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with a transaction, occurrence or omission before or after the Petition Date.

15. Governing Law

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Texas will govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation, formation or organization, as applicable, of each Debtor will govern corporate governance matters with respect to each such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

16. Prepayment

     Except as otherwise provided in the Plan or the Confirmation Order, the Debtors will have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment will not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

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17. Section 1125(e) of the Bankruptcy Code

      As of the Confirmation Date, the Debtors and Reorganized Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, and their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities thereunder.

                          V.    THE REORGANIZED DEBTORS

         For purposes of voting, confirmation and distribution, the Plan is premised upon the consolidation of all of the Debtors. Entry of the Confirmation Order will constitute the approval, effective as of the Effective Date, of the consolidation of the Chapter 11 Cases of the Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution, but excluding the transactions contemplated by the Purchase Agreement. Pursuant to such order, (i) except for the Residential Debtors, each Debtor's assets and liabilities will be merged and pooled with the assets and liabilities of each of the other Debtors, (ii) no distributions will be made under the Plan on account of Intercompany Claims held by the Debtors, (iii) all guarantees of the Debtors of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint and several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors and (iv) each and every Claim filed or to be filed in the Chapter 11 Case of any Debtor will be deemed filed against the consolidated Debtors, and will be deemed one Claim against, and obligation of, the consolidated Debtors. Such substantive consolidation will not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) pre- and post-Petition Date guarantees that are required to be maintained in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have or will be assumed or pursuant to the Plan, or
(iii) any term or provision of the Purchase Agreement (including, without limitation, any provision thereof limiting the post-Effective Date liabilities of the Reorganized Residential Debtors).

      However, after the Effective Date, the Plan generally provides for the reorganization of the Debtors in two distinct groups: (i) the Reorganized Residential Debtors, as transferred and conveyed to the Buyer and (ii) the Reorganized Non-Residential Debtors, in respect of which Reorganized Encompass will appoint, with the consent of the holders of Existing Credit Agreement Claims, the Disbursing Agent on the Effective Date. The Reorganized Non-Residential Debtors will consist of Reorganized Encompass and those Debtors whose assets have been largely sold prior to the Confirmation Date and who will generally cease operating their businesses on or before the Effective Date. The Reorganized Residential Debtors will consist of those Debtors who will generally continue operating their businesses on and after the Effective Date. The following generally describes certain structural and operational information for the Reorganized Debtors.

A.  Reorganized Residential Debtors

1.  Corporate and Capital Structure

      The following discussions does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, the Purchase Agreement and the Newco Holding LLC organizational documents.

      As of the Effective Date, pursuant to the Plan and the Purchase Agreement, the Reorganized Residential Debtors will issue all of the Reorganized Residential Debtors' Common Stock to Newco Holding LLC. Confirmation of the Plan by the Bankruptcy Court will constitute approval of the proposed sale of the Reorganized Residential Debtors' Common Stock to Newco Holding LLC and, on and after the Effective Date, the Reorganized Residential Debtors' Common Stock and all assets of the Reorganized Residential Debtors, other than as specifically set forth in the Purchase Agreement, will be purchased by and vested in Newco Holding LLC free and clear of all Claims, Equity Interests, Liens, charges, encumbrances and all other rights arising on or before the Effective Date. The issuance, grant and reservation of the Reorganized Residential Debtors' Common Stock authorized under the Plan shall not require any further act or action by or among other Persons, any shareholders or creditors of Encompass, under applicable law, regulation, order or rule. On or after the Effective Date, Newco Holding LLC and/or one or more of the Reorganized Residential Debtors may enter into such other or further debt or equity financings as they deem necesssary or appropriate for the Reorganized Residential Debtors' working capital and other general corporate needs.

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      Each of the Reorganized Residential Debtors will be wholly owned, directly or indirectly, by Newco Holding LLC and will continue to exist on and after the Effective Date as separate entities in accordance with the applicable law of the applicable jurisdiction in which they are incorporated, formed or organized under their respective certificates of incorporation and bylaws, partnership agreement, limited liability company agreement or other organizational documents in effect before the Effective Date except as their organizational documents may be amended pursuant to the Plan. On the Effective Date, the organizational documents of each Reorganized Residential Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, pursuant to section 1126(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities.

      Notwithstanding the foregoing, In accordance with the provisions of section 1123 of the Bankruptcy Code, the Residential Debtors may enter into any transactions or take any actions appropriate or necessary to effect a corporate restructuring of their respective businesses, including, without limitation, any action necessary to effect a change in the organizational form of any Residential Debtor. Any such proposed corporate restructuring will be described in the documents and papers contained in the Plan Supplement. In addition to such pre-Confirmation Date transactions, the applicable Reorganized Residential Debtors may enter into such transactions, on and after the Confirmation Date, which are necessary or appropriate to effect a corporate restructuring of their respective businesses, including, without limitation, simplifying the overall corporate structure of the Reorganized Residential Debtors, or reincorporating certain of the Reorganized Residential Debtors under the laws of jurisdictions other than the laws under which the applicable Reorganized Residential Debtor is presently incorporated or reforming some or all of the Reorganized Residential Debtors as limited liability companies or limited partnerships in such jurisdictions. Such restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions, as may be determined by Newco Holding LLC or the Reorganized Residential Debtors to be necessary or appropriate. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Residential Debtor, such surviving, resulting or acquiring corporation will perform the obligations (if any) of the applicable Reorganized Residential Debtor pursuant to the Purchase Agreement or the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Residential Debtor specifically identified in the Purchase Agreement, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Residential Debtor will perform such obligations.

      Notwithstanding anything in the Plan to the contrary, the property of each Residential Debtor's Estate, together with any property of each Residential Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Reorganized Residential Debtor on the Effective Date and the Reorganized Residential Debtors' Common Stock will be sold to Newco Holding LLC pursuant to the Purchase Agreement. Thereafter, the Reorganized Residential Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Residential Debtors, including the Reorganized Residential Debtors' Common Stock held by Newco Holding LLC, will be free and clear of all Claims, encumbrances, Equity Interests, charges and Liens except as specifically provided in the Purchase Agreement.

2.  Directors and Executive Officers

      The term of each member of the board of directors of each Residential Debtor will expire as of the Effective Date and the board of directors of Newco Holding LLC will elect the board of directors of each of the Reorganized Residential Debtors. The directors of each of the Reorganized Residential Debtors will be identified in the Plan Supplement.

      The board of directors of each Reorganized Residential Debtor will have the responsibility for the management, control and operation of the respective Reorganized Residential Debtor after the Effective Date.

      The officers of the Reorganized Residential Debtors on and after the Effective Date will be identified in the Plan Supplement.

3.  Employees and Benefits

      In general, employees relating to the operations of the Reorganized Residential Debtors will be employed directly by the applicable operating Reorganized Residential Debtor subsidiary rather than by Newco Holding LLC. However, Newco Holding LLC may have a few employees at the holding company level with the duties of overseeing the consolidated operations of the Reorganized Residential Debtors.

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      As of the Effective Date, it is expected that Newco Holding LLC and the
Reorganized Residential Debtors will collectively employ approximately 2,300 full and part-time employees and that they will continue to utilize the services of subcontractors in the course of performing certain services.

B.  The Reorganized Non-Residential Debtors

1.  Corporate and Capital Structure

      The Reorganized Non-Residential Debtors will consist of Reorganized Encompass and those Debtors whose assets have been largely sold prior to the Confirmation Date and who will generally cease operating their businesses on or before the Effective Date.

      On the Effective Date, with respect to Reorganized Encompass, except as otherwise provided in the Plan, (i) the Extinguished Securities, to the extent not already cancelled, will be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under any Debtors' certificate of incorporation, any agreements, indentures, or certificates of designations governing the Extinguished Securities will be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer will continue in effect solely for the purposes of permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture will not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby.

      On the Effective Date, Reorganized Encompass will issue new common stock to the Disbursing Agent and the Disbursing Agent shall hold such common stock in furtherance of its performance of its obligations in connection with its winding up of the businesses, assets, properties and affairs of the Non-Residential Debtors. Such shares of common stock of Reorganized Encompass will be held in trust by the Disbursing Agent for the benefit of holders of Claims against the Debtors.

      On the Effective Date, Reorganized Encompass will continue to own the outstanding Equity Interests in each of the other Reorganized Non-Residential Debtors. The Reorganized Non-Residential Debtors will continue to exist after the Effective Date for the limited purpose of winding up their affairs and assisting the Disbursing Agent, which Reorganized Encompass will appoint, with the consent of the holders of Existing Credit Agreement Claims, on the Effective Date. The property of each Non-Residential Debtor, together with any property of each Non-Residential Debtor that is not property of the Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Non-Residential Debtor on the Effective Date; provided, however, that the holders of the Existing Credit Agreement Claims will retain Liens on the property that revests and such property will be treated in accordance with the terms of the Plan Following the Effective Date, the Reorganized Non-Residential Debtors will continue to exist until such time as they are dissolved under applicable law.

      The Reorganized Non-Residential Debtors will not engage in any new business or incur new liabilities, except as is necessary to assist the Disbursing Agent in effectuating the duties and obligations set forth in the Plan.

      The Disbursing Agent, with the consent of the holders of Existing Credit Agreement Claims, may appoint any successor or successors to serve as Disbursing Agent. The Disbursing Agent will have the rights and powers of a debtor-in-possession under section 1107 of the Bankruptcy Code, and such other rights, powers and duties incident to causing the performance of the Debtors' obligations under the Plan, including, without limitation, the duty to assess the merits of Claims and object to those Claims that the Disbursing Agent determines to be, in whole or in part, without merit, to prosecute such objections and defend Claims and counterclaims asserted in connection therewith, to prosecute such causes of action, to liquidate assets of the Debtors' Estates, to wind up the businesses, assets, properties and affairs of the Non-Residential Debtors, to make distributions under the Plan and such other duties as are necessary to effectuate the terms and provisions of the Plan. The Disbursing Agent shall continue to exist until entry of a Final Order by the Bankruptcy Court closing the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

2.  Directors and Executive Officers

      On the Effective Date, the term of each member of the current board of directors of Encompass will automatically expire. The initial board of directors of Reorganized Encompass on and after the Effective Date will consist of one member, who will be designated by the Disbursing Agent.

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      On the Effective Date, the term of each member of the board of directors of each Non-Residential Debtor will expire and the board of directors of Reorganized Encompass will elect the board of directors of each of the other Reorganized Non-Residential Debtors. The board of directors of each Reorganized Non-Residential Debtor, including Reorganized Encompass, will have the responsibility for the management, control and operation of the respective Reorganized Non-Residential Debtor after the Effective Date; provided, however, that such management, control and operation will be for the limited purpose of winding up the Reorganized Non-Residential Debtor's affairs and of carrying out the duties and responsibilities of the Disbursing Agent set forth in the Plan.

      The Disbursing Agent and the directors of Reorganized Encompass and each of the Reorganized Non-Residential Debtors will be identified in the Plan Supplement.

      The officers of each of the Reorganized Non-Residential Debtors after the Effective Date will be identified in the Plan Supplement.

3.  Employees and Benefits

      The Disbursing Agent may, with the consent of the holders of Existing Credit Agreement Claims, obtain the services of persons, including, without limitation, current employees of the Non-Residential Debtors, for purposes of assisting it in the winding up of the businesses, assets, properties and affairs of the Non-Residential Debtors and of making distributions under the Plan. Such persons shall receive the compensation and benefits in respect of such services as to be agreed by the Disbursing Agent. Amounts relating to such compensation and benefits will be "Wind Up Costs" under the Plan, and such amounts will be paid from the Wind Up Fund.

           VI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.  Introduction

      THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS, TO HOLDERS OF CLAIMS WHO ACQUIRED SUCH CLAIMS ON ORIGINAL ISSUE AND TO HOLDERS OF EQUITY INTERESTS, AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER ("TREASURY REGULATIONS"), JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

      THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

      THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

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B.  Consequences to Holders of Claims or Equity Interests

1.  Realization and Recognition of Gain or Loss in General

      The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

      Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for Cash or other property, in an amount equal to the difference between (i) the sum of the amount of any Cash and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted tax basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see
Section VI.B.10 -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS - ALLOCATION OF CONSIDERATION TO INTEREST."

      When gain or loss is recognized as set forth below, such gain or loss may be long-term capital gain or loss if the Claim or Equity Interest disposed of is a capital asset in the hands of the holder and is held for more than one year. Each holder of an Allowed Claim or Equity Interest should consult its own tax advisor to determine whether gain or loss recognized by such holder will be long-term capital gain or loss and the specific tax effect thereof on such holder.

2. Holders of Allowed Administrative Expense Claims (Unclassified) and Allowed Other Priority Claims (Class 1)

      Holders of Allowed Administrative Expense Claims and Allowed Other Priority Claims generally will be paid in full in Cash on, or subsequent to, the Initial Distribution Date. Such holders must include amounts received in excess of their adjusted tax basis in their Claim (if any) in gross income in the taxable year in which such amounts are actually or constructively received by them. Where appropriate, income tax and employment tax will be withheld from such payments as required by law. With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see Section VI.B.10 -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS - ALLOCATION OF CONSIDERATION TO INTEREST."

3.  Holders of Allowed Other Secured Claims (Class 3)

      In general, a holder of an Allowed Other Secured Claim will (i) have its Allowed Other Secured Claim reinstated, (ii) receive Cash in an amount equal to such Allowed Other Secured Claim, or (iii) receive the collateral securing such holder's Allowed Other Secured Claim. If a holder has its Claim reinstated, such holder will not realize any gain or loss for federal income tax purposes because the transaction will not give rise to a significant modification of the Allowed Other Secured Claim within the meaning of the Treasury Regulations.

      If a holder of an Allowed Other Secured Claim receives Cash or collateral in satisfaction of such claim in whole or in part, such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Claim and (b) the amount of Cash and the fair market value of the collateral received in the exchange in excess of amounts allocable to accrued but unpaid interest. The amount of Cash or the portion of the collateral received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting. See Section VI.B.10 -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS - ALLOCATION OF CONSIDERATION TO INTEREST."

4.  Holders of Allowed Existing Credit Agreement Claims (Class 4)

      Each holder of an Allowed Existing Credit Agreement Claim will receive a Pro Rata share of (i) the Asset Sale Proceeds, (ii) the proceeds of all Postpetition Collateral and (iii) the proceeds of all Prepetition Collateral, including the proceeds of the Prepetition Collateral that are collected after the Confirmation Date.

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      A holder of an Allowed Existing Credit Agreement Claim will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Claim and (b) the amount of Cash and the fair market value of the collateral received in the exchange in excess of amounts allocable to accrued but unpaid interest. The amount of Cash or the portion of the collateral received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting. See Section VI.B.10 -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--ALLOCATION OF CONSIDERATION TO INTEREST."

5.  Holders of Allowed Surety Claims (Class 5)

      Except to the extent that the holder of an Allowed Surety Claim has been paid by the Debtors prior to the Effective Date, the holder of an Allowed Surety Claim will receive in exchange for such Claim all equitable subrogation and other legal and equitable rights against the Debtors, the Reorganized Debtors and the Bonded Collateral arising under the Surety Agreements, the Bonded Contracts and applicable law; provided, however, that except for cross-indemnity obligations arising under a Bond under which a Residential Debtor is the principal and primary indemnitor, the Residential Debtors shall be released from all Bonded Obligations, including all Claims related to cross-indemnities. In the event that the holder of an Allowed Surety Claim realizes a loss on such Claim, such holder should consult its own tax advisor as to the federal, state, local and other tax consequences pertaining thereto.

6.  Holders of Allowed Convenience Claims (Class 6)

      Except to the extent that the holder of an Allowed Convenience Claim has been paid by the Debtors prior to the Effective Date, the holder of an Allowed Convenience Claim will receive in exchange for such Claim the lesser of (i) one-half of such holder's Allowed Convenience Claim or (ii) a Pro Rata share of the Convenience Class Distribution. Such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Claim and
(b) the amount of Cash and the fair market value of any property received in the exchange in excess of amounts allocable to accrued but unpaid interest. The amount of Cash or the portion of property received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under his method of accounting. See Section VI.B.10 -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS - ALLOCATION OF CONSIDERATION TO INTEREST."

7.  Holders of Allowed General Unsecured Claims (Class 7)

      Except to the extent that the holder of an Allowed General Unsecured Claim has been paid by the Debtors prior to the Effective Date, the holder of an Allowed General Unsecured Claim will receive in exchange for such Claim the holder's Pro Rata share of the Class 7 Distribution; provided, however, that holders of Allowed Junior Subordinated Note Claims and Allowed Senior Subordinated Note Claims will not receive a distribution under the Plan because amounts otherwise distributable to them will be reallocated and distributed to the Senior Lenders holding Allowed General Unsecured Claims. The holder of an Allowed General Unsecured Claim, other than a holder of an Allowed Junior Subordinated Note Claim or an Allowed Senior Subordinated Note Claim, will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Claim and (b) the amount of Cash and the fair market value of any property received in the exchange in excess of amounts allocable to accrued but unpaid interest. The amount of Cash or the portion of property received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under his method of accounting. See Section VI.B.10 -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS - ALLOCATION OF CONSIDERATION TO INTEREST." Each holder of an Allowed Junior Subordinated Note Claim or an Allowed Senior Subordinated Note Claim will realize a loss equal to its adjusted tax basis in its Claim upon implementation of the Plan, except to the extent that such holder has properly claimed a deduction for worthlessness in a prior taxable year.

8.  Holders of Allowed Litigation Claims (Class 8)

      Each holder of an Allowed Litigation Claim that is treated as an Allowed General Unsecured Claim in whole or in part, as described in Section IV.D.8 -- "SUMMARY OF THE PLAN - TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS - CLASS 8 - LITIGATION CLAIMS," will receive in exchange for such Allowed General Unsecured Claim the holder's Pro Rata share of the Class 7/Class 8 Distribution. Such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Claim and (b) the amount of Cash and the fair market value of any property received in the exchange in excess of amounts allocable to accrued but unpaid interest. The amount of Cash or the portion of property received in

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respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under his method of accounting. See Section VI.B.10 -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS - ALLOCATION OF CONSIDERATION TO INTEREST." The characterization of any gain or loss realized by the holder of an Allowed Litigation Claim and the extent to which such a holder must recognize such gain or loss, depends on the nature of the Claim. Holders of Allowed Litigation Claims are urged to consult their own tax advisors as to the federal, state, local and other tax consequences peculiar to them under the Plan.

9.  Holders of Existing Preferred Stock (Class 9), Existing Common Stock and
Section 510(b) Claims (Class 10), and Existing Other Equity Interests (Class 11)

      On the Effective Date, all Existing Preferred Stock, Existing Common Stock, Section 510(b) Claims and Existing Other Equity Interests will be cancelled. Accordingly, each holder of such a Claim or Equity Interest will realize a loss equal to its adjusted tax basis in its Claim or Equity Interest upon implementation of the Plan, except to the extent such holder has properly claimed deduction for worthlessness in a prior taxable year.

10. Allocation of Consideration to Interest

      Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount of the Allowed Claim, with any excess allocated to accrued but unpaid interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent any amount received (whether stock, Cash or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of an Allowed Claim is urged to consult its own tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

11. Withholding

      All distributions under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the fourth-lowest tax rate applicable to unmarried individuals. That rate is currently 30 percent. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to properly report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.  Consequences to Debtors or Reorganized Debtors

1.  Discharge-of-Indebtedness Income Generally

      In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the issue price of new debt issued is less than the adjusted issue price of the old debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

      Pursuant to the Plan, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Secured Tax Claims and Other Secured Claims generally will be paid in full and, therefore, the treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims are not satisfied in full. Based upon current estimates of value, the Debtors believe that consummation of the Plan will give rise to approximately $[_______] million of COD income that will be excluded from gross income as described above, but will reduce attributes as described below.

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2.  Attribute Reduction

      The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes, including NOL carryovers, in the manner set forth in the Tax Code.

      In general, a taxpayer determines its tax liability for the year of discharge without regard to the attribute reduction rules, which are applied as of the beginning of the following taxable year.

      It is not settled whether, in the case of affiliated corporations filing a consolidated return (such as the Debtors or Reorganized Debtors), the attribute reduction rules apply separately to the particular corporation whose debt is being discharged, or to the tax attributes of the entire group without regard to the identity of the debtor. Although the IRS has informally taken the position that NOLs are reduced on a consolidated basis, there is also support for a separate entity approach. The Debtors do not believe that the resolution of this issue would have a material impact on them.

3.  Utilization of Net Operating Loss Carryovers

      In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utilization of NOLs on an annual basis. Because substantially all of the assets of the Debtors will be disposed of before, or in connection with the Plan, section 382 of the Tax Code should not have any material effect on the tax liabilities of the Debtors.

4.  Consolidated Return Items

      The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts or similar items. The Debtors, however, do not believe that the consequence of such items (if any) would have a material effect on them.

5.  Disposition of Assets; Alternative Minimum Tax

      If the proposed Newco Holding LLC investment transaction is approved, the equity interests of each of the Residential Debtors will be transferred and conveyed to Buyer and, in exchange, the Buyer will pay the Purchase Price in accordance with the terms of the Purchase Agreement. The sale of equity interests of the Residential Debtors will constitute a taxable disposition of such equity interests. Nevertheless, due to other losses expected to be realized in the current taxable year and the Debtors' available net operating loss ("NOL") carryforward for federal income tax purposes, the Debtors do not expect the sale of the equity interests of the Residential Debtors to result in any significant regular tax liability to the Debtors.

      A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs, as computed for alternative minimum tax purposes ("AMT NOLs"). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of not less than 2% (20% of the 10% of AMTI not offset by AMT NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that would otherwise be offset by NOLs.

      The Job Creation and Worker Assistance Act of 2002 temporarily waived the AMTI limitation for AMT NOL carrybacks arising in taxable years ending in 2001 and 2002, as well as for AMT NOL carryfowards to those years.

      On February 3, 2003, the Treasury Department released an explanation of the revenue proposals in the current administration's fiscal 2004 budget. The explanation provides that the current administration proposes to extend the waiver of the AMTI limitation for AMT NOL carrybacks and carryforwards to taxable years ending in 2003, 2004, and 2005. Thus, if enacted, the proposed legislation would forestall application of the AMTI limitation for AMT NOLs for an additional three years. If the legislation is not enacted, Debtors could have alternative minimum tax liability arising from the disposition of the of the equity interests of the Residential Debtors, but the amount, if any, is not expected to be material.

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                        VII.   CONFIRMATION OF THE PLAN

A.  Confirmation Hearing

      Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the Confirmation of a plan of reorganization.

      The Confirmation Hearing in respect of the Plan has been scheduled for May 21, 2003 at __:__ _.m., Central time, before the Honorable William R. Greendyke, United States Bankruptcy Judge at the United States Bankruptcy Court, 515 Rusk Avenue, Courtroom 403, Houston, Texas 77002. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the objector's Claim. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and (i) the Debtors, (ii) the United States Trustee and (iii) the Committee on or before May 15, 2003 at __:__ _.m., Central Time. Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014 and any local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.  Confirmation

      At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation of a plan of reorganization are that the plan is (i) accepted by all Impaired Classes of Claims and Equity Interests or, if rejected by an Impaired Class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (ii) feasible and (iii) in the best interests of creditors and shareholders that are Impaired under the plan.

1.  Acceptance

      Classes 4, 5, 6, 7 and 8 are Impaired under the Plan and are entitled to vote to accept or reject the Plan. A Class of Claims will have accepted the Plan if the holders of at least two-thirds in amount, and more than one-half in number, of the Allowed Claims in the Class actually voting have voted to accept the Plan. The Debtors reserve the right to amend the Plan and/or seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Class of Claims that is entitled to vote to accept or reject the Plan if such Class rejects the Plan. The Debtors will seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code if an Impaired Class votes to reject the Plan.

2.  Unfair Discrimination and Fair and Equitable Tests

      To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each Impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

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         a. Secured Creditors. Either (i) each Impaired secured creditor retains liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens attaching to the proceeds of the sale and the liens on such proceeds are treated in accordance with clause
(i) or (ii) of this subparagraph.

         b. Unsecured Creditors. Either (i) each Impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

         c. Equity Interests. Either (i) each holder of an equity interest receives or retains under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

3.  Feasibility of the Plan

      In connection with Confirmation of the Plan, section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called "feasibility" test. [To support their belief in the feasibility of the Plan, the Debtors, with the assistance of their financial advisors, have prepared the Financial Projections attached hereto as Exhibit D.]

      [The Financial Projections indicate that the Reorganized Debtors should have sufficient cash flow to make the payments required under the Plan on the Effective Date and that the Reorganized Residential Debtors should be capable of maintaining operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with the standard of section 1129(a)(11) of the Bankruptcy Code. As noted in the Financial Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Financial Projections or as to the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions upon which the Financial Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Financial Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. See Article IX -- "CERTAIN RISK FACTORS TO BE CONSIDERED" for a discussion of certain risk factors that could affect financial feasibility of the Plan.

      THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING FINANCIAL PROJECTIONS. FURTHERMORE, THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED BY ENCOMPASS'S INDEPENDENT CERTIFIED ACCOUNTANTS.

      ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY, IF NOT ALL, OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE FINANCIAL PROJECTIONS. IN LIGHT OF THE FOREGOING, THE FINANCIAL PROJECTIONS SHOULD BE READ TOGETHER WITH THE INFORMATION IN ARTICLE IX -- "CERTAIN RISK FACTORS TO BE CONSIDERED", WHICH SETS FORTH IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE IN THE FINANCIAL PROJECTIONS.]

4.  Best Interests Test

      Even if the Plan is accepted by all holders of Claims entitled to vote on the Plan, the Bankruptcy Code requires that the Bankruptcy Court, as a condition to confirming the Plan, find that the Plan is in the best interests of all holders of Claims and Equity Interests that are Impaired by the Plan and that have not accepted the Plan. The "best interests" test, as set forth in section 1129(a)(7)

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of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an Impaired Class of Claims or Equity Interests have accepted the Plan or that the Plan will provide a member who has not accepted the Plan with a recovery of property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

     To calculate the probable distribution to members of each Impaired Class of Claims and Equity Interests if the Debtors were liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the disposition of the Debtors' assets if their Chapter 11 Cases were converted to chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from liquidating the Debtors' assets by a chapter 7 trustee.

     The amount of liquidation value available to holders of Unsecured Claims against the Debtors would be reduced by, first, the Claims of secured creditors (to the extent of the value of their Collateral), and second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 Cases. Costs of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the chapter 7 cases, litigation costs and Claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority Claims would be paid in full from the liquidation proceeds before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Equity Interests. The liquidation under chapter 7 would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of Unsecured Claims.

     In a chapter 7 liquidation, no junior class of Claims or Equity Interests may be paid unless all classes of Claims or Equity Interests senior to such junior class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination agreements are enforceable under applicable non-bankruptcy law. Therefore, no class of Claims or Equity Interests that is contractually subordinated to another class would receive any payment on account of its Claims or Equity Interests, unless and until such senior class were paid in full.

     Once the Bankruptcy Court ascertains the recoveries in liquidation of the Debtors' secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the value of distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. [As shown in the liquidation analysis attached hereto as Exhibit C (the "Liquidation Analysis"), the Debtors believe that each member of each Class of Impaired Claims and Equity Interests will receive at least as much under the Plan as they would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.]

C. Liquidation Analysis

     [As noted above, the Debtors believe that under the Plan all holders of Impaired Claims and Equity Interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.] The Debtors' belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Impaired Claims and Equity Interests, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a chapter 7 case in the context of the liquidation required under chapter 7, (c) the adverse effects on the Debtors' businesses as a result of the likely departure of key employees and the probable loss of customers, (d) the substantial increases in Claims, such as estimated contingent Claims, which would be satisfied on a priority basis or on parity with the holders of Impaired Claims and Equity Interests of the Chapter 11 Cases, (e) the reduction of value associated with a chapter 7 trustee's operation of the Debtors' businesses and
(f) the potentially substantial delay in distributions to the holders of Impaired Claims and Equity Interests that would likely ensue in a chapter 7 liquidation[ and (ii) the Liquidation Analysis].

     ALTHOUGH THE PLAN CONTEMPLATES A LIQUIDATION OF THE HOLDINGS OF ENCOMPASS IN THE REORGANIZED DEBTORS, THE DEBTORS BELIEVE THAT SUCH LIQUIDATION PURSUANT TO THE PLAN AS PART OF THE CHAPTER 11 CASES WILL NOT HAVE AS GREAT OF AN EFFECT ON THE VALUE THAT HOLDERS OF IMPAIRED CLAIMS AND EQUITY INTERESTS RECEIVE AS WOULD BE APPLICABLE IN A CHAPTER 7 LIQUIDATION.

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     The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

     [For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon the Debtors' review of their books and records and the Debtors' estimates as to additional Claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the cases from chapter 11 to chapter 7. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.]

     To the extent that Confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. [Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.]

D. Valuation of the Reorganized Debtors

                                    [TO COME]

         VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtors believe that the Plan affords holders of Eligible Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the Requisite Acceptances are not received, or the Requisite Acceptances are received but the Plan is not subsequently confirmed and consummated, the theoretical alternatives include:
(i) formulation of an alternative plan or plans of reorganization or (ii) liquidation of all of the Debtors, including the Residential Debtors, under chapter 7 of the Bankruptcy Code.

A. Alternative Plan(s)

     If the Requisite Acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party-in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

     With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables holders of Eligible Claims to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B. Liquidation under Chapter 7

     If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate all of the Debtors' assets, including the Residential Debtors, for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Equity Interests in the Debtors.

     The Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other Professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' assets. The assets available for distribution to creditors would be

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

reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

     In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, Debtors believe that a chapter 11 liquidation is likely to result in greater recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. However, the Debtors believe that the Plan provides for distributions from the liquidation of the Debtors that could be made in a time frame that would be similar to any such distributions that could be made in a liquidation of such Debtors under chapter 7. Because a trustee is not required in a chapter 11 case, Debtors expect that expenses for professional fees would likely be lower than in a chapter 7 case, in which a trustee must be appointed. Notwithstanding the foregoing, any distribution to the holders of Claims and Equity Interests under a chapter 11 liquidation plan may be substantially delayed.

     THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF IMPAIRED CLAIMS THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

     [The Liquidation Analysis, prepared by the Debtors with their financial advisors and attached hereto as Exhibit C, is premised upon a liquidation in a chapter 7 case. In the analysis, the Debtors have taken into account the nature, status, and underlying value of the assets of the Debtors, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.]

     IN THE OPINION OF THE DEBTORS, THE RECOVERIES PROJECTED TO BE AVAILABLE IN LIQUIDATION ARE NOT LIKELY TO AFFORD HOLDERS OF CLAIMS AS GREAT A REALIZATION POTENTIAL AS DOES THE PLAN.

                   IX. CERTAIN RISK FACTORS TO BE CONSIDERED

     The holders of Claims in Classes eligible to vote on the Plan should read and consider carefully the risks and uncertainties below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before making their decisions regarding whether to vote to accept the Plan. The risks and uncertainties described below should not be regarded as constituting the only risks involved in connection with the Plan and its implementation. Additional risks and uncertainties not presently known to the Debtors or that they currently deem immaterial may also harm their businesses.

A. Bankruptcy Risks

     It is not possible to predict with certainty the amount of time that the Debtors might spend in chapter 11 or to assure that the Plan will be confirmed. Even if all voting Classes vote in favor of the Plan and the requirements for "cramdown" are met with respect to any Class deemed to have rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. As discussed in Section VII.B.3 -- "CONFIRMATION OF THE PLAN -- CONFIRMATION -- FEASIBILITY OF THE PLAN", section 1129 of the Bankruptcy Code requires, among other things, a showing that Confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors and a showing that the value of distributions to dissenting holders of Claims and Equity Interests will not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

     Even if the Plan is confirmed, the continued prolongation of the Chapter 11 Cases may have an adverse effect on the Debtors' businesses. Among other things, the continued chapter 11 proceedings may adversely affect relationships with employees, customers and key suppliers. Key suppliers may eliminate pricing discounts and increase prices, which will result in higher operations costs for the Debtors. A prolonged chapter 11 proceeding will also result in the Debtors' incurrence of substantial additional Administrative Expense Claims and Professional Fee Claims and will require the Debtors' management to continue to devote substantial time and energy which could otherwise be directed at improving the operation of the Debtors' businesses and at marketing of the Debtors' assets to augment the value of the Debtors' Estates.

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

     The extent to which the Chapter 11 Cases disrupt the Debtors' businesses will likely be directly related to the length of time it takes to complete the proceeding. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, they may be forced to operate in chapter 11 for an extended period while they try to develop an alternative reorganization plan that can be confirmed. Such a circumstance would increase both the probability and the magnitude of the adverse effects described above.

B. Conditions Precedent to Consummation of the Plan

     The Plan provides for certain conditions that must be satisfied (or waived) prior to Confirmation of the Plan and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, there can be no assurance that the Plan will be confirmed by the Bankruptcy Court, and if the Plan is confirmed, there can be no assurance that the Plan will be consummated and the restructuring completed. In particular, it is a condition to the occurrence of the Effective Date that the Debtors shall have executed and delivered all documents to effectuate the Purchase Agreement, and all conditions to the consummation of the transactions contemplated by the Purchase Agreement shall have been satisfied or waived as provided in the Purchase Agreement. The Purchase Agreement will form a part of the Plan Supplement.

C. Asset Sales

     Under the Plan, distributions to holders of Existing Credit Agreement Claims will be funded substantially by the liquidation of the Debtors' assets. Although the Debtors will seek to maximize the price they receive for their assets, it is impossible to predict with certainty the value that the Debtors will receive and the resulting distribution to holders of Existing Credit Agreement Claims. Moreover, the consideration the Debtors receive in return for such assets may be in the form of financial instruments or other obligations that will only generate Cash proceeds over time and, therefore, delay any distributions to be made to holders of Existing Credit Agreement Claims.

D. Claims Estimations

     There can be no assurance that the estimated amounts of Claims set forth in the Plan Supplement are correct, and the actual Allowed amounts of Claims may differ from estimates. Because the estimated amounts are based solely upon (i) a review of the Debtors' books and records and (ii) the Debtors' estimates as to additional Claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the cases from chapter 11 to chapter 7, such estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated therein.

E. Certain Tax Considerations

     There are a number of material income tax considerations, risks and uncertainties associated with consummation of the Plan. Holders of Eligible Claims and other interested parties should read carefully the discussion set forth in Section VI -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" for a discussion of certain federal income tax consequences of the transactions contemplated under the Plan both to Encompass and to holders of Claims that are Impaired under the Plan.

F. Inherent Uncertainty of Financial Projections

     [The Financial Projections are based on numerous assumptions that are an integral part of such Financial Projections, including Confirmation and consummation of the Plan in accordance with its terms, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual results of Reorganized Debtors' operations and/or the amount of Wind Up Costs required to consummate the Plan. These variations may be material and may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.]

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                     X. VOTING PROCEDURES AND REQUIREMENTS

A. Ballots and Voting Deadline

     A ballot to be used for voting to accept or reject the Plan, together with a postage-paid return envelope, is enclosed with all copies of this Disclosure Statement. BEFORE COMPLETING YOUR BALLOT, PLEASE READ CAREFULLY THE VOTING INSTRUCTION SHEET THAT ACCOMPANIES THE BALLOT.

     The Bankruptcy Court has directed that, in order to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be received by Debtors' Solicitation Agent no later than 5:00 p.m., Eastern time, on _____________, 2003, at the following address:

                           [Innisfree M&A Incorporated
                      Attention Encompass Ballot Tabulation
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022]

     Except to the extent permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors' request for Confirmation of the Plan (or any permitted modification thereof).

     YOU WILL NOTE THAT YOUR BALLOT SETS FORTH A CLAIM AMOUNT THAT IS BASED EITHER ON YOUR PROOF OF CLAIM OR DEBTORS' SCHEDULES OF LIABILITIES. BY INCLUDING SUCH CLAIM AMOUNT, DEBTORS ARE NOT ADMITTING THAT YOU HAVE A CLAIM IN THE STATED AMOUNT AND ARE NOT WAIVING ANY RIGHTS THEY MAY HAVE TO OBJECT TO YOUR VOTING OF THE CLAIM IN SUCH AMOUNT OR YOUR RECOVERY UNDER THE PLAN BASED ON SUCH AMOUNT.

B. Voting Procedures

     Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only holders of Impaired Claims who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

     The Debtors are providing the Solicitation Package to holders of Eligible Claims whose names (or the names of whose Nominees) appear as of the Voting Record Date in the records maintained by the Debtors, the securityholders list maintained by the indenture trustee and the list of participants provided by the Depository Trust Company. Nominees should provide copies of the Solicitation Package to the beneficial owners of the Eligible Claims. Any beneficial owner of Eligible Claims who has not received a Ballot should contact his/her or its Nominee or the Solicitation Agent.

     Holders of Eligible Claims should provide all of the information requested by the Ballots they receive. Holders of Eligible Claims should complete and return all Ballots that they receive in the return envelope provided with each such Ballot.

C. Special Note for Holders of Senior Subordinated Notes

     For purposes of the Senior Subordinated Notes, only holders of Senior Subordinated Notes as of the Voting Record Date are entitled to vote on the Plan. The indenture trustee will not vote on behalf of the holders of such notes. Holders must submit their own Ballots.

1. Beneficial Owners

     A beneficial owner holding Senior Subordinated Notes as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

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

     Any beneficial owner holding Senior Subordinated Notes in "street name" through a Nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee).

    . Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Solicitation Agent for instructions.

    . Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

     Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

2. Nominees

     A Nominee that is the registered holder of Senior Subordinated Notes for a beneficial owner on the Voting Record Date should obtain the votes of the beneficial owners of such Senior Subordinated Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

     a. Pre-Validated Ballots

        A Nominee may pre-validate a Ballot by: (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder and the amount of Senior Subordinated Notes held by the Nominee; and (iii) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage paid envelope so that it is received by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Voting Deadline.

     b. Master Ballots

        A Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.

     EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS
TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

3. Securities Clearing Agencies

     The Debtors expect that The Depository Trust Company, as a Nominee holder of Senior Subordinated Notes, will arrange for its participants to vote by providing a record date listing of participants entitled to vote. Such participants will be authorized to vote their Voting Record Date positions held in the name of such securities clearing agencies.

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

4. Miscellaneous

     For purposes of voting to accept or reject the Plan, the beneficial owners of Senior Subordinated Notes will be deemed to be the "holders" of the Claims represented by such Senior Subordinated Notes. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots.

     Except as provided below, unless the Ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking Confirmation of the Plan.

     In the event of a dispute with respect to any Senior Subordinated Note Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

D. Fiduciaries and other Representatives

     If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

     UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT.

E. Parties Entitled to Vote

     Generally, any holder of an Allowed Claim against or Equity Interest in any of the Debtors at the date on which the order approving this Disclosure Statement is entered by the clerk of the Bankruptcy Court whose Claim or Equity Interest has not previously been disallowed by the Bankruptcy Court is entitled to vote to accept or reject the Plan if such Claim or Equity Interest is Impaired under the Plan. Under section 1124 of the Bankruptcy Code, a class of Claims or Equity Interests is deemed to be "Impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable and contractual rights to which such Claim or Equity Interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such Claim or Equity Interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such Claim or Equity Interest as it existed before the default.

     A holder of a Claim or Equity Interest may vote to accept or reject a plan if the Claim or Equity Interest is "allowed", which means generally that no party-in-interest has objected to such Claim or Equity Interest, and the Claim or Equity Interest is Impaired by the plan. If, however, the holder of an Impaired Claim or Equity Interest will not receive or retain any property under the plan on account of such Claim or Equity Interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such Claims and Equity Interests do not actually vote on the plan. If a Claim or Equity Interest is not Impaired by the plan, the Bankruptcy Code deems the holder of such Claim or Equity Interest to have accepted the plan and, accordingly, holders of such Claims and Equity Interests are not entitled to vote on the plan.

     Classes 1, 2 and 3 of the Plan are not Impaired. Accordingly, under section 1126(f) of the Bankruptcy Code, all such Classes of Claims and Equity Interests are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan.

     Classes 9, 10 and 11 are Impaired but will not receive or retain any property under the Plan on account of their Claims and Equity Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, Classes 9, 10 and 11 are deemed to have rejected the Plan and are not entitled to vote in respect of the Plan.

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

     Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances only from holders of Claims in Classes 4, 5, 6, 7 and 8.

     Any Claim or Equity Interest as to which an objection has been filed is not entitled to vote, unless the Bankruptcy Court, upon application of the holder to whose Claim or Equity Interest an objection has been made temporarily allows such Claim or Equity Interest to the extent that it deems proper for the purpose of accepting or rejecting the Plan.

     A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

F. Agreements Upon Furnishing Ballots

     The delivery of an accepting Ballot to the Solicitation Agent by a holder of Eligible Claims pursuant to one of the procedures set forth above will constitute the agreement of such holder to accept (i) all of the terms of, and conditions to the Solicitation and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

G. Waivers of Defects, Irregularities, Etc.

     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots will be determined by the Solicitation Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated in Section X.H -- "VOTING PROCEDURES AND REQUIREMENTS -- Withdrawal of Ballots; Revocation", effective withdrawals of Ballots must be delivered to the Solicitation Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H. Withdrawal of Ballots; Revocation

     Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Solicitation Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner at the address set forth in Section X.J -- "VOTING PROCEDURES AND REQUIREMENTS -- Further Information; Additional Copies". Prior to the filing of the Plan, the Debtors intend to consult with the Solicitation Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

     Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously cast Ballot.

     Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot

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

is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

     The Debtors will pay all costs, fees and expenses relating to the Solicitation.

I. Delivery of Extinguished Securities

     The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Solicitation Agent will accept, certificates representing any securities which will, on and after the Effective Date, be Extinguished Securities. In connection with the Effective Date, the Debtors will furnish all record holders of Extinguished Securities with appropriate letters of transmittal to be used to remit their Extinguished Securities in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Reorganized Debtors after the Confirmation Date.

J. Further Information; Additional Copies

     If you have any questions or require further information about the voting procedure for voting your Claim or about the Solicitation Package, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents (at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d)), please contact the Solicitation Agent:

                           [Innisfree M&A Incorporated
                               501 Madison Avenue
                                   20th Floor
                            New York, New York 10022
                            Telephone: (877) 750-2689
                     Banks and Brokers call (212) 750-5833]

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                        XI. RECOMMENDATION AND CONCLUSION

     For all of the reasons set forth in this Disclosure Statement, the Debtors believe that Confirmation and implementation of the Plan is preferable to all other alternatives described above because it will provide the greatest recoveries to holders of Claims. Consequently, the Debtors urge all holders of Eligible Claims to vote to accept the Plan, and to evidence such acceptance by completing and returning their ballots in accordance with the instructions accompanying this Disclosure Statement not later than 5:00 p.m., Eastern time, on ____________________, 2003.

Dated:  March 5, 2003

                                              WEIL, GOTSHAL & MANGES LLP
                                              Attorneys for Encompass Services
                                              Corporation, et. al.


                                                  /s/ Alfredo R. Perez
                                              ----------------------------------
                                              By:  Alfredo R. Perez
                                                   700 Louisiana, Suite 1600
                                                   Houston, Texas 77002
                                                   (713) 546-5000

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

                                     ANNEX I

                                    Glossary

Adequate Protection Liens ...........   The Liens and security interests granted
                                        by the DIP Order in all the Postpetition
                                        Collateral to secure the Adequate
                                        Protection Obligations.
Adequate Protection Obligations .....   Obligations that arise from any decrease
                                        in the value of the Prepetition
                                        Collateral resulting from (i) the stay,
                                        use, sale or lease of such property
                                        under section 363 of the Bankruptcy Code
                                        or (ii) the grant of a Lien under
                                        section 364 of the Bankruptcy Code.
Administrative Agent ................   Bank of America, N.A.
Administrative Expense Claim ........   A Claim for payment of an administrative
                                        expense of a kind specified in section
                                        503(b) or 1114(e)(2) of the Bankruptcy
                                        Code and entitled to priority under
                                        section 507(a)(1) of the Bankruptcy
                                        Code, including (a) actual, necessary
                                        costs and expenses, incurred after the
                                        Petition Date, of preserving the
                                        Debtors' Estates and operating their
                                        businesses, including wages, salaries,
                                        or commissions for services rendered
                                        after the Petition Date, (b)
                                        Professional Fee Claims, (c) all fees
                                        and charges assessed against the Estates
                                        under chapter 123 of title 28, United
                                        States Code, (d) all Allowed Claims that
                                        are entitled to be treated as
                                        Administrative Expense Claims by virtue
                                        of a Final Order entered under section
                                        546(c)(2)(A) of the Bankruptcy Code, (e)
                                        the reasonable postpetition fees and
                                        expenses of indenture trustees,
                                        including successors thereto, and the
                                        reasonable attorney's fees and expenses
                                        of such indenture trustees, (f) the
                                        Adequate Protection Obligations, (g) any
                                        obligations under the DIP Facility, (h)
                                        any obligations under the Key Employee
                                        Retention Program and the Incentive
                                        Collections Program, and (i) any
                                        obligations which have been accorded
                                        administrative expense status by Final
                                        Order of the Bankruptcy Court.
Administrative Expense Claims
Bar Date ............................   The date, if any, designated by the
                                        Bankruptcy Court as the last date for
                                        filing proofs of Administrative Expense
                                        Claims against the Debtors.
Affiliate or affiliate ..............   Any entity that directly, or indirectly,
                                        through one or more intermediaries,
                                        controls or is controlled by, or is
                                        under common control with, a specified
                                        entity; for purposes of the definition
                                        of "Affiliate" or "affiliate," any
                                        entity that own, controls, or holds with
                                        power to vote 20% or more of the
                                        outstanding voting securities of, or
                                        controls or directs the management of,
                                        the entity specified shall be deemed to
                                        be an Affiliate of such entity.
Allowed .............................   With respect to a Claim or Equity
                                        Interest within a particular Class, an
                                        Allowed Claim or Allowed Equity Interest
                                        of the type described in such Class.
Allowed Claim/Allowed
Equity Interest .....................   With reference any Claim or Equity
                                        Interest, (a) a Claim or Equity Interest which is listed by any Debtor in its books and records as liquidated in amount and not disputed or contingent;
                                        (b) any Claim or Equity Interest which
                                        has been, or is hereafter, listed by a
                                        Debtor in its Schedules (as such
                                        Schedules may be amended by any such
                                        Debtor from time to time in accordance
                                        with Bankruptcy Rule 1009), as
                                        liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed; (c) any Claim or Equity Interest which is not Disputed; or (d) any Claim or Equity Interest, if Disputed, (i) as to which the liability of the Debtor and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy
                                        Court, or (ii) which has been Allowed by Final Order; provided, however, that to the extent that a Claim or Equity
                                        Interest is a Disputed Claim or Disputed
                                        Equity Interest, the determination of
                                        whether such Claim or Equity Interest
                                        will be an Allowed Claim or an Allowed
                                        Equity Interest and/or the amount of any such Claim or Equity Interest will be determined in accordance with the terms of the

                                    Annex I-1

                                        Plan. An "Allowed Claim" or an "Allowed
                                        Equity Interest" will not, for purposes
                                        of distributions under the Plan, include
                                        (a) for prepetition Claims, interest on
                                        such Claim or Claims accruing from or
                                        after the Petition Date, (b) punitive or
                                        exemplary damages, or (c) any fine,
                                        penalty or forfeiture.
Apollo ..............................   Collectively, (i) Apollo Investment Fund
                                        IV, L.P. and Apollo Overseas Partners
                                        IV, L.P., collectively the sole holders
                                        of Existing Preferred Stock as of the
                                        Petition Date, (ii) Apollo Advisors IV,
                                        L.P. and (iii) Apollo Management IV,
                                        L.P.
Asset Sale Proceeds .................   (a) The Purchase Price and (b) the gross
                                        Cash proceeds (including any Cash
                                        received by way of deferred payment
                                        pursuant to a promissory note,
                                        receivable or otherwise), received from
                                        any sale of the Debtors' assets
                                        consummated after the Petition Date, net
                                        of (i) reasonable transaction costs
                                        (including, without limitation, any
                                        underwriting, brokerage, or other
                                        customary selling commissions, title and
                                        recording expenses and reasonable legal,
                                        advisory and other fees and expenses)
                                        and payments and unassumed liabilities
                                        relating to the assets sold, (ii) the
                                        amount of such gross Cash proceeds
                                        required to be used to pay any
                                        indebtedness (other than indebtedness
                                        owing by the Debtors to the Senior
                                        Lenders) which is secured by the
                                        respective assets which were sold; and
                                        (iii) the Wind Up Costs; provided,
                                        however, that such Asset Sale Proceeds
                                        shall not include: (i) any gross sale
                                        proceeds (including the Purchase Price)
                                        which are not proceeds (as contemplated
                                        by section 552(b)(1) of the Bankruptcy
                                        Code) of the DIP Lenders' or the Senior
                                        Lenders' Collateral, (ii) Asset Sale
                                        Proceeds that are solely Collateral for
                                        the DIP Facility but that are not used
                                        to satisfy a DIP Facility Claim or an
                                        Adequate Protection Obligation, and
                                        (iii) any portion of gross Cash proceeds
                                        which the Debtors determine in good
                                        faith should be reserved for
                                        post-closing adjustments (including
                                        indemnification payments), and provided,
                                        further, however, that on the day all
                                        post-closing adjustments have been
                                        determined (which date shall not be
                                        later than three months following the
                                        closing of the respective asset sale
                                        unless such period is extended by
                                        agreement of the Debtors and the Senior
                                        Lenders), the amount, if any, by which
                                        the reserved amount in respect of such
                                        asset sale exceeds the actual
                                        post-closing adjustment payable by the
                                        Debtors, shall constitute Asset Sale
                                        Proceeds as of such date of
                                        determination.
Ballots .............................   Each of the ballot forms (including
                                        Master Ballots) distributed with this
                                        Disclosure Statement to each holder of
                                        an Eligible Claim on which the holder is
                                        to indicate acceptance or rejection of
                                        the Plan.
Bankruptcy Code .....................   The Bankruptcy Reform Act of 1978, as
                                        codified in title 11 of the United
                                        States Code, 11 U.S.C. (S)(S) 101-1330,
                                        as now in effect or hereafter amended.
Bankruptcy Court ....................   The United States Bankruptcy Court for
                                        the Southern District of Texas, Houston
                                        Division, or any other court with
                                        jurisdiction over the Chapter 11 Cases.
Bankruptcy Rules ....................   Collectively, the Federal Rules of
                                        Bankruptcy Procedure and the Official
                                        Bankruptcy Forms, the Federal Rules of
                                        Civil Procedure, as applicable to the
                                        Chapter 11 Cases or proceedings therein,
                                        and the Local Rules of the Bankruptcy
                                        Court, all as now in effect or hereafter
                                        amended.
Bar Date ............................   The date(s) designated by the Bankruptcy
                                        Court as the last date(s) for filing
                                        Proof of Claims against the Debtors.
Bond ................................   Any prepetition or postpetition payment,
                                        performance, bid or miscellaneous bond
                                        or any other instrument or guarantee
                                        issued by a Surety under which one or
                                        more Debtors is named as a principal
                                        and/or under which one or more Debtors
                                        is an indemnitor or is otherwise liable.
Bonded Collateral ...................   The Collateral securing a Bonded
                                        Obligation.
Bonded Contract .....................   Any prepetition or postpetition contract
                                        under which a Debtor has contracted to
                                        provide goods, services, materials or
                                        equipment, and for which a Surety has
                                        provided a Bond.
Bonded Obligation ...................   Any Claim, obligation or debt arising
                                        under a Bonded Contract.
Business Day ........................   Any day, excluding Saturdays, Sundays or
                                        "legal holidays" as defined in
                                        Bankruptcy Rule 9006(a)), on which
                                        commercial banks are open for business
                                        in New York, New York and Houston,
                                        Texas.

                                    Annex I-2

Buyer ...............................   Newco Holding LLC, the purchaser of the
                                        equity interests in the Residential
                                        Debtors and the Reorganized Residential
                                        Debtors.
Cash ................................   Legal tender of the United States of
                                        America.
CDG .................................   Conway, Del Genio, Gries & Co., LLC,
                                        employer of the CRO and crisis managers
                                        of the Debtors. Certificate Any
                                        certificate, instrument or other
                                        document evidencing an Extinguished
                                        Security.
Chapter 11 Cases ....................   Case No. 02-43582, the jointly
                                        administered Chapter 11 cases of the
                                        Debtors in the Bankruptcy Court.
Claim ...............................   A claim, as defined in section 101(5) of
                                        the Bankruptcy Code, against any Debtor.
Class ...............................   One of the classes of Claims or Equity
                                        Interests described in Article IV of the
                                        Plan.
Class 7 Distribution ................   Cash and other property allocated by the
                                        Disbursing Agent to the holders of
                                        Claims in Class 7 and Cash and other
                                        property distributed by the Disbursing
                                        Agent to the holders of Claims in Class
                                        7. The source of funding for the Class 7
                                        Distribution will be from the
                                        liquidation of the Debtors' Unencumbered
                                        Assets.
Collateral ..........................   Any property or interest in property of
                                        the Estates subject to a Lien to secure
                                        the payment or performance of a Claim,
                                        which Lien is not subject to avoidance
                                        under the Bankruptcy Code or otherwise
                                        invalid under the Bankruptcy Code, or
                                        applicable state or other law.
Committee ...........................   The official committee of unsecured
                                        creditors appointed in the Chapter 11
                                        Cases on November 25, 2002, as such
                                        committee may be constituted from time
                                        to time.
Confirmation ........................   The Bankruptcy Court's confirmation of
                                        the Plan.
Confirmation Date ...................   The date of entry of the Confirmation
                                        Order on the docket of the Bankruptcy
                                        Court.
Confirmation Hearing ................   The Bankruptcy Court's hearing to
                                        consider Confirmation of the Plan, as it
                                        may be adjourned or continued from time
                                        to time.
Confirmation Order ..................   The Bankruptcy Court's order confirming
                                        the Plan under section 1129 of the
                                        Bankruptcy Code.
Convenience Claim ...................   Any Unsecured Claim other than a
                                        Deficiency Claim, an Insured Claim, an
                                        Intercompany Claim, a Junior
                                        Subordinated Note Claim, a Litigation
                                        Claim, a Senior Subordinated Note Claim,
                                        or a Claim resulting from the failure of
                                        a Person who has purchased assets from a
                                        Debtor to honor its agreement to pay the
                                        indebtedness of the Debtor or Debtors
                                        from which it has purchased assets, in
                                        the amount of $25,000 or less and any
                                        Unsecured Claim other than a Deficiency
                                        Claim, an Insured Claim, an Intercompany
                                        Claim, a Junior Subordinated Note Claim,
                                        a Litigation Claim, a Senior
                                        Subordinated Note Claim or a Claim
                                        resulting from the failure of a Person
                                        who has purchased assets from a Debtor
                                        to honor its agreement to pay the
                                        indebtedness of the Debtor or Debtors
                                        from which it has purchased assets, that
                                        is reduced to $25,000 by the election of
                                        the holder thereof on such holder's
                                        Ballot.
Convenience Class Distribution ......   Cash and other property distributed by
                                        the Disbursing Agent to the holders of
                                        Convenience Claims. The source of
                                        funding for the Convenience Class
                                        Distribution will be first, from the
                                        liquidation of Unencumbered Assets and,
                                        if the Unencumbered Assets are
                                        insufficient to fund such distribution,
                                        next from the Asset Sale Proceeds, but
                                        in no case shall the Convenience Class
                                        Distribution exceed $1,000,000.
Critical Vendor Order ...............   Either or both of the Bankruptcy Court's
                                        November 20, 2002 Interim Order and the
                                        December 5, 2002 Final Order approving
                                        the Debtors' Expedited Motion For
                                        Authority To Pay Prepetition Claims Of
                                        Critical Vendors.
CRO .................................   Chief Restructuring Officer, Michael F.
                                        Gries (or his successor).
Cure ................................   The payment of Cash by a Debtor, or the
                                        distribution of other property (as the
                                        parties may agree or the Bankruptcy
                                        Court may order), as necessary to cure a
                                        default by a Debtor under an executory
                                        contract or unexpired lease of a Debtor
                                        and to permit a Debtor to assume that
                                        contract or lease under section 365(a)
                                        of the Bankruptcy Code.
Debtor ..............................   Each of Encompass and its Subsidiaries
                                        and "Debtors" means all of them

                                    Annex I-3
                                        collectively, and when the context so
                                        requires, in their capacity as debtors
                                        and debtors-in-possession under sections
                                        1107 and 1108 of the Bankruptcy Code.
Deficiency ..........................   The extent to which the value of
                                        Collateral is less than the amount of a
                                        Secured Claim.
Deficiency Claim ....................   Any Unsecured Claim resulting from a
                                        Deficiency.
DIP Facility ........................   The postpetition credit facility
                                        provided for by the Postpetition Credit
                                        Agreement, dated as of November 20,
                                        2002, by and among Encompass, the
                                        Subsidiaries and the DIP Lenders, as
                                        amended and restated under the Amended
                                        and Restated Postpetition Credit
                                        Agreement, dated as of January 21, 2003,
                                        by and among Encompass, the Subsidiaries
                                        and the DIP Lenders and the DIP Order.
DIP Facility Claim ..................   Any Claim arising under the DIP Facility
                                        held by the DIP Lenders.
DIP Lenders .........................   Bank of America, N.A., as administrative
                                        agent, JPMorgan Chase Bank, as
                                        syndication agent, General Electric
                                        Capital Corporation, as documentation
                                        agent, and the lenders party to the DIP
                                        Facility.
DIP Order ...........................   The Bankruptcy Court's January 24, 2002
                                        Final Order (i) Authorizing
                                        Debtors-in-Possession to (A) Enter Into
                                        Postpetition Financing Agreement and
                                        Obtain Postpetition Financing Pursuant
                                        to Sections 105, 361, 362 and 364 of the
                                        Bankruptcy Code and (B) Utilize Cash
                                        Collateral Pursuant to Section 363 of
                                        the Bankruptcy Code and (ii) Providing
                                        Adequate Protection and Granting Liens,
                                        Security Interests and Superpriority
                                        Claims.
Disallowed Claim ....................   Any Claim that has been disallowed, in
                                        whole or in part, by Final Order, or by
                                        final order of a court of competent
                                        jurisdiction, or any Claim that has been
                                        withdrawn, in whole or in part, by the
                                        holder thereof.
Disallowed Equity Interest ..........   Any Equity Interest that has been
                                        disallowed, in whole or in part, by
                                        Final Order, or by final order of a
                                        court of competent jurisdiction or any
                                        Claim that has been withdrawn, in whole
                                        or in part, by the holder thereof.
Disbursing Agent ....................   Any party designated, with the consent
                                        of the holders of Existing Credit
                                        Agreement Claims, by Reorganized
                                        Encompass, to serve as a disbursing
                                        agent under the Plan.
Disclosure Statement ................   This disclosure statement as distributed
                                        to holders of Eligible Claims pursuant
                                        to section 1126(b) of the Bankruptcy
                                        Code.
Disputed Claim ......................   Any Claim, or any portion thereof, that
                                        is not an Allowed Claim or a Disallowed
                                        Claim.
Disputed Equity Interest ............   Every Equity Interest that is not an
                                        Allowed Equity Interest or a Disallowed
                                        Equity Interest.
Effective Date ......................   The first Business Day (i) on which all
                                        conditions to the Plan's consummation in
                                        Section 10.2 thereof have been satisfied
                                        or waived and (ii) that is the date on
                                        which the Plan is consummated.
Eligible Claims .....................   Collectively, the Existing Credit
                                        Agreement Claims, Surety Claims,
                                        Convenience Claims, General Unsecured
                                        Claims and Litigation Claims, holders of
                                        which are entitled to vote under Article
                                        VIII of the Plan and section 1126 of the
                                        Bankruptcy Code to accept or reject the
                                        Plan.
Encompass ...........................   Encompass Services Corporation, a Texas
                                        corporation.
Equity Interest .....................   The legal, equitable, contractual and
                                        other rights of any Person with respect
                                        to any capital stock or other ownership
                                        interest in any Debtor, whether or not
                                        transferable, and any option, warrant or
                                        right to purchase, sell or subscribe for
                                        an ownership interest or other equity
                                        security in any Debtor, provided,
                                        however, that a Subsidiary Interest is
                                        not an Equity Interest.
Estate ..............................   The estate of any of the Debtors in the
                                        Chapter 11 Cases, and "Estates" means,
                                        collectively, the estates of all of the
                                        Debtors in the Chapter 11 Cases, as
                                        created under section 541 of the
                                        Bankruptcy Code.
Exchange Act ........................   The Securities Exchange Act of 1934,
                                        as now in effect or hereafter amended.
Existing Bank Debt ..................   Indebtedness under the Existing Credit
                                        Agreement.
Existing Common Stock ...............   Encompass common stock, par value $.001
                                        per share, issued and outstanding
                                        immediately before the Petition Date.
Existing Credit Agreement ...........   That certain Credit Agreement, dated as
                                        of February 22, 2000, as amended by the
                                        First Amendment dated as of March 23,
                                        2000, the Second Amendment dated as of
                                        May 10, 2000, the Third Amendment dated
                                        as of

                                    Annex I-4

                                          June 8, 2001, the Fourth Amendment dated as of November 9,
                                          2001 and the Fifth Amendment dated as of June 26, 2002, as it may be further amended from time to time, among Encompass, the Subsidiaries, as guarantors, the several banks and other financial institutions from time to time parties thereto,
                                          Bank of America, N.A., as the administrative agent, JPMorgan
                                          Chase Bank, as the syndication agent, Wachovia Bank National
                                          Association, as the documentation agent, ABN-Amro Bank NV,
                                          The Bank of Nova Scotia, Bank One, N.A., Credit Lyonnais, New
                                          York Branch, GMAC Commercial Credit LLC, Mercantile Bank
                                          National Association and Union Bank of California, N.A., all
                                          as co-managing agents.
     Existing Credit Agreement
     Claim ...........................    Any claim arising under the Existing Credit Agreement held by the Senior Lenders.
     Existing Other Equity
     Interests .......................    Collectively, (i) all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plan and (ii) any other
                                          options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Equity Interest existing
                                          immediately before the Petition Date, provided, however, that
                                          Existing Other Equity Interests shall not include the
                                          Subsidiary Interests.
     Existing Preferred Stock ........    Encompass's 7.25% convertible participating preferred stock, par value $.001 per share, issued and outstanding immediately prior to the Petition Date.
     Existing Stock ..................    Collectively, the Existing Common Stock and the Existing
                                          Preferred Stock.
     Extinguished Securities .........    All Existing Common Stock, Existing Preferred Stock, Existing
                                          Other Equity Interests, Senior Subordinated Notes and Junior
                                          Subordinated Notes.
     Face Amount .....................    When used in reference to (i) a Disputed Claim, the full
                                          stated amount claimed by the holder thereof in any Proof of
                                          Claim timely filed with the Bankruptcy Court, (ii) an Allowed
                                          Claim, the Allowed amount thereof, and (iii) an Equity
                                          Interest, the number of shares evidencing such Equity
                                          Interests.
     Final Order .....................    An order or judgment, entered by the Bankruptcy Court, that has not been amended, modified, or reversed, and as to which
                                          (i) no stay is in effect, (ii) the time to seek rehearing, review, modification, or amendment or to file a notice of
                                          appeal has expired, and (iii) no appeal or request for
                                          modification, amendment, a stay, rehearing or other review is pending.
     Financial Projections ...........    [The projected financial information attached hereto as
                                          Exhibit D which projects the financial performance of the
                                          Reorganized Debtors through December 31, 2005 and is based upon information available as of December 31, 2002.]
     General Unsecured Claim .........    An Unsecured Claim that is not a Convenience Claim, an
                                          Intercompany Claim or a Litigation Claim that is an Insured
                                          Claim. General Unsecured Claims include, without limitation,
                                          Deficiency Claims, damages resulting from a Debtor's
                                          rejection of an unexpired lease or executory contract, Junior
                                          Subordinated Note Claims, Senior Subordinated Note Claims and
                                          Claims resulting from the failure of a Person who has
                                          purchased assets from a Debtor to honor its agreement to pay indebtedness of the Debtor or Debtors from which it has
                                          purchased assets.
     Houlihan Lokey ..................    Houlihan Lokey Howard & Zukin Capital.
     Impaired ........................    When used with reference to a Claim or Equity Interest, a
                                          Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
     Incentive Collections Program ...    The incentive collections program described in the January
                                          24, 2003 Expedited Motion of Debtors for an Order Pursuant to
                                          Sections 363(b) and 105(a) of the Bankruptcy Code Approving
                                          Collections Program, which motion was approved by the
                                          Bankruptcy Court by order entered on January 30, 2003.
     Initial Distribution Date .......    The date, occurring as soon as practicable after the
                                          Effective Date, on which the Disbursing Agent first makes
                                          distributions to holders of Allowed Claims as provided in
                                          Article VI of the Plan.

                                               Annex I-5

     Insurance Policy ................    Any policy of insurance provided by a Person under which any
                                          Debtor is insured, and which policy may provide coverage for a Litigation Claim, including, without limitation, policies relating to workers' compensation, property and marine,
                                          aviation/aircraft non-ownership liability, business auto
                                          liability, business auto physical damage coverage, casualty
                                          (foreign) package, commercial crime, commercial general
                                          liability, contractors professional and pollution liability, directors and officers liability, employment practices
                                          liability, executive risk coverage (special risk), fiduciary liability, flood coverage, marine cargo coverage, owners and contractors protective liability, pollution and remediation
                                          (air systems), railroad protective liability, stop gap
                                          coverage, temporary disability, umbrella coverage and
                                          exposure buyback.
     Insured Claim ...................    Any Claim for which there is either partial or full coverage under an Insurance Policy.
     Intercompany Claim ..............    Any claim held by a Debtor against another Debtor on account of intercompany indebtedness.
     Junior Subordinated Note Claim ..    Any Claim under the Junior Subordinated Notes.
     Junior Subordinated Notes .......    Collectively, the (i) 7.50% Subordinated Notes due July 15,
                                          2004 in the aggregate principal amount of $1,250,000, payable to Deborah K. Dillard Revocable Trust; (ii) 7.50%
                                          Subordinated Notes due July 15, 2004 in the aggregate
                                          principal amount of $1,250,000, payable to William Mason
                                          Dillard Revocable Trust; (iii) Subordinated Note due 2003,
                                          dated January 14, 1999, in the principal amount of
                                          $242,118.19, payable to Randall A. Foco & Jan Marie Foco,
                                          Trustees; (iv) Subordinated Note due 2003, dated January 14,
                                          1999, in the principal amount of $534,899.70, payable to
                                          Theodore Keenan; and (v) Subordinated Note due 2003, dated
                                          January 14, 1999, in the principal amount of $836,099.36,
                                          payable to James T. Broyles.
     Key Employee
     Retention Program ...............    The key employee retention program described in the Debtors'
                                          January 13, 2003 Expedited Motion to Approve Key Employee
                                          Retention Program, which motion was approved by the
                                          Bankruptcy Court by order entered on January 23, 2003.
     Lien ............................    A lien, as defined in section 101(37) of the Bankruptcy Code.
     Litigation Claim ................    Without limitation, any Claim asserted in litigation pending on or as of the Petition Date, and any Insured Claim that
                                          could have been asserted by any Person or that arose on or prior to the Petition Date against any Debtor, whether known or unknown, whether asserted directly, derivatively, by way of subrogation or otherwise, whether the subject of
                                          litigation which has been or could have been certified as a class action under applicable law, and whether grounded in contract, tort, statute, the common law, equity or other law, and including, without limitation, Claims for personal
                                          injury, property damage, wrongful death, products liability, unfair labor and/or hiring practices, civil rights
                                          violations, employment discrimination, breach of contract, preferential or other avoidable transfers, indemnity,
                                          reimbursement, contribution, fraud, environmental damage
                                          and/or release, and claims related to toxic mold. The
                                          Litigation Claims are Disputed Claims.
     M&M Lien Claimant ...............    A Person who furnishes services, labor, equipment and/or
                                          material for the purpose of erecting, repairing, improving or altering a building, structure or other improvement and whose claim for such services, labor, equipment and/or material is secured by a valid and enforceable Lien on property of the
                                          Debtors created by local, state or other law.
     M&M Lien Secured Claim ..........    A Secured Claim held by an M&M Lien Claimant.
     Management Group ................    Eric Salzer, Timothy Johnston and such other Persons as may be designated in the Plan Supplement.
     Master Ballot ...................    Each of the ballot forms distributed with this Disclosure
                                          Statement to a Nominee.
     Newco Holding LLC ...............    The limited liability company formed by Wellspring and the
                                          Management Group for the purpose of acquiring, directly or indirectly, all of the equity interests of the Reorganized
                                          Residential Debtors pursuant to the Purchase Agreement.

                                               Annex I-6

     Nominee .........................    A bank, brokerage firm or other nominee holding Eligible
                                          Claims in its own name on behalf of a beneficial owner, or any agent thereof.
     Non-Residential Debtors .........    The Debtors other than the Residential Debtors.
     Other Priority Claim ............    A Claim entitled to priority under section 507(a) of the
                                          Bankruptcy Code, other than a Priority Tax Claim or an
                                          Administrative Expense Claim.
     Other Secured Claim .............    Any Secured Claim, including an M&M Lien Secured Claims,
                                          other than a Secured Tax Claim, provided, however, that the
                                          Adequate Protection Obligations, the DIP Facility Claims and
                                          the Existing Credit Agreement Claims are not Other Secured
                                          Claims.
     Person ..........................    An individual, corporation, partnership, joint venture,
                                          association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.
     Petition Date ...................    November 19, 2002, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.
     Plan ............................    The Debtors' Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, in substantially the form attached
                                          hereto as Exhibit A, as it may be amended, modified or
                                          supplemented from time to time, including all exhibits and schedules to the Plan.
     Plan Supplement .................    The compilation of documents, including any exhibits to the
                                          Plan not included therewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5)
                                          Business Days prior to the Confirmation Hearing.
     Postpetition Collateral .........    All of the following property acquired by the Debtors on or after the Petition Date that is subject to a Lien and secures the Existing Credit Agreement Claims or the DIP Facility
                                          Claims: all currently owned or hereafter acquired property and assets of the Debtors, of any kind or nature, whether
                                          real or personal, tangible or intangible, wherever located, now owned or hereafter acquired or arising and all proceeds, products, rents and profits thereof, including, without
                                          limitation, all cash, goods, accounts receivable, inventory, cash-in-advance deposits, general intangibles, deposit
                                          accounts, real estate, machinery, equipment, vehicles,
                                          trademarks, trade names, licenses, causes of action, rights to payment including tax refund claims, insurance proceeds and tort claims and the proceeds, products, rents and profits of all of the foregoing excluding recoveries from avoidance actions, the $5 million of cash collateral delivered to the
                                          Sureties pursuant to the Surety Agreements.
     Postpetition Interest ...........    Interest, accruing after the Petition Date, on a Claim.
     Prepetition Collateral ..........    All property of the Debtors on the Petition Date that is
                                          subject to a Lien and secures the Existing Credit Agreement
                                          Claims, including the Debtors' right, title and interest in and to the following assets: (i) all accounts; (ii) all
                                          chattel paper; (iii) all instruments; (iv) all general
                                          intangibles; (v) all documents; (vi) all equipment; (vii) all inventory in all of its forms; (viii) all financial assets and investment property; (ix) all of the Debtors' deposit
                                          accounts and all funds, certificates, documents, instruments, pledged deposits, checks, drafts, wire transfer receipts, and other earnings, profits, or other proceeds from time to time representing, evidencing, deposited into, or held in the
                                          deposit accounts; (x) all goods; (xi) all commercial tort
                                          claims; (xii) all letters of credit and letter-of-credit
                                          rights; (xiii) all payment intangibles; (xiv) all software and intellectual property; (xv) all supporting obligations;
                                          (xvi) all stock rights; (xvii) all permits and (xviii) all products and proceeds, in Cash or otherwise, of any of the property described in the foregoing.
     Prepetition Letters of Credit ...    Any letter of credit paid for or procured by any Debtor on behalf of itself or another Debtor on or before the Petition
                                          Date.
     Priority Tax Claim ..............    A Claim that is entitled to priority under section 507(a)(8)
                                          of the Bankruptcy Code.
     Professional ....................    A professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code, and CDG.
     Professional Fee Claim ..........    A Professional's Claim and the Claims of CDG for compensation and reimbursement of costs and expenses relating to services performed on and after the Petition Date and before and
                                          including the Effective Date.

                                               Annex I-7

     Proof of Claim ..................    A Proof of Claim filed with the Bankruptcy Court in
                                          connection with the Chapter 11 Cases.
     Pro Rata ........................    At any time, the proportion that the Face Amount of an
                                          Allowed Claim or Allowed Equity Interest in a particular
                                          Class bears to the aggregate Face Amount of all Claims or
                                          Equity Interests (including Disputed Claims or Disputed
                                          Equity Interests, but excluding Disallowed Claims or
                                          Disallowed Equity Interests) in that Class, unless the Plan provides otherwise.
     Purchase Agreement ..............    The Purchase Agreement by and among the Debtors and the Buyer pursuant to which the Reorganized Residential Debtors' Common
                                          Stock will be sold to the Buyer. The Purchase Agreement will form part of the Plan Supplement.
     Purchase Price ..................    The purchase price paid in the amount of $[________] pursuant to the terms of the Purchase Agreement.
     Quarter .........................    The period beginning on the Effective Date and ending on the next of July 31, October 31, January 31 and April 30, and
                                          each three month period thereafter.
     Reorganized Debtor ..............    Each of Reorganized Encompass and the Reorganized
                                          Subsidiaries, and "Reorganized Debtors" means all of them
                                          collectively.
     Reorganized Encompass ...........    Encompass on and after the Effective Date.
     Reorganized Non-Residential
     Debtors .........................    The Non-Residential Debtors on and after the Effective Date.
     Reorganized Residential
     Debtors .........................    The Residential Debtors on and after the Effective Date.
     Reorganized Residential
     Debtors' Common Stock ...........    The new equity interests to be issued by the Reorganized
                                          Residential Debtors pursuant to the Plan as of the Effective
                                          Date.
     Reorganized Subsidiaries ........    Collectively, the Subsidiaries on and after the Effective
                                          Date.
     Requisite Acceptances ...........    With respect to each Impaired Class of Claims, acceptance of the Plan by (i) holders of at least two-thirds in amount of
                                          Allowed Claims in such Impaired Class of Claims actually
                                          voting and (ii) the holders of more than one-half in number of Allowed Claims in such Impaired Class of Claims actually voting, in each case not counting the vote of any holder
                                          designated under section 1126(e) of the Bankruptcy Code.
     Reserve .........................    The "Reserve" as defined in Section 6.6 (a) of the Plan.
     Residential Debtors .............    Collectively, AA Jarl, Inc., A-ABC Appliance, Inc., A-ABC
                                          Services, Inc., Airtron of Central Florida, Inc., Airtron,
                                          Inc., Encompass Residential Services of Houston, Inc., Evans
                                          Services, Inc., Hallmark Air Conditioning, Inc., K&N
                                          Plumbing, Heating and Air Conditioning, Inc., Masters, Inc.,
                                          Paul E. Smith Co., Inc., Van's Comfortemp Air Conditioning,
                                          Inc., Wade's Heating & Cooling, Inc., Wiegold & Sons, Inc.
                                          and Willis Refrigeration, Air Conditioning & Heating, Inc.,
                                          together with such assets (whether owned by a Residential
                                          Debtor or any other Debtor) used as necessary exclusively for the operation of the businesses of the Residential Debtors, consistent with past practice.
     Schedules .......................    The schedules of assets and liabilities, statements of
                                          financial affairs, and lists of holders of Claims and Equity
                                          Interests filed by the Debtors pursuant to section 521 of the
                                          Bankruptcy Code and Bankruptcy Rule 1007, including any
                                          amendments and supplements thereto.
     Section 510(b) Claims ...........    Any Claim against the Debtors, under applicable federal or state law, whether or not such Claim is listed on the
                                          Schedules or evidenced by a filed proof of claim, and whether or not the subject of a lawsuit, arising from or seeking the rescission of a purchase or sale of equity of any Debtor or any Affiliate of a Debtor, for damages arising from the
                                          purchase or sale of such a security, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim as provided in section 510(b) of the Bankruptcy Code.
     Secured Claim ...................    A Claim that is secured by a Lien that is valid, perfected and enforceable, and not avoidable, upon property in which a
                                          Debtor has an interest, to the extent of the value, as of the
                                          Effective Date, of such interest or Lien as determined by a
                                          Final Order pursuant to section 506 of the Bankruptcy

                                    Annex I-8

                                          Court, or as otherwise agreed to in writing by a Debtor or
                                          Reorganized Debtor and the holder of such Claim.
     Secured Tax Claim ...............    Any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under Section
                                          507(a)(8) of the Bankruptcy Code.
     Securities Act ..................    The Securities Act of 1933, as now in effect or hereafter
                                          amended
     Securities Purchase Agreement ...    The Securities Purchase Agreement between Encompass and
                                          Apollo, dated as of June 27, 2002, under which Apollo agreed to purchase $35 million of Existing Common Stock in the
                                          rights offering.
     Senior Lender ...................    A holder of a Claim under the Existing Credit Agreement.
     Senior Subordinated Note Claim ..    Any Claim under the Senior Subordinated Notes.
     Senior Subordinated Notes .......    The 10-1/2% senior subordinated notes due 2009 of Encompass in the aggregate principal amount of $335 million (i) issued under the Indenture, dated as of April 30, 1999, among
                                          Building One Services Corporation, the
                                          predecessor-in-interest to Encompass, the guarantors named therein, and IBJ Whitehall Bank & Trust Company, as trustee,
                                          (ii) as amended by the First Supplemental Indenture, dated as of November 12, 1999, the Second Supplemental Indenture,
                                          dated as of January 31, 2000, the Third Supplemental
                                          Indenture, dated as of February 22, 2000, (iii) as amended and assumed by Encompass and guaranteed by its Subsidiaries by the Fourth Supplemental Indenture, dated as of June 28,
                                          2001, among Encompass, the guarantors named therein and the
                                          Bank of New York, as successor trustee, and (iv) as further supplemented, amended and modified from time to time.
     Solicitation ....................    The solicitation by the Debtors from holders of Eligible
                                          Claims of acceptances of the Plan pursuant to section 1126(b)
                                          of the Bankruptcy Code.
     Solicitation Agent ..............    [Innisfree M&A Incorporated or any other Person that the
                                          Debtors shall retain, under authority granted by the
                                          Bankruptcy Court, for purposes of assisting the Debtors in conducting the Solicitation.]
     Solicitation Package ............    The package provided by the Debtors that includes this
                                          Disclosure Statement and related materials and, where
                                          appropriate, Ballots.
     Special Committee ...............    The special committee established by Encompass's board of
                                          directors to evaluate recapitalization and/or reorganization structures for the Debtors.
     Subsequent Distribution Date ....    The twentieth day after the end of the second Quarter
                                          following the Quarter in which the Initial Distribution Date occurs and every second Quarter thereafter.
     Subsidiary ......................    A direct or indirect subsidiary of Encompass and
                                          "Subsidiaries" means all of them collectively, as listed on the schedule attached hereto as Exhibit E.
     Subsidiary Interests ............    Collectively, the issued and outstanding shares of stock of the Debtors which were directly or indirectly owned by
                                          Encompass on the Petition Date.
     Surety ..........................    Either Chubb Group of Insurance Companies and its respective
                                          Affiliates, co-sureties and reinsurors ("Chubb") or Liberty
                                          Mutual Insurance Company and its respective Affiliates,
                                          co-sureties and reinsurors ("Liberty"), and "Sureties" means both Chubb and Liberty together.
     Surety Agreements ...............    The (i) the General Agreement of Indemnity by and between the
                                          Debtors and Chubb dated February 23, 2000; (ii) the General
                                          Agreement of Indemnity, as amended, by and among the Debtors and Liberty on behalf of itself and LM Insurance Corporation, the First Liberty Insurance Corporation, Liberty Mutual Fire
                                          Insurance Company, Liberty Insurance Corporation, and any
                                          other company that is part of or added to the Liberty Mutual
                                          Group for which surety business is underwritten by Liberty
                                          Bond Services, dated October 30, 1998; (iii) the Indemnity and Security Agreement by and among The Farfield Company (a
                                          Debtor herein), Encompass Services Corporation, other Debtors and Liberty, dated April 19, 2002; (iv) the Addendum to
                                          Indemnity and Security Agreement by and between Liberty and
                                          Sequoyah Corporation (a Debtor herein), dated May 19, 2002;
                                          (v) the First Amendment to Indemnity and Security Agreement
                                          by and among The Farfield Company, Encompass Services
                                          Corporation, other Debtors and Liberty dated June 2002; (vi)
                                          the Pledge Agreement dated October 14, 2002, by and between
                                          Encompass Services Corporation and Chubb, the October 18,
                                          2002 Addendum to the Pledge Agreement, the November 1, 2002
                                          Second Addendum to the Pledge Agreement and the November 12,
                                          2002 Third Addendum to the Pledge

                                    Annex I-9

                                          Agreement; (vii) any and all agreements executed by and among the Sureties and any Debtor on or before the Effective Date.
     Surety Claims ..................     Claims held by the Sureties.
     Unencumbered Assets ............     Any property of the Debtors that is not subject to an
                                          Adequate Protection Lien, a Lien securing a DIP Facility
                                          Claim, an Existing Credit Agreement Claim, an Other Secured
                                          Claim or a Secured Tax Claim.
     United States Trustee ..........     The United States trustee appointed by the United States
                                          Attorney General pursuant to 28 U.S.C. section 581(a)(7).
     Unsecured Claim ................     Any Claim that is not an Administrative Expense Claim, an
                                          Other Priority Claim or a Secured Claim.
     Voting Deadline ................     5:00 p.m., Eastern time on ______________, 2003.
     Voting Record Date .............     __________________, 2003; the date for the determination of holders of record of Eligible Claims entitled to receive the
                                          Solicitation Package.
     Weil, Gotshal ..................     Weil, Gotshal & Manges LLP.
     Wellspring .....................     Wellspring Capital Management LLC or its designee.
     Wind Up Costs ..................     The costs, fees and expenses of the Disbursing Agent in
                                          carrying out the provisions of the Plan in the aggregate
                                          maximum amount of $[_____]. The Wind Up Costs shall not
                                          include the costs of funding any Administrative Expense
                                          Claims, Priority Tax Claims and/or Claims in Classes 1
                                          through 8 of the Plan which were incurred on or before the later of the Effective Date and the Administrative Expense
                                          Claims Bar Date provided for in Section 13.1 of the Plan.
     Wind Up Fund ...................     The fund established from the Asset Sale Proceeds on the
                                          Effective Date from which the Wind Up Costs will be paid.

                                   Annex I-10

                                    EXHIBIT A

                                    The Plan

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

----------------------------------------
                                          :
In re:                                    :               CHAPTER 11
                                          :
ENCOMPASS SERVICES CORPORATION,                           Case No. 02-43582
et al.                                    :
-- --
                                          :
                  Debtors.                :               JOINTLY ADMINISTERED :

----------------------------------------

                         JOINT PLAN OF REORGANIZATION OF
                ENCOMPASS SERVICES CORPORATION AND ITS AFFILIATED
                 DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                           WEIL, GOTSHAL & MANGES LLP

                                           700 Louisiana, Suite 1600
                                           Houston, Texas  77002
                                           (713) 546-5000

                                           Attorneys for Encompass Services
                                           Corporation, et al.

Dated: March 5, 2003
       Houston, Texas

                               TABLE OF CONTENTS

                                                                                                                    Page
INTRODUCTION ..................................................................................................     1

Article I.      DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME..................................     1

        1.1     Scope of Definitions; Rules of Construction....................................................     1

        1.2     Definitions...................................................................................      1

        1.3     Rules of Interpretation.......................................................................     14

        1.4     Computation of Time...........................................................................     14

Article II.     ACQUISITION OF THE RESIDENTIAL DEBTORS........................................................     14

        2.1     The Proposed Sale Transaction.................................................................     14

        2.2     Approval of Sale..............................................................................     15

        2.3     Sale Free and Clear...........................................................................     15

Article III.    TREATMENT OF UNCLASSIFIED CLAIMS..............................................................     15

        3.1     Administrative Expense Claims.................................................................     15

        3.2     Priority Tax Claims...........................................................................     15

Article IV.     CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS...................................     16

        4.1     Introduction..................................................................................     16

        4.2     Summary of Classes............................................................................     16

        4.3     Treatment of Classified Claims and Equity Interests...........................................     17

Article V.      MEANS FOR IMPLEMENTATION OF THIS PLAN.........................................................     20

        5.1     Continued Corporate Existence of Debtors; Authorized Capital Stock............................     20

        5.2     Restructuring Transactions....................................................................     21

        5.3     Treatment of Claims for Purposes of Voting, Confirmation and Distribution.....................     21

        5.4     Corporate Action; Cancellation of Securities..................................................     22

        5.5     Directors and Executive Officers..............................................................     22

        5.6     New Securities................................................................................     23

        5.7     New Credit Agreement..........................................................................     23

        5.8     Revesting of Assets...........................................................................     23

        5.9     Preservation of Rights of Action; Settlement of Litigation Claims.............................     24


                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                  Page

        5.10    Effectuating Documents; Further Transactions..................................................     24

        5.11    Exemption from Certain Transfer Taxes.........................................................     25

Article VI.     PROVISIONS GOVERNING DISTRIBUTIONS............................................................     25

        6.1     Obligations to Make Distributions.............................................................     25

        6.2     Postpetition Interest.........................................................................     25

        6.3     Alternative Treatment.........................................................................     25

        6.4     Method of Distributions Under the Plan........................................................     25

        6.5     Unclaimed Distributions.......................................................................     26

        6.6     Distributions Withheld for Disputed General Unsecured Claims..................................     26

        6.7     Distributions Upon Allowance of Disputed General Unsecured Claims.............................     27

        6.8     Litigation Claims.............................................................................     27

        6.9     Withholding and Reporting Requirements........................................................     27

        6.10    Setoff and Recoupment.........................................................................     27

        6.11    Objections to and Resolution of Administrative Expense Claims, Claims and Equity
                Interests.....................................................................................     28

        6.12    No Distribution Pending Allowance.............................................................     28

        6.13    Distributions After Allowance.................................................................     29

Article VII.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................     29

        7.1     Assumed Contracts and Leases of Residential Debtors...........................................     29

        7.2     Rejected Contracts and Leases of Non-Residential Debtors......................................     29

        7.3     Right to Modify Schedules.....................................................................     29

        7.4     Inclusiveness of Assumed Executory Contracts and Unexpired Leases.............................     30

        7.5     Insurance Policies............................................................................     30

        7.6     Cure of Defaults..............................................................................     30

        7.7     Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired
                Leases Rejected Pursuant to the Plan..........................................................     30

Article VIII.   ACCEPTANCE OR REJECTION OF THIS PLAN..........................................................     31

        8.1     Classes Entitled To Vote......................................................................     31

        8.2     Acceptance by Impaired Classes................................................................     31

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                 Page
        8.3     Elimination of Classes........................................................................    31

        8.4     Nonconsensual Confirmation....................................................................    31

Article IX.     PROVISIONS GOVERNING THE DISBURSING AGENT.....................................................    32

        9.1     Disbursing Agent..............................................................................    32

Article X.      CONDITIONS PRECEDENT TO THIS PLAN'S CONFIRMATION AND CONSUMMATION.............................    33

        10.1    Conditions to Confirmation....................................................................    33

        10.2    Conditions to Effective Date..................................................................    33

        10.3    Waiver of Conditions..........................................................................    35

Article XI.     MODIFICATIONS AND AMENDMENTS; WITHDRAWAL......................................................    35

Article XII.    RETENTION OF JURISDICTION.....................................................................    35

Article XIII.   MISCELLANEOUS PROVISIONS......................................................................    37

        13.1    Bar Dates for Certain Claims..................................................................    37

        13.2    Payment of Statutory Fees.....................................................................    38

        13.3    Severability of Plan Provisions...............................................................    38

        13.4    Successors and Assigns........................................................................    38

        13.5    Discharge of the Debtors and Injunction.......................................................    38

        13.6    Releases By the Debtors.......................................................................    39

        13.7    Other Releases................................................................................    40

        13.8    Exculpation and Limitation of Liability.......................................................    40

        13.9    Term of Injunctions or Stays..................................................................    41

        13.10   Binding Effect................................................................................    41

        13.11   Revocation, Withdrawal, or Non-Consummation...................................................    41

        13.12   Committees....................................................................................    41

        13.13   Plan Supplement...............................................................................    41

        13.14   Notices to Debtors............................................................................    42

        13.15   Indemnification Obligations...................................................................    42

        13.16   Governing Law.................................................................................    43

        13.17   Prepayment....................................................................................    43

        13.18   Section 1125(e) of the Bankruptcy Code........................................................    43

                              TABLE OF CONTENTS
                                 (continued)

                                                                                                         Page
EXHIBIT A  ............................................................................................   1

                                  INTRODUCTION

     Encompass Services Corporation and those direct and indirect subsidiaries set forth on Exhibit A, jointly propose the following plan of reorganization under chapter 11 of the Bankruptcy Code.

                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

     1.1  Scope of Definitions; Rules of Construction

     Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in this Article I. Any term that is used and not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

     1.2  Definitions

          1. "Adequate Protection Liens" means the Liens and security interests granted by the DIP Order in all the Postpetition Collateral to secure the Adequate Protection Obligations.

          2. "Adequate Protection Obligations" means the obligations that arise from any decrease in the value of the Prepetition Collateral resulting from (i) the stay, use, sale or lease of such property under Section 363 of the Bankruptcy Code, or (ii) the grant of a Lien under Section 364 of the Bankruptcy Code.

          3. "Administrative Agent" means Bank of America, N.A.

          4. "Administrative Expense Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code,
(d) all Allowed Claims that are entitled to be treated as Administrative Expense Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, (e) the reasonable postpetition fees and expenses of indenture trustees, including successors thereto, and the reasonable attorney's fees and expenses of such indenture trustees, (f) the Adequate Protection Obligations;
(g) any obligations under the DIP Facility, (h) any obligations under the Key Employee Retention Program and the Incentive Collections Program, and (i) any obligations which have been accorded administrative expense status by Final Order of the Bankruptcy Court.

          5. "Administrative Expense Claims Bar Date" means the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of Administrative Expense Claims against the Debtors.

          6. "Affiliate" means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified entity; for purposes of the definition of "Affiliate" or "affiliate," any entity that owns, controls, or holds with power to vote 20% or more of the outstanding voting securities of, or controls or directs the management of, the entity specified shall be deemed to be an Affiliate of such entity.

          7. "Allowed" means, with respect to a Claim or Equity Interest within a particular Class, an Allowed Claim or Allowed Equity Interest of the type described in such Class.

          8. "Allowed Claim/Allowed Equity Interest" means, with reference to any Claim or Equity Interest, (a) a Claim or Equity Interest which is listed by any Debtor in its books and records as liquidated in amount and not disputed or contingent; (b) any Claim or Equity Interest which has been, or is hereafter, listed by a Debtor in its Schedules (as such Schedules may be amended by any such Debtor from time to time in accordance with Bankruptcy Rule 1009), as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim or interest has been filed; (c) any Claim or Equity Interest which is not Disputed; or (d) any Claim or Equity Interest which, if Disputed,
(i) as to which the liability of the Debtor and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) has been Allowed by Final Order; provided, however, that to the extent a Claim or Equity Interest is a Disputed Claim or Disputed Equity Interest, the determination of whether such Claim or Equity Interest shall be an Allowed Claim or Allowed Equity Interest and/or the amount of any such Claim or Equity Interest shall be determined in accordance with the terms of this Plan. An "Allowed Claim" or an "Allowed Equity Interest" shall not, for purposes of distributions under this Plan, include (a) for prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

          9. "Asset Sale Proceeds" means (a) the Purchase Price, and (b) the gross Cash proceeds (including any Cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise), received from any sale of the Debtors' assets consummated after the Petition Date, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage, or other customary selling commissions, title and recording expenses and reasonable legal, advisory and other fees and expenses) and payments and unassumed liabilities relating to the assets sold, (ii) the amount of such gross Cash proceeds required to be used to pay any indebtedness (other than indebtedness owing by the Debtors to the Senior Lenders) which is secured by the respective assets which were sold; and (iii) the Wind Up Costs; provided, however, that Asset Sale Proceeds shall not include: (i) any gross sale proceeds (including the Purchase Price) which are not proceeds (as contemplated by section 552(b)(1) of the Bankruptcy Code) of the DIP Lenders' or the Senior Lenders' Collateral, (ii) Asset Sale Proceeds that are solely Collateral for the DIP Facility but that are not used to satisfy a DIP Facility Claim or an Adequate Protection Obligation, and (iii) any portion of gross Cash proceeds which the Debtors determine in good faith should be reserved for post-closing adjustments (including indemnification payments), and provided, further, however, that on the day all post-closing adjustments have been determined (which date shall not be later than three months following the closing of the respective asset sale unless such period is extended by agreement of the Debtors and the Senior Lenders), the amount, if any, by which the reserved amount in respect of such asset sale exceeds the actual post-closing adjustment payable by the Debtors, shall constitute Asset Sale Proceeds as of such date of determination.

          10. "Ballot" means the form to be distributed with the Disclosure Statement to each holder of an Eligible Claim on which the holder is to indicate acceptance or rejection of the Plan.

          11. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. (S) (S) 101-1330, as now in effect or hereafter amended.

          12. "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court with jurisdiction over the Chapter 11 Cases.

          13. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

          14. "Bond" means any prepetition or postpetition payment, performance, bid or miscellaneous bond or any other instrument or guarantee issued by a Surety under which one or more Debtors is named as a principal and/or under which one or more Debtors is an indemnitor or is otherwise liable.

          15. "Bonded Collateral" means the Collateral securing a Bonded Obligation.

          16. "Bonded Contract" means any prepetition or postpetition contract under which a Debtor has contracted to provide goods, services, materials or equipment, and for which a Surety has provided a Bond.

          17. "Bonded Obligation" means any Claim, obligation or debt arising under a Bonded Contract.

          18. "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York and Houston, Texas.

          19. "Buyer" means Newco Holding LLC, the purchaser of the equity interests in the Residential Debtors and the Reorganized Residential Debtors.

          20. "Cash" means legal tender of the United States of America.

          21. "Certificate" means any certificate, instrument, or other document evidencing an Extinguished Security.

          22. "Chapter 11 Cases" means the jointly administered Chapter 11 cases of the Debtors.

          23. "Claim" means a claim, as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

          24. "Class" means one of the classes of Claims or Equity Interests described in Article IV of this Plan.

          25. "Class 7 Distribution" means Cash and other property allocated by the Disbursing Agent to the holders of Claims in Class 7 and Cash and other property distributed by the Disbursing Agent to the holders of Claims in Class
7. The source of funding for the Class 7 Distribution will be from the liquidation of the Debtors' Unencumbered Assets.

          26. "Collateral" means any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code, or applicable state or other law.

          27. "Committee" means the official committee of unsecured creditors appointed in the Chapter 11 Cases on November 25, 2002, as such committee may be reconstituted from time to time.

          28. "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

          29. "Confirmation Hearing" means the Bankruptcy Court's hearing to consider confirmation of this Plan, as it may be adjourned or continued from time to time.

          30. "Confirmation Order" means the Bankruptcy Court's order confirming this Plan under section 1129 of the Bankruptcy Code.

          31. "Convenience Claim" means any Unsecured Claim other than a Deficiency Claim, an Insured Claim, an Intercompany Claim, a Junior Subordinated Note Claim, a Litigation Claim, a Senior Subordinated Note Claim, or a Claim resulting from the failure of a Person who has purchased assets from a Debtor to honor its agreement to pay the indebtedness of the Debtor or Debtors from which it has purchased assets, in the amount of $25,000 or less and any Unsecured Claim other than a Deficiency Claim, an Insured Claim, an Intercompany Claim, a Junior Subordinated Note Claim, a Litigation Claim, a Senior Subordinated Note Claim, or a Claim resulting from the failure of a Person who has purchased assets from a Debtor to honor its agreement to pay the indebtedness of the Debtor or Debtors from which it has purchased assets, that is reduced to $25,000 by the election of the holder thereof on such holder's Ballot.

          32. "Convenience Class Distribution" means Cash and other property distributed by the Disbursing Agent to the holders of Convenience Claims. The source of funding for the Convenience Class Distribution will be first, from the liquidation of Unencumbered Assets and, if the Unencumbered Assets are insufficient to fund such distribution, next from the Asset Sale Proceeds, but in no case shall the Convenience Class Distribution exceed $1,000,000.

          33. "Critical Vendor Order" means either or both of the Bankruptcy Court's November 20, 2002 Interim Order and the December 5, 2002 Final Order approving the Debtors' Expedited Motion For Authority To Pay Prepetition Claims Of Critical Vendors.

          34. "Cure" means the payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

          35. "Debtor" means each of Encompass Services Corporation and its Subsidiaries and "Debtors" means all of them collectively, and when the context so requires, in their capacities as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

          36. "Deficiency" means the extent to which the value of Collateral is less than the amount of a Secured Claim.

          37. "Deficiency Claim" means any Unsecured Claim resulting from a Deficiency.

          38. "DIP Facility" means the postpetition credit facility provided for by the Postpetition Credit Agreement dated as of November 20, 2002, by and among Encompass, the Subsidiaries and the DIP Lenders, as amended and restated under the Amended and Restated Postpetition Credit Agreement, dated as of January 21, 2003, by and among Encompass, the Subsidiaries and the DIP Lenders and the DIP Order.

          39. "DIP Facility Claim" means any Claim arising under the DIP Facility held by the DIP Lenders.

          40. "DIP Lenders" means Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, as syndication agent, General Electric Capital Corporation, as documentation agent, and the lenders party to the DIP Facility.

          41. "DIP Order" means the Bankruptcy Court's January 24, 2002 Final Order (i) Authorizing Debtors-in-Possession to (A) Enter Into Postpetition Financing Agreement and Obtain Postpetition Financing Pursuant to Sections 105, 361, 362 and 364 of the Bankruptcy Code and (B) Utilize Cash Collateral Pursuant to Section 363 of the Bankruptcy Code and (ii) Providing Adequate Protection and Granting Liens, Security Interests and Superpriority Claims.

          42. "Disallowed Claim" means any Claim that has been disallowed, in whole or in part, by Final Order, or by final order of a court of competent jurisdiction, or any Claim that has been withdrawn, in whole or in part, by the holder thereof.

          43. "Disallowed Equity Interest" means any Equity Interest that has been disallowed, in whole or in part, by Final Order, or by final order of a court of competent jurisdiction or any Claim that has been withdrawn, in whole or in part, by the holder thereof.

          44. "Disbursing Agent" means any party designated, with the consent of the holders of Existing Credit Agreement Claims, by Reorganized Encompass, to serve as a disbursing agent under this Plan.

          45. "Disclosure Statement" means the disclosure statement distributed to holders of Claims in Classes 4 through 8 pursuant to section 1126(b) of the Bankruptcy Code.

          46. "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

          47. "Disputed Equity Interest" means every Equity Interest that is not an Allowed Equity Interest or a Disallowed Equity Interest.

          48. "Effective Date" means the first Business Day (i) on which all conditions to this Plan's consummation in Section 10.2 have been satisfied or waived and (ii) that is the date on which this Plan is consummated.

          49. "Eligible Claim" means collectively the Existing Credit Agreement Claims, Surety Claims, Convenience Claims, General Unsecured Claims and Litigation Claims, holders of which are entitled to vote under Article VIII of the Plan and section 1126 of the Bankruptcy Code to accept or reject the Plan.

          50. "Encompass" means the Debtor, Encompass Services Corporation, a Texas corporation.

          51. "Equity Interest" means the legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor; provided, however, that a Subsidiary Interest is not an Equity Interest.

          52. "Estate" means the estate of any of the Debtors in the Chapter 11 Cases, and "Estates" means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

          53. "Existing Common Stock" means Encompass's common stock, par value $0.001 per share, issued and outstanding immediately before the Petition Date.

          54. "Existing Credit Agreement" means that certain Credit Agreement, dated as of February 22, 2000, as amended by the First Amendment dated as of March 23, 2000, the Second Amendment dated as of May 10, 2000, the Third Amendment dated as of June 8, 2001, the Fourth Amendment dated as of November 9, 2001, and the Fifth Amendment dated as of June 26, 2002, as it may have been or may be further amended from time to time, among Encompass, the Subsidiaries, as guarantors, the several banks and other financial institutions from time to time parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, as syndication agent, Wachovia Bank National Association, as documentation agent, and ABN-AMRO Bank NV, The Bank of Nova Scotia, Bank One, N.A., Credit Lyonnais, New York Branch, GMAC Commercial Credit LLC, Mercantile Bank National Association and Union Bank of California, N.A., as co-managing agents.

          55. "Existing Credit Agreement Claim" means any Claim arising under the Existing Credit Agreement held by the Senior Lenders.

          56. "Existing Other Equity Interests" means, collectively, (i) all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plan, and (ii) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Equity Interest existing immediately before the Petition Date; provided, however, that Existing Other Equity Interests shall not include the Subsidiary Interests.

          57. "Existing Preferred Stock" means Encompass's 7.25% convertible participating preferred stock, par value $0.001 per share, issued and outstanding immediately prior to the Petition Date.

          58. "Existing Stock" means, collectively, the Existing Common Stock and the Existing Preferred Stock.

          59. "Extinguished Securities" means all Existing Common Stock, Existing Preferred Stock, Existing Other Equity Interests, Senior Subordinated Notes and Junior Subordinated Notes.

          60. "Face Amount" means when used in reference to (i) a Disputed Claim, the full stated amount claimed by the holder thereof in any Proof of Claim timely filed with the Bankruptcy Court, (ii) an Allowed Claim, the Allowed amount thereof, and (iii) an Equity Interest, the number of shares evidencing such Equity Interest.

          61. "Final Order" means an order or judgment, entered by the Bankruptcy Court, that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, review, modification or amendment or to file a notice of appeal has expired, and (iii) no appeal or request for modification, amendment, stay, rehearing or other review is pending.

          62. "General Unsecured Claim" means an Unsecured Claim that is not a Convenience Claim, an Intercompany Claim, or a Litigation Claim that is an Insured Claim. General Unsecured Claims include, without limitation, Deficiency Claims, damages resulting from a Debtor's rejection of an unexpired lease or executory contract, Junior Subordinated Note Claims, Senior Subordinated Note Claims and Claims resulting from the failure of a Person who has purchased assets from a Debtor to honor its agreement to pay indebtedness of the Debtor or Debtors from which it has purchased assets.

          63. "Impaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

          64. "Incentive Collections Program" means the incentive collections program described in the January 24, 2003 Expedited Motion of Debtors for an Order Pursuant to Sections 363(b) and Section 105(a) of the Bankruptcy Code Approving Collections Program, which motion was approved by the Bankruptcy Court by order entered on January 30, 2003.

          65. "Initial Distribution Date" means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VI.

          66. "Insurance Policy" means any policy of insurance provided by a Person under which any Debtor is insured, and which policy may provide coverage for a Litigation Claim, including, without limitation, policies relating to workers' compensation, property and marine, aviation/aircraft non-ownership liability, business auto liability, business auto physical damage coverage, casualty (foreign) package, commercial crime, commercial general liability, contractors professional and pollution liability, directors and officers liability, employment practices liability, executive risk coverage (special risk), fiduciary liability, flood coverage, marine cargo coverage, owners and contractors protective liability, pollution and remediation (air systems), railroad protective liability, stop gap coverage, temporary disability, umbrella coverage and exposure buyback.

          67. "Insured Claim" means any Claim for which there is either partial or full coverage under an Insurance Policy.

          68. "Intercompany Claim" means any Claim held by one Debtor against another Debtor on account of intercompany indebtedness.

          69. "Junior Subordinated Note Claim" means any Claim under the Junior Subordinated Notes.

          70. "Junior Subordinated Notes" means, collectively, (i) the 7.50% Subordinated Notes due July 15, 2004 in the aggregate principal amount of $1,250,000, payable to Deborah K. Dillard Revocable Trust; (ii) the 7.50% Subordinated Notes due July 15, 2004 in the aggregate principal amount of $1,250,000, payable to William Mason Dillard Revocable Trust; (iii) the Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $242,118.19, payable to Randall A. Foco & Jan Marie Foco, Trustees; (iv) the Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $534,899.70, payable to Theodore Keenan; and (v) the Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $836,099.36, payable to James
T. Broyles.

          71. "Key Employee Retention Program" means the key employee retention program described in the Debtors' January 13, 2003 Expedited Motion to Approve Key Employee Retention Program, which motion was approved by the Bankruptcy Court by order entered on January 23, 2003.

          72. "Lien" shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

          73. "Litigation Claim" means, without limitation, any Claim asserted in litigation pending on or as of the Petition Date, and any Insured Claim that could have been asserted by any Person or that arose on or prior to the Petition Date against any Debtor, whether known or unknown, whether asserted directly, derivatively, by way of subrogation or otherwise, whether the subject of litigation which has been or could have been certified as a class action under applicable law, and whether grounded in contract, tort, statute, the common law, equity or other law, and including, without limitation, Claims for personal injury, property damage, wrongful death, products liability, unfair labor and/or hiring practices, civil rights violations, employment discrimination, breach of contract, preferential or other avoidable transfers, indemnity, reimbursement, contribution, fraud, environmental damage and/or release, and claims related to toxic mold. The Litigation Claims are Disputed Claims.

          74. "M&M Lien Claimant" means a Person who furnishes services, labor, equipment, goods and/or materials for the purpose of erecting, repairing, improving or altering a building, structure or other improvement and whose Claim for such services, labor, equipment and/or material is secured by a valid and enforceable Lien on property of the Debtors created by local, state or other law.

          75. "M&M Lien Secured Claim" means a Secured Claim held by an M&M Lien Claimant.

          76. "Management Group" means Eric Salzer, Timothy Johnston and such other Persons as may be designated in the Plan Supplement.

          77. "Newco Holding LLC" means the limited liability company formed by Wellspring and the Management Group for the purpose of acquiring, directly or indirectly, all of the equity interests of the Reorganized Residential Debtors pursuant to the Purchase Agreement.

          78. "Non-Residential Debtors" means the Debtors other than the Residential Debtors.

          79. "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.

          80. "Other Secured Claim" means any Secured Claim, including an M&M Lien Secured Claim, other than a Secured Tax Claim, provided, however, that the Adequate Protection Obligations, the DIP Facility Claims and the Existing Credit Agreement Claims are not Other Secured Claims.

          81. "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

          82. "Petition Date" means November 19, 2002, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

          83. "Plan" means this joint plan of reorganization of Encompass Services Corporation, et al., as it may be amended, modified, or supplemented from time to time, including all exhibits and schedules hereto.

          84. "Plan Supplement" means the compilation of documents, including any exhibits to this Plan not included herewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5) Business Days prior to the Confirmation Hearing.

          85. "Postpetition Collateral" means all of the following property acquired by the Debtors on or after the Petition Date that is subject to a Lien and secures the Existing Credit Agreement Claims or the DIP Facility Claims: all currently owned or hereafter acquired property and assets of the Debtors, of any kind or nature, whether real or personal, tangible or intangible, wherever located, now owned or hereafter acquired or arising and all proceeds, products, rents and profits thereof, including, without limitation, all cash, goods, accounts receivable, inventory, cash-in-advance deposits, general intangibles, deposit accounts, real estate, machinery, equipment, vehicles, trademarks, trade names, licenses, causes of action, rights to payment including tax refund claims, insurance proceeds and tort claims and the proceeds, products, rents and profits of all of the foregoing excluding recoveries from avoidance actions, and the $5 million of cash collateral delivered to the Sureties pursuant to the Surety Agreements.

          86. "Postpetition Interest" means interest, accruing after the Petition Date, on a Claim.

          87. "Prepetition Collateral" means all property of the Debtors on the Petition Date that is subject to a Lien and secures the Existing Credit Agreement Claims, including the Debtors' right, title and interest in and to the following assets: (i) all accounts; (ii) all chattel paper; (iii) all instruments; (iv) all general intangibles; (v) all documents; (vi) all equipment; (vii) all inventory in all of its forms; (viii) all financial assets and investment property; (ix) all of the Debtors' deposit accounts and all funds, certificates, documents, instruments, pledged deposits, checks, drafts, wire transfer receipts, and other earnings, profits, or other proceeds from time to time representing, evidencing, deposited into, or held in the deposit accounts; (x) all goods; (xi) all commercial tort claims; (xii) all letters of credit and letter-of-credit rights; (xiii) all payment intangibles; (xiv) all software and intellectual property; (xv) all supporting obligations; (xvi) all stock rights; (xvii) all permits; and (xviii) all products and proceeds, in cash or otherwise, of any of the property described in the foregoing.

          88. "Prepetition Letters of Credit" means any letter of credit paid for or procured by any Debtor on behalf of itself or another Debtor on or before the Petition Date.

          89. "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

          90. "Professional" means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code and Conway DelGenio Gries & Co., LLC.

          91. "Professional Fee Claim" means a Professional's Claim and the Claims of Conway DelGenio Gries & Co., LLC for compensation and reimbursement of costs and expenses relating to services performed on and after the Petition Date and before and including the Effective Date.

          92. "Pro Rata" means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Claims or Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims or Disallowed Equity Interests) in that Class, unless this Plan provides otherwise.

          93. "Purchase Agreement" means the Purchase Agreement by and among the Debtors and the Buyer pursuant to which the Reorganized Residential Debtors' Common Stock will be sold to the Buyer. The Purchase Agreement will form a part of the Plan Supplement.

          94. "Purchase Price" shall mean the purchase price paid by the Buyer in the amount of $_________ pursuant to the terms of the Purchase Agreement.

          95. "Quarter" means the period beginning on the Effective Date and ending on the next of July 31, October 31, January 31 and April 30, and each three month period thereafter.

          96. "Reorganized Debtor" means each of Reorganized Encompass and the Reorganized Subsidiaries, and "Reorganized Debtors" means all of them collectively.

          97. "Reorganized Encompass" means Encompass on and after the Effective Date.

          98. "Reorganized Non-Residential Debtors" means the Non-Residential Debtors on and after the Effective Date.

          99. "Reorganized Residential Debtors" means the Residential Debtors on and after the Effective Date.

          100. "Reorganized Residential Debtors' Common Stock" means the new common stock to be issued by the Reorganized Residential Debtors pursuant to this Plan as of the Effective Date.

          101. "Reorganized Subsidiaries" means, collectively, the Subsidiaries on and after the Effective Date.

          102. "Reserve" shall have the meaning set forth in Section 6.6(a) of this Plan.

          103. "Residential Debtors" means, collectively, AA Jarl, Inc., A-ABC Appliance, Inc., A-ABC Services, Inc., Airtron of Central Florida, Inc., Airtron, Inc., Encompass Residential Services of Houston, Inc., Evans Services, Inc., Hallmark Air Conditioning, Inc., K&N Plumbing, Heating and Air Conditioning, Inc., Masters, Inc., Paul E. Smith Co., Inc., Van's Comfortemp Air Conditioning, Inc., Wade's Heating & Cooling, Inc., Wiegold & Sons, Inc., and Willis Refrigeration, Air Conditioning & Heating, Inc., together with such assets

(whether owned by a Residential Debtor or any other Debtor) used as necessary exclusively for the operation of the businesses of the Residential Debtors, consistent with past practice.

          104. "Schedules" means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

          105. "Section 510(b) Claim" means any Claim under applicable federal or state law, whether or not such Claim is listed on the Schedules or evidenced by a filed proof of Claim, and whether or not the subject of a lawsuit, arising from or seeking the rescission of a purchase or sale of equity of any Debtor or any Affiliate of a Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim as provided in section 510(b) of the Bankruptcy Code.

          106. "Secured Claim" means a Claim that is secured by a Lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or Lien as determined by a Final Order pursuant to section 506 of the Bankruptcy Code, or as otherwise agreed to in writing by a Debtor or Reorganized Debtor and the holder of such Claim.

          107. "Secured Tax Claim" means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.

          108. "Securities Act" means the Securities Act of 1933, as amended.

          109. "Senior Lender" means the holder of a Claim under the Existing Credit Agreement.

          110. "Senior Subordinated Note Claim" means any Claim under the Senior Subordinated Notes.

          111. "Senior Subordinated Notes" means the 10 1/2% senior subordinated notes due 2009 of Encompass in the aggregate principal amount of $335 million
(i) issued under that certain Indenture, dated as of April 30, 1999, among Building One Services Corporation, the predecessor-in-interest to Encompass, the guarantors named therein and IBJ Whitehall Bank & Trust Company, as trustee,
(ii) as amended by the First Supplemental Indenture dated as of November 12, 1999, the Second Supplemental Indenture dated as of January 31, 2000, the Third Supplemental Indenture dated as of February 22, 2000, (iii) as amended and assumed by Encompass and guaranteed by its Subsidiaries by the Fourth Supplemental Indenture dated as of June 28, 2001, and (iv) as further supplemented, amended and modified from time to time, among Encompass, the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as Trustee.

          112. "Subsequent Distribution Date" means the twentieth day after the end of the second Quarter following the Quarter in which the Initial Distribution Date occurs and every second Quarter thereafter.

          113. "Subsidiaries" means the direct and indirect subsidiaries of Encompass.

          114. "Subsidiary Interests" means, collectively, the issued and outstanding shares of stock of the Debtors which were directly or indirectly owned by Encompass on the Petition Date.

          115. "Surety" means either Chubb Group of Insurance Companies and its respective Affiliates, co-sureties and reinsurors ("Chubb") or Liberty Mutual Insurance Company and its respective Affiliates, co-sureties and reinsurors ("Liberty"), and "Sureties" means both Chubb and Liberty together.

          116. "Surety Agreements" means the (i) the General Agreement of Indemnity by and between the Debtors and Chubb dated February 23, 2000; (ii) the General Agreement of Indemnity, as amended, by and among the Debtors and Liberty on behalf of itself and LM Insurance Corporation, the First Liberty Insurance Corporation, Liberty Mutual Fire Insurance Company, Liberty Insurance Corporation, and any other company that is part of or added to the Liberty Mutual Group for which surety business is underwritten by Liberty Bond Services, dated October 30, 1998; (iii) the Indemnity and Security Agreement by and among The Farfield Company (a Debtor herein), Encompass Services Corporation, other Debtors and Liberty, dated April 19, 2002; (iv) the Addendum to Indemnity and Security Agreement by and between Liberty and Sequoyah Corporation (a Debtor herein), dated May 19, 2002; (v) the First Amendment to Indemnity and Security Agreement by and among The Farfield Company, Encompass Services Corporation, other Debtors and Liberty dated June 2002; (vi) the Pledge Agreement dated October 14, 2002, by and between Encompass Services Corporation and Chubb, the October 18, 2002 Addendum to the Pledge Agreement, the November 1, 2002 Second Addendum to the Pledge Agreement and the November 12, 2002 Third Addendum to the Pledge Agreement; (vii) any and all agreements executed by and among the Sureties and any Debtor on or before the Effective Date.

          117. "Surety Claims" means Claims held by the Sureties.

          118. "Unencumbered Assets" means any property of the Debtors that is not subject to an Adequate Protection Lien, a Lien securing a DIP Facility Claim, an Existing Credit Agreement Claim, an Other Secured Claim, or a Secured Tax Claim.

          119. "Unsecured Claim" means any Claim that is not an Administrative Expense Claim, an Other Priority Claim, a Priority Tax Claim or a Secured Claim.

          120. "Wellspring" means Wellspring Capital Management LLC or its designee.

          121. "Wind Up Costs" means the costs, fees and expenses of the Disbursing Agent in carrying out the provisions of this Plan in the aggregate maximum amount of $____________. The Wind Up Costs shall not include the costs of funding any Administrative Expense Claims, Priority Tax Claims and/or Claims in Classes 1 through 8 of the Plan which were incurred on or before the later of the Effective Date or the Administrative Expense Claims Bar Date provided for in Section 13.1 of this Plan.

          122. "Wind Up Fund" means the fund established from the Asset Sale Proceeds on the Effective Date from which the Wind Up Costs will be paid.

     1.3  Rules of Interpretation

          (a) General

     In this Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to this Plan, (d) the words "hereof," "herein," "hereby," "hereunder," and words of similar import refer to this Plan in its entirety rather than to a particular portion of this Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan, and (f) the rules of construction, in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

          (b) "Including"

     As used in this Plan, "include," "includes," or "including" shall be deemed to be followed by the words "without limitation."

          (c) "On"

     With reference to any distribution under this Plan, "on" a date means on or as soon as reasonably practicable after that date.

     1.4 Computation of Time

     In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                  ARTICLE II.

                     ACQUISITION OF THE RESIDENTIAL DEBTORS

2.1 The Proposed Sale Transaction. Generally, the equity interests in each of the Reorganized Residential Debtors will be transferred and conveyed to the Buyer and, in exchange, the Buyer will pay the Purchase Price in accordance with the terms of the Purchase Agreement. The Purchase Price will comprise a portion of the Asset Sale Proceeds and will be distributed in accordance with the terms of the Plan.

     2.2 Approval of Sale. As permitted by sections 1123(a)(5), 1123(b)(4), 1129(a)(11) and 363(l) of the Bankruptcy Code, the Debtors seek approval of the sale of the Reorganized Residential Debtors' Common Stock in accordance with the terms of this Plan and the Purchase Agreement. Confirmation of the Plan by the Bankruptcy Court shall constitute approval of the proposed sale of the Reorganized Residential Debtors' Common Stock to the Buyer and the Confirmation Order shall contain express findings and conclusions approving of the sale on the terms and conditions set forth in the Purchase Agreement and this Plan. The Purchase Agreement set forth in the Plan Supplement is incorporated herein for all purposes.

     2.3 Sale Free and Clear. On and after the Effective Date, pursuant to this
Section 2.3 and the Purchase Agreement, the Reorganized Residential Debtors' Common Stock and all assets of the Reorganized Residential Debtors, other than as specifically set forth in the Purchase Agreement, shall be purchased by and vested in Buyer free and clear of all Claims, Equity Interests, Liens, charges, encumbrances, and all other rights arising on or before the Effective Date.

                                  ARTICLE III.

                        TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified and the holders of such Claims are not entitled to vote on this Plan.

     3.1 Administrative Expense Claims

     On the latest of (i) the Effective Date, (ii) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or
(iii) the date on which its Administrative Expense Claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, each holder of an Allowed Administrative Expense Claim shall receive in full satisfaction settlement, release, and discharge of and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto and (b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors.

     3.2 Priority Tax Claims

     On the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors or the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtors or the Reorganized Debtors and such holder shall have agreed upon in writing; provided, however, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

                                  ARTICLE IV.

           CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

     4.1  Introduction

     This Plan places all Claims and Equity Interests, except unclassified Claims provided for in Article III, in the classes listed below. A Claim or Equity Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in any other Class to the extent that any portion thereof falls within the description of such other Class.

     4.2  Summary of Classes

                            Class                             Impaired/Unimpaired, Entitlement to Vote
     ----------------------------------------------------------------------------------------------------------------
          Class 1-- Other Priority Claims                     Unimpaired -- Deemed to have accepted and not entitled
                                                              to vote

          Class 2-- Secured Tax Claims                        Unimpaired -- Deemed to have accepted and not entitled
                                                              to vote

          Class 3-- Other Secured Claims                      Unimpaired -- Deemed to have accepted and not entitled
                                                              to vote

          Class 4-- Existing Credit Agreement Claims          Impaired-- Entitled to vote

          Class 5-- Surety Claims                             Impaired-- Entitled to vote

          Class 6-- Convenience Claims                        Impaired-- Entitled to vote

          Class 7-- General Unsecured Claims                  Impaired-- Entitled to vote

          Class 8-- Litigation Claims                         Impaired-- Entitled to vote

          Class 9-- Existing Preferred Stock                  Impaired-- Deemed to have  rejected and not entitled to
                                                              vote

                             Class                                Impaired/Unimpaired, Entitlement to Vote
     --------------------------------------------------------------------------------------------------------
               Class 10 -- Existing Common Stock and              Impaired -- Deemed to have rejected and not
               Section 510(b) Claims                              entitled to vote

               Class 11 -- Existing Other Equity                  Impaired -- Deemed to have rejected and not
               Interests                                          entitled to vote

     4.3  Treatment of Classified Claims and Equity Interests

          (a)  Class 1 -- Other Priority Claims

               (1) Claims in Class: Class 1 consists of all Other Priority
Claims.

               (2) Treatment: On the later of (i) the Effective Date or (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

          (b)  Class 2 -- Secured Tax Claims

               (1) Claims in Class: Class 2 consists of all Secured Tax Claims.

               (2) Treatment: Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in the amount of such Allowed Secured Tax Claim, including any interest required by section 506(b) of the Bankruptcy Code, on the later of the Effective Date or the date on which such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 6.0% over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

          (c)  Class 3 -- Other Secured Claims

               (1) Claims in Class: Class 3 consists of all Other Secured
Claims.

               (2) Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Debtors or the Reorganized Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired pursuant to section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment prior to the stated maturity of such Allowed Other Secured

Claim from and after the occurrence of a default; (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date or the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim or as soon thereafter as is practicable, or (iii) the holder of an Allowed Other Secured Claim shall receive possession of the Collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date or the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim or as soon thereafter as is practicable.

          (3) Deficiency Claims: Each holder of an Allowed Other Secured Claim receiving the treatment specified in clause (ii) or (iii) of the preceding paragraph shall have a Deficiency Claim to the extent the value of the Collateral securing its Allowed Other Secured Claim is less than amount of its Allowed Other Secured Claim.

     (d)  Class 4 -- Existing Credit Agreement Claims

          (1) Claims in Class: Class 4 consists of all Existing Credit Agreement Claims.

          (2) Treatment: On the later of (i) the Effective Date or (ii) the date on which its Existing Credit Agreement Claim becomes an Allowed Existing Credit Agreement Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Existing Credit Agreement Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Existing Credit Agreement Claim a Pro Rata share of (i) the Asset Sale Proceeds, (ii) the proceeds of all Postpetition Collateral; and (iii) the proceeds of the Prepetition Collateral, including the proceeds of the Prepetition Collateral that are collected after the Confirmation Date.

          (3) Deficiency Claims: Each holder of an Allowed Existing Credit Agreement Claim receiving the treatment specified in the preceding paragraph shall have a Deficiency Claim to the extent the value of the Collateral securing its Allowed Existing Credit Agreement Claim is less than the amount of its Allowed Existing Credit Agreement Claim.

     (e)  Class 5 -- Surety Claims

          (1) Claims in Class: Class 5 consists of all Surety Claims.

          (2) Treatment: Except to the extent that the holder of an Allowed Surety Claim has been paid by the Debtors prior to the Effective Date, the holder of an Allowed Surety Claim shall receive on account of such holder's Allowed Surety Claim and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Surety Claim all equitable subrogation and other legal and equitable rights against the Debtors, the Reorganized Debtors and the Bonded Collateral arising under the Surety Agreements, the Bonded Contracts and applicable law; provided, however, that except for cross-indemnity obligations arising under a Bond under which a Residential Debtor is the principal and primary indemnitor, the Residential Debtors shall be released from all Bonded Obligations, including all Claims related to cross-indemnities.

     (f)  Class 6 -- Convenience Claims

          (1) Claims in Class: Class 6 consists of all Convenience Claims.

          (2) Treatment: Except to the extent that the holder of an Allowed Convenience Claim has been paid by the Debtors prior to the Effective Date pursuant to the Critical Vendor Order or otherwise or such holder agrees to a different treatment, the holder of an Allowed Convenience Claim shall receive on account of such holder's Allowed Convenience Claim and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Convenience Claim the lesser of (i) one-half of such holder's Allowed Convenience Claim; or (ii) a Pro Rata share of the Convenience Class Distribution.

     (g)  Class 7 -- General Unsecured Claims

          (1) Claims in Class: Class 7 consists of all General Unsecured Claims.

          (2) Treatment: Except to the extent that the holder of an Allowed General Unsecured Claim has been paid by the Debtors prior to the Effective Date pursuant to the Critical Vendor Order or otherwise or such holder agrees to a different treatment, the holder of an Allowed General Unsecured Claim shall receive on account of such holder's Allowed General Unsecured Claim and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim such holder's Pro Rata share of the Class 7 Distribution; provided, however, that the Pro Rata share of the Class 7 Distribution allocated to the holders of Allowed Junior Subordinated Note Claims and Allowed Senior Subordinated Note Claims shall, prior to the distribution of any such property, be reallocated and distributed Pro Rata to the Senior Lenders holding Allowed General Unsecured Claims.

     (h)  Class 8 -- Litigation Claims

          (1) Claims in Class: Class 8 consists of all Litigation Claims.

          (2) Treatment: If and when a Litigation Claim becomes an Allowed Litigation Claim, proceeds from any Insurance Policy which become payable as a consequence of such allowance shall be disbursed by the insurer which is obligated to pay such insurance proceeds to the holder of such Allowed Litigation Claim. If the proceeds of an Insurance Policy become payable as a consequence of the allowance of a Litigation Claim, and the Insurance Policy (or Insurance Policies) providing coverage for the Allowed Litigation Claim contains a retention (deductible) that has not been paid by the Debtors on or before the Effective Date, then, and in such event, (i) the amount of Insurance Policy proceeds payable by an insurer to the holder of the Allowed Litigation Claim shall be reduced by the amount of the unpaid retention, and (ii) the holder of the Allowed Litigation Claim shall hold an Allowed General Unsecured Claim in the amount of such unpaid retention. Notwithstanding any provision herein to the contrary, if it is determined that all or any portion of an Allowed Litigation Claim is not an Allowed Insured Claim, then the holder of such Allowed Litigation Claim shall hold an Allowed General Unsecured Claim for that portion of the Allowed Litigation Claim which is not an Allowed Insured Claim.

          (3) Reservation of Rights: The insurers under all Insurance Policies affected by the preceding paragraph shall retain all rights (including, but not limited to, rights to defend Claims, settle Claims, and retain and pay defense counsel), remedies, defenses, discretions, and corresponding obligations provided in each Insurance Policy and any related agreements. No insurer shall be required to make a disbursement to the holder of an Allowed Litigation Claim unless the holder of such Allowed Litigation Claim executes and delivers to the insurer a release of all Claims in such form and containing such provisions as may be reasonably required by the insurer.

     (i)  Class 9 -- Existing Preferred Stock

          (1) Equity Interests in Class: Class 9 consists of the Existing Preferred Stock.

          (2) Treatment: On the Effective Date, all Existing Preferred Stock and the accrued and unpaid dividends thereon shall be cancelled, and the holders of Existing Preferred Stock shall not receive or retain any property on account of their Existing Preferred Stock.

     (j)  Class 10-- Existing Common Stock and Section 510(b) Claims

          (1) Equity Interests and Claims in Class: Class 10 consists of all Existing Common Stock and Section 510(b) Claims.

          (2) Treatment: On the Effective Date, all Existing Common Stock shall be cancelled, and the holders of Existing Common Stock and Section 510(b) Claims shall not receive or retain any property on account of their Existing Common Stock and/or Section 510(b) Claims.

     (k)  Class 11 -- Existing Other Equity Interests

          (1) Equity Interests in Class: Class 11 consists of all Existing Other Equity Interests.

          (2) Treatment: On the Effective Date, all Existing Other Equity Interests shall be cancelled, and the holders of Existing Other Equity Interests shall not receive or retain any property on account of their Existing Other Equity Interests.

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THIS PLAN

     5.1  Continued Corporate Existence of Debtors; Authorized Capital Stock

          (a) Reorganized Residential Debtors. Each of the Reorganized Residential Debtors shall be wholly owned, directly or indirectly, by Newco Holding LLC and shall continue to exist after the Effective Date as separate entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated, formed or organized under their respective certificates of incorporation and bylaws, partnership agreement, membership agreement or other organizational documents in effect before the Effective Date except as their organizational documents may be amended pursuant to this Plan. On the Effective Date, the organizational documents of each Reorganized Residential Debtor shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities.

          (b) Reorganized Non-Residential Debtors. The Non-Residential Reorganized Debtors shall continue to be wholly owned by Reorganized Encompass and shall continue to exist after the Effective Date for the limited purpose of winding up their affairs and assisting the Disbursing Agent in carrying out the duties and responsibilities set forth in this Plan.

     5.2  Restructuring Transactions

     Notwithstanding Section 5.1(a), and in accordance with the provisions of section 1123 of the Bankruptcy Code, the Residential Debtors may enter into any transactions or take any actions appropriate or necessary to effect a corporate restructuring of their respective businesses, including, without limitation, any action necessary to effect a change in the organizational form of any Residential Debtor. Any such proposed corporate restructuring shall be described in the documents and papers contained in the Plan Supplement. In addition to such pre-Confirmation Date transactions, the applicable Reorganized Residential Debtors may enter into such transactions, on and after the Confirmation Date, which are necessary or appropriate to effect a corporate restructuring of their respective businesses, including, without limitation, simplifying the overall corporate structure of the Reorganized Residential Debtors, or reincorporating certain of the Reorganized Residential Debtors under the laws of jurisdictions other than the laws under which the applicable Reorganized Residential Debtor is presently incorporated or reforming some or all of the Reorganized Residential Debtors as limited liability companies or limited partnerships in such jurisdictions. Such restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions, as may be determined by Newco Holding LLC or the Reorganized Residential Debtors to be necessary or appropriate. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Residential Debtor, such surviving, resulting, or acquiring corporation will perform the obligations (if any) of the applicable Reorganized Residential Debtor pursuant to the Purchase Agreement or the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Residential Debtor specifically identified in the Purchase Agreement, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Residential Debtor will perform such obligations.

     5.3  Treatment of Claims for Purposes of Voting, Confirmation and
          Distribution

     For purposes of voting, confirmation and distribution, the Plan is premised upon the substantive consolidation of all of the Debtors. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the consolidation of the Chapter 11 Cases of the Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution, but excluding the transactions contemplated by the Purchase Agreement. Pursuant to such order, (i) except for the Residential Debtors, each Debtor's assets and liabilities shall be merged and pooled with the assets and liabilities of each of the other Debtors, (ii) no distributions shall be made under the Plan on account of Intercompany Claims held by the Debtors, (iii) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (iv) each and every Claim filed or to be filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against, and obligation of, the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) pre- and post-Petition Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan, or (iii) any term or provision of the Purchase Agreement (including, without limitation, any provision thereof limiting the post-Effective Date liabilities of the Reorganized Residential Debtors).

     5.4  Corporate Action; Cancellation of Securities

     On the Effective Date, except as otherwise provided for herein, (i) the Extinguished Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under the Debtors' certificate of incorporation, any agreements, indentures, or certificates of designations governing the Extinguished Securities shall be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Equity Interests, to the extent not already cancelled, shall be cancelled.

     5.5  Directors and Executive Officers

          (a) Board of Directors of Reorganized Encompass. On the Effective Date, the term of each member of the current Board of Directors of Encompass will automatically expire. The initial Board of Directors of Reorganized Encompass on and after the Effective Date will consist of one member, which will be designated by the Disbursing Agent. The Reorganized Encompass Board of Directors will have the responsibility for the management, control, and operation of Reorganized Encompass on and after the Effective Date.

          (b) Officers of Reorganized Encompass. The officers of Reorganized Encompass on and after the Effective Date shall be those officers identified in the Plan Supplement.

          (c) Board of Directors of Reorganized Residential Debtors. The initial Boards of Directors of the Reorganized Residential Debtors shall be designated by the Buyer and identified in the Plan Supplement.

          (d) Officers of Reorganized Residential Debtors. The officers of the Reorganized Residential Debtors on and after the Effective Date shall be designated by the Buyer and identified in the Plan Supplement.

     5.6  New Securities

     On the Effective Date, Reorganized Encompass will issue new shares of common stock to the Disbursing Agent and the Disbursing Agent shall hold such common stock in furtherance of its performance of its obligations in connection with its winding up of the businesses, assets, properties and affairs of the Non-Residential Debtors. Such shares of common stock of Reorganized Encompass shall be held in trust by the Disbursing Agent for the benefit of holders of Claims against the Debtors.

     On the Effective Date, the Reorganized Residential Debtors shall issue the Reorganized Residential Debtors' Common Stock, which shall be sold to Buyer pursuant to the Purchase Agreement. The issuance, grant, and reservation of the Reorganized Residential Debtors' Common Stock authorized in this Section 5.6 shall not require any further act or action by or among other Persons, any shareholders or creditors of Encompass, under applicable law, regulation, order or rule.

     5.7  New Credit Agreement

     On or after the Effective Date, Newco Holding LLC and/or one or more of the Reorganized Residential Debtors may enter into such other or further debt or equity financings as they deem necessary or appropriate for the Reorganized Residential Debtors' working capital and other general corporate needs.

     5.8  Revesting of Assets

          (a) Revesting of Assets of the Residential Debtors. Notwithstanding anything in Section 5.3 to the contrary, the property of each Residential Debtor's Estate, together with any property of each Residential Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the applicable Reorganized Residential Debtor on the Effective Date and the Reorganized Residential Debtors' Common Stock shall be sold to Newco Holding LLC pursuant to the Purchase Agreement. Thereafter, the Reorganized Residential Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Residential Debtors, including the Reorganized Residential Debtors' Common Stock held by Newco Holding LLC, shall be free and clear of all Claims, encumbrances, Equity Interests, charges and Liens except as specifically provided in the Purchase Agreement. Without limiting the generality of the foregoing, the Reorganized Residential Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

          (b) Revesting of Assets of the Non-Residential Debtors. The property of each Non-Residential Debtor, together with any property of each Non-Residential Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the applicable Non-Residential Debtor on the Effective Date. Following the Effective Date, the Reorganized Non-Residential Debtors will continue to exist until such time as they are dissolved under applicable law. The Reorganized Non-Residential Debtors will not engage in any new business or incur new liabilities, except as is necessary to assist the Disbursing Agent in effectuating the duties and obligations set forth in this Plan; provided further that the holders of the Existing Credit Agreement Claims shall retain their Liens on the property that revests in the Non-Residential Debtors and such property shall be treated in accordance with the terms of this Plan.

     5.9  Preservation of Rights of Action; Settlement of Litigation Claims

          (a) Preservation of Rights of Residential Debtors. Except as otherwise provided herein, in the Confirmation Order, the DIP Order or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Residential Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Residential Debtors or their Estates may hold against any Person or entity without the approval of the Bankruptcy Court. The Reorganized Residential Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Residential Debtors or their successor(s) who hold such rights.

          (b) Preservation of Rights of Non-Residential Debtors. Except as otherwise provided herein, in the Confirmation Order, the DIP Order or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Disbursing Agent shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Non-Residential Debtors or their Estates may hold against any Person or entity without the approval of the Bankruptcy Court. The Reorganized Non-Residential Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Non-Residential Debtors or their successor(s) who hold such rights.

     5.10 Effectuating Documents; Further Transactions

     The chairman of the board of directors, president, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.

     5.11 Exemption from Certain Transfer Taxes

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to this Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                                  ARTICLE VI.

                       PROVISIONS GOVERNING DISTRIBUTIONS

     6.1 Obligations to Make Distributions

     All distributions to be made to the holders of Allowed Claims pursuant to this Plan (including Allowed Claims against the Residential Debtors) shall receive such distributions from the Disbursing Agent (as agent for Reorganized Encompass and the Reorganized Non-Residential Debtors), which shall have sole liability with respect thereto. Neither Newco Holding LLC nor any Reorganized Residential Debtor shall (a) have any liability on account of any Allowed Claim, or (b) have any obligation to any Person to make distributions to any holder of an Allowed Claim pursuant to this Plan, except as may be specifically set forth in the Purchase Agreement.

     6.2 Postpetition Interest

     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Unsecured Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise explicitly provided herein, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, no holder of a Claim shall be entitled to or shall receive Postpetition Interest.

     6.3 Alternative Treatment

     Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtors, Reorganized Debtors or Disbursing Agent may agree to in writing, provided, however, that such other distribution or treatment shall not provide a return having a present value in excess of the present value of the distribution or treatment that otherwise would be given such holder pursuant to this Plan.

     6.4 Method of Distributions Under the Plan

     (a) In General. Subject to Bankruptcy Rule 9010, and except as otherwise provided herein, all distributions under the Plan shall be made by the Disbursing Agent to the holder of each Allowed Claim at the address of such holder as listed on the Schedules unless the Debtor or the Disbursing Agent has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules, provided however, with respect to the Existing Credit Agreement Claims and the Senior Lenders' General Unsecured Claims, on the Initial Distribution Date and each Subsequent Distribution Date, the Disbursing Agent shall distribute to the Administrative Agent the Pro Rata distribution of each holder of an Existing Credit Agreement Claim and the Pro Rata distribution of each Senior Lender's General Unsecured Claim.

          (b) Distributions of Cash. Any payment of Cash made by the Disbursing Agent pursuant to the Plan shall be made by check drawn on a domestic bank, by electronic wire, or by other form of wire transfer.

          (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

          (d) Minimum Distributions. No payment of Cash less than one hundred dollars ($100.00) shall be made by the Disbursing Agent to any holder of a Claim unless a request therefor is made in writing to the Disbursing Agent.

     6.5  Unclaimed Distributions

     Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in the Disbursing Agent and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be added to the Reserve and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred.

     6.6  Distributions Withheld for Disputed General Unsecured Claims

          (a) Establishment and Maintenance of Reserve. On the Initial Distribution Date and each Subsequent Distribution Date, the Disbursing Agent shall reserve from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, an amount of Cash equal to one hundred percent (100%) of the distributions to which the holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Reserve").

          (b) Property Held in Reserve. Cash held in the Reserve shall be held in trust by the Disbursing Agent for the benefit of the potential claimants of such Cash and shall not constitute property of the Disbursing Agent or the Reorganized Residential Debtors.

     6.7  Distributions Upon Allowance of Disputed General Unsecured Claims

     The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of Cash from the Reserve on the next Subsequent Distribution Date following the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order. Such distribution shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date. To the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash in the Reserve over the amount of Cash actually distributed on account of such Disputed General Unsecured Claim shall be distributed Pro Rata to the holders of the Allowed General Unsecured Claims on the next following Subsequent Distribution Date.

     6.8  Litigation Claims

     All Litigation Claims are Disputed Claims. Any Litigation Claim as to which a proof of Claim was timely filed in the Chapter 11 Cases shall be determined and liquidated, in the sole discretion of the Disbursing Agent, (i) in the administrative or judicial tribunal(s) in which it is pending on the Effective Date, or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or (ii) in the Bankruptcy Court in accordance with the bankruptcy claims process and/or any alternative dispute resolution or similar proceeding as same may be approved by Order of the Bankruptcy Court. Any Litigation Claim determined and liquidated pursuant to a judgment or order obtained in accordance with this section and applicable law which is no longer appealable or subject to review shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this section shall impair the Debtors' right to seek estimation of any and all Litigation Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Claim or cause of action that the Debtors may hold against any Person, including, without limitation, in connection with or arising out of any Litigation Claim. Moreover, nothing herein shall impair the Debtors' right to seek removal and transfer of any Litigation Claim pursuant to 28 U.S.C. (S) (S) 1412, 1441 and 1452.

     6.9  Withholding and Reporting Requirements

     In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable as determined in its sole discretion, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

     6.10 Setoff and Recoupment

     Other than in respect of any Existing Credit Agreement Claim, a Reorganized Debtor may, but shall not be required to, setoff against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the applicable Debtor or Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any claim that the applicable Debtor or Reorganized Debtor may have against such holder. Nothing in this Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against any Existing Credit Agreement Claim.

     6.11 Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests

     Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Disbursing Agent shall have the exclusive right to make and file objections to Administrative Expense Claims, and Claims and Equity Interests subsequent to the Effective Date. All objections shall be litigated to Final Order; provided, however, that the Disbursing Agent shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Disbursing Agent shall file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than ninety (90) days after the Effective Date or such later date as may be approved by the Bankruptcy Court. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

     6.12 No Distribution Pending Allowance

     Notwithstanding any other provision herein, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of or in exchange for such Claim unless and until such Disputed Claim becomes an Allowed Claim.

     6.13 Distributions After Allowance

     To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. After the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution to which such holder is entitled hereunder on account of or in exchange for such Allowed Claim.

                                  ARTICLE VII.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

     7.1  Assumed Contracts and Leases of Residential Debtors

     Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date, each Reorganized Residential Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed, assumed and assigned or rejected by such Residential Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is being rejected pursuant to this Plan as set forth in Schedule 7.1(a), which Schedule shall be filed as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

     7.2  Rejected Contracts and Leases of Non-Residential Debtors

         Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, all executory contracts and unexpired leases that exist between the Non-Residential Debtors and any Person shall be deemed rejected by the Reorganized Non-Residential Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been assumed and assigned to a Person pursuant to an asset purchase agreement under which such Non-Residential Debtor's assets have been sold, or which has been assumed and assigned to any Person other than a buyer of a Non-Residential Debtor's assets, and (iii) which is being assumed by the Non-Residential Debtor pursuant to this Plan as set forth in Schedule 7.1(b), which Schedule shall be included in the Plan Supplement.

     7.3  Right to Modify Schedules

     Notwithstanding the provisions of Section 7.1(a) and Section 7.1(b), the Debtors (in the case of the Residential Debtors, with the consent of the Buyer) reserve the right, on or prior to the Confirmation Date, to amend Schedules 7.1(a) and 7.1(b) to delete any executory contract or unexpired lease therefrom or to add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, as appropriate, either rejected or assumed. The Debtors shall provide notice of any amendments to Schedules 7.1(a) and 7.1(b) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 7.1(a) and/or 7.1(b) shall not constitute an admission by the Debtors or the Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

     7.4  Inclusiveness of Assumed Executory Contracts and Unexpired Leases

     Each executory contract and unexpired lease to be assumed or rejected pursuant to this Section 7.1 shall include all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease.

     7.5  Insurance Policies

     Except to the extent specific notice to the contrary is provided by the Debtors no later than five (5) Business Days prior to the Confirmation Hearing, the Debtors' insurance policies and any agreements, documents or instruments relating thereto shall be assumed under the Plan. Notwithstanding the foregoing, however, nothing contained in this Section 7.1 shall constitute or be deemed a waiver of any claim or cause of action that the Debtors, the Reorganized Debtors or any entity claiming by or through the Debtors may hold against any entity, including, without limitation, an insurer under any of the Debtors' Insurance Policies.

     7.6  Cure of Defaults

     Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date, the Disbursing Agent shall Cure any and all undisputed defaults under any executory contract or unexpired lease assumed or assumed and assigned by the Debtors or Reorganized Debtors pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults or any disputed matter concerning a Cure shall be cured either within thirty
(30) days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

     7.7 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

     Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 7.1 of the Plan must be filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors or as otherwise may be provided in the Confirmation Order, by no later than sixty (60) days after notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtors and the Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

                                 ARTICLE VIII.

                      ACCEPTANCE OR REJECTION OF THIS PLAN

     8.1  Classes Entitled To Vote

     Each Impaired Class of Claims that shall (or may) receive or retain property or any interest in property hereunder is entitled to vote to accept or reject this Plan. By operation of law, each unimpaired Class of Claims or Equity Interests is deemed to have accepted this Plan and, therefore, is not entitled to vote. Because holders of Claims and Equity Interests in Classes that are not entitled to receive or retain any property hereunder are presumed to have rejected this Plan, they are not entitled to vote.

     8.2  Acceptance by Impaired Classes

     An Impaired Class of Claims shall have accepted this Plan if the holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting have voted to accept this Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

     8.3  Elimination of Classes

     Any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Federal Rule of Bankruptcy Procedure 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether such Class has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

     8.4  Nonconsensual Confirmation

     The Bankruptcy Court may confirm this Plan over the dissent of any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under of subsection 1129(b) of the Bankruptcy Code have been satisfied.

     To obtain confirmation notwithstanding the nonacceptance of a Class, the Debtors must demonstrate to the Court that this Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting Impaired Classes. A plan does not discriminate unfairly if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class receives more than it is entitled to for its Claims or Equity Interests. If required, the Debtors shall show at the Confirmation Hearing that this Plan does not discriminate unfairly.

     To the extent necessary, the Debtors shall request confirmation of this Plan, as this Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                  ARTICLE IX.

                    PROVISIONS GOVERNING THE DISBURSING AGENT

     9.1  Disbursing Agent

          (a) Appointment. On the Effective Date, Reorganized Encompass, with the consent of the holders of Existing Credit Agreement Claims, shall appoint the Disbursing Agent under this Plan. The Disbursing Agent, with the consent of the holders of Existing Credit Agreement Claims, shall appoint any successor(s) to the Disbursing Agent.

          (b) Powers and Duties. The Disbursing Agent shall have the rights and powers of a debtor-in-possession under Section 1107 of the Bankruptcy Code, and such other rights, powers and duties incident to causing the performance of the Debtors' obligations under this Plan, including, without limitation, the duty to assess the merits of Claims and object to those Claims that the Disbursing Agent determines to be, in whole or in part, without merit, to prosecute such objections and defend Claims and counterclaims asserted in connection therewith, to prosecute causes of action, to liquidate Estate assets, to wind up the businesses, assets, properties and affairs of the Non-Residential Debtors, to make distributions under this Plan and such other duties as are necessary to effectuate the terms and provisions of the Plan.

          (c) Fees and Expenses. Fair and reasonable compensation shall be paid to the Disbursing Agent and any and all Professionals and professionals retained by the Disbursing Agent, with the consent of the holders of Existing Credit Agreement Claims, and such compensation shall generally comport with the customary and reasonable professional compensation payable under section 330 of the Bankruptcy Code. The payment of fees and expenses to the Disbursing Agent and its professionals shall not require the approval of the Bankruptcy Court. The payment of the Disbursing Agent's fees and expenses, the unpaid fees and expenses of any Professional or professional, and the indemnity set forth in the immediately succeeding paragraph, where applicable, shall be funded from the Wind Up Fund.

          (d) Liability. The Disbursing Agent shall serve without bond and shall have no liability so long as the Disbursing Agent performs its duties in good faith. The Disbursing Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized within the discretion or rights or powers conferred by the Plan. The Disbursing Agent shall be indemnified by the Estates and the Reorganized Debtors for any Claims or causes of action arising from or relating to the good faith exercise of its duties. In performing its duties hereunder, the Disbursing Agent may consult with counsel and shall have no liability for any action taken upon the advice of such counsel. None of the provisions of this Plan shall require the Disbursing Agent to incur financial liability in the performance of any of duties hereunder or in the exercise of any rights and powers. The Disbursing Agent may rely without inquiry upon any writing delivered hereunder which it believes in good faith to be genuine and to have been given by a proper Person.

          (e) Duration of Existence. The Disbursing Agent under this Plan shall continue to exist until entry of a Final Order by the Bankruptcy Court closing the Chapter 11 Cases pursuant to Section 350(a) of the Bankruptcy Code. As soon as practicable after the final distribution is made and all Cash has been distributed or paid, the Disbursing Agent shall seek entry of a Final Order closing the Chapter 11 Cases pursuant to
Section 350 of the Bankruptcy Code.

                                   ARTICLE X.

                       CONDITIONS PRECEDENT TO THIS PLAN'S
                          CONFIRMATION AND CONSUMMATION

     10.1 Conditions to Confirmation

     The Confirmation hereof is subject to the satisfaction or due waiver of the following conditions precedent:

          (a) The Confirmation Order shall be in a form and of a substance reasonably acceptable to the Debtors, the Buyer and the Senior Lenders, and the Confirmation Order shall become a Final Order.

          (b) All Plan Documents shall be in a form and of a substance satisfactory to the Debtors and the Senior Lenders, and, to the extent related to the Residential Debtors, the Buyer.

          (c) The Purchase Agreement shall have been executed by the parties thereto and consummation of the Purchase Agreement and the transactions contemplated thereby shall have been approved in the Confirmation Order.

     10.2 Conditions to Effective Date

     The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 10.2(c) below:

          (a) The Confirmation Order shall have been entered by the Bankruptcy Court and that order must provide, among other things, that:

               (1) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with this Plan (including, without limitation, the Purchase Agreement and a transition services agreement in form and substance acceptable to the Debtors, the Senior Lenders, and the Buyer);

               (2) the provisions of the Confirmation Order are non-severable and mutually dependent;

               (3) all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or hereunder shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the

Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

               (4) the transfers of property by the Debtors (i) to the Reorganized Residential Debtors and the Disbursing Agent (A) are or shall be legal, valid, and effective transfers of property, (B) vest or shall vest the Reorganized Residential Debtors and the Disbursing Agent with good title to such property free and clear of all Liens, charges, Claims, encumbrances, or Equity Interests, except as expressly provided herein or in the Confirmation Order, (C) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (D) do not and shall not subject the Reorganized Residential Debtors or the Disbursing Agent to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Equity Interests hereunder are for good consideration and value;

               (5) except as expressly provided herein (or in any order of the Bankruptcy Court), upon the effectiveness of all transactions incident to and part hereof, the Debtors are discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy
Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant hereto, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

               (6) all Existing Preferred Stock, Existing Common Stock, and Existing Other Equity Interests in Encompass shall be cancelled effective upon the Effective Date; and

               (7) the Debtors have acted in good faith with respect to the formulation, the solicitation, and Confirmation of the Plan, pursuant to section 1125(e) of the Bankruptcy Code.

          (b) All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.

          (c) The Debtors shall have executed and delivered all documents necessary to effectuate the Purchase Agreement, and all conditions to the consummation of the transactions contemplated thereby shall have been satisfied or waived as provided in the Purchase Agreement.

          (d) All other actions, documents, and agreements necessary to implement this Plan shall have been effected or executed.

          (e) No stay of the Confirmation Order and/or consummation of this Plan is in effect.

          (f) All definitive documentation relating to the Plan and the Purchase Agreement and the transactions contemplated thereby shall be consistent in all material respects with the terms of this Plan and all definitive documentation relating to the Plan and Purchase Agreement and all other documents material to the consummation of the transactions contemplated under the Plan and the Purchase Agreement shall be in form and substance reasonably acceptable to each of the Senior Lenders and the Buyer.

     10.3 Waiver of Conditions

     Each of the conditions set forth in Section 10.2 above, other than as set forth in Section 10.2(a)(4), may be waived in whole or in part by the Debtors, with the consent of the Senior Lenders and the Buyer (which consent shall not be unreasonably withheld), without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The conditions set forth in Section 10.1(a) and (b) above may not be waived without the consent of the Senior Lenders and the Buyer (which consents shall not be unreasonably withheld). The failure to satisfy or waive any condition to Confirmation on the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                                  ARTICLE XI.

                    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

     The Debtors (with the consent of the Buyer in the case of the Residential Debtors) may alter, amend, or modify this Plan or any exhibits hereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtors (with the consent of the Buyer in the case of the Residential Debtors) reserve the right to include any amended exhibits in the Plan Supplement, whereupon each such amended exhibit shall be deemed substituted for the original of such exhibit. After the Confirmation Date, the Debtors or Reorganized Debtors (with the consent of Buyer in the case of the Residential Debtors) may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and extent hereof so long as such proceedings do not materially and adversely affect the treatment of holders of Claims or Equity Interests hereunder.

                                  ARTICLE XII.

                            RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding this Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clauses (a) and (n) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and this Plan, to the fullest extent permitted by law, including jurisdiction to:

          (a) determine any and all objections to the allowance of Claims or Equity Interests;

          (b) determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

          (c) determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;

          (d) hear and determine all Professional Fee Claims and other Administrative Expense Claims;

          (e) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

          (f) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

          (g) enter such orders as may be necessary or appropriate in aid of the consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement and/or the Confirmation Order;

          (h) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement hereof and all contracts, instruments, and other agreements executed in connection with this Plan;

          (i) hear and determine any request to modify this Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

          (j) issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, consummation, or enforcement hereof or the Confirmation Order;

          (k) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

          (l) hear and determine any matters arising in connection with or relating hereto, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

          (m) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

          (n) recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

          (o) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          (p) hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

          (q) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

          (r) enter a final decree closing the Chapter 11 Cases, provided however, that the Bankruptcy Court shall not have jurisdiction over any claim, cause of action or other matter relating to Newco Holding LLC or any Reorganized Residential Debtor arising at any time from and after the Effective Date.

                                 ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

     13.1 Bar Dates for Certain Claims

          (a) Administrative Expense Claims. The Confirmation Order shall establish an Administrative Expense Claims Bar Date for the filing of all Administrative Expense Claims (other than Professional Fee Claims or Claims for the expenses of the members of the Committee), which date shall be 60 days after the Confirmation Date. Holders of asserted Administrative Expense Claims, other than Professional Fee Claims or Claims for United States Trustee fees or the expenses of the members of the Committee, not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must submit proofs of Administrative Expense Claim on or before such Administrative Expense Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) shall set forth such date and constitute notice of this Administrative Expense Claims Bar Date. The Debtors or the Reorganized Debtors, as the case may be, shall have 90 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Expense Claims Bar Date to review and object to such Administrative Expense Claims before a hearing for determination of allowance of such Administrative Expense Claim.

          (b) Professional Fee Claims. All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Committee prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 90 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. If the Debtors or the Reorganized Debtors and any such Professional cannot agree on the amount of fees and expenses to be paid to such party, or if the United States Trustee objects to such Professional Fee Claim, the amount of fees and expenses shall be determined by the Bankruptcy Court.

     13.2 Payment of Statutory Fees

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Disbursing Agent.

     13.3 Severability of Plan Provisions

          If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision, to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such alteration or interpretation, with respect to the terms and provisions of this Plan, the terms hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered, interpreted or adjusted in accordance with the foregoing, is valid and enforceable pursuant to its terms. Notwithstanding anything to the contrary set forth in section 13.3, no provision of this Plan may be severed if it relates to Wellspring, the Buyer, the Residential Debtors or the Reorganized Residential Debtors, or the Purchase Agreement, without the prior written consent of the Buyer.

     13.4 Successors and Assigns

     The rights, benefits and obligations of all Persons named or referred to herein shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

     13.5 Discharge of the Debtors and Injunction

     Except as specifically provided for herein, all consideration distributed hereunder shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Equity Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties. Except as otherwise expressly provided herein, entry of the Confirmation Order (subject to the occurrence of the Effective Date) shall act as a discharge of all Claims against and debts of, Liens on, and Equity Interests in each of the Debtors (save and except for the Subsidiary Interests), the Debtors' assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Equity Interest therefor was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept this Plan or is entitled to receive a distribution hereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order, except as otherwise expressly provided in this Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

     In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Equity Interests discharged hereby. Except as otherwise expressly provided in this Plan and/or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors shall be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. The foregoing injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

     13.6 Releases By the Debtors

     On the Effective Date, effective as of the Confirmation Date, the Debtors and the Reorganized Debtors shall waive and release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims, obligations, rights, causes of action or liabilities, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, which the Debtors or the Reorganized Debtors have or may have against any present or former director, officer, or employee of the Debtors and their respective attorneys, agents, and property; provided, however, that the foregoing shall not operate as a waiver of, or release from, any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, or employee to the Debtors or (ii) the willful misconduct or gross negligence of such director, officer, or employee in connection with, related to, or arising out of the administration of the Chapter 11 Cases, the pursuit of Confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder.

     As set forth in the DIP Order, the Debtors have released and are enjoined from prosecuting or attempting to prosecute any and all claims and causes of action, including any claims or causes of action under chapter 5 of the Bankruptcy Code, which they have or may have against the DIP Lenders, and the Senior Lenders and their members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with (i) actions taken as or in their capacities as Senior Lenders, and DIP Lenders and (ii) the Chapter 11 Cases.

     13.7 Other Releases

     On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein, in the Purchase Agreement or in the Confirmation Order, the Debtors, the Reorganized Debtors, each Senior Lender, DIP Lender, the Administrative Agent, the Committee, the Buyer, Wellspring and the indenture trustee, and each of their respective present or former members, officers, directors, agents, financial advisors, attorneys, employees, partners, and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, the Reorganized Debtors, or any holder of a Claim against or Equity Interest in any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or this Plan, or otherwise; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities arising under or relating to the Purchase Agreement, or based upon any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder arising out of such Person's willful misconduct or gross negligence.

     13.8 Exculpation and Limitation of Liability

     The Reorganized Debtors, the Senior Lenders, the DIP Lenders, the Administrative Agent, the Committee, the Buyer, Wellspring and any and all of their respective present or former members, officers, directors, employees, partners, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct or gross negligence and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities hereunder.

     Notwithstanding any other provision hereof, no holder of a Claim or Equity Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the Estates, the Committee, the Buyer, Wellspring, the Senior Lenders, the DIP Lenders or any of their respective present or former members, officers, directors, employees, or partners, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct or gross negligence.

     13.9 Term of Injunctions or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained herein or in the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained herein or the Confirmation Order shall remain in full force and effect in accordance with their terms.

     13.10 Binding Effect

     This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

     13.11 Revocation, Withdrawal, or Non-Consummation

     The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation hereof does not occur, then (i) this Plan shall be null and void in all respects, (ii) any settlement or compromise embodied herein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (iii) nothing contained herein, and no acts taken in preparation for consummation hereof, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

     13.12 Committees

     On the Effective Date, the duties of the Committee shall terminate and the Committee shall dissolve.

     13.13 Plan Supplement

     Any and all exhibits, lists, or schedules referred to herein but not filed with this Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the

Bankruptcy Court during normal court hours or by visiting the Encompass bankruptcy website at http://bank.elaw.com/Encompassdefault.asp. Holders of Claims against or Equity Interests in the Debtors may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section
13.14 of this Plan.

     13.14 Notices to Debtors

     Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor hereunder shall be (i) in writing,
(ii) served by (a) certified mail, return receipt requested, (b) hand delivery,
(c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to such Debtor as follows:

           ENCOMPASS SERVICES CORPORATION
           3 Greenway Plaza, Suite 2000
           Houston, Texas 77046
           Attn:    Gray H. Muzzy, Senior Vice President,
                    Secretary and General Counsel
           Telephone: (713) 860-0100
           Facsimile: (713) 960-0126

     with a copy to:

           WEIL, GOTSHAL & MANGES LLP
           700 Louisiana, Suite 1600
           Houston, Texas 77002
           Attn: Alfredo R. Perez, Esq.
           Telephone: (713) 546-5000
           Facsimile: (713) 224-9511

     13.15 Indemnification Obligations

     Any and all obligations, liabilities or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present or former directors, officers or employees (the "Covered Persons") pursuant to applicable state law or the Debtors' or Reorganized Debtors' certificates of incorporation, bylaws, policy of providing employee indemnification, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings, whether existing or hereafter arising, against any such Covered Persons, based upon any act or omission related to any such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date shall be deemed executory contracts assumed by the Reorganized Debtors hereunder and shall, in any event, and notwithstanding any contrary provision herein, survive Confirmation hereof and remain unaffected thereby, and shall not be discharged or rejected, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with a transaction, occurrence or omission before or after the Petition Date.

     13.16 Governing Law

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Texas shall govern the construction and implementation hereof and any agreements, documents, and instruments executed in connection with this Plan and (ii) the laws of the state of incorporation, formation or organization, as applicable, of each Debtor shall govern corporate governance matters with respect to each such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

     13.17 Prepayment

     Except as otherwise provided herein or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

     13.18 Section 1125(e) of the Bankruptcy Code

     As of the Confirmation Date, the Debtors and Reorganized Debtors shall be deemed to have solicited acceptances hereof in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, and their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections hereof or the offer and issuance of securities hereunder.

Dated: Houston, Texas
       March 5, 2003

                                  ENCOMPASS SERVICES CORPORATION ON
                                  BEHALF OF ITSELF AND THE SUBSIDIARIES
                                  SET FORTH ON EXHIBIT A



                                  By: /s/ Michael F. Gries
                                      -----------------------------------------
                                      Name:  Michael F. Gries
                                      Title: Chairman of the Board

                                  WEIL, GOTSHAL & MANGES LLP
                                  Attorneys for Encompass Services Corporation, et al.
                                  -- --


                                  By: /s/ Alfredo R. Perez
                                      -----------------------------------------
                                      Alfredo R. Perez
                                      700 Louisiana, Suite 1600
                                      Houston, Texas  77002
                                      (713) 546-5000

                                    EXHIBIT A

AA Jarl, Inc.
A-ABC Appliance, Inc.
A-ABC Services, Inc.
Air Conditioning, Plumbing & Heating Service Co., Inc.
Air Systems, Inc.
Aircon Energy Incorporated
Airtron of Central Florida, Inc.
Airtron, Inc.
AMS Arkansas, Inc.
Building One Commercial, Inc.
Building One Service Solutions, Inc.
BUYR, Inc.
Callahan Roach Products & Publications, Inc.
Central Carolina Air Conditioning Company
Charlie Crawford, Inc.
ChiP Corp.
Commercial Air Holding Company
CONCH Republic Corp.
Costner Brothers, Inc.
Delta Innovations, Ltd.
EET Holdings, Inc.
Electrical Contracting, Inc.
Encompass Capital, Inc. (fka Commercial Air, Power & Cable, Inc.)
Encompass Capital, L.P.
Encompass Central Plains, Inc. (fka The Lewis Companies, Inc.)
Encompass Constructors, Inc. (fka Atlantic Industrial Constructors, Inc.) Encompass Design Group, Inc. (fka Engineering Design Group, Inc.)
Encompass Electrical (Cleveland), Inc. (fka Dynalink Corporation)
Encompass Electrical (Dayton), Inc. (fka Chapel Electric Co.)
Encompass Electrical (DC), Inc. (fka B&R Electrical Services, Inc.)
Encompass Electrical (Indianapolis), Inc. (fka Roth Companies Incorporated) Encompass Electrical (Network), Inc. (fka National Network Services, Inc.) Encompass Electrical (Toledo), Inc. (fka Romanoff Electric Corp.)
Encompass Electrical Technologies - Florida, LLC
Encompass Electrical Technologies - Midwest, Inc. (fka Town & Country
Electric, Inc.)
Encompass Electrical Technologies - Rocky Mountains, Inc. (fka Riviera Electric Construction Co., Inc.)
Encompass Electrical Technologies Central Tennessee, Inc.
Encompass Electrical Technologies Eastern Tennessee, Inc.
Encompass Electrical Technologies Georgia, Inc.
Encompass Electrical Technologies North Carolina, Inc.
Encompass Electrical Technologies North Florida, Inc.
Encompass Electrical Technologies of Nevada, Inc.
Encompass Electrical Technologies of New England, Inc.
Encompass Electrical Technologies of Texas, Inc.
Encompass Electrical Technologies Projects Group, Inc.
Encompass Electrical Technologies South Carolina, Inc.
Encompass Electrical Technologies Southeast, Inc. (fka Regency Electric Company,
 Inc.)
Encompass Electrical Technologies Western Tennessee, Inc.
Encompass Electrical Technologies, Inc. (fka Continental Electrical
Construction Co.) (DE Corp.)
Encompass Electrical Technologies, Inc. (fka Oil Capital Electric, Inc.)
(OK Corp.)
Encompass Facility Services, Inc.
Encompass Global Technologies, Inc.
Encompass Ind./Mech. of Texas, Inc.
Encompass Industrial (Indianapolis), Inc. (fka Cardinal Contracting Corporation) Encompass Industrial Services Southwest, Inc. (fka Gulf States, Inc.)

Encompass Management Co.
Encompass Mechanical (Bloomfield), Inc. (fka Colonial Air Conditioning Company) Encompass Mechanical (Fort Myers), Inc. (fka S. L. Page Corporation)
Encompass Mechanical (Lansing), Inc. (fka A-1 Mechanical of Lansing, Inc.) Encompass Mechanical (Pompano Beach), Inc. (fka AA Advance Air, Inc.)
Encompass Mechanical (Spokane), Inc. (fka Divco, Inc.)
Encompass Mechanical (Utah), Inc. (fka Team Mechanical, Inc.)
Encompass Mechanical Services - Rocky Mountains, Inc. (fka Robinson Mechanical Company)
Encompass Mechanical Services Northeast, Inc. (fka Vermont Mechanical, Inc.) Encompass Mechanical Services of Elko, Inc. (fka Snyder Mechanical)
Encompass Mechanical Services Southeast, Inc.
Encompass Power Services, Inc. (fka EDG Power Services, Inc.)
Encompass Residential Services of Houston, Inc. (fka Sterling Air Conditioning) Encompass Services Holding Corp.
Encompass Services Indiana, L.L.C.
ESR PC, L.P.
Evans Services, Inc.
EWG Holdings, Inc.
FacilityDirect.com, LLC
Ferguson Electric Corporation
Fred Clark Electrical Contractor, Inc.
Gamewell Mechanical, Inc.
Garfield-Indecon Electrical Services, Inc.
Gilbert Mechanical Contractors, Inc.
GroupMAC Texas L.P.
Hallmark Air Conditioning, Inc.
HPS Plumbing Services, Inc.
HVAC Services, Inc.
Interstate Building Services, L.L.C.
Isla Morada, LLC
K&N Plumbing, Heating and Air Conditioning, Inc.
L.T. Mechanical, Inc.
Laney's, Inc.
MacDonald-Miller Co., Inc.
MacDonald-Miller Industries, Inc.
MacDonald-Miller of Oregon, Inc.
MacDonald-Miller Service, Inc.
Masters, Inc.
Mechanical Services of Orlando, Inc.
Merritt Island Air & Heat, Inc.
National Network Services Northwest, LLC
Omni Mechanical Company
Omni Mechanical Services
Pacific Rim Mechanical Contractors, Inc.
Paul E. Smith Co., Inc.
Phoenix Electric Company
Ray's Plumbing Contractors, Inc.
Regency Electric Company South Florida Office, Inc.
Regency Electric Company, LLC
Riviera Electric of California, Inc.
Sanders Bros., Inc.
Sequoyah Corporation
Southeast Mechanical Service, Inc.
Stephen C. Pomeroy, Inc.
Sun Plumbing, Inc.
Taylor-Hunt Electric, Inc.
The Farfield Company
Tri-City Electrical Contractors, Inc.
Tri-M Corporation
Tri-State Acquisition Corp.
United Acquisition Corp.
United Service Alliance, Inc.
Van's Comfortemp Air Conditioning, Inc.
Vantage Mechanical Contractors, Inc.
Wade's Heating & Cooling, Inc.
Watson Electrical Construction Co.
Wayzata, Inc.
Wiegold & Sons, Inc.
Willis Refrigeration, Air Conditioning & Heating, Inc.
Wilson Electric Company, Inc.
Yale Incorporated

                                  EXHIBIT B-1

 Encompass Services Corporation's Form 10-K for the year ended December 31, 2001

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   Form 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934

                  For the fiscal year ended December 31, 2001

                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

            For the transition period from            to

                          Commission File No. 1-13565

                        Encompass Services Corporation
            (Exact name of registrant as specified in its charter)

                       Texas                   76-0535259
                  (State or other           (I.R.S. Employer
                  jurisdiction of        Identification Number)
                 incorporation or
                   organization)

                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                    (Address of principal executive office)

                                (713) 860-0100
             (Registrant's telephone number, including area code)

          Securities registered pursuant to Section 12(b) of the Act:

                                              Name of each exchange on
                 Title of each class             which registered
                 -------------------          ------------------------
           Common stock, par value $0.001      New York Stock Exchange

       Securities registered pursuant to Section 12(g) of the Act: None

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

   As of March 1, 2002, (i) there were 64,020,898 shares of common stock, par value $0.001 per share, of the registrant issued and outstanding and (ii) the aggregate market value of the common stock held by non-affiliates of the registrant (based on the closing price per share of the registrant's common stock reported on the New York Stock Exchange on that date) was $144,404,942. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.

                      DOCUMENTS INCORPORATED BY REFERENCE

   Portions of the Proxy Statement relating to the registrant's 2002 Annual Meeting of Shareholders (to be filed within 120 days after the end of the fiscal year) are incorporated by reference into Part III of this report.

================================================================================

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
                                             PART I

Item 1.  Description of Business................................................................    1
Item 2.  Properties.............................................................................    9
Item 3.  Legal Proceedings......................................................................    9
Item 4.  Submission of Matters to a Vote of Security Holders....................................    9
Item 4A. Executive Officers of the Registrant...................................................   10

                                             PART II

Item 5.  Market for Registrant's Common Equity and Related Stockholder Matters..................   12
Item 6.  Selected Financial Data................................................................   13
Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations..   14
Item 7A. Quantitative and Qualitative Disclosures about Market Risk.............................   27
Item 8.  Financial Statements and Supplementary Data............................................   28
Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...   57

                                            PART III

Item 10. Directors and Executive Officers of the Registrant.....................................   57
Item 11. Executive Compensation.................................................................   57
Item 12. Security Ownership of Certain Beneficial Owners and Management.........................   57
Item 13. Certain Relationships and Related Transactions.........................................   57

                                             PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K........................   58

          CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

   This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under:

    .  Item 1. Description of Business;

    . Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations;

    .  Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder value of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond management's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others:

    .  the ability to achieve synergies and revenue growth;

    . national, regional and local economic, competitive and regulatory conditions and developments;

    .  technological developments;

    .  capital market conditions;

    .  surety bonding capacity;

    .  inflation rates;

    .  interest rates;

    .  weather conditions;

    .  the timing and success of integration and business development efforts;
       and

    .  other uncertainties,

all of which are difficult to predict and many of which are beyond management's control. Shareholders are cautioned not to put undue reliance on any forward-looking statements.

   Shareholders should understand that the foregoing important factors, in addition to those discussed elsewhere in this document, could affect the future results of the Company and could cause results to differ materially from those expressed in such forward-looking statements.

                                    PART I

Item 1. Description of Business.

   Encompass Services Corporation ("Encompass" or the "Company"), a Texas corporation formed in 1997, is one of the largest providers of facilities systems and solutions in the United States. With annual revenues of approximately $4 billion, Encompass provides electrical, mechanical and cleaning systems services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Through its network of subsidiary business units, the Company has over 31,000 employees, with operations in over 200 locations, serving customers in all 50 states and in each of the 100 largest cities in the United States.

Company History

   On February 22, 2000, Building One Services Corporation ("Building One") was merged with and into Group Maintenance America Corp. ("GroupMAC") (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation. As a result of the Merger, the Company has the capability of providing mechanical, electrical and cleaning systems services, either alone or in combination with another service, in more locations than either constituent company could perform on its own. For additional information concerning the Merger, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 3 to the Consolidated Financial Statements included under Item 8 of this Annual Report.

   The Merger was accounted for as a "reverse acquisition" under generally accepted accounting principles. Accordingly, the financial statements and (except where otherwise noted) other information included herein for periods prior to the Merger reflect the historical results of Building One rather than GroupMAC.

Industry Overview

   The facilities services industry in which the Company operates is highly fragmented with a small number of multi-location regional or national providers and a large number of relatively small, independent businesses serving discrete, local markets with limited service offerings. The Company competes in the electrical, mechanical, industrial, residential and cleaning systems sectors of the facilities services industry.

   The electrical, mechanical, industrial and residential services provided by the Company are a vital part of new construction, renovation and repair projects. Virtually all domestic construction, remodeling and repair projects generate demand for these contracting services. According to the 2000-2001 U.S. Markets Overview published by FMI Corporation, total construction put in place, which includes improvements, in the United States was estimated to be approximately $800 billion in 2000 and grew at a compounded annual growth rate of 5.4% from 1990 to 2000. According to Marketdata Enterprises, Inc., the commercial building cleaning and maintenance services industry generated approximately $73 billion in revenues in 1999 and is highly fragmented with the top six providers accounting for approximately 5% of the total. Marketdata expects this industry to grow at a compounded annual growth rate of 6.7% between 1999 and 2004, reaching $101 billion in 2004.

Opportunities for Growth

   The Company believes it has strategically positioned itself in markets that are poised for strong growth, including:

    . Service solutions and after-market services. Opportunities for higher-margin maintenance, replacement and repair are being driven by increased outsourcing, higher systems complexity and an aging installed base;

    . Energy and power. Opportunities for power plant, distributed generation and energy management systems and programs are being introduced and driven by utility deregulation, demand for reliable power and more energy-efficient solutions; and

    . Network services. Opportunities for local and wide area network computer systems and data centers are being driven by growing demand for bandwidth and connectivity.

   The Company further intends to utilize its national network to increase sales to regional and national multi-site customers. The Company continues to believe that there is a strong desire among large multi-site customers to consolidate and simplify their vendor relationships by contracting with a single provider to service multiple locations and for one company to provide multiple services.

   The Company believes it can further achieve internal growth at its operating unit level by (1) emphasizing profit margins and working capital management,
(2) sharing best practices to improve operating efficiency, and (3) leveraging central technology, sales and purchasing functions.

                         SEGMENT FINANCIAL INFORMATION

   The Company modified its internal organizational structure during fiscal 2001 and re-aligned its principal business segments to the segments presented below. The corresponding segment information for 2000 and 1999 has been restated to conform to the new business segment presentation. Consistent with the required accounting treatment, the segment financial information for periods prior to the Merger reflect the historical results of Building One rather than GroupMAC.

   Information concerning the Company's principal business segments is set forth in Note 13 to the Consolidated Financial Statements. The following table summarizes revenues, operating income and allocable assets of the business segments of the Company for the periods indicated (dollars in thousands):

                                                           Year ended         Year ended         Year ended
                                                       December 31, 2001  December 31, 2000  December 31, 1999
                                                       -----------------  -----------------  -----------------
Revenues
Commercial/Industrial Services.....................    $3,297,819   84.5% $3,442,026   86.4% $1,532,729   86.4%
Residential Services...............................       331,184    8.5     287,628    7.2          --     --
Cleaning Systems...................................       293,156    7.5     265,212    6.7     245,790   13.9
Eliminations.......................................       (17,424)  (0.5)    (12,600)  (0.3)     (5,935)  (0.3)
                                                       ----------  -----  ----------  -----  ----------  -----
   Total Revenues..................................    $3,904,735  100.0% $3,982,266  100.0% $1,772,584  100.0%
                                                       ==========  =====  ==========  =====  ==========  =====
Operating Income
Commercial/Industrial Services.....................    $   88,056   70.6% $  220,916   85.5% $  135,299   91.0%
Residential Services...............................        30,271   24.3      30,320   11.7          --     --
Cleaning Systems...................................        17,710   14.2      16,597    6.4      18,674   12.5
Corporate/Eliminations.............................       (11,282)  (9.1)     (9,382)  (3.6)     (5,234)  (3.5)
                                                       ----------  -----  ----------  -----  ----------  -----
Segment Operating Earnings.........................       124,755  100.0%    258,451  100.0%    148,739  100.0%
                                                                   =====              =====              =====
Amortization of goodwill and other intangible
assets.............................................        36,919             33,339             16,004
Merger and related charges and costs to exit
certain activities and related costs (a)...........            --             20,000                 --
Restructuring and recapitalization charges (b).....            --                 --              8,020
                                                       ----------         ----------         ----------
   Operating Income................................    $   87,836         $  205,112         $  124,715
                                                       ==========         ==========         ==========
Total Assets
Commercial/Industrial Services.....................    $1,980,868   82.5% $2,255,065   83.6% $1,111,341   84.6%
Residential Services...............................       148,394    6.2     153,813    5.7          --     --
Cleaning Systems...................................       148,740    6.2     146,092    5.4     152,614   11.6
Corporate/Eliminations.............................       123,324    5.1     142,912    5.3      49,799    3.8
                                                       ----------  -----  ----------  -----  ----------  -----
   Total Assets....................................    $2,401,326  100.0% $2,697,882  100.0% $1,313,754  100.0%
                                                       ==========  =====  ==========  =====  ==========  =====

--------
(a) Represents non-recurring, non-deductible merger and related charges associated with the Merger. See Note 3 in the Notes to Consolidated Financial Statements included elsewhere herein.
(b) Represents non-recurring restructuring and recapitalization charges associated with Building One's tender offer for its shares and relocation of Building One's corporate headquarters. See Note 12 in the Notes to Consolidated Financial Statements included elsewhere herein.

                     COMMERCIAL/INDUSTRIAL SERVICES GROUP

   The core capabilities of the Commercial/Industrial Services Group include the technical design, installation, maintenance, repair, replacement and upgrade of the electrical, heating, ventilating and air conditioning ("HVAC"), plumbing, network infrastructure, building and equipment controls and monitoring, sheet metal and process piping systems of commercial and industrial facilities. Electrical systems services include process controls, lighting, power, lifesafety systems, industrial machine wiring, electrical switchgear and cable tray systems, energy management systems and low energy systems known as "LES," including voice and data cabling, high speed data network infrastructure systems, fiber optics, video, security and sound. Other Commercial/Industrial Services Group services provided include both maintenance, repair and replacement services, or "MRR" services, and new installation services for products such as compressor-bearing HVAC equipment, boilers, chillers, central plants, process and high-purity piping, fire suppression systems and control systems. The Commercial/Industrial Services Group also provides complete millwright services installations, circuit breaker maintenance, instrumentation calibration, commissioning, generator start-up and testing, and piping and structural steel fabrication and erection.

   Facilities typically served by the Commercial/Industrial Services Group include manufacturing and processing facilities, industrial facilities (including refineries, petrochemical plants and water treatment plants), power generation facilities, chemical plants, data centers and server rooms, mission-critical facilities, detention and correctional facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings, automotive assembly plants, public and commercial transportation facilities, governmental complexes, sports and entertainment facilities, retail stores, restaurants, supermarkets, and convenience stores.

   Customers of the Commercial/Industrial Services Group include general contractors, property owners, managers and developers, governmental agencies, educational and medical institutions, engineering consultants, architectural firms and commercial and industrial companies in a variety of industries. The Commercial/Industrial Services Group is seeking to expand the services it provides to these customers through a national sales and marketing effort focusing on entities that are responsible for installing, operating or maintaining the electrical and mechanical systems in facilities located throughout the United States.

                          RESIDENTIAL SERVICES GROUP

   The Residential Services Group provides mechanical and other contracting services to homebuilders and homeowners from 35 locations. Although most of the Residential Services Group's business units perform MRR services, new construction work represented approximately 70% of the Residential Services Group's revenues in fiscal 2001.

   The Residential Services Group installs HVAC and plumbing systems in homes, apartment and condominium complexes and small commercial buildings. It also provides maintenance services for these systems, such as inspections, cleaning, repair and replacement of HVAC systems and associated parts; repair and replacement of bathroom fixtures, water filters and water heaters; and cleaning, repair and replacement of pipes, sewer lines and residential sanitary systems. In connection with its MRR services, the Residential Services Group sells a wide range of HVAC, plumbing and other equipment, including complete HVAC systems and a variety of parts and components.

   The Residential Services Group markets its residential new installation contracting services to local, regional and national homebuilders. The Residential Services Group targets its growth in the residential new installation market in those areas of the United States that have growth rates above the national average. Through strong existing relationships with major national homebuilders, the Residential Services Group is marketing its capabilities to provide consistent, reliable installation services on a regional basis.

   The Residential Services Group's customers for residential MRR services consist primarily of homeowners and small commercial business owners. The Residential Services Group advertises its maintenance and repair services in the yellow pages, on billboards, on television and radio, and through direct mail. It also relies upon customized service offerings to attract and retain customers.

                            CLEANING SYSTEMS GROUP

   The Cleaning Systems Group offers cleaning and maintenance management services to over 8,000 locations nationwide, serving retail, commercial and industrial customers. Encompass believes that the Cleaning Systems Group is the largest provider of cleaning and maintenance management services to the retail sector in the United States based on revenues. Among other services, the Cleaning Systems Group (1) cleans and maintains floors, carpets, windows, walls, structures, sidewalks and parking lots, (2) strips and refinishes floors, (3) manages chemical supplies and equipment and (4) sanitizes restrooms and other areas. If requested by a customer, the Cleaning Systems Group selects, manages and integrates services provided by its business units and third party subcontractors to customers and monitors third party services to ensure the quality of the service performed.

   The customers of the Cleaning Systems Group include retail chain stores, supermarket chains, office buildings, industrial plants, banks, department stores, warehouses, educational and health facilities, restaurants and airport and transit terminals throughout the United States. The Cleaning Systems Group often provides services to a customer under a contractual arrangement on a regional or national basis.

                                  OPERATIONS

   Commercial construction projects begin with a proposal or design request from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in pre-agreed phases and progress billings are rendered to the owner for payment, less a retainage. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials to the job sites, scheduling of work crews with the necessary skills, and inspection and quality control) is coordinated in these same phases. The Company will generally perform new installation work using its own work force. However, the Company may subcontract with other contractors to perform work in locations where the Company does not have a facility or in instances where the Company's backlog requires additional resources.

   The Company also performs in-plant services and capital construction projects to selected industrial customers. This work typically includes management, labor, material and equipment for supplemental maintenance, turnarounds and capital construction projects. The work is scheduled and executed in accordance with the site-specific requirements. Contract pricing terms are either lump sum or rates negotiated annually. Payment is on work completed against milestones. The Company may self-perform the work or subcontract with other contractors depending on the scope of services required, as well as availability of an existing trained workforce.

   In providing maintenance, repair and replacement services, the Company uses specialized systems to log service orders, schedule service calls, identify and ready the necessary parts and equipment, track the work order, provide information for communication with the service technicians and customers, and prepare accurate invoices. Service histories and specific product information are generally accessible to the dispatcher in a database that may be searched by customer name or address. Maintenance, repair and replacement calls are initiated when a customer requests emergency repair service or the Company calls the client to schedule periodic service agreement maintenance. Service technicians are scheduled for the call or routed to the customer's business or residence by the dispatcher via a scheduling board or daily work sheet (for non-emergency service) or through cellular telephone, pager or radio. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the business or residence, interviews the customer, diagnoses the problem, presents the solution, obtains agreement from the customer and performs the work. The Company offers service contracts whereby the customer pays an annual or semiannual fee for periodic diagnostic and preventive services. The customers under service contracts receive priority service and specific discounts from standard prices for repair and replacement services. A portion of the Company's service work is done to satisfy manufacturers' equipment warranties. For such services, the Company is generally compensated by the manufacturer responsible for the defective equipment under warranty.

   Residential service technicians may carry a Customer Assurance Pricing manual developed by the Company which specifies the labor, equipment and parts required to fulfill certain tasks and the associated flat rate prices for those tasks. This manual is custom generated for each business unit from a database containing over 15,000 different repair operations and is regularly updated for price changes. This "flat rate pricing" strategy allows the Company to monitor margins and labor productivity at the point of sale, while increasing the level of customer satisfaction by demonstrating fairness and objectivity in pricing. Payment for maintenance, repair and replacement services not covered by a warranty or service contract is generally requested in cash, check or credit card at the point of sale.

   The Cleaning Systems Group assigns regional contract managers to each customer. The contract managers determine whether to perform the work internally or to utilize the Group's existing network of over 1,000 cleaning companies to subcontract duties. The Cleaning Systems Group typically utilizes the subcontractor network whenever practicable because of the proven benefits (reliability, quality, consistency and customer preference) of using the local workforce. The Cleaning Systems Group's Quality Measurement System measures the quality of cleaning and customer support efforts. In addition, the group runs a "24/7" call center to handle any emergency cleaning requests and has a national computer network to respond quickly and appropriately to customer requests.

Sources of Supply

   The raw materials, commodities and components used in electrical service applications include switchgear, panels, lighting packages, wire/cable, fiber-optic cable, generators, conduit, wiring devices and related power distribution and management components. Major components for mechanical service applications are pipe, valves, fittings, plumbing fixtures, and related plumbing and process piping components. The Company also utilizes condensing units, air handling units, chillers, ductwork, sheet steel, and other related materials for HVAC and refrigeration applications.

   Lead times for supplies are typically very short for standard products. These supplies are widely available through a variety of sources. The longest delivery times typically apply to chillers for large applications, which have lead times of up to four months.

   Encompass has entered into national strategic supply agreements with major distributors of electrical, mechanical, voice/data commodities, components and equipment. These relationships are designed to achieve economies of scale for delivered price, product availability and selection. These relationships also assist in realizing material handling and logistical synergies at the operational level. While these agreements are significant, Encompass is not materially dependent on any outside supplier.

Employees

   Through the Company's various business units, the Company currently has over 31,000 full and part-time employees. In the course of performing installation work, the Company may utilize the services of subcontractors. As of December 31, 2001, approximately 4,300 employees (in 20 of the Company's business units) were members of unions and work under collective bargaining agreements. The collective bargaining agreements have expiration dates between April 2002 and June 2007. The Company believes that its relationships with its employees and the employees of its business units are generally satisfactory.

Backlog

   The Company defines backlog as the amount of revenue expected to be realized from work to be performed on uncompleted contracts, including executed contracts on which work has not yet begun. After-market service work, smaller short-term MRR Projects and cleaning systems service work are generally not included in backlog. At December 31, 2001 and 2000, the Company's backlog of work was approximately $1.6 billion and $1.7 billion, respectively. Of the December 31, 2001 backlog, approximately $1.56 billion related to the operations of the Commercial/Industrial Services Group and $42 million to the operations of the Residential Services Group. The Company expects that it will complete a substantial portion of the existing backlog at December 31, 2001 by December 31, 2002.

Competition

   The facilities services industry is highly competitive with few barriers to entry. The Company believes that the principal competitive factors in the facilities services industry are (1) timeliness, reliability and quality of services provided, (2) range of services offered, (3) market share and visibility and (4) price. The Company believes that its strategy of creating a leading national provider of comprehensive services directly addresses these factors. The Company's ability to employ, train and retain highly motivated field personnel and service technicians to provide quality services is enhanced by the Company's ability to utilize professionally managed recruiting and training programs. In addition, the Company offers compensation, health and savings benefits that are more comprehensive than most offered in the industry. Competitive pricing is possible through purchasing economies and other cost saving opportunities that exist across each of the service lines offered and from labor productivity improvements.

   Most of the Company's competitors are small, owner-operated companies that typically operate in a single market. Certain of these smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates. Moreover, many homeowners have traditionally relied on individual persons or small repair service firms with whom they have long-established relationships for a variety of home repairs. There are currently a limited number of public companies focused on providing services in some of the same service lines provided by the Company.

   In addition, there are a number of national retail chains that sell a variety of plumbing fixtures and equipment and HVAC equipment for residential use and offer, either directly or through various subcontractors, installation, warranty and repair services. Other companies or trade groups engage in franchising their names and marketing programs in some service lines. In addition, HVAC equipment manufacturers, deregulated utilities and the unregulated business segments of regulated gas and electric utilities, and certain property management companies and real estate investment trusts are engaged in various commercial/industrial or residential service areas in which the Company operates. Certain of the Company's competitors and potential competitors have greater financial resources, name recognition or other competitive advantages over the Company.

Governmental Regulation

   Many aspects of the Company's operations are subject to various federal, state and local laws and regulations, including, among others, (1) permitting and licensing requirements applicable to contractors in their respective trades, (2) building, mechanical and electrical codes and zoning ordinances,
(3) laws and regulations relating to consumer protection, including laws and regulations governing service contracts for residential services, and (4) laws and regulations relating to worker safety and protection of human health. In Florida, warranties provided for in the Company's service agreements subject the Company and such agreements to some aspects of that state's insurance laws and regulations. Specifically, the Company is required to maintain funds on deposit with the Florida Office of Insurance Commissioner and Treasurer, the amount of which is not material to the Company's business. The Company is in compliance with these deposit requirements.

   The Company believes it has all required permits and licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements relating to its operations. Failure of the Company to comply with the applicable regulations could result in substantial fines or revocation of the Company's operating permits.

   A large number of state and local regulations governing the facilities services trades require various permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's service technicians who work in the geographic area covered by the permit or license.

Environmental Regulation

   The Company's operations are subject to numerous federal, state and local environmental laws and regulations, including those governing the remediation of contaminated soil and groundwater, vehicle emissions and the use and handling of refrigerants. These laws and regulations are administered by the United States Environmental Protection Agency, the Coast Guard, the Department of Transportation and various state and local governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and meeting these requirements can be expensive. The nature of the Company's operations and its ownership or operation of property expose it to the risk of claims with respect to such matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Federal and state environmental laws include statutes intended to allocate the cost of remedying contamination among specifically identified parties. For example, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") can impose strict, joint and several liability on past and present owners or operators of facilities at, from or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. If the Company were to be found to be a responsible party under CERCLA or a similar state statute, the Company could be held liable for all investigative and remedial costs associated with addressing such contamination, even though the releases were caused by a prior owner or operator or third party. In addition, claims alleging personal injury or property damage may be brought against the Company as a result of alleged exposure to hazardous substances resulting from the Company's operations.

   Prior to entering into the agreements relating to the acquisition of businesses, the Company evaluated the properties owned or leased by those businesses and in some cases engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at certain of those properties. No material environmental problems were discovered in these reviews, and the Company is not otherwise aware of any actual or potential environmental liabilities that would be material to the Company. There can be no assurance that all such liabilities have been identified, that such liabilities will not occur in the future, that a party could not assert a material claim against the Company with respect to such liabilities, or that the Company would be required or able to answer for such claim.

   The Company's operations are subject to the Clean Air Act, Title VI of which governs air emissions and imposes specific requirements on the use and handling of substances known or suspected to cause or contribute significantly to harmful effects on the stratospherical ozone layer, such as chlorofluorocarbons and certain other refrigerants ("CFCs"). Clean Air Act regulations require the certification of service technicians involved in the service or repair of systems, equipment and appliances containing these refrigerants and also regulate the containment and recycling of these refrigerants. These requirements have increased the Company's training expenses and expenditures for containment and recycling equipment. The Clean Air Act is intended ultimately to eliminate the use of CFCs in the United States and require alternative refrigerants to be used in replacement HVAC systems.

   The Company's operations in certain geographic regions are subject to laws that will, over the next few years, require specified percentages of vehicles in large vehicle fleets to use "alternative" fuels, such as compressed natural gas or propane, and meet reduced emissions standards. The Company does not anticipate that the cost of fleet conversion that may be required under current laws will be material. Future costs of compliance with these laws will be dependent upon the number of vehicles purchased in the future for use in the covered geographic regions, as well as the number and size of future business acquisitions by the Company in these regions. The Company cannot determine to what extent its future operations and earnings may be affected by new regulations or changes in existing regulations relating to vehicle emissions.

   Capital expenditures related to environmental matters during the fiscal years ended December 31, 2001, 2000 or 1999 were not material. The Company does not currently anticipate any material adverse effect on its business or consolidated financial position as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment. Future events, however, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws and regulations may require additional expenditures by the Company which may be material.

Item 2. Properties.

   Encompass's executive offices are located in leased office space at 3 Greenway Plaza, Suite 2000, Houston, Texas 77046.

   The Company conducts its business from over 200 facilities, substantially all of which are leased under agreements with remaining terms up to 14 years from the date hereof on terms the Company believes to be commercially reasonable. A majority of the Company's facilities are leased from certain former shareholders (or entities controlled by certain former shareholders) of its subsidiaries. The provisions of the leases are on terms the Company believes to be at least as favorable to the Company as could have been negotiated by the Company with unaffiliated third parties. The Company believes the owned and leased facilities are adequate to serve its current level of operations.

   The Company's vehicle fleet consists of approximately 10,500 owned or leased service trucks, vans and support vehicles, representing the fifteenth-largest commercial fleet in the United States. The Company believes these vehicles are well-maintained, ordinary wear and tear excepted, and are adequate for the Company's current operations.

   The Company believes that it has generally satisfactory title to the property owned by it, subject to the liens for current taxes, liens incident to minor encumbrances and easements and restrictions that do not materially detract from the value of such property or the interests therein or the use of such property in its business. Additionally, substantially all assets of the Company and the capital stock of its subsidiaries are subject to a lien under its credit facility.

Item 3. Legal Proceedings.

   The Company is a party to various legal proceedings. It is not possible to predict the outcome of these matters. However, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

Item 4. Submission of Matters to a Vote of Security Holders.

   Encompass did not submit any matter to a vote of its security holders during the fourth quarter of 2001.

Item 4A. Executive Officers of the Registrant.

   The following table sets forth certain information concerning the executive officers of Encompass as of March 1, 2002:

          Name           Age        Position
          ----           ---        --------
J. Patrick Millinor, Jr. 56  Chairman of the Board; Director
Joseph M. Ivey.......... 43  President and Chief Executive Officer; Director
Henry P. Holland........ 53  Executive Vice President and Chief
                             Operating Officer
Darren B. Miller........ 42  Senior Vice President, Chief Financial Officer
Daniel W. Kipp.......... 42  Senior Vice President, Chief Information and
                             Administrative Officer
Gray H. Muzzy........... 48  Senior Vice President, General Counsel and Secretary
L. Scott Biar........... 39  Vice President, Chief Accounting Officer
Todd Matherne........... 47  Vice President, Treasurer
James Cocca............. 46  Senior Vice President--Operations
Patrick L. McMahon...... 53  Senior Vice President--Operations
Ray Naizer.............. 49  Senior Vice President--Operations
James L. Phillips....... 40  Senior Vice President--Operations
Steven A. Bate.......... 39  Vice President--Operations
William Hill............ 49  Vice President--Operations

   J. Patrick Millinor, Jr. became Chairman of the Board of Encompass in February 2000. In October, 2000, Mr. Millinor assumed the status of a non-executive Chairman. He previously served as Chief Executive Officer of Encompass from April 1997 to February 2000 and as President from October 1996 to August 1997. He has also been a director of Encompass since October 1996. From September 1994 to October 1996, Mr. Millinor worked directly for Gordon Cain, a significant stockholder in Encompass, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. He currently serves as a director of Agennix Incorporated, Applied Veterinary Systems, Inc. and Haelan Health(R) Corporation.

   Joseph M. Ivey became President and Chief Executive Officer and a director of Encompass in February 2000. Prior to the Merger, he served as President and Chief Executive Officer of Building One from February 1999 to February 2000. He also served as a Director of Building One from October 1998 to February 2000. From September 1998 to February 1999, Mr. Ivey served as the President of the Building One mechanical group. Prior to joining Building One, Mr. Ivey served as the Chairman and Chief Executive Officer of Encompass Mechanical Services Southeast, Inc. (formerly known as Ivey Mechanical Company, Inc.), a mechanical services company and wholly-owned subsidiary of Encompass acquired by Building One in 1998. Mr. Ivey also serves as a Trustee of Freed-Hardeman University.

   Henry P. Holland became Executive Vice President and Chief Operating Officer of Encompass in October 2000. Previously, he served as President and Chief Operating Officer of Metamor Worldwide (now PSINet Consulting Solutions) from June 1999 to June 2000 when the company was sold to PSI Net. Prior to joining Metamor, Mr. Holland served as Executive Vice President of Landmark Graphics, a leading supplier of decision-making software and services for the oil and gas industry, from 1994 to 1999.

   Darren B. Miller became Senior Vice President of Encompass in February 2000. From July 1998 to February 2000, he served as Executive Vice President of Encompass and from October 1996 until July 1998 as Senior Vice President. He has also served as Chief Financial Officer of Encompass since October 1996. From 1989 to 1996, Mr. Miller served in several capacities at Allwaste, Inc., an industrial service company, including Vice President, Treasurer and Controller from 1995 to 1996.

   Daniel W. Kipp became Senior Vice President, Chief Information and Administrative Officer of Encompass in January 2001. From February 2000 to January 2001, he served as Senior Vice President, Treasurer and Chief Information Officer of Encompass. From July 1998 to February 2000, he served as Senior Vice President and Chief Accounting Officer of Encompass and as Vice President and Corporate Controller from February 1997 to July 1998. From February 1994 until February 1997, Mr. Kipp was a sales executive with American Sterling, a provider of hazard insurance outsourcing services to the mortgage banking industry.

   Gray H. Muzzy became Senior Vice President, General Counsel and Secretary of Encompass in April 2000. From January 1989 to April 2000, Mr. Muzzy was a partner with the Houston-based law firm of Bracewell & Patterson, L.L.P. Mr. Muzzy provided legal representation to a variety of industries, including real estate, oil and gas, software, chemical, banking and insurance.

   L. Scott Biar became Vice President and Chief Accounting Officer of Encompass in August 2000. From June 1998 to June 2000, Mr. Biar was Vice President and Corporate Controller of Corporate Brand Foods America. From May 1991 through June 1998, Mr. Biar served in various senior financial roles with Weatherford International, Inc., most recently as Corporate Controller. Mr. Biar is a Certified Public Accountant.

   Todd Matherne became Vice President and Treasurer of Encompass in January 2001. During 2000, he was co-founder and advisor to US Farm and Ranch Supply Company, Inc. From April 1995 to December 1999, Mr. Matherne served in senior financial and operations roles with Service Corporation International, most recently as Senior Vice President, Treasurer and Interim Chief Financial Officer.

   James L. Cocca became Senior Vice President--Operations of Encompass in October 2001. Mr. Cocca was Chief Operating Officer of Encompass' Electrical Technologies Group from November 2000 to October 2001. He held the position of President of Schindler Elevator Corporation (formerly Westinghouse Elevator) from January 1996 to November 2000 with responsibility for North American Operations.

   Patrick L. McMahon became Senior Vice President--Operations of Encompass in October 2001. Mr. McMahon was Chief Operating Officer--Mechanical Services Group of Encompass from August 2001 to October 2001. He served as President--Industrial Services Group of Encompass from February 2000 to August 2001. From July 1999 to February 2000, he was Executive Vice President and Chief Operating Officer of the Industrial Business Unit of Building One's Mechanical and Electrical Group. From October 1998 to July 1999, Mr. McMahon was a management consultant with respect to outsourcing maintenance operations and served as President and Chief Operating Officer of Professional Services Group, a subsidiary of Air & Water Technologies, between May 1995 and October 1998.

   Ray Naizer became Senior Vice President--Operations of Encompass in October 2001. He was President--Electrical Technologies Group of Encompass from April 2001 to October 2001. Previously, Mr. Naizer served as President of Encompass Electrical Technologies of Texas, Inc. (formerly Walker Engineering, Inc.), a wholly-owned subsidiary of Encompass acquired by Building One in 1998, from December 2000 to March 2001. Mr. Nazier previously served as Executive Vice President of Operations of Encompass Electrical Technologies of Texas, Inc. for more than five years.

   James L. Phillips became Senior Vice President--Operations of Encompass in October 2001. Previously, Mr. Phillips served as Vice President of Operations of NetVersant Solutions from May 2000 to October 2001. From November 1998 to May 2000, he was Co-Founder and Executive Vice President of East Coast Concepts, a system integration alliance partner to GE Capital Corporation. From 1996 to November 1998, he was Executive Vice President of GE Capital Leverage Procurement Program.

   Steven A. Bate became Vice President--Operations in March 2002. Mr. Bate was Vice President-Integration of Encompass from November 2000 to March 2002. Previously, Mr. Bate served as an operations finance consultant to NetVersant Solutions from July 2000 to October 2000. From October 1999 to April 2000, he served as Vice President-Operations of Metamor Worldwide (now PSINet Consulting Solutions). From September 1998 to October 1999, Mr. Bate served as Chief Financial Officer of Insource Management Group, a private consulting services firm. Previously, he served as Vice President-Independent Business Units for Landmark Graphics.

   William Hill became Vice President--Operations in December, 2001. Previously, Mr. Hill served as Vice President-Operations of Building One Service Solutions, Inc., a wholly-owned subsidiary of Encompass acquired by Building One in 1998, from January 2000 to December 2001. From October 1998 to January 2000, Mr. Hill served in various capacities with Building One Service Solutions, Inc., including Regional President and Director of Operations. Mr. Hill previously served as Director of Operations for SPC Contract Management, a janitorial services contract management company, for more than 22 years.

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

   The Common Stock of Encompass is listed for trading on the New York Stock Exchange (the "NYSE") under the symbol "ESR." The following table sets forth the range of high and low sales prices for the Common Stock on the NYSE for the periods indicated. For the period prior to the Merger in the first quarter of 2000, the prices shown are those of GroupMAC shares:

                                                                   High    Low
                                                                  ------  -----
Year ended December 31, 2000
1st quarter.....................................................  $10.63  $5.75
2nd quarter.....................................................    7.44   4.63
3rd quarter.....................................................    8.25   4.75
4th quarter.....................................................    8.00   3.25

Year ended December 31, 2001
1st quarter.....................................................  $ 6.69  $4.50
2nd quarter.....................................................    9.80   3.95
3rd quarter.....................................................    8.95   2.80
4th quarter.....................................................    3.75   1.23

   As of February 28, 2002, the market price of the Company's Common Stock was $2.23, and there were 704 shareholders of record. The number of record holders does not necessarily bear any relationship to the number of beneficial owners of the Common Stock.

Dividends

   Encompass has not paid a dividend on the Common Stock since its incorporation and does not anticipate paying any dividends on the Common Stock in the foreseeable future. The Company intends to retain any earnings to finance the expansion of its business, to repay indebtedness and for general corporate purposes. In addition, the Company's bank credit facility and the indenture relating to the Company's 10 1/2% Senior Subordinated Notes restrict the Company's ability to pay dividends on the Common Stock. In addition, the holders of the Convertible Preferred Stock must approve payment of dividends on the Common Stock in excess of five percent of the value of the Common Stock during any twelve-month period.

   Under the terms of Encompass' 7.25% Convertible Preferred Stock, the holders of the Convertible Preferred Stock are entitled to receive in the aggregate dividends of approximately $21.8 million per year, payable quarterly. However, Encompass has the option, until February 22, 2003, of deferring the payment of dividends on the Convertible Preferred Stock without any adverse consequences other than a compounding of the dividends payable in the future. Encompass has elected to defer the payment of the dividends payable to date and that would otherwise be payable on March 31, 2002. The Company's amended bank credit facility prohibits the payment of such dividends in cash until certain financial ratios are achieved.

   Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's operating results, financial condition, capital requirements, expansion plans, level of indebtedness, contractual restrictions with respect to the payment of dividends and such other factors as the Board of Directors deems relevant.

Item 6. Selected Financial Data.

   Except as discussed below, the following selected financial data have been derived from the audited consolidated financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto, included elsewhere herein.

   As discussed in Notes 1 and 3 of Notes to Consolidated Financial Statements, the financial results for periods prior to the Merger on February 22, 2000 reflect the historical results of Building One. Per share results for such periods presented below have been adjusted to reflect the 1.25 exchange ratio applied in the Merger. Since Building One was formed in late 1997, the financial data for 1997 presented below reflect only the operating results of three businesses acquired by Building One in 1998 under the pooling-of-interests method of accounting.

                                                           For the Years Ended December 31,
                                                 ---------------------------------------------------
                                                    2001        2000        1999      1998     1997
                                                 ----------  ----------  ---------- -------- -------
                                                        (in thousands, except per share data)
INCOME STATEMENT DATA:
Revenues.......................................  $3,904,735  $3,982,266  $1,772,584 $809,601 $70,101
Gross profit...................................     616,883     707,196     353,467  173,376  11,244
Selling, general and administrative expenses...     454,769     441,757     203,962   99,807  11,771
Provision for doubtful accounts................      37,359       6,988         766      732       5
Amortization of goodwill and other intangible
  assets.......................................      36,919      33,339      16,004    7,653      --
Other operating costs..........................          --      20,000       8,020       --      --
                                                 ----------  ----------  ---------- -------- -------
Operating income (loss) .......................      87,836     205,112     124,715   65,184    (532)
Income (loss) from continuing operations.......     (13,692)     59,688      53,062   47,463   1,443
Income (loss) before extraordinary loss........     (51,126)     63,353      53,062   47,463   1,443
Net income (loss)..............................     (51,126)     55,296      53,062   47,463   1,443
Convertible preferred stock dividends..........     (20,612)    (16,568)         --       --      --
                                                 ----------  ----------  ---------- -------- -------
Net income (loss) available to common
  shareholders.................................  $  (71,738) $   38,728  $   53,062 $ 47,463 $ 1,443
                                                 ==========  ==========  ========== ======== =======
Income (loss) from continuing operations per
 share:
   Basic.......................................  $     (.54) $      .73  $     1.28 $    .95 $   .20
   Diluted.....................................  $     (.54) $      .71  $     1.21 $    .93 $   .20
Net income (loss) per share:
   Basic.......................................  $    (1.12) $      .65  $     1.28 $    .95 $   .20
   Diluted.....................................  $    (1.12) $      .63  $     1.21 $    .93 $   .20
Weighted average shares outstanding:
   Basic.......................................      63,845      59,234      41,538   49,885   7,104
   Diluted.....................................      63,845      61,089      46,406   51,161   7,332

                                                                  As of December 31,
                                                 ----------------------------------------------------
                                                    2001       2000       1999       1998      1997
                                                 ---------- ---------- ---------- ---------- --------
                                                                    (In thousands)
BALANCE SHEET DATA:
Cash and cash equivalents....................... $   20,572 $   10,094 $   17,085 $  213,096 $528,972
Working capital.................................    324,236    491,335    220,431    307,390  528,235
Total assets....................................  2,401,326  2,697,882  1,313,754  1,043,922  539,159
Total debt......................................    814,814    967,411    600,178      5,454    3,232
Mandatorily redeemable convertible preferred
  stock.........................................    289,621    269,009         --         --       --
Shareholders' Equity............................    676,112    763,875    428,757    837,537  529,480

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

   The following discussion should be read in conjunction with the consolidated financial statements of Encompass Services Corporation ("Encompass", or the "Company") and notes thereto, included elsewhere herein. This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the forward-looking statements. See "Forward Looking Statements" and "Risk Factors".

Introduction

   Encompass is one of the largest providers of facilities services in the United States. The Company provides electrical and mechanical contracting services and cleaning and maintenance management services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. On February 22, 2000, the shareholders of GroupMAC and Building One approved the Merger of the two companies. In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.

   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. See Note 3 of Notes to Consolidated Financial Statements for further discussion of the Merger.

   Encompass operates in three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. See Note 13 of Notes to Consolidated Financial Statements for a description of each of these reportable segments.

Critical Accounting Policies

   The Company's significant accounting policies are described in Note 2 of Notes to Consolidated Financial Statements. Management believes that the Company's most critical accounting policy is in accounting for long-term construction contracts. Determining the points at which revenue should be recognized as earned and costs should be recognized as expenses is a major accounting issue common to all businesses engaged in the performance of long-term construction contracts. The Company uses the percentage-of-completion accounting method for construction contracts in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". Each of the Company's business units calculates the percentage-of-completion of each contract by dividing the costs incurred to date by the estimated total contract costs at completion (the "cost-to-cost" method). This percentage is then applied to the estimated total contract value (the total amount of revenue expected to be realized from the contract) in order to calculate the amount of revenue to be recognized to date on each contract. Provisions are recognized in the statement of operations for the full amount of estimated losses on uncompleted contracts whenever evidence indicates that the estimated total cost of a contract exceeds its estimated total contract value.

   Percentage-of-completion accounting requires considerable reliance on estimates in determining revenues, costs, profit margins and the extent of progress toward completion on a contract-by-contract basis. Uncertainties inherent in the performance of contracts generally include labor availability and productivity, job conditions, material cost, change order scope and pricing, final contract settlements and other factors. These uncertainties are evaluated continually for each contract, and the impact of changes in estimates of total contract costs, total contract value, and other factors are reflected in the consolidated financial statements in the period in which the revisions are determined.

   Company business units enter into contracts primarily through competitive bids, with the final terms and prices often negotiated with the customer. Although the pricing terms and conditions of contracts vary considerably, most of these contracts are known as "fixed-price" (or "lump-sum") contracts, in which the business unit essentially agrees to perform all acts under the contract for a stated price. Company business units also enter into "cost-plus" contracts (costs incurred plus a stated mark-up percentage or a stated fee) and "time-and-materials" contracts (stated hourly labor rate plus the cost of materials). Fixed-price contracts inherently contain higher risk of loss than the other contract types, but management believes that the Company is generally able to achieve higher gross profit margins on fixed-price contracts as a result of the expertise and experience of its business units in bidding and job performance. No assurance can be given, however, that the Company will not incur significant job losses on contracts in the future.

   The Company recognizes maintenance, repair and replacement revenues, including cleaning and maintenance management services, as services are performed. Service contract revenue is recognized ratably over the life of the service contract. The Company accounts for revenues from fixed price installation and retrofit contracts on a percentage-of-completion basis using the cost-to-cost method.

   Cost of services consists primarily of salaries, wages, benefits and insurance of service and installation technicians, project managers and other field support employees; materials, components, parts and supplies; engineered equipment; subcontracted services; depreciation; fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for management, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees.

   Accounts receivable collectibility represents another significant accounting policy. Company business units grant credit, generally without collateral, to their customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights that can be attached to the work performed. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful. Historically, receivables collectibility has not been a significant issue in the facilities service industry, particularly with respect to new construction. However, the Company recorded provisions for bad debts totaling $37.4 million from continuing operations during 2001, compared to $7.0 million in 2000. The significant increase is primarily attributable to the collapse of the telecommunications industry discussed below and, to a lesser extent, the general economic downturn which contributed to financial difficulties of certain customers outside the technology sector.

   Included in the Company's customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. During 2001, many companies in the telecommunications sector, including some of the Company's customers, experienced a dramatic reduction in the amount of new capital available to them, upon which certain of them are reliant to successfully achieve their business plans. Consequently, the Company has experienced slower payment from certain customers, several of which have filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company provided allowances of $27.8 million in continuing operations and $17.7 million in the discontinued Global Technologies operations to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.

   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001.
With the exception of some minor job wrap-up and receivables collection, substantially all of these operations have been terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under Accounting Principles Board Opinion No. 30. Accordingly, the amounts disclosed herein have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax". In connection with the decision to discontinue these operations, a charge of $26.5 million, net of the related income tax benefit of $7.8 million, was recorded in 2001 to provide for the estimated costs of disposal of these operations. Such estimated costs of disposal primarily consist of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million. See Note 16 of Notes to Consolidated Financial Statements for further discussion.

Results of Operations

Year ended December 31, 2001 compared to Year ended December 31, 2000

   Operating results for the years ended December 31, 2001 and 2000 are summarized as follows (in millions):

                                                                        Year ended           Year ended
                                                                     December 31, 2001    December 31, 2000
                                                                    -------------------  -------------------
                                                                              Operating            Operating
                                                                    Revenues   Income    Revenues   Income
                                                                    --------  ---------  --------  ---------
Commercial/Industrial Services..................................... $3,297.8   $ 88.0    $3,442.1   $220.9
Residential Services...............................................    331.2     30.3       287.6     30.3
Cleaning Systems...................................................    293.1     17.7       265.2     16.6
Corporate and other................................................       --    (11.3)         --     (9.4)
Amortization of goodwill and other intangibles assets..............       --    (36.9)         --    (33.3)
Merger and related charges and costs to exit certain activities
  and related costs................................................       --       --          --    (20.0)
Eliminations.......................................................    (17.4)      --       (12.6)      --
                                                                    --------   ------    --------   ------
   Total........................................................... $3,904.7   $ 87.8    $3,982.3   $205.1
                                                                    ========   ======    ========   ======

   Segment Results. Commercial/Industrial Services Group revenues decreased 4% to $3,297.8 million in 2001 compared to 2000, despite the inclusion for the full year of the GroupMAC operations acquired in February 2000, primarily as a result of the decline in revenues from the technology and telecommunications sector and the general economic slowdown. Commercial/Industrial Services operating income decreased 60% to $88.0 million in 2001 compared to 2000, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and significant provisions for doubtful accounts largely attributable to telecommunications customers. Residential Services Group revenues increased 15%, reflecting a full year of the GroupMAC operations acquired in the February 2000 Merger. Residential Services operating income remained flat at $30.3 million, reflecting increased price competition in certain new construction markets. Cleaning Systems Group revenues increased 11% to $293.1 million and operating income increased 7% to $17.7 million, primarily as a result of an increased volume of national service contracts.

   Revenues. Revenues decreased $77.5 million, or 2%, to $3,904.7 million for the year ended December 31, 2001 from $3,982.3 million for the year ended December 31, 2000. The decrease is primarily attributable to decreases in revenues from technology and telecommunications customers in the West and Southwest regions of the Company's Commercial/Industrial Services Group partially offset by the inclusion of a full year of the GroupMAC businesses, which were acquired in the February 22, 2000 Merger, and an 11% increase in Cleaning Systems Group revenues.

   Gross profit. Gross profit decreased $90.3 million, or 13%, to $616.9 million for the year ended December 31, 2001 from $707.2 million for the year ended December 31, 2000. This decrease in gross profit is primarily due to increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects and reduced levels of work done for customers in the higher margin technology and telecommunications sectors.

   Gross profit margin decreased to 15.8% for the year ended December 31, 2001 compared to 17.8% for the year ended December 31, 2000. This decline is primarily attributable to the lower volume of technology projects in 2001 which tend to be higher margin, increased price competition as a result of general economic weakness, and the increased job losses on fixed-price projects mentioned above.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $13.0 million, or 3%, to $454.8 million for the year ended December 31, 2001 from $441.8 million for the year ended December 31, 2000. The increase in these expenses is primarily attributable to the inclusion of the GroupMAC operations for a full year of activity, partially offset by integration-related cost savings. As a percentage of revenues, selling, general and administrative expenses increased to 11.6% for the year ended December 31, 2001 from 11.1% for the year ended December 31, 2000. This increased percentage is primarily the result of increased costs to support the Company's branding, cross selling, training and internal growth initiatives, partially offset by integration-related cost savings.

   Provision for doubtful accounts. Provision for doubtful accounts increased $30.4 million to $37.4 million for the year ended December 31, 2001 from $7.0 million for the year ended December 31, 2000. This increase is primarily attributable to $27.8 million in charges recorded in 2001 to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.

   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2001 increased $3.6 million, or 11%, to $36.9 million from $33.3 million for the year ended December 31, 2000. This increase primarily relates to the GroupMAC businesses that were acquired in the Merger and the impact of payments under contingent consideration agreements relating to previously acquired companies.

   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs in the first quarter of 2000. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.

   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein.

   Other income (expense). Other income (expense) primarily includes net interest expense of $83.3 million for the year ended December 31, 2001, reflecting a $3.9 million decrease from the year ended December 31, 2000. Average debt balances outstanding were higher during 2001 as compared to 2000 due primarily to debt incurred in connection with the Merger in February 2000. Despite the higher average debt balance, net interest expense was lower as a result of lower prevailing interest rates during the year ended December 31, 2001 as compared to 2000.

   Income tax provision. As a result of lower earnings before taxes, the income tax provision decreased $41.2 million to $16.5 million for the year ended December 31, 2001 from $57.7 million for the year ended December 31, 2000. The effective tax rate exceeds the statutory rate due primarily to non-deductible goodwill amortization. See Note 6 of Notes to Consolidated Financial Statements included herein.

   Income (loss) from discontinued operations, net of tax. The Company recorded a loss from the discontinued Global Technologies segment, net of tax, of $10.9 million for the year ended December 31, 2001 compared to income from discontinued operations, net of tax, of $3.7 million for the prior year period. The loss in the year ended December 31, 2001 is due primarily to charges totaling approximately $14.0 million to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility and to lower volumes of work with customers in the technology and telecommunications sectors as projects were delayed or canceled due to the inability of many customers to access capital required to fund such projects.

   Loss on disposal of discontinued operations, net of tax. The loss on disposal of the discontinued Global Technologies segment of $26.5 million, net of related income tax benefit of $7.8 million, primarily consists of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million.

   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.

  Year ended December 31, 2000 compared to Year ended December 31, 1999

   Operating results for the years ended December 31, 2000 and 1999 are summarized as follows (in millions):

                                                                        Year ended           Year ended
                                                                     December 31, 2000    December 31, 1999
                                                                    -------------------  -------------------
                                                                              Operating           Operating
                                                                    Revenues   Income    Revenues   Income
                                                                    --------  ---------  --------  ---------
Commercial/Industrial Services..................................... $3,442.1   $220.9    $1,532.7   $135.3
Residential Services...............................................    287.6     30.3          --       --
Cleaning Systems...................................................    265.2     16.6       245.8     18.6
Corporate and other................................................       --     (9.4)         --     (5.2)
Amortization of goodwill and other intangible assets...............       --    (33.3)         --    (16.0)
Merger and related charges and costs to exit certain activities
  and related costs................................................       --    (20.0)         --       --
Restructuring and recapitalization charges.........................       --       --          --     (8.0)
Eliminations.......................................................    (12.6)      --        (5.9)      --
                                                                    --------   ------    --------   ------
   Total........................................................... $3,982.3   $205.1    $1,772.6   $124.7
                                                                    ========   ======    ========   ======

   Segment Results. Commercial/Industrial Services Group revenues increased 125% to $3,442.1 million in 2000 compared to 1999, primarily as a result of the inclusion of the GroupMAC businesses that were acquired in the Merger. For the same reason, Commercial/Industrial operating income increased 63% to $220.9 million in 2000 compared to 1999. All of the Residential Services Group was acquired from GroupMAC. Cleaning Systems Group revenues increased 8% to $265.2 million as a result of increased volume of regional and national service contracts. Operating income in the Cleaning Systems Group declined $2.0 million to $16.6 million, primarily as a result of increased bad debts and costs incurred to relocate the group headquarters in 2000.

   Revenues. Revenues increased $2,209.7 million, or 125%, to $3,982.3 million for the year ended December 31, 2000 from $1,772.6 million for the year ended December 31, 1999. This increase in revenues is attributable to the following:

    . $1,748.4 million relates to the GroupMAC businesses that were acquired in the Merger.

    . $140.6 million relates to the incremental revenues contributed in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

    . $301.3 million relates to internal growth in the Commercial/Industrial
      Services Group. This increase primarily relates to volume increases in the Midwest, California, Arizona, Colorado and Texas markets.

    . $19.4 million relates to internal growth in the Cleaning Systems Group.

   Gross profit. Gross profit increased $353.7 million, or 100%, to $707.2 million for the year ended December 31, 2000 from $353.5 million for the year ended December 31, 1999. This increase in gross profit is attributable to the following:

    . $330.5 million relates to the GroupMAC businesses that were acquired in the Merger.

    . $29.3 million relates to the incremental gross profit contributed in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

    . Partially offsetting the above increases was a $6.1 million decrease in same store results related primarily to the negative impact of job contract losses in the California operations of the Commercial/Industrial Services Group and economic softness in the Southeastern United States.

   Gross profit margin decreased to 17.8% for the year ended December 31, 2000 compared to 19.9% for the year ended December 31, 1999. This decline primarily resulted from the decreased profitability of 11 eliminated business units and from a local management focus on achieving targeted growth levels that drove significant revenue growth at the expense of margin preservation. In addition, management believes that, during the first half of 2000, issues related to the Merger caused a significant amount of distraction among the operating leadership of the Company. In addition, the Merger resulted in a higher proportion of revenues for the year ended December 31, 2000 from mechanical and industrial business units, which traditionally have lower gross margins than electrical business units.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $237.8 million, or 117%, to $441.8 million for the year ended December 31, 2000 from $204.0 million for the year ended December 31, 1999. This increase in these expenses is attributable to the following:

    . $212.4 million relates to the GroupMAC businesses that were acquired in the Merger.

    . $15.4 million relates to the incremental selling, general and administrative expense incurred in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

    . $10.0 million relates to internal growth in the Commercial/Industrial
      Services Group and Cleaning Systems Group. This increase primarily relates to supporting the revenue growth in the Texas, California, Arizona and Colorado markets.

   As a percentage of revenues, selling, general and administrative expenses decreased to 11.1% for the year ended December 31, 2000 from 11.5% for the year ended December 31, 1999. This decrease is a result of leveraging corporate, regional and operating unit overhead over a larger revenue base.

   Provision for doubtful accounts. Provision for doubtful accounts increased $6.2 million to $7.0 million for the year ended December 31, 2000 from $0.8 million for the year ended December 31, 1999. This increase is attributable to an increase of $2.7 million related to GroupMAC companies that were acquired in the Merger and same store increases due to higher revenues.

   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2000 increased $17.3 million, or 108%, to $33.3 million from $16.0 million for the year ended December 31, 1999. This increase primarily relates to (i) the GroupMAC businesses that were acquired in the Merger and (ii) the companies acquired during or subsequent to the year ended December 31, 1999.

   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.

   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein.

   Restructuring and recapitalization charges. Restructuring and recapitalization charges were $8.0 million for the year ended December 31, 1999. These charges included $2.8 million relating to compensation expense for stock options exercised and the underlying shares of common stock repurchased in Building One's recapitalization plan during 1999, and $5.2 million of restructuring charges pertaining to the relocation of Building One's then existing corporate headquarters and integration of the cleaning systems operations. These costs are more fully described in Note 12 in the Notes to Consolidated Financial Statements included herein.

   Other income (expense). Other income (expense) primarily includes net interest expense of $87.2 million for the year ended December 31, 2000, compared to $29.9 million for the year ended December 31, 1999. This change is primarily the result of increased borrowings related to the Merger and other acquisitions.

   Income tax provision. The income tax provision increased $15.7 million to $57.7 million for the year ended December 31, 2000 from $42.0 million for the year ended December 31, 1999. This increase primarily relates to the increased pretax earnings. The increase in the effective tax rate from 44.2% in 1999 to 49.1% in 2000 results primarily from higher non-deductible goodwill amortization as a proportion of pre-tax income.

   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.

Liquidity and Capital Resources

   The Company finances its operations and growth from internally generated funds and borrowings from commercial banks or other lenders. Management anticipates that the Company's cash flow from operations and borrowing capacity under the existing bank credit facilities will be adequate for the Company to fund its normal working capital needs, debt service requirements and planned capital expenditures for 2002. As further discussed below, the Company's financial covenants under its Credit Facility, which are measured as of the end of each fiscal quarter, are expected to remain tight during 2002, particularly through the first half of the year. If the Company anticipates that it will violate any of these financial covenants, it will be necessary to negotiate new terms with its senior lenders or seek other financing alternatives in order to prevent an event of default under the Credit Facility. There can be no assurance that, if required, the Company will be able to successfully negotiate satisfactory new terms with its bank lenders, or that any necessary alternative financing can be secured when needed or on terms deemed acceptable by the Company.

   The Company currently has a $700 million Credit Facility, consisting of approximately $400 million in Term Loans and a $300 million Revolving Credit Facility, increasing to $350 million once certain debt leverage ratios are achieved. Under the Revolving Credit Facility, $106.4 million was outstanding and, after letter of credit commitments, $192.4 million was available for borrowing at February 28, 2002. The Company is currently in compliance with all financial covenants under the Credit Facility. The Company's internal budget indicates that the Company will remain in compliance throughout 2002. However, depending on the Company's actual results of operations and borrowing needs during 2002, the Company could violate one or more of its financial covenants as early as at the end of the first quarter of 2002. To the extent the Company's operational performance meets or exceeds its budget and its debt balances at the end of each fiscal quarter are at or below budgeted levels, the Company would not violate any of its financial covenants.

   Under the Credit Facility, Encompass is required to maintain compliance with the following financial covenants, measured as of the end of each fiscal quarter: (1) a minimum Fixed Charge Coverage Ratio (as defined); (2) a maximum ratio of senior debt to pro forma EBITDA (as defined); (3) a maximum ratio of Funded

   Debt (as defined) to pro forma EBITDA (as defined); (4) a minimum amount of Consolidated Net Worth (as defined); and (5) a maximum amount of capital expenditures. In addition, an amendment to the Credit Facility dated November 9, 2001 establishes certain restrictions on the Company's ability to make acquisitions, capital expenditures and investments and requires debt prepayment with future issuances of debt or equity. Such restrictions will generally revert back to those under the original agreement once certain debt leverage ratios are achieved.

   The components of the Company's most restrictive financial covenants under the Credit Facility are summarized below, as such components are defined and calculated pursuant to the Credit Facility (dollars in thousands):

                                       Three    Three       Three        Three       Twelve
                                      Months    Months     Months       Months       Months
                                       Ended    Ended       Ended        Ended        Ended
                                     March 31, June 30, September 30, December 31, December 31,
                                       2001      2001       2001          2001         2001
                                     --------- -------- ------------- ------------ ------------
Fixed Charge Coverage:
  EBITDA............................ $ 64,648  $78,084     $ 21,038    $24,099       $187,869
  Less: Capital Expenditures........  (10,292)  (4,560)     (13,516)    (8,683)       (37,051)
                                                                                     --------
   Net Earnings.....................                                                 $150,818
                                                                                     --------
  Cash Interest Expense............. $ 18,682  $24,560     $ 10,389    $25,399       $ 79,030
  Scheduled Debt Payments...........    1,000    1,000        1,000      1,000          4,000
   1/7 of Revolving Credit Balance..                                                   22,753
                                                                                     --------
   Total Fixed Charges..............                                                 $105,783
                                                                                     --------
  Fixed Charge Coverage Ratio.......                                                     1.43
                                                                                     ========
  Covenant Minimum..................                                                     1.25
                                                                                     ========
Senior Debt-to-EBITDA:
  Senior Debt.......................                                                 $482,801
  EBITDA............................                                                  187,869
                                                                                     --------
  Senior Debt-to-EBITDA Ratio.......                                                     2.57
                                                                                     ========
  Covenant Maximum..................                                                     3.00
                                                                                     ========
Funded Debt-to-EBITDA:
  Funded Debt.......................                                                 $814,814
  EBITDA............................                                                  187,869
                                                                                     --------
  Funded Debt-to-EBITDA Ratio.......                                                     4.34
                                                                                     ========
  Covenant Maximum..................                                                     4.75
                                                                                     ========

   Pursuant to the terms of the amended Credit Facility, the applicable covenants during 2002 are as follows:


                                        March 31, June 30, September 30, December 31,
                                          2002      2002       2002          2002
                                        --------  -------- ------------- ------------
Minimum Fixed Charge Coverage Ratio ...   1.20       1.00       1.00         1.05
Maximum Senior Debt-to-EBITDA Ratio ...   3.25       3.75       3.25         3.25
Maximum Funded Debt-to-EBITDA Ratio ...   5.25       5.75       5.25         5.00

   For the years ended December 31, 2001, 2000 and 1999, the Company generated $241.5 million, generated $49.4 million and used $0.5 million of cash from operating activities, respectively. Operating cash flow before changes in working capital and other operating accounts for the year ended December 31, 2001 totaled $106.5 million compared to $141.9 million for the year ended December 31, 2000 and $87.9 million for the year ended December 31, 1999. The decrease in 2001 compared to 2000 is primarily the result of lower profitability levels in 2001. Net changes in working capital and other operating accounts generated $135.0 million in 2001, primarily as a result of management focus on working capital management and a general business slowdown. Changes in operating accounts utilized $92.5 million for the year ended December 31, 2000 and $88.4 million in 1999, primarily to support the growth in the Company's operations in all its business segments.

   For the year ended December 31, 2001, the Company used $53.5 million of cash in investing activities compared to $100.1 million for the year ended December 31, 2000 and $189.1 million for the year ended December 31, 1999. This decrease is primarily the result of a reduction in cash paid for acquisitions, which primarily consisted of payments of earned contingent consideration related to businesses acquired in prior years. Capital expenditures in 2001 totaled $42.1 million, compared to $43.3 million in 2000 and $28.3 million in 1999. Capital expenditures in 2001 primarily consisted of the expansion of facilities in certain markets and the investment in information systems to support the Company's integration and growth initiatives.

   The Company used $167.0 million of cash for financing activities in 2001, primarily representing the repayment of amounts borrowed under the Company's Revolving Credit Facility. In the aggregate, the Company repaid $153.3 million of indebtedness during 2001. Financing activities provided cash of $34.6 million for the year ended December 31, 2000 and used cash of $6.4 million in 1999.

   Borrowings under the amended Credit Facility bear interest at variable rates, ranging from 2.0% to 3.75% over the Eurodollar Rate (as defined in the Credit Facility) and from 0.50% to 2.25% over the Alternate Base Rate (as defined in the Credit Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio.

   The Company has entered into interest rate swap agreements in the aggregate notional amount of $110 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on its total debt was 9.19%.

   In April 1999 and June 2001, the Company completed private offerings of $200 million and $135 million, respectively, of 10 1/2% senior subordinated notes (the "Senior Subordinated Notes"). The Senior Subordinated Notes are unsecured and guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009.

   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change of control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants that restrict, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of assets or merge or consolidate with another entity.

   Concurrent with the closing of the Merger, affiliates of Apollo Management IV, L.P. ("Apollo") exchanged approximately $106 million of Building One convertible junior subordinated debentures and $150 million of cash for 256,191 shares of the Company's Convertible Preferred Stock. The Convertible Preferred Stock, if not otherwise converted, is redeemable in 2012, and is entitled to receive an annual dividend of 7.25% payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated, at the option of the Company. However, the amended Credit Facility prohibits the payment of cash dividends until certain financial ratios are achieved. The Convertible Preferred Stock is convertible into shares of the Company's common stock at any time by the holders at a conversion price of $14 per common share, subject to adjustment under certain circumstances.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. As such, the Company believes it is not conclusive as to whether or not a violation of such covenant has occurred. Regardless, the Company believes there is a substantial probability that the Company will violate this total debt leverage covenant in the first half of 2002. A violation of such total debt leverage covenant will not trigger a right of acceleration of the Company's obligations under any of its debt or preferred stock instruments.

   On May 11, 1999, Building One completed its recapitalization plan under a tender offer, pursuant to which Building One repurchased approximately 30.8 million shares of its common stock and 1.1 million shares of common stock underlying stock options for $564.4 million, including related expenses. This tender offer was primarily funded with proceeds from long-term debt borrowings.

Other Contractual Obligations and Commercial Commitments

   As is common in the facilities services industry, the Company enters into certain off-balance sheet arrangements in the ordinary course of business, including non-cancelable operating leases, letters of credit and surety guarantees. The Company does not own any "special purpose" financing subsidiaries.

   The Company enters into operating leases for many of its facility, vehicle and equipment needs. Such lease arrangements enable the Company to conserve cash by paying monthly lease rental fees for the applicable assets rather than purchasing them. At the end of the lease period, the Company has no further obligation to the lessor. If the Company decides to cancel or terminate a lease prior to the end of its term, the Company is typically obligated to pay the remaining lease payments over the term of the lease, and in certain cases may be allowed to sublet the asset to another party.

   The Company is occasionally required to post letters of credit generally issued by a bank as collateral under certain insurance programs or to ensure performance under contracts. A letter of credit commits the issuer to remit specified amounts to the holder, if the holder demonstrates that the Company has failed to meet its obligations under the letter of credit. If this were to occur, the Company would be obligated to reimburse the issuer for any payments the issuer was required to remit to the holder of the letter of credit. Generally, a letter of credit is released when the Company has performed its obligations that the letter of credit is securing. To date, the Company has not had a claim made against a letter of credit that resulted in a payment made by an issuer or the Company to the holder. The Company believes that it is unlikely that it will have to fund claims made under letters of credit in the foreseeable future.

   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. Such bonds provide a guarantee to the customer that the Company will perform under the terms of the contract and be able to pay its subcontractors and vendors. If the Company was to fail to perform its obligations under the contract, the customer would have the right to demand payment or services from the surety under the bond. The Company would then be obligated to reimburse the surety for any expenses or outlays that it incurred in the matter. The Company believes that it is unlikely that it will be required to fund any material surety claims in the foreseeable future.

   At December 31, 2001, the Company's contractual obligations are summarized as follows (in thousands):

                              Less
                            than one
                              year    2003    2004     2005     2006   Thereafter   Total
                            -------- ------- ------- -------- -------- ---------- ----------
Debt obligations........... $ 4,551  $ 5,613 $ 6,500 $ 94,000 $283,000  $428,250  $  821,914
Convertible Preferred Stock      --       --      --       --       --   292,799     292,799
Operating leases...........  42,633   38,664  31,992   25,582   16,928    74,422     230,221
                            -------  ------- ------- -------- --------  --------  ----------
Total contractual cash
obligations................ $47,184  $44,277 $38,492 $119,582 $299,928  $795,471  $1,344,934
                            =======  ======= ======= ======== ========  ========  ==========

   In addition, the Company's other commercial commitments expire as follows (in thousands):

                              Less
                            than one
                              year    2003    2004     2005     2006   Thereafter   Total
                            -------- ------- ------- -------- -------- ---------- ----------
Letters of credit.......... $ 1,083  $   374 $    -- $     -- $     --  $     --  $    1,457
                            =======  ======= ======= ======== ========  ========  ==========

Seasonality and Cyclicality

   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The portion of the Company's business related to new construction is subject to seasonal fluctuations. Specifically, the demand for the Company's contracting services involving new construction is generally lower during the winter months, when construction activities are reduced as a result of inclement weather in many areas of the United States. In addition, the demand for mechanical maintenance, repair and replacement services tends to also be lower in the winter months due to lower air conditioning usage during these months. Accordingly, the Company expects its revenues and operating results generally will be lowest in the first fiscal quarter of the year.

   Historically, the construction industry has also been highly cyclical. The level of new construction in the commercial and industrial sectors is affected by, among other things, local and national economic conditions, interest rates, inflationary concerns, levels of corporate and government capital spending, capital market activities and governmental activities at the regional and national levels. Factors impacting the level of new residential construction tend to be regional in nature, and include general employment and personal income levels, the availability and cost of financing for new home buyers and the general economic outlook for a given geographic region.

   The Company performs contracting services related to new construction in a variety of industries including, among others, automotive, heavy industrial, commercial real estate development, residential housing, retail, health care, education, government/institutional, petrochemical refining, data and telecommunications, and sports and entertainment. Consequently, management believes that a temporary slowdown in new construction related to any one of these industries would not likely have a material impact on the Company's financial condition. However, concurrent downturns in new construction in multiple industries or geographic regions, or prolonged slowdowns in specific industries or geographic regions, could have a material adverse impact on the Company's business, including its financial condition, results of operations and liquidity.

Inflation

   Inflation did not have a significant effect on the results of operations for the years ended December 31, 2001, 2000 and 1999.

New Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other

Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.

   The Company has adopted the provisions of SFAS 141 and is required to adopt SFAS 142 effective January 1, 2002. As of January 1, 2002, the Company will reclassify the unamortized value of its acquired dedicated workforce ($5.6 million) to goodwill. Beginning January 1, 2002, the Company will no longer record goodwill amortization, which totaled $36.9 million in 2001. In addition, the Company will assess whether there is an impairment charge to goodwill as of January 1, 2002. Any impairment charge recognized at January 1, 2002 upon adoption of SFAS 142 will be shown as the cumulative effect of a change in accounting principle in the Company's statement of operations. Any such impairment charge will have no impact on the calculation of financial covenants under the Company's debt agreements.

   The Company is currently evaluating the impact of adopting SFAS 142. Based on a preliminary review of the new standard, management believes the Company will record a non-cash goodwill impairment charge upon adoption, and that the amount of such charge will be significant in relation to the Company's unamortized goodwill balance of approximately $1.3 billion at December 31, 2001. Such charge, however, will not impact cash flow, operating income or compliance with any financial debt covenant.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, for the disposal of a business. SFAS 144 provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company is required to adopt the provisions of SFAS 144 effective January 1, 2002. Management believes that the adoption of SFAS 144 will not have a material impact on the Company's results of operations, financial position or cash flows.

Risk Factors

   The Company is currently in compliance with all financial covenants under its primary bank Credit Facility. If the Company anticipates that it will violate any of its financial covenants, it will be necessary to negotiate new terms with its senior lenders or seek other financing alternatives in order to prevent an event of default under the Credit Facility. There can be no assurance that, if required, the Company will be able to successfully negotiate satisfactory new terms with its bank lenders, or that any necessary alternative financing can be secured when needed or on terms deemed acceptable by the Company.

   The Company has a significant amount of debt in relation to its current level of operating income, which could limit the Company's flexibility with respect to obtaining additional financing in the future to fund working capital growth, debt service requirements or other purposes. This level of debt also increases the Company's vulnerability to further adverse economic and industry conditions and higher interest rates, and may place the Company at a competitive disadvantage compared to competitors with less relative indebtedness.

   The Company's ability to satisfy its debt obligations and other cash needs will depend on, among other things, the Company's future operating performance and its ability to refinance or exchange debt when necessary, including the potential issuance of additional common or preferred stock. These factors are, to a large extent, dependent on economic, capital market, competitive and other factors beyond the Company's control. The Company's future operating results are difficult to project and may be affected by a number of factors, including general economic conditions, the level of new construction of commercial and industrial facilities, commercial demand for replacement of electrical, HVAC and plumbing systems, new housing starts, the availability of qualified labor and project management personnel and other factors in areas in which the Company operates.

   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general, or the Company specifically, cannot be determined at this time. Historically, as needed in the normal course of operations, the Company has been able to secure bid and performance bonds from its two current surety sources. The Company continues to seek opportunities to expand its surety relationships. However, given the uncertainty in the current surety market, there can be no assurance that the Company's available bonding capacity will be sufficient to satisfy its future bonding requirements.

   The Company has grown substantially by acquiring other companies in its industry. The Company's future success depends in part on its ability to integrate the businesses it has acquired and any future businesses it might acquire into one enterprise with a common operating plan. Most of these acquired businesses have recently changed or, in certain cases, are in the process of changing their past operating processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. There can be no assurance that the Company will be able to successfully complete the integration of these businesses.

   As the holder of the Company's Convertible Preferred Stock, Apollo is able to exert significant influence over the election of the Company's directors and matters submitted to shareholders, as well as over the Company's business operations. So long as Apollo beneficially owns at least 25% of the Company's common stock underlying the Convertible Preferred Stock, Apollo has the right to purchase for cash any common stock equivalent that the Company offers in a private placement and the right to preclude the Company from entering into various types of transactions or making certain changes in capital structure or management without Apollo's consent.

   Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. As such, the Company believes it is not conclusive as to whether or not a violation of such covenant has occurred. Regardless, the Company believes there is a substantial probability that the Company will violate this total debt leverage covenant in the first half of 2002. A violation of such total debt leverage covenant will not trigger a right of acceleration of the Company's obligations under any of its debt or preferred stock instruments.

   Because of these and other factors, past financial performance should not necessarily be considered an indicator of future performance. Investors should not rely solely on historical trends to anticipate future results and should be aware that the trading price of the Company's common stock may be subject to wide fluctuations in response to quarterly variations in operating results, general conditions in the construction industry, analyst recommendations and earnings estimates, or other events.

Forward Looking Statements

   This Annual Report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: the level of demand for its services by customers; the availability and cost of capital in certain markets; the level of interest rates which affects demand for the Company's services and its interest expense; working capital requirements; general economic conditions; as well as other factors listed in this Annual Report.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

   The table below provides scheduled principal payment and fair value information about the Company's market-sensitive financial instruments as of December 31, 2001. The Company's major market risk exposure is interest rate volatility. The Company has entered into interest rate swap agreements in the aggregate notional amount of $110 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All items described below are stated in thousands of U.S. dollars. This information constitutes a "forward looking statement."

                                                                                                         Fair
                                                                                                       Value at
                                                                                                     December 31,
        December 31, 2001:            2002     2003     2004    2005     2006   Thereafter   Total       2001
        ------------------          -------  -------  -------  ------- -------- ---------- --------  ------------
Debt:
Revolving Credit Facility.......... $    --  $    --  $    --  $90,000 $     --  $     --  $ 90,000    $ 90,000
   Average rate....................                                                              (a)
Term Credit Facilities............. $ 4,000  $ 4,000  $ 4,000  $ 4,000 $283,000  $ 93,250  $392,250    $392,250
   Average rate....................                                                              (a)
Senior Subordinated Notes.......... $    --  $    --  $    --  $    -- $     --  $335,000  $335,000    $217,750
   Average rate....................                                                  10.5%     10.5%
Other Borrowings................... $   551  $ 1,613  $ 2,500  $    -- $     --  $     --  $  4,664    $  4,664
   Average rate....................     9.5%     6.0%     7.5%
Interest Rate Swaps:
Notional amounts--variable to
  fixed ........................... $20,000  $50,000  $40,000  $    -- $     --  $     --  $110,000    $ (6,761)
Average pay rate...................     5.5%     6.7%     6.7%      --       --        --       6.5%
Average receive rate (b)...........     2.4%     2.4%     2.4%      --       --        --       2.4%

--------
(a) Borrowings under the Revolving Credit Facility and the Term Credit Facilities bear interest at a rate per annum, at the Company's option, of either (i) the Alternate Base Rate plus an applicable margin or (ii) the Eurodollar Rate plus an applicable margin. The Alternate Base Rate is equal to the greater of the Federal Funds Effective Rate or the Prime Rate. The Margin applicable to Alternate Base Rate borrowings ranges from 0.5% to 2.25%, and the Margin applicable to Eurodollar Rate borrowings ranges from 2.0% to 3.75%, depending in each case, on the ratio of Funded Debt to pro forma EBITDA. Prior to November 9, 2001, the Margin applicable to Alternative Base Rate borrowings ranged from 0% to 1.75%, and the Margin applicable to Eurodollar Rate borrowings ranged from 1.0% to 3.25%, depending in each case, on the ratio of Funded Debt to pro forma EBITDA. All capitalized terms are as defined in the Credit Facility. At December 31, 2001, the weighted average interest rates in effect for the Revolving Credit Facility and the Term Credit Facilities, including amortization of related debt issuance costs, were 7.4% and 6.3%, respectively.

(b) Represents weighted average rate at December 31, 2001.

Item 8. Financial Statements and Supplementary Data.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Encompass Services Corporation:

   We have audited the accompanying consolidated balance sheets of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 5 to the consolidated financial statements, the Company in 2001 changed its method of accounting for derivative instruments and hedging activities.

KPMG LLP

Houston, Texas
February 19, 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders of
Encompass Services Corporation

   In our opinion, the consolidated statements of operations, of shareholders' equity and other comprehensive income and of cash flows for the year ended December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of Encompass Services Corporation and its subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 12, 2000, except as to Note 13, which is as of March 5, 2002

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except par value)

                                                                                        December 31,
                                                                                   ----------------------
                                                                                      2001        2000
                                                                                   ----------  ----------
                                      ASSETS
                                      ------
Current Assets:
   Cash and cash equivalents...................................................... $   20,572  $   10,094
   Accounts receivable, net of allowance of $45,344 and $17,270 respectively......    728,203     969,469
   Inventories....................................................................     26,128      32,172
   Costs and estimated earnings in excess of billings on uncompleted contracts....    101,719     119,997
   Deferred tax assets............................................................     19,219      17,296
   Prepaid expenses and other current assets......................................     25,880      30,266
                                                                                   ----------  ----------
       Total current assets.......................................................    921,721   1,179,294
Property and equipment, net.......................................................    124,548     123,945
Goodwill, net.....................................................................  1,285,625   1,328,884
Other intangible assets, net......................................................     13,529      15,905
Deferred debt issuance costs, net.................................................     19,577      17,039
Other long-term assets............................................................     36,326      32,815
                                                                                   ----------  ----------
       Total assets............................................................... $2,401,326  $2,697,882
                                                                                   ==========  ==========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------
Current Liabilities:
   Short-term borrowings and current maturities of long-term debt................. $    4,551  $    5,805
   Accounts payable...............................................................    269,226     280,630
   Billings in excess of costs and estimated earnings on uncompleted contracts....    159,226     208,302
   Accrued compensation...........................................................     88,578     105,343
   Other accrued liabilities......................................................     74,915      76,494
   Due to related parties.........................................................        989      11,385
                                                                                   ----------  ----------
       Total current liabilities..................................................    597,485     687,959
Long-term debt, net of current portion............................................    810,263     961,606
Deferred tax liabilities..........................................................      7,384      11,029
Other long-term liabilities.......................................................     20,461       4,404

Commitments and contingencies

Mandatorily redeemable convertible preferred stock, $.001 par value; 50,000
  shares authorized; 256 shares issued and outstanding............................    289,621     269,009
Shareholders' equity:
   Common stock, $.001 par value; 200,000 shares authorized; 63,793 and 63,501
     shares outstanding, respectively.............................................         65          64
   Additional paid-in capital.....................................................    622,783     624,926
   Retained earnings..............................................................     67,307     139,045
   Treasury stock, at cost........................................................    (10,425)       (160)
   Accumulated other comprehensive loss...........................................     (3,618)         --
                                                                                   ----------  ----------
       Total shareholders' equity.................................................    676,112     763,875
                                                                                   ----------  ----------
       Total liabilities and shareholders' equity................................. $2,401,326  $2,697,882
                                                                                   ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (In thousands, except per share amounts)

                                                                    Year Ended December 31,
                                                              ----------------------------------
                                                                 2001        2000        1999
                                                              ----------  ----------  ----------
Revenues..................................................... $3,904,735  $3,982,266  $1,772,584
Cost of services.............................................  3,287,852   3,275,070   1,419,117
                                                              ----------  ----------  ----------
   Gross profit..............................................    616,883     707,196     353,467
Selling, general and administrative expenses.................    454,769     441,757     203,962
Provision for doubtful accounts..............................     37,359       6,988         766
Amortization of goodwill and other intangible assets.........     36,919      33,339      16,004
Merger and related charges...................................         --       7,800          --
Costs to exit certain activities and related costs...........         --      12,200          --
Restructuring and recapitalization charges...................         --          --       8,020
                                                              ----------  ----------  ----------
   Operating income..........................................     87,836     205,112     124,715
Other income (expense):
   Interest income...........................................      1,002         859       5,743
   Interest expense..........................................    (84,311)    (88,101)    (35,618)
   Other, net................................................     (1,674)       (530)        249
                                                              ----------  ----------  ----------
Income from continuing operations before income
  tax provision .............................................      2,853     117,340      95,089
Income tax provision.........................................     16,545      57,652      42,027
                                                              ----------  ----------  ----------
Income (loss) from continuing operations.....................    (13,692)     59,688      53,062
Income (loss) from discontinued operations, net of tax.......    (10,943)      3,665          --
Loss on disposal of discontinued operations, net of tax......    (26,491)         --          --
                                                              ----------  ----------  ----------
Income (loss) before extraordinary loss......................    (51,126)     63,353      53,062
Extraordinary loss on debt settlement, net of tax............         --      (8,057)         --
                                                              ----------  ----------  ----------
Net income (loss)............................................    (51,126)     55,296      53,062
Less convertible preferred stock dividends...................    (20,612)    (16,568)         --
                                                              ----------  ----------  ----------
Net income (loss) available to common shareholders........... $  (71,738) $   38,728  $   53,062
                                                              ==========  ==========  ==========

Basic earnings (loss) per share:
   Income (loss) from continuing operations.................. $     (.54) $      .73  $     1.28
   Income (loss) from discontinued operations, net of tax....       (.17)        .06          --
   Loss on disposal of discontinued operations, net of tax...       (.41)         --          --
                                                              ----------  ----------  ----------
   Income (loss) before extraordinary loss...................      (1.12)        .79        1.28
   Extraordinary loss on debt settlement, net of tax.........         --        (.14)         --
                                                              ----------  ----------  ----------
   Net income (loss)......................................... $    (1.12) $      .65  $     1.28
                                                              ==========  ==========  ==========
   Weighted average shares outstanding.......................     63,845      59,234      41,538
                                                              ==========  ==========  ==========
Diluted earnings (loss) per share:
   Income (loss) from continuing operations.................. $     (.54) $      .71  $     1.21
   Income (loss) from discontinued operations, net of tax....       (.17)        .06          --
   Loss on disposal of discontinued operations, net of tax...       (.41)         --          --
                                                              ----------  ----------  ----------
   Income (loss) before extraordinary loss...................      (1.12)        .77        1.21
   Extraordinary loss on debt settlement, net of tax.........         --        (.14)         --
                                                              ----------  ----------  ----------
   Net income (loss)......................................... $    (1.12) $      .63  $     1.21
                                                              ==========  ==========  ==========
   Weighted average shares outstanding.......................     63,845      61,089      46,406
                                                              ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME

                                (In thousands)

                                                                         Common Stock    Additional
                                                                      -----------------
                                                                        Shares            Paid-in   Retained  Treasury
                                                                      Outstanding Amount  Capital   Earnings   Stock
                                                                      ----------- ------ ---------- --------  --------
BALANCE, December 31, 1998...........................................    56,574    $ 56  $ 832,503  $ 47,255  $(41,832)
 Shares purchased under stock purchase and option plans..............       233       1      1,811        --        --
 Common stock issued or to be issued in acquisitions.................     9,101       9     96,980        --        --
 Cancellation of treasury stock......................................        --      --    (41,832)       --    41,832
 Repurchase of shares in Tender Offer................................   (30,773)    (31)  (562,973)       --        --
 Compensation expense related to options exercised in Tender
  Offer..............................................................        --      --      2,629        --        --
 Unrealized loss on marketable securities, net of tax of $179........        --      --         --        --        --
 Net income..........................................................        --      --         --    53,062        --

 Total comprehensive income..........................................        --      --         --        --        --
                                                                        -------    ----  ---------  --------  --------
BALANCE, December 31, 1999...........................................    35,135      35    329,118   100,317        --
 Shares purchased under stock purchase and option plans..............       232      --      1,074        --        --
 Common stock issued in Merger.......................................    27,909      28    282,404        --        --
 Common stock issued or to be issued in other
  acquisitions.......................................................       441       1     13,390        --        --
 Purchase of treasury stock..........................................       (32)     --         --        --      (160)
 Shares received in settlement of litigation.........................      (184)     --     (1,060)       --        --
 Reclassification adjustment, net of tax of $476.....................        --      --         --        --        --
 Net income..........................................................        --      --         --    55,296        --
 Convertible preferred stock dividends...............................        --      --         --   (16,568)       --

 Total comprehensive income..........................................        --      --         --        --        --
                                                                        -------    ----  ---------  --------  --------
BALANCE, December 31, 2000...........................................    63,501      64    624,926   139,045      (160)
 Shares purchased under stock purchase and option plans..............       774      --      3,020        --        --
 Common stock issued in acquisitions.................................     1,129       1     (4,656)       --        --
 Purchase of treasury stock..........................................    (1,382)     --         --        --    (9,130)
 Treasury stock acquired in connection with sales of businesses......      (301)     --         --        --    (1,519)
 Treasury stock issued in acquisitions...............................        72      --       (507)       --       384
 Cumulative effect of an accounting change, net of tax of $912.......        --      --         --        --        --
 Net losses on interest rate swaps, net of tax of $2,759.............        --      --         --        --        --
 Reclassification adjustments related to interest rate swaps, net
  of tax of $1,454...................................................        --      --         --        --        --
 Net loss............................................................        --      --         --   (51,126)       --
 Convertible preferred stock dividends...............................        --      --         --   (20,612)       --

 Total comprehensive loss............................................        --      --         --        --        --
                                                                        -------    ----  ---------  --------  --------
BALANCE, December 31, 2001...........................................    63,793    $ 65  $ 622,783  $ 67,307  $(10,425)
                                                                        =======    ====  =========  ========  ========
                                                                       Accumulated
                                                                          Other         Total         Total
                                                                      Comprehensive Shareholders' Comprehensive
                                                                          Loss         Equity     Income (Loss)
                                                                      ------------- ------------- -------------
BALANCE, December 31, 1998...........................................    $  (445)     $ 837,537
 Shares purchased under stock purchase and option plans..............         --          1,812
 Common stock issued or to be issued in acquisitions.................         --         96,989
 Cancellation of treasury stock......................................         --             --
 Repurchase of shares in Tender Offer................................         --       (563,004)
 Compensation expense related to options exercised in Tender
   Offer.............................................................         --          2,629
 Unrealized loss on marketable securities, net of tax of $179........       (268)          (268)    $   (268)
 Net income..........................................................         --         53,062       53,062
                                                                                                    --------
 Total comprehensive income..........................................         --             --     $ 52,794
                                                                         -------      ---------     ========
BALANCE, December 31, 1999...........................................       (713)       428,757
 Shares purchased under stock purchase and option plans..............         --          1,074
 Common stock issued in Merger.......................................         --        282,432
 Common stock issued or to be issued in other
   acquisitions......................................................         --         13,391
 Purchase of treasury stock..........................................         --           (160)
 Shares received in settlement of litigation.........................         --         (1,060)
 Reclassification adjustment, net of tax of $476.....................        713            713     $    713
 Net income..........................................................         --         55,296       55,296
 Convertible preferred stock dividends...............................         --        (16,568)
                                                                                                    --------
 Total comprehensive income..........................................         --             --     $ 56,009
                                                                         -------      ---------     ========
BALANCE, December 31, 2000...........................................         --        763,875
 Shares purchased under stock purchase and option plans..............         --          3,020
 Common stock issued in acquisitions.................................         --         (4,655)
 Purchase of treasury stock..........................................         --         (9,130)
 Treasury stock acquired in connection with sales of businesses......         --         (1,519)
 Treasury stock issued in acquisitions...............................         --           (123)
 Cumulative effect of an accounting change, net of tax of $912.......     (1,488)        (1,488)    $ (1,488)
 Net losses on interest rate swaps, net of tax of $2,759.............     (4,503)        (4,503)      (4,503)
 Reclassification adjustments related to interest rate swaps, net of
   tax of $1,454.....................................................      2,373          2,373        2,373
 Net loss............................................................         --        (51,126)     (51,126)
 Convertible preferred stock dividends...............................         --        (20,612)
                                                                                                    --------
 Total comprehensive loss............................................         --             --     $(54,744)
                                                                         -------      ---------     ========
BALANCE, December 31, 2001...........................................    $(3,618)     $ 676,112
                                                                         =======      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (In thousands)

                                                                                      Year Ended December 31,
                                                                                 ---------------------------------
                                                                                    2001        2000        1999
                                                                                 ---------  -----------  ---------
Cash flows from operating activities:
 Net income (loss).............................................................. $ (51,126) $    55,296  $  53,062
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
   Loss (income) from discontinued operations, net of tax.......................    10,943       (3,665)        --
   Loss on disposal of discontinued operations, net of tax......................    26,491           --         --
   Extraordinary loss on debt settlement, net of tax............................        --        8,057         --
   Depreciation and amortization................................................    73,907       64,484     31,982
   Provision for doubtful accounts..............................................    37,359        6,988        766
   Provision (benefit) for deferred income taxes................................     2,579        4,453       (843)
   Other non-cash charges.......................................................     6,355        6,306      2,978
Changes in operating assets and liabilities:
     Accounts receivable........................................................   149,508     (204,424)   (88,072)
     Costs and estimated earnings in excess of billings on uncompleted
       contracts................................................................    13,857       (6,326)   (22,504)
     Prepaid expenses and other current assets..................................    12,712       11,054    (11,567)
     Billings in excess of costs and estimated earnings on uncompleted
       contracts................................................................   (47,756)      57,212     15,336
     Accounts payable and accrued liabilities...................................    (5,952)      64,301     17,512
     Change in other assets and liabilities.....................................    12,651      (14,350)       809
                                                                                 ---------  -----------  ---------
      Net cash provided by (used in) operating activities.......................   241,528       49,386       (541)
                                                                                 ---------  -----------  ---------
Cash flows from investing activities:
 Cash paid for acquisitions, net of cash acquired...............................   (16,872)     (59,617)  (161,084)
 Purchases of property and equipment............................................   (42,052)     (43,309)   (28,326)
 Proceeds from sales of businesses, property and equipment......................     5,447        4,886        584
 Other, net.....................................................................        --       (2,098)      (258)
                                                                                 ---------  -----------  ---------
      Net cash used in investing activities.....................................   (53,477)    (100,138)  (189,084)
                                                                                 ---------  -----------  ---------
Cash flows from financing activities:
 Net payments on short-term debt................................................    (1,003)      (9,869)    (4,907)
 Payments on long-term debt.....................................................  (918,100)  (1,462,826)   (46,167)
 Proceeds from long-term debt issuance..........................................   765,800    1,522,078    630,592
 Payment of debt issuance costs.................................................    (7,522)     (11,952)   (22,467)
 Issuance of preferred stock, net of issuance costs.............................        --      146,250         --
 Repurchase and retirement of GroupMAC common stock in the Merger...............        --     (150,000)        --
 Repurchase of common stock in Tender Offer, including related expenses.........        --           --   (564,407)
 Purchase of treasury stock.....................................................    (9,130)        (160)        --
 Distribution to minority shareholders..........................................        --           --       (842)
 Proceeds from issuance of stock under employee stock purchase and stock option
   plans........................................................................     2,950        1,074      1,812
                                                                                 ---------  -----------  ---------
      Net cash provided by (used in) financing activities.......................  (167,005)      34,595     (6,386)
                                                                                 ---------  -----------  ---------
Net cash flows provided by (used in) discontinued operations....................   (10,568)       9,166         --
                                                                                 ---------  -----------  ---------
Net increase (decrease) in cash and cash equivalents............................    10,478       (6,991)  (196,011)
Cash and cash equivalents, beginning of period..................................    10,094       17,085    213,096
                                                                                 ---------  -----------  ---------
Cash and cash equivalents, end of period........................................ $  20,572  $    10,094  $  17,085
                                                                                 =========  ===========  =========
Supplemental Disclosures of Cash Flow Information:
 Interest paid.................................................................. $  80,032  $    85,146  $  22,422
 Income taxes paid..............................................................    16,559       39,820     53,673

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (In thousands, except per share data)

1. BUSINESS AND ORGANIZATION

   Encompass Services Corporation ("Encompass", or the "Company"), a Texas corporation, was formed to build a national company providing mechanical and electrical services in the commercial, industrial and residential markets. On February 22, 2000, the shareholders of Group Maintenance America Corp. ("GroupMAC") and Building One Services Corporation ("Building One") approved a merger of the two companies (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.

   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. All share and per share information has been restated to reflect the exchange ratio on a retroactive basis. See Note 3 for discussion of the Merger.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

   The accompanying consolidated financial statements and related notes include the accounts of Encompass and the companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates.

  Principles of Consolidation

   The consolidated financial statements include the accounts of Encompass and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation. The Company's Global Technologies segment was discontinued in September 2001. See Note 16 for further discussion. Certain prior year amounts have been reclassified to conform to the current year presentation.

  Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

   Revenues from construction contracts are recognized on the percentage-of-completion accounting method, measured by the percentage of costs incurred to date to the estimated total costs at completion for each contract (the "cost-to-cost" method). Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to estimated costs and revenues and are recognized in the period in which the revisions are determined. Revenues from work orders are recognized as services are performed. Revenues from service and maintenance contracts are recognized over the life of contracts.

   Receivable balances pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. Based upon the Company's experience in recent years with similar contracts, the retention balance at each balance sheet date is generally billed and collected within the subsequent

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

year. The unbilled retainage balance at December 31, 2001 and 2000 was $122,872 and $151,477, respectively, and is included in accounts receivable in the consolidated balance sheets.

  Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company grants credit, generally without collateral, to its customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights in that work. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful.

  Financial Instruments

   The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, interest rate swaps and short- and long-term debt. At December 31, 2001 and 2000, the Company's 10 1/2% Senior Subordinated Notes had a carrying value, excluding unamortized discount, of $335,000 and $200,000, respectively, and a fair value of $217,750 and $130,000, respectively. The fair value of the Company's interest rate swaps at December 31, 2001 was a liability of $6,761. The Company believes that, with the exception of the 10 1/2% Senior Subordinated Notes, the carrying values of financial instruments on the consolidated balance sheets approximate their fair value. See Note 5.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Inventories

   Inventories consist primarily of purchased materials, parts and supplies held for use in the ordinary course of business. Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

  Property and Equipment

   Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the asset. As events or circumstances dictate, the Company reviews the carrying amounts of property and equipment for impairment. The amount of impairment, if any, is measured based on comparing the estimated future undiscounted cash flows associated with the asset to its carrying value.

   Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the consolidated statements of operations.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


  Goodwill

   Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets of businesses acquired under the purchase method of accounting. Goodwill is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The Company reviews the carrying value of goodwill for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. At December 31, 2001 and 2000, accumulated amortization of goodwill was $89,306 and $55,010, respectively.

  Other Intangible Assets

   Other intangible assets represent the portion of purchase price paid in the Merger which has been allocated, based on independent appraisals, to the value of acquired customer lists and the value of dedicated workforces. Costs allocated to these assets are being amortized on a straight-line basis over the remaining estimated useful lives of these assets, as determined principally by the underlying characteristics of customer retention and workforce turnover. The amounts allocated to the value of the customer lists and dedicated workforce at the Merger date are being amortized over 15 years and 5 years, respectively. The Company reviews the carrying value of these intangibles for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. At December 31, 2001 and 2000, accumulated amortization related to other intangible assets was $4,356 and $1,980, respectively.

  Deferred Debt Issuance Costs

   Deferred debt issuance costs relate to the Company's primary credit facility and senior subordinated notes and are amortized to interest expense over the scheduled maturity of the related debt.

  Stock-Based Compensation

   The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", as amended. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the common stock. The Company has also provided the pro forma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

  Warranty Costs

   The Company generally warrants all of its work for a period of one year from the date of installation. A provision for estimated warranty costs is recorded at the time a product is sold or service is rendered based on the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

   The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

  Earnings Per Share

   Basic earnings per share have been calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share are computed considering the dilutive effect of stock options, warrants, the Convertible Preferred Stock and, in 1999, the convertible junior subordinated debentures. See Note 15.

  Other Comprehensive Income

   Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders' equity. The Company's other comprehensive income is attributed to adjustments for unrealized losses, net of tax, on marketable securities available for sale and changes in the fair value of interest rate swap agreements. See Note 5 for further discussion of accounting for interest rate swap agreements.

  New Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.

   The Company has adopted the provisions of SFAS 141 and is required to adopt SFAS 142 effective January 1, 2002. As of January 1, 2002, the Company will reclassify the unamortized value of its acquired dedicated workforce ($5,622) to goodwill. Beginning January 1, 2002, the Company will no longer record goodwill amortization, which totaled $36,919 in 2001. In addition, the Company will assess whether there is an impairment charge to goodwill as of January 1, 2002. Any impairment charge recognized at January 1, 2002 upon adoption of SFAS 142 will be shown as the cumulative effect of a change in accounting principle in the Company's statement of operations. Any such impairment charge will have no impact on the calculation of financial covenants under the Company's debt agreements.

   The Company is currently evaluating the impact of adopting SFAS 142. Based on a preliminary review of the new standard, management believes the Company will record a non-cash goodwill impairment charge upon adoption, and that the amount of such charge will be significant in relation to the Company's unamortized goodwill balance of $1,285,625 at December 31, 2001. Such charge, however, will not impact cash flow, operating income or compliance with any financial debt covenant.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB No. 30, for the disposal of a business. SFAS 144 provides a single accounting model for long-lived assets to be

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company is required to adopt the provisions of SFAS 144 effective January 1, 2002. Management believes that the adoption of SFAS 144 will not have a material impact on the Company's results of operations, financial position or cash flows.

3. BUSINESS COMBINATIONS

   On February 22, 2000, the shareholders of GroupMAC and Building One approved the Merger. Under the terms of the Merger, each outstanding share of Building One common stock was converted into 1.25 shares of GroupMAC common stock. As part of the Merger, GroupMAC shareholders could elect to receive cash for up to 50% of their shares of Encompass common stock at $13.50 per share, subject to proration. As a result of this election, 11,052 shares of Encompass common stock were canceled in the Merger. The Merger was accounted for as a purchase under generally accepted accounting principles. GroupMAC, which changed its name to Encompass Services Corporation, was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition".

   Concurrent with the closing of the Merger, affiliates of Apollo Management, L.P. ("Apollo") exchanged approximately $106,191 of Building One convertible junior subordinated debentures and $150,000 in cash for 256 shares of Encompass Convertible Preferred Stock. See Note 7 for further discussion of the Convertible Preferred Stock. The cash proceeds from the issuance of the Convertible Preferred Stock were used to fund the cash election feature of the Merger discussed above. In connection with the Merger, Apollo received a fee of $2,500.

   Pursuant to the Merger, Encompass entered into a new credit agreement, the proceeds of which were used to repay the existing revolving credit facilities of GroupMAC and Building One, as well as GroupMAC's senior subordinated notes. See Note 5 for further discussion of the credit agreement.

   The allocation of the total consideration to the assets and liabilities of GroupMAC and the resultant goodwill are summarized as follows:

        Estimated fair value of common stock consideration......  $282,432
        Long-term debt assumed..................................   407,904
        Other long-term liabilities assumed.....................     7,320
        Transaction costs.......................................     7,358
        Working capital.........................................   (47,807)
        Property and equipment, net and other long-term assets..   (63,859)
        Intangible asset--value of dedicated workforce..........    (8,878)
        Intangible asset--value of customer list................    (9,007)
                                                                  --------
        Goodwill................................................  $575,463
                                                                  ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


   The following unaudited pro forma combined statement of operations data utilize the financial information of GroupMAC and Building One for the periods indicated, which give effect to the Merger and the acquisitions made by each company during 1999 including amounts owed in connection with those acquisitions, as if the Merger and all of the acquisitions were effective as of the beginning of the period presented.

                                                            Year Ended December 31,
                                                            -----------------------
                                                               2000        1999
                                                            ----------  ----------
        Revenues........................................... $4,248,569  $3,641,643
        Net income.........................................     69,049      98,666
        Net income available to common shareholders........     49,652      79,269
        Net income per share:
            Basic.......................................... $      .76  $     1.21
            Diluted........................................ $      .75  $     1.16

   Significant pro forma adjustments included in the above amounts consist of
(i) compensation differentials, (ii) goodwill amortization over a period of 40 years, (iii) interest expense as if borrowings outstanding as of March 31, 2000 had been outstanding for the first quarter of 2000 and throughout 1999 at interest rates in effect on March 31, 2000, (iv) the issuance of the Convertible Preferred Stock concurrent with the Merger and (v) federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the Merger and the acquisitions, including subsequently earned contingent consideration, were outstanding from the beginning of the periods presented. The pro forma results presented above are not necessarily indicative of actual results that might have occurred had the Merger and the acquisitions occurred at the beginning of the period presented.

  Merger and Related Charges

   In connection with the Merger and related transactions, the Company recorded the following costs and expenses related to severance, office closing costs and other related costs:

                                                    Office
                                          Severance Closing Other   Total
                                          --------- ------- -----  -------
         Total charges...................  $ 6,100  $1,000  $ 700  $ 7,800
         Non-cash portion................       --      --   (400)    (400)
         Payments in 2000................   (6,100)   (329)    --   (6,429)
                                           -------  ------  -----  -------
         Accrual at December 31, 2000....       --     671    300      971
         Payments in 2001................       --    (671)  (300)    (971)
                                           -------  ------  -----  -------
         Accrual at December 31, 2001....  $    --  $   --  $  --  $    --
                                           =======  ======  =====  =======

   The severance and office closing costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. As a result of this plan, the Company incurred severance costs for substantially all of the employees in the Building One corporate office, identified certain assets which were no longer of service and incurred lease termination costs. Severance costs covered 20 employees, all of whom were terminated in 2000.

   In addition, in connection with the Merger, the Company recorded costs of $3,500 related to severance for twelve former GroupMAC employees, all of whom were terminated in 2000. These costs were charged to goodwill, and substantially all amounts were paid during 2000.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


  Costs to Exit Certain Activities and Related Costs

   In connection with the Merger and related transactions, the Company recorded a charge for the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. The following table sets forth a summary of these costs:

         Shutdown of demolition and site preparation
           operations ......................................... $ 9,800
         Relocation of cleaning systems management offices.....   1,600
         Other costs resulting from the Merger.................     800
                                                                -------
         Total................................................. $12,200
                                                                =======

   The costs related to the shutdown of the demolition and site preparation operations include (i) $5,200 related to obligations under existing jobs in progress, (ii) $2,000 estimated for uncollectible accounts receivable, (iii) $1,100 related to claims against the Company, (iv) $800 for impaired assets and
(v) $700 related to lease termination costs and other expenses. The Company substantially completed the shutdown of these operations during 2001.

   The Company relocated the cleaning systems management offices from January through May 2000. The related costs included (i) $600 for severance and related costs, (ii) $500 for impaired assets, (iii) $300 related to lease termination and related costs and (iv) $200 for other miscellaneous items. Substantially all of these amounts were paid during 2000.

  Other Business Combinations

   The Company has not acquired any businesses since May 2000. In May 2000, the Company acquired a business for cash paid of $10,207 and 296 shares of common stock. The Company assumed approximately $1,518 of debt in this transaction. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $9,397.

   During the year ended December 31, 1999, the Company completed 23 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements include the results of these acquired businesses from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 5,216 shares of the Company's common stock, $123,380 in cash, including applicable professional fees, and $2,410 of debt assumed. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $133,818.

  Contingent Consideration Agreements

   In conjunction with acquisitions, the Company entered into certain contingent consideration agreements which provided for the payment of cash and/or shares of common stock based on the financial performance of such acquired operations during the one- to two-year period immediately following the acquisition. During the years ended December 31, 2001 and 2000, $3,224 and $62,297, respectively, of consideration was recorded to goodwill related to contingent consideration and final purchase price settlements of acquired companies. The cash payable is reflected as due to related parties and the estimated value of the shares to be issued is reflected as additional paid-in capital in the consolidated balance sheet. These common shares to be issued are included in weighted average shares outstanding since the date earned for purposes of computing basic earnings per share and since the later of the date of acquisition or the beginning of the year for purposes of computing diluted earnings per share.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

   During the years ended December 31, 2001 and 2000, $16,872 and $63,030 of cash was paid, respectively, and 1,201 and 145 shares were issued, respectively, related to previously recorded contingent consideration and final purchase price settlements. There are no significant amounts of unearned contingent consideration under these agreements at December 31, 2001.

   A rollforward of the due to related parties balance in the consolidated balance sheets related to the above activity is as follows:

                                                                                   2001      2000
                                                                                 --------  --------
    Balance at beginning of year................................................ $ 11,385  $ 10,290
    Balances assumed in the Merger..............................................       --    13,207
    Record cash contingent consideration and final purchase price settlement....    6,476    50,918
    Payments....................................................................  (16,872)  (63,030)
                                                                                 --------  --------
    Balance at end of year...................................................... $    989  $ 11,385
                                                                                 ========  ========

4. CERTAIN BALANCE SHEET ACCOUNTS

  Allowance for Doubtful Accounts

   The following summarizes the activity in the allowance for doubtful accounts:

                                                               2001      2000
                                                             --------  -------
    Balance at beginning of year............................ $ 17,270  $ 2,976
    Provision for bad debts from continuing operations......   37,359    6,988
    Provision for bad debts from discontinued operations....   18,557    1,255
    Allowance balances from acquired companies..............       --   11,427
    Write-off of bad debts, net of recoveries...............  (27,842)  (5,376)
                                                             --------  -------
    Balance at end of year.................................. $ 45,344  $17,270
                                                             ========  =======

  Costs and Estimated Earnings on Uncompleted Contracts

   The summary of the status of uncompleted contracts is as follows:

                                                                                    December 31,
                                                                          -------------------------------
                                                                              2001                2000
                                                                          -----------         -----------
    Costs incurred on uncompleted contracts.............................. $ 3,864,476         $ 3,636,828
    Estimated earnings recognized, net of losses.........................     627,496             675,568
                                                                          -----------         -----------
                                                                            4,491,972           4,312,396
    Less billings to date................................................  (4,549,479)         (4,400,701)
                                                                          -----------         -----------
                                                                          $   (57,507)        $   (88,305)
                                                                          ===========         ===========

                                                                                    December 31,
                                                                          -------------------------------
                                                                              2001                2000
                                                                          -----------         -----------
    Costs and estimated earnings in excess of billings on uncompleted
       contracts......................................................... $   101,719         $   119,997
    Billings in excess of costs and estimated earnings on uncompleted
       contracts.........................................................    (159,226)           (208,302)
                                                                          -----------         -----------
                                                                          $   (57,507)        $   (88,305)
                                                                          ===========         ===========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


  Property and Equipment

   The principal categories and estimated useful lives of property and equipment are as follows:

                                                  Estimated        December 31,
                                                   Useful       ------------------
                                                    Lives         2001      2000
                                                  ---------     --------  --------
     Land........................................          --   $  1,596  $  2,264
     Buildings and improvements.................. 20-30 years      9,444    11,363
     Service and other vehicles..................   4-7 years     32,881    35,159
     Machinery and equipment.....................  5-10 years     64,039    54,960
     Office equipment, furniture and fixtures....  5-10 years     66,084    45,915
     Leasehold improvements......................  2-15 years     35,289    23,801
                                                                --------  --------
                                                                 209,333   173,462
     Less accumulated depreciation...............                (84,785)  (49,517)
                                                                --------  --------
                                                                $124,548  $123,945
                                                                ========  ========

5. SHORT- AND LONG-TERM DEBT

   Short- and long-term debt consists of the following:

                                                                   December 31,
                                                                ------------------
                                                                  2001      2000
                                                                --------  --------
    Revolving Credit Facility (7.4% and 9.0%, respectively).... $ 90,000  $369,000
    Term loans (6.1% and 8.9%, respectively)...................  294,000   297,000
    Institutional term loan (7.0% and 10.2%, respectively).....   98,250    99,500
    10 1/2% Senior Subordinated Notes, net of discount.........  327,900   196,243
    Other borrowings...........................................    4,664     5,668
                                                                --------  --------
                                                                 814,814   967,411
    Less: short-term borrowings and current maturities.........   (4,551)   (5,805)
                                                                --------  --------
        Total long-term debt................................... $810,263  $961,606
                                                                ========  ========

  Credit Facility

   On February 22, 2000, in connection with the Merger, the Company entered into an $800,000 senior credit facility (the "Credit Facility") and borrowed funds thereunder to repay prior indebtedness of GroupMAC and Building One. The Credit Facility currently includes a revolving credit facility described below expiring in February 2005, a $130,000 term loan, a $170,000 term loan and a $100,000 institutional term loan. Borrowings under the Credit Facility are secured by substantially all assets of the Company. The availability of borrowings under the Credit Facility is subject to the Company's ability to meet certain specified conditions, including compliance with certain financial covenants and ratios measured as of the end of each fiscal quarter. On November 9, 2001, the Company amended the Credit Facility. The amended terms provide for a revolving credit facility of $300,000, increasing to $350,000 once certain debt leverage ratios are achieved. Borrowings under the amended Credit Facility bear interest at variable rates, ranging from 2.0% to 3.75% over the Eurodollar Rate (as defined in the Credit Facility) and from 0.50% to 2.25% over the Alternate Base Rate (as defined in the Credit Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the amendment establishes certain restrictions on the Company's ability to make acquisitions, capital expenditures and investments and requires debt prepayment with future issuances of debt or equity. Such restrictions will generally revert back to those under the original agreement once certain debt leverage ratios are achieved. As of December 31, 2001, the Company also had $1,457 in letters of credit outstanding, and $208,543 available for borrowing under the revolving credit facility.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)



   The Company is currently in compliance with all financial covenants under the Credit Facility. If the Company anticipates that it will violate any of its financial covenants, it will be necessary to negotiate new terms with its senior lenders or seek other financing alternatives in order to prevent an event of default under the Credit Facility. There can be no assurance that, if required, the Company will be able to successfully negotiate satisfactory new terms with its bank lenders, or that any necessary alternative financing can be secured when needed or on terms deemed acceptable by the Company.

   Debt issuance costs associated with the Credit Facility totaling $14,229 have been deferred and are being amortized over the five-year, six-year and seven-year terms of the revolving credit facility, the term loans, and the institutional term loan portions of the Credit Facility, respectively. In connection with the amendment of the Credit Facility in November 2001, $1,580 of debt issuance costs related to the Credit Facility deferred prior to the amendment were charged to interest expense. The unamortized portion of debt issuance costs associated with the Credit Facility was approximately $8,451 and $9,980 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.

  10 1/2% Senior Subordinated Notes

   In April 1999, the Company completed a private offering of $200,000 of 10 1/2% senior subordinated notes (the "Senior Subordinated Notes"). In June 2001, the Company completed a private offering of an additional $135,000 of Senior Subordinated Notes. The Senior Subordinated Notes are unsecured and are guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009. Borrowings outstanding under the Senior Subordinated Notes are subordinated in all material respects to amounts outstanding under the Credit Facility. The Senior Subordinated Notes were issued at discounts totaling $8,558, which are being amortized to interest expense over the term of the notes. Additionally, debt issuance costs totaling $13,715 incurred in connection with the offerings have been deferred and are being amortized to interest expense over the term of the notes. The unamortized portion of these costs was approximately $11,126 and $7,059 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.

   The fair value of the Senior Subordinated Notes, based on quoted market values, was approximately $217,750 and $130,000 at December 31, 2001 and 2000, respectively.

   The Senior Subordinated Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of December 31, 2001, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several. In addition, Encompass has no non-guarantor subsidiaries and no independent assets or operations outside of its ownership of the subsidiaries. Accordingly, no separate financial statements or consolidating information of the guarantor subsidiaries are presented because management believes this information is not material to users of the Company's financial statements.

   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change in control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants relating to, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of its assets or merge or consolidate with another entity.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)



   The aggregate maturities of debt as of December 31, 2001 are as follows:

                              2002............  $   4,551
                              2003............      5,613
                              2004............      6,500
                              2005............     94,000
                              2006............    283,000
                              Thereafter .....    421,150

                                                ---------
                                                $ 814,814

                                                =========

  Interest Rate Swap Agreements

   The Company has entered into interest rate swap agreements in the aggregate notional amount of $110,000 to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on total debt was 9.19%.

   Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133". These statements establish accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative at its inception. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results of the hedged item in the statement of operations, and requires the Company to formally document, designate and assess the effectiveness of the hedge transaction to receive hedge accounting treatment. For derivatives designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Overall hedge effectiveness is measured at least quarterly. Any changes in the fair value of the derivative instruments resulting from hedge ineffectiveness, as defined by SFAS No. 133 and measured based on the cumulative changes in the fair value of the derivative instrument and the cumulative changes in the estimated future cash flows of the hedged item, are recognized immediately in earnings. The Company has designated its interest rate swap agreements as cash flow hedges.

   Adoption of SFAS No. 133 at January 1, 2001 resulted in the recognition of approximately $1,488, net of tax effect of $912, of hedging losses included in accumulated other comprehensive loss as the cumulative effect of a change in accounting principle and $2,400 of derivative liabilities which are included in other long-term liabilities in the consolidated balance sheet. During the year ended December 31, 2001, the Company recognized $2,373, net of tax effect of $1,454, in additional interest expense attributable to the difference in the variable interest receivable and fixed interest payable under the interest rate swap agreements. No significant gain or loss from hedge ineffectiveness was required to be recognized. At December 31, 2001, the fair value of the interest rate swap agreements was a liability of $6,761. The Company estimates that approximately $1,800, net of tax, of such amount is expected to be recognized as additional interest expense over the next twelve months as interest

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

costs on the underlying debt are recognized. Amounts were determined as of the balance sheet date based on quoted market values, the Company's portfolio of interest rate swap agreements and the Company's measurement of hedge effectiveness.

6. INCOME TAXES

   Total income taxes are allocated as follows:

                                                      Year Ended December 31,
                                                     -------------------------
                                                       2001     2000     1999
                                                     -------  -------  -------
     Income from continuing operations.............. $16,545  $57,652  $42,027
     Income (loss) from discontinued operations.....  (5,767)   2,093       --
     Loss on disposal of discontinued operations....  (7,819)      --       --
     Extraordinary loss on debt settlement..........      --   (4,338)      --
     Other comprehensive income (loss)..............  (2,217)     476     (179)
                                                     -------  -------  -------
                                                     $   742  $55,883  $41,848
                                                     =======  =======  =======

   Income tax provision attributable to income from continuing operations consists of the following:

                                             Year Ended December 31,
                                            ------------------------
                                              2001    2000     1999
                                            -------- ------- -------
          Current:
                  Federal.................. $ 11,812 $45,272 $37,960
                  State....................    2,154   7,927   4,910
                                            -------- ------- -------
                                              13,966  53,199  42,870
          Deferred:
                  Federal and state........    2,579   4,453    (843)
                                            -------- ------- -------
                                            $ 16,545 $57,652 $42,027
                                            ======== ======= =======

   Total income tax expense attributable to income from continuing operations differs from the amounts computed by applying the U.S. federal statutory income tax rate to income from continuing operations before income tax provision as a result of the following:

                                                                        Year Ended December 31,
                                                                      --------------------------
                                                                        2001     2000      1999
                                                                      -------  --------  -------
    Income from continuing operations before income tax provision.... $ 2,853  $117,340  $95,089
                                                                      -------  --------  -------
    Applicable U.S. federal statutory rate...........................      35%       35%      35%
                                                                      -------  --------  -------
    Tax provision at statutory rate..................................     999    41,069   33,281
    Increase (decrease) resulting from:
        State income taxes, net of federal benefit...................   1,400     5,128    3,192
        Non-deductible goodwill amortization.........................  11,024    10,038    5,230
        Non-deductible meals and entertainment.......................   1,506     1,971      387
        Other, net...................................................   1,616      (554)     (63)
                                                                      -------  --------  -------
                                                                      $16,545  $ 57,652  $42,027
                                                                      =======  ========  =======

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)



   The components of the deferred income tax assets and liabilities are as follows:

                                                                    December 31,
                                                                 ------------------
                                                                   2001      2000
                                                                 --------  --------
    Deferred income tax assets:
        Allowance for doubtful accounts......................... $ 11,257  $  6,735
        Inventories.............................................      296       976
        Accrued expenses........................................   16,170    13,834
        Deferred revenue........................................    2,161     1,974
        Unrealized loss on interest rate swap agreements........    2,217        --
        Net operating loss carryforward.........................      288       308
                                                                 --------  --------
           Total deferred income tax assets.....................   32,389    23,827
                                                                 --------  --------
    Deferred income tax liabilities:
        Depreciation............................................   (4,854)   (3,730)
        Completed contract accounting for tax purposes..........   (3,845)   (5,475)
        Amortization of goodwill................................   (9,547)   (6,683)
        Other...................................................   (2,308)   (1,672)
                                                                 --------  --------
        Total deferred income tax liabilities...................  (20,554)  (17,560)
                                                                 --------  --------
        Net deferred income tax assets.......................... $ 11,835  $  6,267
                                                                 ========  ========

   These deferred income tax assets and liabilities are included in the consolidated balance sheets under the following captions:

                                                        December 31,
                                                     -----------------
                                                       2001     2000
                                                     -------  --------
             Deferred tax assets--current........... $19,219  $ 17,296
             Deferred tax liabilities--long-term....  (7,384)  (11,029)
                                                     -------  --------
                                                     $11,835  $  6,267
                                                     =======  ========

   Management believes it is more likely than not that the Company will have future taxable income to allow it to realize the benefits of the net deferred tax assets. Accordingly, no valuation allowance has been recorded as of December 31, 2001 or 2000.

7. CONVERTIBLE PREFERRED STOCK

   In connection with the Merger, the Company issued 256 shares of 7.25% Convertible Preferred Stock (the "Convertible Preferred Stock") to affiliates of Apollo at a value of $1,000 per share in exchange for $150,000 in cash and all of the outstanding 7 1/2% convertible junior subordinated debentures of Building One (with an aggregate value of approximately $106,191).

   The Convertible Preferred Stock is convertible at the option of the holders into shares of the Company's common stock at any time prior to maturity at a conversion price of $14.00 per common share, subject to adjustment under certain circumstances. Upon their maturity in February 2012, the Company is required to redeem all shares of Convertible Preferred Stock then outstanding at the redemption price per share equal to the Liquidation Amount (defined as the original cost of $1,000 per share plus all accrued and accumulated and unpaid dividends). As of December 31, 2001, the Liquidation Amount was $292,799. The Company has the right

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

to redeem, at any time after February 22, 2005, all, but not less than all, of the shares of Convertible Preferred Stock then outstanding at an amount per share equal to 103% of the Liquidation Amount; this amount declines to 102% after February 22, 2006 and 101% after February 22, 2008. The Convertible Preferred Stock bears a preferred cumulative dividend at the rate of 7.25% per year, payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated at the option of the Company. However, the Company's amended Credit Facility (see Note 5) prohibits the payment of cash dividends until certain financial ratios are achieved. At December 31, 2001, accrued dividends were approximately $36,608 and are included in the carrying value of the Convertible Preferred Stock in the consolidated balance sheet. The Company has elected to defer the payment of the dividends payable to date and that would otherwise be payable on March 31, 2002. Holders of the Convertible Preferred Stock are also entitled to share in any dividends the Company may declare on its common stock.

   Holders of the Convertible Preferred Stock are entitled to vote on all matters presented to the holders of common stock. Each share of Convertible Preferred Stock entitles the holder thereof to cast the number of votes such holder would have been entitled to cast had such holder converted such share of Convertible Preferred Stock into shares of common stock (common stock equivalents). As of December 31, 2001, the Convertible Preferred Stock comprised approximately 25% of the voting power of Encompass.

   Convertible Preferred Stock issuance costs of approximately $3,750 are being amortized against retained earnings over the 12-year term of the Convertible Preferred Stock. The unamortized portion of these costs of approximately $3,178 at December 31, 2001 is recorded against mandatorily redeemable convertible preferred stock in the consolidated balance sheets.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility, and is not as clearly defined. As such, the Company believes it is not conclusive as to whether or not a violation of such covenant has occurred. Regardless, the Company believes there is a substantial probability that the Company will violate this total debt leverage covenant in the first half of 2002. A violation of such total debt leverage covenant will not trigger a right of acceleration of the Company's obligations under any of its debt or preferred stock instruments.

8. SHAREHOLDERS' EQUITY

  Common Stock

   The Company has not paid dividends on its common stock since its incorporation and does not anticipate paying dividends on its common stock in the foreseeable future.

   In December 2000, the Board of Directors authorized a stock buyback program, pursuant to which the Company may purchase up to 2,500 shares of its common stock on the open market. As of December 31, 2001, the Company had repurchased 1,414 shares of its common stock under this program for an aggregate cost of $9,290. Under the terms of the amended Credit Facility (see Note 5), the Company is prohibited from making further repurchases of its common stock until certain financial ratios are achieved.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)



  Warrants

   The Company has 4,446 shares of common stock reserved for issuance upon exercise of warrants. The warrants have a weighted average exercise price of $16.25 per share. These warrants are currently exercisable. Of these warrants, 1,413 expire on November 25, 2002, 2,438 expire on November 25, 2007 and the remainder expire on various dates ranging from December 2003 to July 2007. The warrants also contain certain rights for registration.

9. STOCK-BASED PLANS

   The Company has a number of stock-based incentive and awards plans in place, which provide the Company the latitude to grant a variety of awards, including stock options, stock appreciation rights ("SARs"), restricted stock awards, performance awards and phantom stock awards, to officers, directors, key employees and other persons working for the Company and its subsidiaries. The plans require that stock options be granted at exercise prices not less than the fair market value of the underlying common stock on the grant date. Stock options vest at varying time periods ranging from six months to four years and expire after five to ten years from the date of grant. At December 31, 2001, stock-based awards equivalent to approximately 3,900 shares were generally available for granting under such plans. There are an additional 4,900 shares available for granting under Building One stock option plans (the "Building One Plans") however, the Company does not intend to issue additional options under the Building One Plans over and above the number of options (approximately 5,800) that were issued and outstanding under the Building One Plans as of the date of the Merger.

   The following is a summary of stock option and warrant activity:

                                              Outstanding       Exercisable
                                           ----------------- -----------------
                                            Number            Number
                                              of    Weighted    of    Weighted
                                           Options  Average  Options  Average
                                             and    Exercise   and    Exercise
                                           Warrants  Price   Warrants  Price
                                           -------- -------- -------- --------
Balance at December 31, 1998..............   8,939   $15.41    4,919   $14.81
Granted...................................   2,216    12.37    1,840    16.00
Exercised.................................  (1,145)   12.14   (1,145)   12.14
Surrendered...............................    (413)   16.10       --       --
                                            ------   ------   ------   ------
Balance at December 31, 1999..............   9,597    15.07    5,614    15.18
Options and warrants assumed in the
  Merger .................................   5,282    12.79    1,908    14.30
Granted...................................   2,050     6.73      641    15.68
Exercised.................................      (5)    3.87       (5)    3.87
Surrendered...............................  (2,125)   13.87       --       --
                                            ------   ------   ------   ------
Balance at December 31, 2000..............  14,799    13.27    8,158    15.02
Granted...................................   1,560     6.08    2,648    11.10
Exercised.................................    (189)    3.74     (189)    3.74
Surrendered...............................    (957)   11.74     (341)   12.99
                                            ------   ------   ------   ------
Balance at December 31, 2001..............  15,213   $12.75   10,276   $14.28
                                            ======   ======   ======   ======

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

   A summary of outstanding and exercisable options and warrants as of December 31, 2001 follows:

                                                                     Weighted
                                                                      Average
                                   Weighted              Weighted    Exercise
                                   Average   Number of    Average    Price of    Number of
                                    Option  Outstanding  Remaining  Exercisable Exercisable
                                     and      Options   Contractual   Options     Options
                                   Warrant      and        Life         and         and
Range of Option and Warrant Prices  Prices   Warrants     (Years)    Warrants    Warrants
---------------------------------- -------- ----------- ----------- ----------- -----------
$ 3.08 to $ 5.00................... $ 3.97       977        5.2       $ 3.66         616
$ 5.01 to $10.00...................   6.95     3,070        7.9         7.44         498
$10.01 to $15.00...................  12.93     4,949        4.6        13.05       3,397
$15.01 to $20.00...................  16.58     5,762        4.5        16.51       5,404
$20.01 to $20.20...................  20.19       455        6.5        20.19         361
                                              ------                              ------
                                              15,213                              10,276
                                              ======                              ======

   The following pro forma data are calculated as if compensation expense for the Company's stock option plans and warrants were determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation":

                                                    Year Ended             Year Ended          Year Ended
                                                 December 31, 2001      December 31, 2000   December 31, 1999
                                              -----------------------   ------------------  -----------------
                                                 As           Pro           As       Pro       As       Pro
                                              Reported        Forma     Reported    Forma   Reported   Forma
                                              --------      ---------   --------   -------  --------  -------
    Net income (loss) available to common
     shareholders............................ $(71,738)     $(77,552)    $38,728   $27,693   $53,062  $45,449
    Net income (loss) per share:
        Basic................................ $  (1.12)     $  (1.21)    $  0.65   $  0.47   $  1.28  $  1.10
        Diluted.............................. $  (1.12)     $  (1.21)    $  0.63   $  0.45   $  1.21  $  1.05

   The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                         2001   2000   1999
                                                        -----  -----  -----
            Dividend yield.............................    --     --     --
            Expected volatility........................  75.0%  68.0%  58.2%
            Risk-free interest rate....................   4.5%   5.1%   5.6%
            Expected lives (years).....................    10      9      5
            Fair value of options at grant date........ $2.30  $5.24  $6.81

  Employee Stock Purchase Plan

   The Company has an Employee Stock Purchase Plan (the "Purchase Plan"), which permits eligible employees of the Company to purchase shares of common stock at a discount. Employees who elect to participate have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions are used to purchase common stock at a price equal to 85% of

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

the market price at the beginning of the period or the end of the period, whichever is lower. Shares purchased under the Purchase Plan are subject to a one-year holding period. During the years ended December 31, 2001, 2000 and 1999, 584, 227 and 195 shares, respectively, were issued pursuant to the Purchase Plan and its predecessor. In 2001, the Company's shareholders approved an increase in the number of shares permitted to be issued under the Purchase Plan from 1,000 to 3,000. As of December 31, 2001, 1,903 shares were available for issuance under the Purchase Plan.

10. EMPLOYEE BENEFIT PLANS

   The Company maintains a defined contribution savings plan (the "Savings Plan"), which is available to most employees after 90 days of service. Employee contributions and employer matching contributions occur at different rates and the matched portions of the funds vest over a one-year period. Company contributions to the Savings Plan and predecessor plans maintained by certain of the Company's subsidiaries totaled approximately $15,300, $14,300 and $5,600 for the years ended December 31, 2001, 2000 and 1999, respectively.

   Certain of the Company's subsidiaries make contributions to union-administered benefit funds, which cover the majority of the Company's union employees. For the years ended December 31, 2001 and 2000, the participant costs charged to operations were approximately $35,346 and $32,302, respectively. Governmental regulations require that, in the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits, if any. The Company is not aware of any liabilities resulting from unfunded vested benefits related to union-administered benefit plans. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

11. COMMITMENTS AND CONTINGENCIES

   Operating leases for certain facilities, transportation equipment and office equipment expire at various dates through 2015. Certain leases contain renewal options. Minimum future rental payments at December 31, 2001 are as follows:

     2002......................................................  $  42,633
     2003......................................................     38,664
     2004......................................................     31,992
     2005......................................................     25,582
     2006......................................................     16,928
     Thereafter................................................     74,422
                                                                 ---------
                                                                 $ 230,221
                                                                 =========

   Total rental expense for the years ended December 31, 2001, 2000 and 1999 was approximately $78,900, $42,700 and $12,100, respectively (including $9,400, $9,000 and $3,600, respectively, to related parties).

   The Company is involved in various legal actions in the normal course of business. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations. The Company has provided accruals for probable losses and legal fees incurred with respect to certain of these actions.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)



12. RESTRUCTURING AND RECAPITALIZATION CHARGES

  Recapitalization charges

   On May 11, 1999, Building One completed its recapitalization plan under a tender offer (the "Tender Offer"), pursuant to which Building One repurchased 30,772 shares of its common stock at $18 per share for cash and 1,104 shares of its common stock underlying stock options at $18 per share less the exercise price per share of the options. In conjunction with the recapitalization, compensation expense of $2,770 ($1,662 after the associated tax benefit) was recognized for stock options exercised and the underlying shares of common stock repurchased by Building One. In addition, $4,323 of costs incurred in connection with the Tender Offer have been reflected as a reduction of shareholders' equity.

   Friedman, Billings, Ramsey Group, Inc. ("FBR") acted as a financial advisor to Building One in connection with the Tender Offer, and received a fee of $3,000. One of Building One's directors at that time is President and a principal stockholder of FBR.

  Restructuring charges

   In the second quarter of 1999, Building One's Board of Directors approved a restructuring plan which included a relocation of Building One's corporate headquarters and integration of the cleaning systems operations. The corporate headquarters was relocated from Washington, D.C. to Minneapolis, Minnesota. In addition, certain back office operations of the cleaning systems operations were consolidated into two locations. The restructuring costs included costs directly related to Building One's restructuring plan in accordance with EITF No. 94-3 which provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs.

   As a result of this restructuring plan, Building One incurred severance costs for certain employees, identified certain assets which were no longer of service and incurred certain lease termination costs. Severance costs covered 33 employees, of which 30 were terminated as of December 31, 1999 and the remaining three were terminated in 2000.

   The following table sets forth a summary of these restructuring costs:

                                     Corporate   Cleaning
                                    Headquarters Systems  Total
                                    ------------ -------- ------
      Severance....................    $3,530     $  900  $4,430
      Impaired assets..............        55        520     575
      Lease costs..................       205         40     245
                                       ------     ------  ------
      Total........................    $3,790     $1,460  $5,250
                                       ======     ======  ======

   Included in the $5,250 restructuring charge incurred in the second quarter of 1999 are $4,675 of cash costs and $575 in non-cash related costs. The following table is a detailed reconciliation of the restructuring reserve balance reflecting the accruals recorded and payments applied:

                                                             Lease
                                                   Severance Costs   Total
                                                   --------- -----  -------
       Restructuring accruals recorded in 1999....  $ 4,430  $ 245  $ 4,675
       Payments...................................   (4,173)  (183)  (4,356)
                                                    -------  -----  -------
       Balance at December 31, 1999...............      257     62      319
       Payments...................................     (257)   (62)    (319)
                                                    -------  -----  -------
       Balance at December 31, 2000...............  $    --  $  --  $    --
                                                    =======  =====  =======

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


13. OPERATING SEGMENTS

   The Company modified its internal organizational structure during fiscal 2001, combining the Electrical Technologies, Mechanical Services and Industrial Services businesses into one Commercial/Industrial business aligned geographically. The corresponding segment information for 2000 and 1999 has been restated to conform to the new business segment presentation. The Company's reportable segments are strategic business units that, for the most part, offer products and services to distinct customer groups. They are managed separately because each business requires different operating and marketing strategies. Intersegment transactions are established based on negotiations among the parties at rates generally consistent with those charged to third parties. Intersegment revenues in 1999 were not significant.

   After discontinuing the Global Technologies segment as discussed in Note 16, the Company has three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. The Commercial/Industrial Services Group provides installation and repair services to the electrical, heating, ventilation and air conditioning ("HVAC"), plumbing, control and monitoring and process piping systems of commercial and industrial facilities. The Residential Services Group provides mechanical, plumbing and other contracting services primarily in single family and low-rise multifamily housing units. The Cleaning Systems Group provides a wide variety of facility cleaning and maintenance management services nationwide. From time to time, management may move business units from one segment to another for management reporting and evaluation purposes.

   The Company evaluates performance based on income from operations before amortization of goodwill and other intangibles, unallocated corporate expenses, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges. While amortization of goodwill is not considered in evaluating segment performance, the goodwill associated with each segment is included in the total assets of each segment.

   Unallocated corporate expenses primarily include corporate overhead and savings from national purchase agreements relating to materials and property/casualty insurance. Costs related to group and regional management, operational, sales and marketing, accounting and administrative support are included in the operating costs of each segment. Corporate assets primarily include cash, deferred tax assets, deferred debt issuance costs and other intangible assets, certain computer hardware and software, fixed assets related to the Company's corporate office, cost-based investments and miscellaneous non-trade accounts receivable.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


   Segment information is as follows:

                                              Commercial/ Residential Cleaning  Corporate/
                                              Industrial   Services   Systems  Eliminations   Total
                                              ----------- ----------- -------- ------------ ----------
YEAR ENDED DECEMBER 31, 2001:
Third-party revenues......................... $3,280,434   $331,166   $293,135   $     --   $3,904,735
Intersegment revenues........................     17,385         18         21    (17,424)          --
                                              ----------   --------   --------   --------   ----------
Total revenues...............................  3,297,819    331,184    293,156    (17,424)   3,904,735
Operating costs..............................  3,209,763    300,913    275,446     (6,142)   3,779,980
                                              ----------   --------   --------   --------   ----------
Segment operating earnings................... $   88,056   $ 30,271   $ 17,710   $(11,282)     124,755
                                              ==========   ========   ========   ========
Amortization of goodwill and other intangible
  assets.....................................                                                   36,919
                                                                                            ----------
Operating income.............................                                               $   87,836
                                                                                            ==========
Capital expenditures......................... $   26,902   $  1,115   $  9,536   $  4,499   $   42,052
Depreciation expense.........................     26,674      2,262      5,152      2,900       36,988

YEAR ENDED DECEMBER 31, 2000:
Third-party revenues......................... $3,429,629   $287,477   $265,160   $     --   $3,982,266
Intersegment revenues........................     12,397        151         52    (12,600)          --
                                              ----------   --------   --------   --------   ----------
Total revenues...............................  3,442,026    287,628    265,212    (12,600)   3,982,266
Operating costs..............................  3,221,110    257,308    248,615     (3,218)   3,723,815
                                              ----------   --------   --------   --------   ----------
Segment operating earnings................... $  220,916   $ 30,320   $ 16,597   $ (9,382)     258,451
                                              ==========   ========   ========   ========
Amortization of goodwill and other intangible
assets.......................................                                                   33,339
Merger and related charges and costs to exit
  certain activities and related costs.......                                                   20,000
                                                                                            ----------
Operating income.............................                                               $  205,112
                                                                                            ==========
Capital expenditures......................... $   36,060   $  1,632   $  4,976   $    641   $   43,309
Depreciation expense.........................     23,365      2,209      4,564      1,007       31,145

YEAR ENDED DECEMBER 31, 1999:
Third-party revenues......................... $1,532,729   $     --   $245,790   $ (5,935)  $1,772,584
Operating costs..............................  1,397,430         --    227,116       (701)   1,623,845
                                              ----------   --------   --------   --------   ----------
Segment operating earnings................... $  135,299   $     --   $ 18,674   $ (5,234)     148,739
                                              ==========   ========   ========   ========
Amortization of goodwill and other
 intangible assets......,,,,,................                                                   16,004
Restructuring and recapitalization charges...                                                    8,020
                                                                                            ----------
Operating income.............................                                               $  124,715
                                                                                            ==========
Capital expenditures......................... $   16,161   $     --   $ 10,585   $  1,580   $   28,326
Depreciation expense.........................      9,977         --      3,329      2,672       15,978

TOTAL ASSETS:
As of December 31, 2001...................... $1,980,868   $148,394   $148,740   $123,324   $2,401,326
As of December 31, 2000......................  2,255,065    153,813    146,092    142,912    2,697,882
As of December 31, 1999......................  1,111,341         --    152,614     49,799    1,313,754

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)

14. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

                                                       First (a)  Second (b)     Third    Fourth (c)  Full Year (d)
                                                      ----------  ----------  ----------  ----------  -------------
2001:
Revenues............................................. $1,015,813  $1,017,686  $  939,489  $  931,747  $3,904,735
Operating income (loss)..............................     46,296      50,259       3,224     (11,943)     87,836
Income (loss) from continuing operations.............     12,793      16,322     (18,499)    (24,308)    (13,692)
Income (loss) from discontinued operations...........      1,002      (7,527)     (4,418)         --     (10,943)
Loss on disposal of discontinued operations..........         --          --     (23,055)     (3,436)    (26,491)
Income (loss) before extraordinary loss..............     13,795       8,795     (45,972)    (27,744)    (51,126)
Net income (loss)....................................     13,795       8,795     (45,972)    (27,744)    (51,126)
Net income (loss) available to common shareholders...      8,778       3,688     (51,170)    (33,034)    (71,738)

Earnings per share:
   Basic.............................................
     Income (loss) from continuing operations........ $     0.12  $     0.18  $    (0.37) $    (0.46) $    (0.54)
     Income (loss) from discontinued operations......       0.02       (0.12)      (0.07)         --       (0.17)
     Loss on disposal of discontinued operations.....         --          --       (0.36)      (0.06)      (0.41)
     Net income (loss)...............................       0.14        0.06       (0.80)      (0.52)      (1.12)
   Diluted...........................................
     Income (loss) from continuing operations........ $     0.12  $     0.18  $    (0.37) $    (0.46) $    (0.54)
     Income (loss) from discontinued operations......       0.02       (0.12)      (0.07)         --       (0.17)
     Loss on disposal of discontinued operations.....         --          --       (0.36)      (0.06)      (0.41)
     Net income (loss)...............................       0.14        0.06       (0.80)      (0.52)      (1.12)
2000:
Revenues............................................. $  668,317  $1,056,258  $1,134,576  $1,123,115  $3,982,266
Operating income.....................................     15,394      72,153      53,344      64,221     205,112
Income (loss) from continuing operations.............     (2,285)     27,135      13,979      20,859      59,688
Income from discontinued operations..................        768       1,280       1,042         575       3,665
Income (loss) before extraordinary loss..............     (1,517)     28,415      15,021      21,434      63,353
Net income (loss)....................................     (9,574)     28,415      15,021      21,434      55,296
Net income (loss) available to common shareholders...    (11,612)     23,657      10,178      16,505      38,728

Earnings per share:
   Basic.............................................
     Income (loss) from continuing operations........ $    (0.10) $     0.35  $     0.14  $     0.25  $     0.73
     Income from discontinued operations.............       0.02        0.02        0.02        0.00        0.06
     Income (loss) before extraordinary loss.........      (0.08)       0.37        0.16        0.25        0.79
     Net income (loss)...............................      (0.26)       0.37        0.16        0.25        0.65
   Diluted...........................................
     Income (loss) from continuing operations........ $    (0.10) $     0.33  $     0.14  $     0.24  $     0.71
     Income from discontinued operations.............       0.02        0.02        0.02        0.01        0.06
     Income (loss) before extraordinary loss.........      (0.08)       0.35        0.16        0.25        0.77
     Net income (loss)...............................      (0.26)       0.35        0.16        0.25        0.63

--------
(a)The first quarter of 2000 includes merger and related charges and costs to exit certain activities and related costs discussed in Note 3 totaling $20,000 or $0.28 per basic and diluted share for the first quarter, and $0.21 and $0.20 per basic and diluted share, respectively, for the full year.
(b)Continuing operations in the second quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $9,800, or $0.09 per basic and diluted share.
(c)Continuing operations in the fourth quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $18,000, or $0.18 per basic and diluted share.
(d)The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share in all instances due to the timing of net income in relation to the issuance of common shares during the course of the year.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


15. EARNINGS PER SHARE

   The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2001, 2000 and 1999.

                                                                                         Year Ended December 31,
                                                                                       ---------------------------
                                                                                         2001      2000     1999
                                                                                       --------  --------  -------
Basic earnings per share:
   Income (loss) from continuing operations........................................... $(13,692) $ 59,688  $53,062
   Less: convertible preferred stock dividends........................................  (20,612)  (16,568)      --
                                                                                       --------  --------  -------
   Income (loss) from continuing operations available to common shareholders..........  (34,304)   43,120   53,062
   Income (loss) from discontinued operations.........................................  (10,943)    3,665       --
   Loss on disposal of discontinued operations........................................  (26,491)       --       --
   Extraordinary loss on debt settlement..............................................       --    (8,057)      --
                                                                                       --------  --------  -------
   Net income (loss) available to common shareholders................................. $(71,738) $ 38,728  $53,062
                                                                                       ========  ========  =======
   Weighted average shares outstanding--Basic.........................................   63,845    59,234   41,538
                                                                                       ========  ========  =======
   Income (loss) from continuing operations........................................... $   (.54) $    .73  $  1.28
   Income (loss) from discontinued operations.........................................     (.17)      .06       --
   Loss on disposal of discontinued operations........................................     (.41)       --       --
   Extraordinary loss on debt settlement..............................................       --      (.14)      --
                                                                                       --------  --------  -------
   Net income (loss) per share--Basic................................................. $  (1.12) $    .65  $  1.28
                                                                                       ========  ========  =======
Diluted earnings per share:
   Income (loss) from continuing operations available to common shareholders.......... $(34,304) $ 43,120  $53,062
   Income (loss) from discontinued operations.........................................  (10,943)    3,665       --
   Loss on disposal of discontinued operations........................................  (26,491)       --       --
   Extraordinary loss on debt settlement..............................................       --    (8,057)      --
                                                                                       --------  --------  -------
   Net income (loss) available to common shareholders.................................  (71,738)   38,728   53,062
   Plus: interest expense on convertible junior subordinated debentures and related
     amortization of debt issuance costs..............................................       --        --    3,205
                                                                                       --------  --------  -------
   Net income (loss) on an as-if converted basis...................................... $(71,738) $ 38,728  $56,267
                                                                                       ========  ========  =======
Weighted average shares outstanding--Diluted..........................................   63,845    61,089   46,406
                                                                                       ========  ========  =======
   Income (loss) from continuing operations........................................... $   (.54) $    .71  $  1.21
   Income (loss) from discontinued operations.........................................     (.17)      .06       --
   Loss on disposal of discontinued operations........................................     (.41)       --       --
   Extraordinary loss on debt settlement..............................................       --      (.14)      --
                                                                                       --------  --------  -------
   Net income (loss) per share--Diluted............................................... $  (1.12) $    .63  $  1.21
                                                                                       ========  ========  =======
Weighted average shares (in thousands):
   Weighted average shares outstanding--Basic.........................................   63,845    59,234   41,538
   Common stock equivalents from stock options and warrants...........................       --       181      160
   Contingently issuable shares.......................................................       --     1,674      932
   Convertible junior subordinated debentures, on an as-if converted basis............       --        --    3,776
                                                                                       --------  --------  -------
   Weighted average shares outstanding--Diluted.......................................   63,845    61,089   46,406
                                                                                       ========  ========  =======
Common stock equivalents excluded from the computation of diluted earnings per share due to their anti-dilutive effect:
   Convertible Preferred Stock........................................................   20,914    19,464       --
   Stock options and warrants.........................................................   15,213    12,464    8,970

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                   (In thousands, except per share amounts)


16. DISCONTINUED OPERATIONS

   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001. With the exception of some minor job wrap-up and receivables collection, substantially all of these operations were terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under APB No. 30. Accordingly, the consolidated statements of operations have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax".

   Revenues from the discontinued Global Technologies segment were $75,750, $117,168 and zero in the years ended December 31, 2001, 2000 and 1999, respectively. Assets and liabilities attributable to the Global Technologies operations were as follows:

                                                      December 31,
                                                    ---------------
                                                     2001     2000
                                                    ------- -------
Current assets....................................  $ 4,394 $48,827
Goodwill and other long-term assets, net..........      468  14,428
Current liabilities...............................   15,166  39,042
Long-term liabilities.............................   10,440      --

   In connection with the decision to discontinue these operations, a charge of $26,491, net of the related income tax benefit of $7,819, was recorded in 2001 to provide for the estimated costs of disposal of these operations. This charge is reported under the caption "Loss on disposal of discontinued operations, net of tax" in the consolidated statements of operations. The loss on disposal of discontinued operations primarily consists of the write-off of non-deductible, unamortized goodwill of $11,972, net facility and equipment lease obligations of $12,449, net asset writedowns of $3,779 and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6,110.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   None

                                   PART III

Item 10. Directors and Executive Officers of the Registrant.

   The information appearing under the caption "Election of Directors" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference. Information regarding executive officers of Encompass is presented in Item 4A of this Form 10-K under the caption "Executive Officers of the Registrant."

Item 11. Executive Compensation.

   Information appearing under the caption "Executive Compensation" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management.

   Information appearing under the captions "Stock Ownership of Management and Directors" and "Ownership of Voting Securities in Excess of Five Percent by a Beneficial Owner" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions.

   Information appearing under the caption "Transactions with Management and Others" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

   (a) The following documents are filed as part of this report:

   1. Financial statements

    Independent Auditors' Report
    Report of Independent Accountants
    Consolidated Balance Sheets
    Consolidated Statements of Operations
    Consolidated Statements of Shareholders' Equity and Other Comprehensive
     Income
    Consolidated Statements of Cash Flows
    Notes to Consolidated Financial Statements

   2. Financial statement schedules

    None

   3. Exhibits

Exhibit
  No.           Description of Exhibit
-------         ----------------------
  2.1*   --Agreement and Plan of Merger dated as of November 2, 1999 by and between Group Maintenance America Corp. and Building One Services
           Corporation (Annex A to Joint Proxy Statement/ Prospectus of GroupMAC
           and Building One dated January 18, 2000).
  3.1*   --Certificate of Merger dated February 22, 2000 merging Building One
           Services Corporation into Group Maintenance America Corp., together with Exhibit A thereto (the Amended and Restated Articles of
           Incorporation of Encompass) (Exhibit 3.1 to Encompass' Annual Report
           on Form 10-K for the fiscal year ended December 31, 1999, File No.
           1-13565).
  3.2*   --Statement of Designation dated February 15, 2000 relating to the
           7.25% Convertible Preferred Stock of Encompass (Exhibit 3.2 to
           Encompass' Annual Report on Form 10-K for the fiscal year ended
           December 31, 1999, File No. 1- 13565).
  3.3*   --By-laws of Encompass, as amended (Exhibit 3.2 to Annual Report on
           Form 10-K/A for the fiscal year ended December 31, 1998, File
           No. 1- 13565).
  4.1*   --Indenture dated as of April 30, 1999, among Building One Services
           Corporation, the guarantors named therein and IBJ Whitehall Bank & Trust
           Company, as Trustee (Exhibit 4.1 to Encompass' Annual Report on Form 10-K
           for the fiscal year ended December 31, 1999, File No. 1- 13565).
  4.2*   --First Supplemental Indenture dated as of November 12, 1999, among
           Building One Services Corporation, the guarantors named therein and IBJ
           Whitehall Bank & Trust Company, as Trustee (Exhibit 4.2 to Encompass'
           Annual Report on Form 10-K for the fiscal year ended December 31, 1999,
           File No. 1- 13565).
  4.3*   --Second Supplemental Indenture dated as of January 31, 2000, among
           Building One Services Corporation, the guarantors named therein and IBJ
           Whitehall Bank & Trust Company, as Trustee (Exhibit 4.3 to Encompass'
           Annual Report on Form 10-K for the fiscal year ended December 31, 1999,
           File No. 1- 13565).
  4.4*   --Third Supplemental Indenture dated as of February 22, 2000 among
           Building One Services Corporation, Group Maintenance America Corp., the
           guarantors named therein and The Bank of New York, as successor to IBJ
           Whitehall Bank & Trust Company, as Trustee (Exhibit 4.4 to Encompass'
           Annual Report on Form 10-K for the fiscal year ended December 31, 1999,
           File No. 1- 13565).
  4.5*   --Fourth Supplemental Indenture dated as of June 28, 2001 to Indenture dated as of April 30, 1999 among Encompass, the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank & Trust
           Company, as Trustee (filed as Exhibit 10.2 to the Company's Quarterly
           Report on Form 10-Q for the quarter ended June 30, 2001, File No. 1-
           13565).

Exhibit
  No.           Description of Exhibit
-------         ----------------------
 4.6*     --Form of 10 1/2% Senior Subordinated Note (contained in the Fourth
            Supplemental Indenture filed as Exhibit 4.5).
 4.7*     --Form of Registration Rights Agreement dated as of June 28, 2001 between the Company and the Initial Purchasers named therein (Exhibit
            4.7 to Registration Statement No. 333-68064).
10.1*     --Encompass Services Corporation Amended and Restated 1997 Stock
            Awards Plan (formerly Group Maintenance America Corp. 1997 Stock
            Awards Plan, which was amended and restated as of December 5, 2000).
            (filed as Exhibit 10.1 to Encompass' Annual Report on Form 10-K for
            the fiscal year ended December 31, 2000, File No. 1-13565).
10.2*     --Group Maintenance America Corp. 1997 Stock Option Plan (Exhibit 10.2
            to Registration Statement No. 333-34067).
10.3*     --2000 Stock Performance Incentive Plan of Encompass Services
            Corporation (Annex G to Joint Proxy Statement of Encompass dated
            January 18, 2000).
10.4*     --2000 Stock Awards Plan of Encompass Services Corporation (Annex H to
            Joint Proxy Statement of Encompass dated January 18, 2000).
10.5*     --Employment Agreement dated effective as of March 28, 2000 between
            Encompass and J. Patrick Millinor, Jr. (Exhibit 10.5 to Encompass'
            Annual Report on Form 10-K for the fiscal year ended December 31,
            2000, File No. 1-13565).
10.6*     --First Amendment to Employment Agreement between Encompass and J.
            Patrick Millinor, Jr. (Exhibit 10.1 to Encompass' Quarterly Report on
            Form 10-Q for quarter ended September 30, 2000, File No. 1-13565).
10.7*     --Employment Agreement dated effective as of March 28, 2000 between
            Encompass and Joseph M. Ivey, Jr. (Exhibit 10.7 to Encompass' Annual
            Report on Form 10-K for the fiscal year ended December 31, 2000, File
            No. 1-13565).
10.8*     --First Amendment to Employment Agreement dated effective as of March
            1, 2001 between Encompass and Joseph M. Ivey, Jr. (Exhibit 10.8 to
            Encompass' Annual Report on Form 10-K for the fiscal year ended
            December 31, 2000, File No. 1-13565).
10.9*     --Employment Agreement dated effective as of November 1, 2000 between
            Encompass and Henry P. Holland. (Exhibit 10.9 to Encompass' Annual
            Report on Form 10-K for the fiscal year ended December 31, 2000, File
            No. 1-13565).
10.10*    --First Amendment to Employment Agreement dated effective as of
            October 16, 2000 between Encompass and Henry P. Holland establishing the date of employment as October 16, 2000. (Exhibit 10.10 to
            Encompass' Annual Report on Form 10-K for the fiscal year ended
            December 31, 2000, File No. 1-13565).
10.11     --Second Amendment to Employment Agreement dated effective as of March 1,
            2002 between Encompass and Henry P. Holland.
10.12*    --Employment Agreement dated effective as of March 21, 2000 between
            Encompass and Robert Tyler (Exhibit 10.14 to Encompass' Annual Report
            on Form 10-K for the fiscal year ended December 31, 2000, File No.
            1-13565).
10.13     --Employment Agreement dated effective as of April 1, 2001 between
            Encompass and Ray Naizer.
10.14*    --Credit Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.15 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No.
            1-13565).
10.15*    --First Amendment dated effective as of March 23, 2000 to Credit
            Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.1 to Encompass' Quarterly
            Report on Form 10-Q for the quarter ended June 30, 2000, File No.
            1-13565).

Exhibit
  No.           Description of Exhibit
-------         ----------------------
10.16*    --Second Amendment dated effective as of May 10, 2000 to Credit
            Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.2 to Encompass' Quarterly
            Report on Form 10-Q for the quarter ended June 30, 2000, File No. 1-
            13565).
10.17*    --Third Amendment dated effective as of June 8, 2001 to Credit
            Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as successor to Chase
            Bank of Texas, National Association, as syndication agent, First Union
            National Bank, as documentation agent, and the banks named therein therein (Exhibit 10.1 to Encompass' Quarterly Report on Form 10-Q for
            the quarter ended June 30, 2001, File No. 1-13565).
10.18*    --Fourth Amendment dated effective as of November 9, 2001 to Credit
            Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as successor to Chase
            Bank of Texas, National Association, as syndication agent, First Union
            National Bank, as documentation agent, and the banks named therein therein (Exhibit 10 to Encompass' Quarterly Report on Form 10-Q for
            the quarter ended September 30, 2001, File No. 1- 13565).
10.19*    --Subscription and Exchange Agreement dated November 2, 1999 between
            Group Maintenance America Corp. and BOSS II, LLC (Exhibit 10.11 to
            Registration Statement No. 333-93649).
10.20*    --Investors' Rights Agreement dated as of February 22, 2000 between
            Group Maintenance America Corp. and BOSS II, LLC (Exhibit 10.17 to
            Encompass' Annual Report on Form 10-K for the fiscal year ended
            December 31, 1999, File No. 1-13565).
10.21*    --Warrant Agreement dated as of November 25, 1997 between
            Consolidation Capital Corporation and Jonathan J. Ledecky (Exhibit
            10.19 to Annual Report on Form 10-K for the fiscal year ended December
            31, 1999, File No. 1-13565).
10.22*    --Warrant Agreement dated as of November 25, 1997 between Consolidated
            Capital Corporation and Friedman, Billings, Ramsey & Co., Inc.
            (Exhibit 10.18 to Annual Report on Form 10-K for the fiscal year ended
            December 31, 1999, File No. 1-13565).
10.23*    --Encompass Services Corporation 1997 Long- Term Incentive Plan for
            Employees of Building One Services Corporation (Exhibit 10.01 to
            Building One Registration Statement on Form S-1, Registration
            Statement No. 333-36193).
10.24*    --Encompass Services Corporation 1997 Non- Employee Directors' Stock
            Plan for Non- Employee Directors of Building One Services Corporation
            (Exhibit 10.02 to Building One's Annual Report on Form 10-K for the
            year ended December 31, 1997, File No. 0-23421).
10.25*    --Encompass Services Corporation Option Agreements for Employees of
            Building One Services Corporation (Building One Registration Statement
            on Form S-8, Registration Statement No. 333-59205).
10.26*    --Encompass Services Corporation 1998 Long- Term Incentive Plan for
            Employees of Building One Services Corporation (Exhibit A to Building
            One's Proxy Statement on Schedule 14A dated August 14, 1998, File No.
            0-23421).
10.27*    --Encompass Services Corporation 1999 Long- Term Incentive Plan for
            Employees of Building One Services Corporation (Exhibit B to Building
            One's Proxy Statement on Schedule 14A dated June 8, 1999, File No.
            0-23421).
21        --Subsidiaries of Encompass as of March 1, 2002.
23.1      --Consent of KPMG LLP.
23.2      --Consent of PricewaterhouseCoopers.
24        --Powers of Attorney.

--------
* Incorporated by reference from a prior filing as indicated.

  (b) Reports on Form 8-K.

   On December 5, 2001, Encompass filed an amendment to the Current Report on Form 8-K that it filed on August 21, 2001 with respect to its modification of its reporting and evaluation of segment performance. The amendment included audited financial statements reflecting restated after-tax results of discontinued operations.

   (c) Encompass has not filed with this report copies of certain instruments defining the rights of holders of long-term debt of Encompass and its subsidiaries. Encompass agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

   (d) None.

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of March, 2002.

                                          ENCOMPASS SERVICES CORPORATION


                                          By:   /s/ J. Patrick Millinor, Jr.*
                                             -----------------------------------
                                                J. Patrick Millinor, Jr.
                                                  Chairman of the Board

   Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

           Signature                                 Title                      Date
           ---------                                 -----                      ----

 /s/  J. Patrick Millinor, Jr.*         Director and Chairman of the       March 14, 2002
---------------------------------        Board
    J. Patrick Millinor, Jr.


      /s/  Joseph M. Ivey               Director and Chief Executive       March 14, 2002
---------------------------------         Officer (principal executive
         Joseph M. Ivey                   officer)


     /s/  Darren B. Miller              Senior Vice President and Chief    March 14, 2002
---------------------------------         Financial Officer (principal
        Darren B. Miller                  financial officer)


       /s/  L. Scott Biar               Vice President and Chief           March 14, 2002
---------------------------------         Accounting Officer (principal
         L. Scott Biar                    accounting officer)


      /s/  Andrew Africk*               Director                           March 14, 2002
---------------------------------
          Andrew Africk


     /s/  Vincent W. Eades*             Director                           March 14, 2002
---------------------------------
        Vincent W. Eades


      /s/  Michael Gross*               Director                           March 14, 2002
---------------------------------
         Michael Gross


      /s/  Scott Kleinman*              Director                           March 14, 2002
---------------------------------
         Scott Kleinman

           Signature                                 Title           Date
           ---------                                 -----           ----
          /s/  Donald L. Luke*           Director               March 14, 2002
--------------------------------------
             Donald L. Luke


        /S/  Lucian L. Morrison*         Director               March 14, 2002
--------------------------------------
           Lucian L. Morrison


      /S/  William M. Mounger, Ii*       Director               March 14, 2002
--------------------------------------
         William M. Mounger, Ii

         /S/  John M. Sullivan*          Director               March 14, 2002
--------------------------------------
            John M. Sullivan


*By:    /S/  Darren B. Miller                                   March 14, 2002
     ----------------------------------
            Darren B. Miller
(Attorney-in-fact for persons indicated)

                                INDEX TO EXHIBITS

Exhibit
  No.                  Description of Exhibit
-------                ----------------------
  2.1*   --Agreement and Plan of Merger dated as of November 2, 1999 by and between Group Maintenance America Corp. and Building One Services
           Corporation (Annex A to Joint Proxy Statement/ Prospectus of
           GroupMAC and Building One dated January 18, 2000).
  3.1*   --Certificate of Merger dated February 22, 2000 merging Building One
           Services Corporation into Group Maintenance America Corp., together with Exhibit A thereto (the Amended and Restated Articles of
           Incorporation of Encompass) (Exhibit 3.1 to Encompass' Annual Report
           on Form 10-K for the fiscal year ended December 31, 1999, File No.
           1-13565).
  3.2*   --Statement of Designation dated February 15, 2000 relating to the
           7.25% Convertible Preferred Stock of Encompass (Exhibit 3.2 to
           Encompass' Annual Report on Form 10-K for the fiscal year ended
           December 31, 1999, File No. 1-13565).
  3.3*   --By-laws of Encompass, as amended (Exhibit 3.2 to Annual Report on
           Form 10-K/ A for the fiscal year ended December 31, 1998, File No.
           1-13565).
  4.1*   --Indenture dated as of April 30, 1999, among Building One Services
           Corporation, the guarantors named therein and IBJ Whitehall Bank &
           Trust Company, as Trustee (Exhibit 4.1 to Encompass' Annual Report
           on Form 10-K for the fiscal year ended December 31, 1999, File No.
           1-13565).
  4.2*   --First Supplemental Indenture dated as of November 12, 1999, among
           Building One Services Corporation, the guarantors named therein and
           IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.2 to
           Encompass' Annual Report on Form 10-K for the fiscal year ended
           December 31, 1999, File No. 1-13565).
  4.3*   --Second Supplemental Indenture dated as of January 31, 2000, among
           Building One Services Corporation, the guarantors named therein and
           IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.3 to
           Encompass' Annual Report on Form 10-K for the fiscal year ended
           December 31, 1999, File No. 1-13565).
  4.4*   --Third Supplemental Indenture dated as of February 22, 2000 among
           Building One Services Corporation, Group Maintenance America Corp.,
           the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.4 to
           Encompass' Annual Report on Form 10-K for the fiscal year ended
           December 31, 1999, File No. 1-13565).
  4.5*   --Fourth Supplemental Indenture dated as of June 28, 2001 to Indenture dated as of April 30, 1999 among Encompass, the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank
           & Trust Company, as Trustee (filed as Exhibit 10.2 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended June 30, 2001,
           File No. 1-13565).
  4.6*   --Form of 10 1/2% Senior Subordinated Note (contained in the Fourth
           Supplemental Indenture filed as Exhibit 4.5).
  4.7*   --Form of Registration Rights Agreement dated as of June 28, 2001 between the Company and the Initial Purchasers named therein
           (Exhibit 4.7 to Registration Statement No. 333-68064).
 10.1*   --Encompass Services Corporation Amended and Restated 1997 Stock Awards
           Plan (formerly Group Maintenance America Corp. 1997 Stock Awards Plan,
           which was amended and restated as of December 5, 2000). (filed as
           Exhibit 10.1 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-13565).
 10.2*   --Group Maintenance America Corp. 1997 Stock Option Plan (Exhibit 10.2
           to Registration Statement No. 333-34067).
 10.3*   --2000 Stock Performance Incentive Plan of Encompass Services
           Corporation (Annex G to Joint Proxy Statement of Encompass dated
           January 18, 2000).
 10.4*   --2000 Stock Awards Plan of Encompass Services Corporation (Annex H to
           Joint Proxy Statement of Encompass dated January 18, 2000).
 10.5*   --Employment Agreement dated effective as of March 28, 2000 between
           Encompass and J. Patrick Millinor, Jr. (Exhibit 10.5 to Encompass'
           Annual Report on Form 10-K for the fiscal year ended December 31,
           2000, File No. 1-13565).

Exhibit
  No.                Description of Exhibit
-------              ----------------------
10.6*   --First Amendment to Employment Agreement between Encompass and J.
          Patrick Millinor, Jr. (Exhibit 10.1 to Encompass' Quarterly Report on
          Form 10-Q for quarter ended September 30, 2000, File No. 1-13565).
10.7*   --Employment Agreement dated effective as of March 28, 2000 between
          Encompass and Joseph M. Ivey, Jr. (Exhibit 10.7 to Encompass' Annual
          Report on Form 10-K for the fiscal year ended December 31, 2000, File
          No. 1-13565).
10.8*   --First Amendment to Employment Agreement dated effective as of March 1,
          2001 between Encompass and Joseph M. Ivey, Jr. (Exhibit 10.8 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 2000, File No. 1-13565).
10.9*   --Employment Agreement dated effective as of November 1, 2000 between
          Encompass and Henry P. Holland. (Exhibit 10.9 to Encompass' Annual
          Report on Form 10-K for the fiscal year ended December 31, 2000, File
          No. 1-13565).
10.10*  --First Amendment to Employment Agreement dated effective as of October
          16, 2000 between Encompass and Henry P. Holland establishing the date of employment as October 16, 2000. (Exhibit 10.10 to Encompass' Annual
          Report on Form 10-K for the fiscal year ended December 31, 2000, File
          No. 1-13565).
10.11   --Second Amendment to Employment Agreement dated effective as of March
          1, 2002 between Encompass and Henry P. Holland.
10.12*  --Employment Agreement dated effective as of March 21, 2000 between
          Encompass and Robert Tyler (Exhibit 10.14 to Encompass' Annual Report
          on Form 10-K for the fiscal year ended December 31, 2000, File No.
          1-13565).
10.13   --Employment Agreement dated effective as of April 1, 2001 between
          Encompass and Ray Naizer.
10.14*  --Credit Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.15 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No.
          1-13565).
10.15*  --First Amendment dated effective as of March 23, 2000 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.1 to Encompass' Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000, File No.
          1-13565).
10.16*  --Second Amendment dated effective as of May 10, 2000 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.2 to Encompass' Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000, File No.
          1-13565).
10.17*  --Third Amendment dated effective as of June 8, 2001 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as successor to Chase
          Bank of Texas, National Association, as syndication agent, First Union
          National Bank, as documentation agent, and the banks named therein therein (Exhibit 10.1 to Encompass' Quarterly Report on Form 10-Q for
          the quarter ended June 30, 2001, File No. 1-13565).
10.18*  --Fourth Amendment dated effective as of November 9, 2001 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as successor to Chase
          Bank of Texas, National Association, as syndication agent, First Union
          National Bank, as documentation agent, and the banks named therein therein (Exhibit 10 to Encompass' Quarterly Report on Form 10-Q for
          the quarter ended September 30, 2001, File No. 1-13565).

Exhibit
  No.                Description of Exhibit
-------              ----------------------
10.19*  --Subscription and Exchange Agreement dated November 2, 1999 between
          Group Maintenance America Corp. and BOSS II, LLC (Exhibit 10.11 to
          Registration Statement No. 333-93649).
10.20*  --Investors' Rights Agreement dated as of February 22, 2000 between
          Group Maintenance America Corp. and BOSS II, LLC (Exhibit 10.17 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
10.21*  --Warrant Agreement dated as of November 25, 1997 between
          Consolidation Capital Corporation and Jonathan J. Ledecky (Exhibit
          10.19 to Annual Report on Form 10-K for the fiscal year ended December
          31, 1999, File No. 1-13565).
10.22*  --Warrant Agreement dated as of November 25, 1997 between Consolidated
          Capital Corporation and Friedman, Billings, Ramsey & Co., Inc.
          (Exhibit 10.18 to Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
10.23*  --Encompass Services Corporation 1997 Long- Term Incentive Plan for
          Employees of Building One Services Corporation (Exhibit 10.01 to
          Building One Registration Statement on Form S-1, Registration
          Statement No. 333-36193).
10.24*  --Encompass Services Corporation 1997 Non- Employee Directors' Stock
          Plan for Non- Employee Directors of Building One Services Corporation
          (Exhibit 10.02 to Building One's Annual Report on Form 10-K for the
          year ended December 31, 1997, File No. 0-23421).
10.25*  --Encompass Services Corporation Option Agreements for Employees of
          Building One Services Corporation (Building One Registration Statement
          on Form S-8, Registration Statement No. 333-59205).
10.26*  --Encompass Services Corporation 1998 Long- Term Incentive Plan for
          Employees of Building One Services Corporation (Exhibit A to Building
          One's Proxy Statement on Schedule 14A dated August 14, 1998, File No.
          0-23421).
10.27*  --Encompass Services Corporation 1999 Long- Term Incentive Plan for
          Employees of Building One Services Corporation (Exhibit B to Building
          One's Proxy Statement on Schedule 14A dated June 8, 1999, File No.
          0-23421).
21      --Subsidiaries of Encompass as of March 1, 2002.
23.1    --Consent of KPMG LLP.
23.2    --Consent of PricewaterhouseCoopers.
24      --Powers of Attorney.

--------
*  Incorporated by reference from a prior filing as indicated.

                                   EXHIBIT B-2

 Encompass Services Corporation's Form 10-K/A for the year ended December 31,
                        2001, as filed on April 30, 2002

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                   Form 10-K/A

|X| ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                   For the fiscal year ended December 31, 2001

                                       or

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                  For the transition period from       to

                           Commission File No. 1-13565

                         Encompass Services Corporation
             (Exact name of registrant as specified in its charter)

               Texas                                       76-0535259
 (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                      Identification Number)

                          3 Greenway Plaza, Suite 2000
                              Houston, Texas 77046
                     (Address of principal executive office)

                                 (713) 860-0100
              (Registrant's telephone number, including area code)

           Securities registered pursuant to Section 12(b) of the Act:

                                               Name of each exchange on
       Title of each class                           which registered
       -------------------                        ------------------------
  Common stock, par value $0.001                New York Stock Exchange

        Securities registered pursuant to Section 12(g) of the Act: None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |_|

     As of March 1, 2002, (i) there were 64,020,898 shares of common stock, par value $0.001 per share, of the registrant issued and outstanding and (ii) the aggregate market value of the common stock held by non-affiliates of the registrant (based on the closing price per share of the registrant's common stock reported on the New York Stock Exchange on that date) was $144,404,942. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.

                               TABLE OF CONTENTS*

                                                                        Page

                                    PART III

Item 10.   Directors and Executive Officers of the
            Registrant..................................................   1
Item 11.   Executive Compensation.......................................   4
Item 12.   Security Ownership of Certain Beneficial Owners and
            Management...................................................  8
Item 13.   Certain Relationships and Related Transactions................  9

* Items omitted from this Form 10-K/A are included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 14, 2002.

                                    PART III

Item 10. Directors and Executive Officers of the Registrant.

     Information regarding executive officers of Encompass is presented in Item 4A of this Form 10-K under the caption "Executive Officers of the Registrant."

    The following sets forth certain information concerning the current directors of Encompass. As of April 1, 2002, certain affiliates of Apollo Management IV, L.P. ("Apollo") held in the aggregate 256,191 shares of 7.25% Convertible Preferred Stock of the Company (the "Preferred Stock"). For so long as Apollo or its affiliates hold in the aggregate Preferred Stock or any security representing the right to receive common stock ("common stock equivalents") equal to at least 50% of the common stock equivalents represented by Apollo's initial investment in the Preferred Stock, Apollo is entitled to elect the greater of three directors or the number of directors representing 30% of the Board of Directors of the Company, rounded up to the nearest whole director. The number of directors that may be elected by Apollo decreases as its ownership of common stock equivalents decreases. Messrs. Africk, Gross and Kleinman have been elected to serve as directors of Encompass by Apollo. All directors hold office until the next succeeding annual meeting of shareholders and until their respective successors have been elected and qualified.

Andrew Africk
Director since 2000

     Mr. Africk, age 35, became a Director of the Company upon the merger of Building One Services Corporation ("BOSC") into the Company on February 22, 2000. He was previously a Director of BOSC from April 1999 until February 2000. Mr. Africk has been a principal of Apollo Advisors, L.P. for more than five years and of Lion Advisors, L.P., a financial advisor to, and representative of, institutional investors with respect to securities investments. Mr. Africk is also a Director of Rare Medium Group, Inc. and several private venture companies.

Vincent W. Eades
Director since 2000

     Mr. Eades, age 43, became a Director of the Company upon the merger of BOSC into the Company on February 22, 2000. He was previously a Director of BOSC from November 1997 until February 2000. Since January 2002, Mr. Eades has served as President of Meline USA, L.L.C., an importer of leather apparel for motorcycle enthusiasts. Previously, between May 1998 and October 2002, Mr. Eades served as the Chairman and Chief Executive Officer of Powerride Motorsports, Inc., a consolidator of the motorcycle and leisure sports dealership industry. Between May 1995 and May 1998, he served as the Senior Vice President of sales and marketing for Starbucks Coffee Co., Inc. From November 1985 through May 1995, Mr. Eades was employed by Hallmark Cards, Inc., most recently as a general manager. Additionally, he serves as a Director of USA Floral Products, Inc. and UniCapital Corporation.

Michael Gross
Director since 2000

     Mr. Gross, age 40, became a Director of the Company upon the merger of BOSC into the Company on February 22, 2000. He was previously a Director of BOSC from April 1999 until February 2000. Mr. Gross is one of the founding principals of Apollo Advisors, L.P., which together with its affiliates acts as managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Gross is also a Director of Allied Waste Industries, Inc., Breuners Home Furnishings Corporation, Clark Retail Enterprises, Inc., Converse, Inc., Florsheim Group, Inc., Pacer International, Inc., Rare Medium Group, Inc., Saks Incorporated, Sylvan Leaning Systems, Inc. and United Rentals, Inc.

Joseph M. Ivey, Jr.
Director since 2000

     Mr. Ivey, age 43, became President and Chief Executive Officer and a Director of the Company in February 2000. He previously served as the President and Chief Executive Officer of BOSC from February 1999 to February 2000. He also served as a Director of BOSC from October 1998 to February 2000. From September 1998 to February 1999, Mr. Ivey served as the President of the BOSC mechanical group. Prior to joining BOSC, Mr. Ivey served as the Chairman and Chief Executive Officer of Ivey Mechanical Company, Inc., a mechanical services company that BOSC acquired in September 1998. Mr. Ivey is a graduate of, and serves as a trustee of, Freed-Hardeman University.

Scott Kleinman
Director since 2000

     Mr. Kleinman, age 29, is currently a principal of Apollo Advisors, L.P. and has been employed by Apollo Advisors since February 1996. Previously, Mr. Kleinman was employed by Smith Barney Inc. in its investment banking division from July 1994 through January 1996. Mr. Kleinman is also a Director of Resolution Performance Products, LLC and Compass Minerals Group, Inc.

Donald L. Luke
Director since 1997

    Mr. Luke, age 65, has served as Chairman of the Board and Chief Executive Officer of American Fire Protection Group, Inc., a fire protection and life safety corporation, since December 2001 and as Chief Executive Officer since November 2000. He previously served as Executive Vice President and Chief Operating Officer of the Company from March 2000 to August 2000. From August 1997 until the merger of BOSC into the Company in February 2000, he served as President and Chief Operating Officer of the Company. Mr. Luke is also a Director of MicroPower Electronics Inc.

J. Patrick Millinor, Jr.
Director since 1997

    Mr. Millinor, age 56, became Chairman of the Board of the Company in February 2000. He previously served as Chief Executive Officer of the Company from April 1997 to February 2000 and also served as President of the Company from April 1997 until June 1997. From October 1996 through April 1997, he served as Chief Executive Officer of the Company's predecessor. From September 1994 to October 1996, Mr. Millinor worked directly for Mr. Gordon Cain, a significant shareholder in the Company, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. He currently serves as Chairman of the Board of ADViSYS, Inc., and as a Director of Agennix Incorporated and Haelan Health(R) Corporation.

Lucian L. Morrison
Director since 1997

    Mr. Morrison, age 65, has been engaged as a trustee and consultant with respect to trust, estate, probate and qualified plan matters since 1992. From 1990 through 1992, he served as Chief Fiduciary Officer of Northern Trust Bank of Texas and from 1979 until 1990 he served as Chief Executive Officer of Heritage Trust Company.

William M. Mounger II
Director since 2000

     Mr. Mounger, age 45, currently serves as Chairman of the Board, President and Chief Operating Officer of Genesis Resources LLC. From November 2000 through February 2002, he served as Chairman of the Board of TeleCorp PCS, Inc., which provides personal communications services in 14 states and Puerto Rico. Previously, he co-founded and served as Chief Executive Officer and Chairman of the Board of Tritel, Inc. from January 1999 to November 2000. He also co-founded and served as Chief Executive Officer and Chairman of the Board of Mercury Communications Company from June 1990 to January 1999. Mr. Mounger also serves as a director on the Mississippi Advisory Board of AmSouth Bank.

John M. Sullivan
Director since 1997

     Mr. Sullivan, age 66, has been President of Beta Consulting, Inc., which provides management services for family enterprises, since 1994. From 1992 through 1994, he was an International Tax Director for General Motors Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently serves as a Director of Atlantic Coast Airlines Holdings, Inc.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, among others, to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons, the Company believes that, except for late filings by Mr. William Hill and Mr. Ray Naizer described below, all filing requirements applicable to its executive officers and directors were complied with during 2001.

     Mr. William Hill became a reporting person, as defined by Section 16(a), on December 1, 2001. Mr. Hill inadvertently omitted from his Form 3, 125 shares of Common Stock held in trust for one of his children. This omission was acknowledged on the Form 5 filed with the Securities and Exchange Commission on February 8, 2002 on Mr. Hill's behalf.

     Mr. Ray Naizer became a reporting person, as defined by Section 16(a), on April 1, 2001. Mr. Naizer inadvertently omitted from his Form 3 a grant of an option to purchase 35,000 shares of Common Stock. This omission was acknowledged on the Form 5 filed with the Securities and Exchange Commission on February 8, 2002 on Mr. Naizer's behalf.

Item 11. Executive Compensation.

Executive Compensation

     The following table sets forth the remuneration paid by the Company to the Chief Executive Officer and the four other most highly compensated key executive officers of the Company based on 2001 salaries and bonuses.

                           Summary Compensation Table


                                                                     Annual              Long-Term
                                                                 Compensation(1)        Compensation
                                                               ------------------      --------------
                                                                                           Shares
                                                                                         Underlying       All Other
              Name and Principal Position             Year     Salary       Bonus       Stock Options   Compensation(2)
              ---------------------------             ----     ------       -----       -------------   ---------------

J. Patrick Millinor, Jr............................   2001    $424,992    $      0              --          $10,351
Chairman of the Board                                 2000     406,831           0         160,000            5,250
                                                      1999     210,000     225,000              --            4,791


Joseph M. Ivey, Jr.(3).............................   2001     490,634           0         100,000            8,487
President and Chief Executive Officer                 2000     316,961           0         125,000           27,485

Henry P. Holland(4)................................   2001     383,757           0          50,000            6,047
Executive Vice President, Chief Operating Officer     2000      78,125           0         100,000               --

Ray Naizer(5).......................................  2001     263,208     401,627          60,000           10,846
Senior Vice President, Operations

Robert Tyler(6).....................................  2001     238,125     128,000          30,000            4,424
Senior Vice President, Operations                     2000     210,607     140,000          60,000            5,604
                                                      1999     145,000     108,750              --            3,754


(1) The annual amount of perquisites or other personal benefits provided to each individual does not exceed the lesser of $50,000 or 10% of reported salary and bonus.

(2) All Other Compensation for 2001 consists of (i) car allowance for Mr. Naizer of $1,212, (ii) insurance premiums and related income tax expense for Messrs. Millinor, Ivey, Holland and Tyler of $6,321, $1,740, $3,049 and $1,849, respectively, (iii) Company contributions to retirement programs on behalf of Messrs. Millinor, Ivey, Naizer, and Tyler of $2,100, $5,250, $9,634, and $600, respectively, and (iv) club dues for Messrs. Millinor, Ivey, Holland and Tyler of $1,930, $1,497, $2,998 and $1,975, respectively.

(3)      Mr. Ivey became an officer of the Company as of February 22, 2000.

(4)      Mr. Holland became an officer of the Company as of October 16, 2000.

(5)      Mr. Naizer became an officer of the Company as of April 1, 2001.

(6) Mr. Tyler resigned as Senior Vice President, Operations of the Company as of January 31, 2002. See "Employment Agreements" below.

Stock Option Grants in 2001

     The following table sets forth certain information with respect to stock option grants made to the persons named in the Summary Compensation Table during 2001 under the Company's 1997 Stock Awards Plan and 2000 Stock Awards Plan. During 2001, there was no repricing by the Company of stock options held by the persons named in the Summary Compensation Table and no stock appreciation rights were granted.

                       Option Grants in Last Fiscal Year


                                                    Individual Grants
                                     ------------------------------------------------
                                      Number of    % of Total                           Potential Realizable Value
                                     Securities     Options                               at Assumed Annual Rate
                                     Underlying    Granted to    Exercise                      of Stock Price
                                      Options      Employees     Price Per  Expiration     Appreciation for Option
Name                                 Granted(1)  In Fiscal 2001   Share        Date               Term(2)
----                                 ----------  --------------  ---------  ----------   --------------------------
                                                                                               5%         10%
                                                                                              ---         ---

J. Patrick Millinor, Jr............        0        --               --            --       $      0    $      0
Joseph M. Ivey, Jr.................  100,000       6.3%           $6.00     2/13/2011        377,340     956,250
Henry P. Holland...................   25,000       1.6             4.28     4/16/2011         67,292     170,530
                                      25,000       1.6             3.20    10/16/2011         50,312     127,500
Ray Naizer.........................   25,000       1.6             6.28     1/22/2011         98,737     250,218
                                      35,000       2.2             6.00     4/01/2011        132,069     334,688
Robert Tyler(3)....................   30,000       1.9             6.00     2/13/2011        113,202     286,875

----------
(1) All options granted in 2001 have an exercise price equal to or greater than 100% of the fair market value on the date of grant, have ten year terms and become exercisable with respect to 25% of the shares subject to the option on each anniversary of the date of grant.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore not intended to forecast possible future appreciation, if any, of the price of Common Stock.

(3) Mr. Tyler resigned as Senior Vice President, Operations of the Company as of January 31, 2002. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002. See "Employment Agreements" below.

Options Exercised in 2001 and 2001 Year-End Values

     The following table sets forth information concerning the number of shares of Common Stock acquired on exercise of stock options, the value realized on such exercise, and the number and value of unexercised stock options held at December 31, 2001 by the persons named in the Summary Compensation Table.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year End Option Values


                                                                           Number of Securities       Value of Unexercised
                                                                          Underlying Unexercised          In-the-Money
                                           Shares Acquired     Value             Options at                 Options at
Name                                         On Exercise     Realized       December 31, 2001         December 31, 2001(1)
----                                       ---------------   --------   --------------------------  --------------------------
                                                                        Exercisable  Unexercisable  Exercisable  Unexercisable
                                                                        -----------  -------------  -----------  -------------
J. Patrick Millinor, Jr..............               0            0       140,349       121,250       $    0        $    0
Joseph M. Ivey, Jr...................               0            0       265,625       428,125            0             0
Henry P. Holland ....................               0            0        31,250       118,750            0             0
Ray Naizer...........................               0            0        18,500        78,500            0             0
Robert Tyler (2).....................               0            0        40,500        83,500            0             0

---------------
(1) Based on the closing price of the Common Stock on December 31, 2001 of $2.90.

(2) Mr. Tyler resigned as Senior Vice President, Operations of the Company as of January 31, 2002. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002. See "Employment Agreements" below.

Long-Term Incentive Plan ("LTIP") Awards

     None of the officers named in the Summary Compensation Table were granted any stock awards in 2001 under the Company's 2000 Stock Performance Incentive Plan.

Employment Agreements

     Mr. Millinor entered into an employment agreement with the Company effective March 28, 2000, which was amended on August 2, 2000. The agreement provides that Mr. Millinor will serve as non-executive Chairman of the Board of the Company through March 28, 2003, and provides for an initial annual base salary of $425,000 and a cash bonus equal to 100% of the Chief Executive Officer's bonus in 2000, 75% in 2001, 50% in 2002 and 25% in 2003, prorated through March 28, 2003. Under the agreement, the Company will provide Mr. Millinor with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The agreement is terminable by either party upon 60 days' prior written notice, but if the termination is by the Company without cause or by Mr. Millinor for good reason (as defined in the agreement), including a change of control, then Mr. Millinor will be entitled to receive an amount equal to three times the sum of his annual base salary then in effect and his prior year's bonus, as well as amounts sufficient to pay medical, life and disability insurance premiums until such time as Mr. Millinor is eligible to receive Medicare coverage and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. In addition, all options granted to him prior to such termination will become immediately exercisable. Furthermore, as of March 28, 2003, all options granted to Mr. Millinor prior to October 1, 2000 will become immediately exercisable and the Company will continue to pay Mr. Millinor amounts sufficient to pay medical, life and disability insurance until such time as he is eligible to receive Medicare coverage. The agreement provides that Mr. Millinor may participate in other business activities, provided such activities do not violate the provisions of the employment agreement.

     Mr. Ivey entered into an employment agreement with the Company effective March 28, 2000, which was amended on March 1, 2001. The agreement provides for an initial annual base salary of $425,000 and a target bonus of not less than 120% of his base salary, contingent upon the actual performance of the Company. Under the agreement, the Company will provide Mr. Ivey with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The initial term of his employment will be for three years, and the agreement will automatically be extended for an additional year each anniversary of the employment agreement unless notice of nonrenewal is provided by either party or the agreement is otherwise terminated. The agreement is terminable by either party upon 60 days' prior written notice, but if the termination is by the Company without cause or by Mr. Ivey for good reason (as defined in the agreement), including a change of control, then Mr. Ivey will be entitled to receive an amount equal to three times the sum of his annual base salary then in effect and the amount of his target bonus, as well as amounts sufficient to pay 36 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. If his employment is terminated by the Company without cause or by Mr. Ivey for good reason, including a change of control, all stock options granted to him will become immediately exercisable.

     Mr. Holland entered into an employment agreement with the Company effective October 16, 2000, which was amended March 1, 2002. The agreement provides for an initial annual base salary of $375,000 and a target bonus of not less than 100% of his base salary, contingent upon the actual performance of the Company. Under the agreement, the Company will provide Mr. Holland with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The initial term of his employment will be for two years, and the agreement will automatically renew for an additional year on the termination date and on each anniversary of that date unless notice of nonrenewal is provided by either party or the agreement is otherwise terminated. The agreement is terminable by either party upon 30 days' prior written notice, but if the termination is by the Company without cause or by Mr. Holland for good reason (as defined in the agreement), then Mr. Holland will be entitled to receive an amount equal to two times the sum of his annual base salary then in effect and the lesser of the amount of his actual bonus earned with respect to the preceding calendar year and his target bonus, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. The agreement also provides that if Mr. Holland's employment is terminated or not renewed as a result of a change of control, he will be entitled to receive an amount equal to two times the sum of his annual base salary then in effect and the amount of his actual bonus earned with respect to the preceding calendar year, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. In addition, all stock options granted to him will become immediately exercisable. If the Company elects not to renew the agreement at the end of any term, Mr. Holland will be entitled to receive an amount equal to two times his annual base salary then in effect, an amount equal to his pro-rata bonus earned for the period of time in which he was employed by the Company in such calendar year, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any.

     Mr. Naizer entered into an employment agreement with the Company effective April 1, 2001. The agreement provides for an initial annual base salary of $265,000 and a target bonus of not less than 135% of his base salary, contingent upon the actual performance of the Company. Under the agreement, the Company will provide Mr. Naizer with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The initial term of his employment will be for two years, and the agreement will automatically renew for an additional year on the termination date and on each anniversary of that date unless notice of nonrenewal is provided by either party or the agreement is otherwise terminated. The agreement is terminable by either party upon 30 days' prior written notice, but if the termination is by the Company without cause or by Mr. Naizer for good reason (as defined in the agreement), then Mr. Naizer will be entitled to receive an amount equal to the sum of his annual base salary then in effect and the lesser of the amount of his actual bonus earned with respect to the preceding calendar year and his target bonus, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. The agreement also provides that if Mr. Naizer's employment is terminated or not renewed as a result of a change of control, he will be entitled to receive an amount equal to the sum of his annual base salary then in effect and the lesser of the amount of his actual bonus earned with respect to the preceding calendar year and his target bonus, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. If the Company elects not to renew the agreement at the end of any term, Mr. Naizer will be entitled to receive an amount equal to his annual base salary, as well as amounts sufficient to pay 12 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any.

     Each of the foregoing employment agreements obligates the employee not to disclose Company information and to not compete with the Company for a one-year period following such employee's termination of employment (or for a longer period if the termination was by the Company without cause or by the employee for good reason).

     Effective as of January 31, 2002, Mr. Tyler resigned his position as Senior Vice President, Operations. In accordance with the terms of his employment agreement, and in consideration of certain covenants, including a covenant not to compete, the Company paid Mr. Tyler upon his termination of employment an amount equal to the sum of his annual base salary and target bonus plus amounts sufficient to pay 12 months of medical, life and disability insurance premiums. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002.

Compensation of Directors

     Directors who are not receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000. Non-employee directors may elect to be paid his or her fees in the form of a Phantom Stock Award under the Company's 2000 Stock Awards Plan, in lieu of a cash payment of such fees. Additionally, each director who is not receiving compensation as an officer, employee or consultant of the Company receives $1,000 for each regular Board meeting attended and $500 for each Committee meeting attended on a day other than the day upon which a meeting of the entire Board has been called. Each non-employee director who serves as Chairman of the Board or of any regular Committee of the Board receives an additional fee of $1,000 per annum. In addition, each non-employee director receives an automatic initial grant of an option to purchase 20,000 shares of Common Stock on the date of such person's initial election to the Board of Directors. Thereafter, upon re-election each director receives an automatic grant of an option to purchase 5,000 shares. Each such option has and will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and will have a ten-year term. Options granted upon initial election to the Board of Directors will become exercisable with respect to 25% of the shares subject to such option following 6, 12, 18 and 24 months of the date of grant, respectively. Options granted upon reelection to the Board of Directors will become exercisable with respect to 50% of the shares subject to such option following 6 and 12 months of the date of grant, respectively.

Compensation Committee Interlocks and Insider Participation

     During 2001, Messrs. Africk, Eades, Gross, Morrison and Mounger (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee. There were no interlocks or insider participation with other companies within the meaning of the proxy rules of the Securities and Exchange Commission during 2001.

Item 12. Security Ownership of Certain Beneficial Owners and Management.

Stock Ownership of Management and Directors

    The following table sets forth, as of April 1, 2002, the number of shares of Common Stock of the Company beneficially owned by (i) each of the Company's directors and the executive officers named in the summary compensation table on page 4 and (ii) all executive officers and directors as a group:

                                      Beneficial
                                      Ownership                         Percent
                                     (excluding     Stock                 Of
      Name of Beneficial Owner       options)(1)  Options(5)    Total    Class
      ------------------------       -----------  ----------    -----   -------
Andrew Africk.....................         0(2)     32,500      32,500     *
Vincent W. Eades..................         0        41,284      41,284     *
Michael Gross.....................         0(2)     32,500      33,238     *
Henry P. Holland..................         0        31,250      31,250     *
Joseph M. Ivey, Jr................   935,638(3)    400,000   1,335,638    2.1
Scott Kleinman....................         0(2)      7,500       7,500     *
Donald L. Luke....................       978        87,219      88,197     *
J. Patrick Millinor, Jr...........   167,288(4)    347,637     180,349     *
Lucian L. Morrison................     3,618        20,750      24,368     *
William M. Mounger II.............    10,000         2,500      12,500     *
Ray Naizer........................    74,523        33,500     108,023     *
John M. Sullivan..................    13,937        31,250      45,187     *
Robert Tyler (6)..................     1,400        63,000      64,400     *
All executive  officers and
directors as a group
(23 persons)...................... 1,283,378     1,320,746   2,601,624    4.0
----------
 *   Less than one percent.

(1) Except as otherwise noted, each director and executive officer has sole voting and investment power over the shares beneficially owned as set forth in this column.

(2) Does not include, and the director disclaims beneficial ownership of, the shares of Preferred Stock and Common Stock beneficially owned by Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas Partners IV, L.P. ("AOP"). The director is a principal of Apollo Advisors IV, L.P., the general partner of AIF and AOP, and may be deemed to beneficially own such shares as a result of his position with Apollo Advisors IV, L.P. See "Security Ownership of Certain Beneficial Owners."

(3) Includes 300,438 shares held by Ivey National Corporation (the principal stockholder of which is Mr. Ivey's father), of which Mr. Ivey disclaims beneficial ownership beyond his pecuniary interest.

(4) Includes 143 shares held by Mr. Millinor's children, of which Mr. Millinor disclaims beneficial ownership.

(5) The directors and executive officers have the right to acquire the shares of Common Stock reflected in this column within 60 days of April 1, 2002, through the exercise of stock options or warrants.

(6) Mr. Tyler resigned as Senior Vice President, Operations of the Company effective as of January 31, 2002. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002. See "Employment Agreements" below.

Security Ownership of Certain Beneficial Owners

     As of April 1, 2002, the entities known to the Company to be beneficial owners of more than five percent of any class of equity security of the Company were:


                                                 Total Number              Total Number
                                                 of Shares of              of Shares of
                                               Preferred Stock            Common Stock
      Name and Address                           Beneficially   % of      Beneficially       % of
     of Beneficial Owner                            Owned      Class          Owned         Class
     -------------------                       --------------  -----      ------------      -----

     Apollo Investment Fund IV, L.P. (1)......     242,946     94.8%       21,414,379       25.1%
     c/o Apollo Advisors IV, L.P.
     Two Manhattanville Road
     Purchase, N.Y. 10577

     Apollo Overseas Partners IV, L.P. (1)....      13,245      5.2%        1,166,390        1.8%
     c/o Apollo Advisors IV, L.P.
     Two Manhattanville Road
     Purchase, N.Y. 10577

     Dimensional Fund Advisors(2)............                               3,847,400        6.0%
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA 90401

---------------
(1) The number of shares of Common Stock beneficially owned by Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas Partners IV, L.P. ("AOP") consists of 21,293,269 shares that are issuable upon conversion of the Preferred Stock and 1,287,500 shares that may be purchased pursuant to warrants issued by Building One Services Corporation ("BOSC") and assumed by the Company in accordance with the merger agreement between the Company and BOSC, having an exercise price of $16.00 per share. The shares of Preferred Stock are convertible by AIF and AOP at $14.00 per share into 20,192,413 and 1,100,856 shares of Common Stock, respectively, based upon the face amount of the Preferred Stock of $256,191,000 plus accrued dividends of $41,914,767 as of April 1, 2002. Both AIF and AOP, as well as the general partner of these entities, Apollo Advisors IV, L.P. are affiliated with Apollo Management IV, L.P.

(2) Based on a Schedule 13G filed on January 30, 2002, Dimensional Fund Advisors Inc. ("Dimensional") reports sole voting and dispositive power with respect to all such shares as a result of acting as investment advisor to various investment companies. The Schedule 13G states that no one investment advisory client of Dimensional owns more than 5% of the shares and disclaims beneficial ownership by Dimensional of all such securities. Percentage ownership shown is calculated based on the number of shares of Common Stock outstanding as of April 1, 2002, rather than January 30, 2002.

Item 13. Certain Relationships and Related Transactions.

Transactions with Management and Others

     Mr. Ivey is an officer and stockholder of two corporations that lease real property and an airplane to Encompass Mechanical Services Southeast, Inc. (formerly known as Ivey Mechanical Company, Inc., one of the Company's subsidiaries acquired in September 1998). The leases provide for lease payments in the aggregate amount of $8,330 per month, or $99,960 annually. In addition, the Company pays a fee based upon the use of the airplane. In 2001, the Company paid $66,560 in usage fees for the airplane. Encompass Mechanical Services Southeast, Inc. also leases a facility from J. Marlin Ivey, father to Mr. Ivey, for $18,429 per month, or $221,148 annually.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of April, 2002.

                                ENCOMPASS SERVICES CORPORATION


                                By: /s/ Darren B. Miller
                                    ---------------------------------------
                                    Darren B. Miller
                                    Senior Vice President and
                                     Chief Financial Officer

                                   EXHIBIT B-3

 Encompass Services Corporation's Form 10-K/A for the year ended December 31,
                         2001, as filed on July 1, 2002

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                  FORM 10-K/A

                               -----------------
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
  ACT OF 1934

                  For the fiscal year ended December 31, 2001

                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
  EXCHANGE ACT OF 1934

              For the transition period from        to

                          Commission File No. 1-13565


                        ENCOMPASS SERVICES CORPORATION
            (Exact name of registrant as specified in its charter)

                       Texas                   76-0535259
                  (State or other           (I.R.S. Employer
                  jurisdiction of        Identification Number)
                 incorporation or
                   organization)

                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                    (Address of principal executive office)
                                 713-860-0100
             (Registrant's telephone number, including area code)

          Securities registered pursuant to Section 12(b) of the Act:

                                        Name of each exchange on
                Title of each class         which registered
                -------------------     ------------------------
              Common stock, par value
                       $0.001            New York Stock Exchange

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

   As of June 28, 2002, (i) there were 64,280,367 shares of common stock, par value $0.001 per share, of the registrant issued and outstanding and (ii) the aggregate market value of the common stock held by non-affiliates of the registrant (based on the closing price per share of the registrant's common stock reported on the New York Stock Exchange on that date) was $35,908,704. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.


================================================================================

                               TABLE OF CONTENTS

                                    PART II

Item 6. Selected Financial Data.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation.

Item 8. Financial Statements and Supplementary Data.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

* Items omitted from this Form 10-K/A are included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 14, 2002, or in the Company's Form 10-K/A, as filed with the Securities and Exchange Commission on April 30, 2002.

  Item included in this Form 10-K/A reflect the following changes from the corresponding items included in the Company's Annual Report on Form 10-K, as filed on March 14, 2002. During the three months ended March 31, 2002, the Company sold three business units. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which was adopted January 1, 2002, these business units are classified as discontinued operations. Accordingly, the amounts disclosed herein have been restated to classify these business units as discontinued operations and, therefore, to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax." See Note 17 herein for further discussion. Also, effective January 1, 2002, the registrant adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." The accompanying audited consolidated financial statements include the transitional disclosures required by SFAS No. 142. See Note 18. No other changes to the previously filed consolidated financial statements are included herein.

Item 6. Selected Financial Data.

   Except as discussed below, the following selected financial data have been derived from the audited consolidated financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto, included elsewhere herein.

   As discussed in Notes 1 and 3 of Notes to Consolidated Financial Statements, the financial results for periods prior to the Merger on February 22, 2000 reflect the historical results of Building One. Per share results for such periods presented below have been adjusted to reflect the 1.25 exchange ratio applied in the Merger. Since Building One was formed in late 1997, the financial data for 1997 presented below reflect only the operating results of three businesses acquired by Building One in 1998 under the pooling-of-interests method of accounting.

                                                               For the Years Ended December 31,
                                                     ---------------------------------------------------
                                                        2001        2000        1999      1998     1997
                                                     ----------  ----------  ---------- -------- -------
                                                            (in thousands, except per share data)
INCOME STATEMENT DATA:
Revenues............................................ $3,825,268  $3,902,734  $1,731,649 $787,644 $70,101
Gross profit........................................    603,682     694,684     342,309  167,406  11,244
Selling, general and administrative expenses........    443,432     431,019     195,215   95,939  11,771
Provision for doubtful accounts.....................     37,258       6,894         766      732       5
Amortization of goodwill and other intangible assets     36,274      32,724      15,620    7,557      --
Other operating costs...............................         --      20,000       8,020       --      --
                                                     ----------  ----------  ---------- -------- -------
Operating income (loss).............................     86,718     204,047     122,688   63,178    (532)
Income (loss) from continuing operations............    (14,413)     59,257      51,951   46,219   1,443
Income (loss) before extraordinary loss.............    (51,126)     63,353      53,062   46,219   1,443
Net income (loss)...................................    (51,126)     55,296      53,062   46,219   1,443
Convertible preferred stock dividends...............    (20,612)    (16,568)         --       --      --
                                                     ----------  ----------  ---------- -------- -------
Net income (loss) available to common shareholders.. $  (71,738) $   38,728  $   53,062 $ 46,219 $ 1,443
                                                     ==========  ==========  ========== ======== =======
Income (loss) from continuing operations per share:
   Basic............................................ $    (0.55) $     0.72  $     1.25 $   0.93 $  0.20
   Diluted..........................................      (0.55)       0.70        1.19     0.90    0.20
Net income (loss) per share:
   Basic............................................ $    (1.12) $     0.65  $     1.28 $   0.93 $  0.20
   Diluted..........................................      (1.12)       0.63        1.21     0.90    0.20
Weighted average shares outstanding:
   Basic............................................     63,845      59,234      41,538   49,885   7,104
   Diluted..........................................     63,845      61,089      46,406   51,161   7,332
ADJUSTED DATA TO EXCLUDE AMORTIZATION OF GOODWILL,
 NET OF TAX EFFECT (a):
Income (loss) before extraordinary loss............. $  (17,441) $   93,919  $   67,880
Net income (loss)...................................    (17,441)     85,862      67,880
Basic earnings (loss) per share..................... $    (0.60) $     1.17  $     1.63
Diluted earnings (loss) per share...................      (0.60)       1.17        1.53

                                                                    As of December 31,
-                                                  ----------------------------------------------------
                                                      2001       2000       1999       1998      1997
                                                   ---------- ---------- ---------- ---------- --------
                                                                      (In thousands)
BALANCE SHEET DATA:
Cash and cash equivalents......................... $   20,572 $   10,094 $   17,085 $  213,096 $528,972
Working capital...................................    324,236    491,335    220,431    307,390  528,235
Total assets......................................  2,401,326  2,697,882  1,313,754  1,043,922  539,159
Total debt........................................    814,814    967,411    600,178      5,454    3,232
Mandatorily redeemable convertible preferred stock    289,621    269,009         --         --       --
Shareholders' equity..............................    676,112    763,875    428,757    837,537  529,480

--------
(a) Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which established new accounting and reporting requirements for goodwill and other intangible assets. See Note 18 to the Consolidated Financial Statements included elsewhere herein for further discussion.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

   The following discussion should be read in conjunction with the consolidated financial statements of Encompass Services Corporation ("Encompass" or the "Company") and notes thereto, included elsewhere herein. This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the forward-looking statements. See "Forward Looking Statements" and "Risk Factors".

Introduction

   Encompass is one of the largest providers of facilities services in the United States. The Company provides electrical and mechanical contracting services and cleaning and maintenance management services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. On February 22, 2000, the shareholders of GroupMAC and Building One approved the merger of the two companies (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.

   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. See Note 3 of Notes to Consolidated Financial Statements for further discussion of the Merger.

   Encompass operates in three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. See Note 13 of Notes to Consolidated Financial Statements for a description of each of these reportable segments.

Critical Accounting Policies

   The Company's significant accounting policies are described in Note 2 of Notes to Consolidated Financial Statements. Management believes that the Company's most critical accounting policy is in accounting for long-term construction contracts. Determining the points at which revenue should be recognized as earned and costs should be recognized as expenses is a major accounting issue common to all businesses engaged in the performance of long-term construction contracts. The Company uses the percentage-of-completion accounting method for construction contracts in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". Each of the Company's business units calculates the percentage-of-completion of each contract by dividing the costs incurred to date by the estimated total contract costs at completion (the "cost-to-cost" method). This percentage is then applied to the estimated total contract value (the total amount of revenue expected to be realized from the contract) in order to calculate the amount of revenue to be recognized to date on each contract. Provisions are recognized in the statement of operations for the full amount of estimated losses on uncompleted contracts whenever evidence indicates that the estimated total cost of a contract exceeds its estimated total contract value.

   Percentage-of-completion accounting requires considerable reliance on estimates in determining revenues, costs, profit margins and the extent of progress toward completion on a contract-by-contract basis. Uncertainties inherent in the performance of contracts generally include labor availability and productivity, job conditions, material cost, change order scope and pricing, final contract settlements and other factors. These uncertainties are evaluated continually for each contract, and the impact of changes in estimates of total contract costs, total contract value, and other factors are reflected in the consolidated financial statements in the period in which the revisions are determined.

   Company business units enter into contracts primarily through competitive bids, with the final terms and prices often negotiated with the customer. Although the pricing terms and conditions of contracts vary considerably, most of these contracts are known as "fixed-price" (or "lump-sum") contracts, in which the business unit essentially agrees to perform all acts under the contract for a stated price. Company business units also enter into "cost-plus" contracts (costs incurred plus a stated mark-up percentage or a stated fee) and "time-and-materials" contracts (stated hourly labor rate plus the cost of materials). Fixed-price contracts inherently contain higher risk of loss than the other contract types, but management believes that the Company is generally able to achieve higher gross profit margins on fixed-price contracts as a result of the expertise and experience of its business units in bidding and job performance. No assurance can be given, however, that the Company will not incur significant job losses on contracts in the future.

   The Company recognizes maintenance, repair and replacement revenues, including cleaning and maintenance management services, as services are performed. Service contract revenue is recognized ratably over the life of the service contract. The Company accounts for revenues from fixed price installation and retrofit contracts on a percentage-of-completion basis using the cost-to-cost method.

   Cost of services consists primarily of salaries, wages, benefits and insurance of service and installation technicians, project managers and other field support employees; materials, components, parts and supplies; engineered equipment; subcontracted services; depreciation; fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for management, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees.

   Accounts receivable collectibility represents another significant accounting policy. Company business units grant credit, generally without collateral, to their customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights that can be attached to the work performed. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful. Historically, receivables collectibility has not been a significant issue in the facilities services industry, particularly with respect to new construction. However, the Company recorded provisions for bad debts totaling $37.3 million from continuing operations during 2001, compared to $6.9 million in 2000. The significant increase is primarily attributable to the collapse of the telecommunications industry discussed below and, to a lesser extent, the general economic downturn which contributed to financial difficulties of certain customers outside the technology sector.

   Included in the Company's customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. During 2001, many companies in the telecommunications sector, including some of the Company's customers, experienced a dramatic reduction in the amount of new capital available to them, upon which certain of them are reliant to successfully achieve their business plans. Consequently, the Company has experienced slower payment from certain customers, several of which have filed for protection under Chapter 11 of the U.S. Bankruptcy Code. During 2001, the Company provided allowances of $27.8 million in continuing operations and $17.7 million in the discontinued Global Technologies operations to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.

   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001. With the exception of some minor job wrap-up and receivables collection, substantially all of these operations have been terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under Accounting Principles Board Opinion

("APB") No. 30. Accordingly, the amounts disclosed herein have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax". In connection with the decision to discontinue these operations, a charge of $26.5 million, net of the related income tax benefit of $7.8 million, was recorded in 2001 to provide for the estimated costs of disposal of these operations. Such estimated costs of disposal primarily consist of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million. See Note 16 of Notes to Consolidated Financial Statements for further discussion.

   During the three months ended March 31, 2002, the Company sold three business units for aggregate cash proceeds of $9.6 million. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which was adopted effective January 1, 2002, these business units are also classified as discontinued operations. Accordingly, the amounts disclosed herein have been restated to reflect these businesses as discontinued operations.

Results of Operations

  Year ended December 31, 2001 compared to Year ended December 31, 2000

   Operating results for the years ended December 31, 2001 and 2000 are summarized as follows (in millions):

                                                                        Year ended          Year ended
                                                                     December 31, 2001   December 31, 2000
                                                                    ------------------  ------------------
                                                                              Operating           Operating
                                                                    Revenues   Income   Revenues   Income
                                                                    --------  --------- --------  ---------
Commercial/Industrial Services..................................... $3,218.4   $ 86.3   $3,362.5   $219.2
Residential Services...............................................    331.2     30.3      287.6     30.3
Cleaning Systems...................................................    293.1     17.7      265.2     16.6
Corporate and other................................................       --    (11.3)        --     (9.4)
Amortization of goodwill and other intangible assets...............       --    (36.3)        --    (32.7)
Merger and related charges and costs to exit certain activities and
  related costs....................................................       --       --         --    (20.0)
Eliminations.......................................................    (17.4)      --      (12.6)      --
                                                                    --------   ------   --------   ------
Total.............................................................. $3,825.3   $ 86.7   $3,902.7   $204.0
                                                                    ========   ======   ========   ======

   Segment Results. Commercial/Industrial Services Group revenues decreased 4% to $3,218.4 million in 2001 compared to 2000, despite the inclusion for the full year of the GroupMAC operations acquired in February 2000, primarily as a result of the decline in revenues from the technology and telecommunications sector and the general economic slowdown. Commercial/Industrial Services operating income decreased 61% to $86.3 million in 2001 compared to 2000, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and significant provisions for doubtful accounts largely attributable to telecommunications customers. Residential Services Group revenues increased 15%, reflecting a full year of the GroupMAC operations acquired in the February 2000 Merger. Residential Services operating income remained flat at $30.3 million, reflecting increased price competition in certain new construction markets. Cleaning Systems Group revenues increased 11% to 293.1 million and operating income increased 7% to $17.7 million, primarily as a result of an increased volume of national service contracts.

   Revenues. Revenues decreased $77.5 million, or 2%, to $3,825.3 million for the year ended December 31, 2001 from $3,902.7 million for the year ended December 31, 2000. The decrease is primarily attributable to decreases in revenues from technology and telecommunications customers in the West and Southwest regions of the Company's Commercial/Industrial Services Group partially offset by the inclusion of a full year of the GroupMAC businesses, which were acquired in the February 22, 2000 Merger, and an 11% increase in Cleaning Systems Group revenues.

   Gross profit. Gross profit decreased $91.0 million, or 13%, to $603.7 million for the year ended December 31, 2001 from $694.7 million for the year ended December 31, 2000. This decrease in gross profit is primarily due to increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects and reduced levels of work done for customers in the higher margin technology and telecommunications sectors.

   Gross profit margin decreased to 15.8% for the year ended December 31, 2001 compared to 17.8% for the year ended December 31, 2000. This decline is primarily attributable to the lower volume of technology projects in 2001 which tend to be higher margin, increased price competition as a result of general economic weakness, and the increased job losses on fixed-price projects mentioned above.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $12.4 million, or 3%, to $443.4 million for the year ended December 31, 2001 from $431.0 million for the year ended December 31, 2000. The increase in these expenses is primarily attributable to the inclusion of the GroupMAC operations for a full year of activity, partially offset by integration-related cost savings. As a percentage of revenues, selling, general and administrative expenses increased to 11.6% for the year ended December 31, 2001 from 11.0% for the year ended December 31, 2000. This increased percentage is primarily the result of increased costs to support the Company's branding, cross selling, training and internal growth initiatives, partially offset by integration-related cost savings.

   Provision for doubtful accounts. Provision for doubtful accounts increased $30.4 million to $37.3 million for the year ended December 31, 2001 from $6.9 million for the year ended December 31, 2000. This increase is primarily attributable to $27.8 million in charges recorded in 2001 to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.

   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2001 increased $3.6 million, or 11%, to $36.3 million from $32.7 million for the year ended December 31, 2000. This increase primarily relates to the GroupMAC businesses that were acquired in the Merger and the impact of payments under contingent consideration agreements relating to previously acquired companies.

   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs in the first quarter of 2000. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.

   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein.

   Other income (expense). Other income (expense) primarily includes net interest expense of $83.3 million for the year ended December 31, 2001, reflecting a $3.9 million decrease from the year ended December 31, 2000. Average debt balances outstanding were higher during 2001 as compared to 2000 due primarily to debt incurred in connection with the Merger in February 2000. Despite the higher average debt balance, net interest expense was lower as a result of lower prevailing interest rates during the year ended December 31, 2001 as compared to 2000.

   Income tax provision. As a result of lower earnings before taxes, the income tax provision decreased $41.0 million to $16.0 million for the year ended December 31, 2001 from $57.0 million for the year ended December 31, 2000. The effective tax rate exceeds the statutory rate due primarily to non-deductible goodwill amortization. See Note 6 of Notes to Consolidated Financial Statements included herein.

   Income (loss) from discontinued operations, net of tax. The Company recorded a net loss from the discontinued Global Technologies segment and three businesses sold in 2002 of $10.2 million for the year ended December 31, 2001 compared to income from discontinued operations, net of tax, of $4.1 million for the prior year period. The loss in the year ended December 31, 2001 is due primarily to charges totaling approximately $14.0 million to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility and to lower volumes of work with customers in the technology and telecommunications sectors as projects were delayed or canceled due to the inability of many customers to access capital required to fund such projects.

   Loss on disposal of discontinued operations, net of tax. The loss on disposal of the discontinued Global Technologies segment of $26.5 million, net of related income tax benefit of $7.8 million, primarily consists of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million.

   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.

  Year ended December 31, 2000 compared to Year ended December 31, 1999

   Operating results for the years ended December 31, 2000 and 1999 are summarized as follows (in millions):

                                                                        Year ended          Year ended
                                                                     December 31, 2000   December 31, 1999
                                                                    ------------------  ------------------
                                                                              Operating           Operating
                                                                    Revenues   Income   Revenues   Income
                                                                    --------  --------- --------  ---------
Commercial/Industrial Services..................................... $3,362.5   $219.2   $1,491.8   $132.9
Residential Services...............................................    287.6     30.3         --       --
Cleaning Systems...................................................    265.2     16.6      245.8     18.6
Corporate and other................................................       --     (9.4)        --     (5.2)
Amortization of goodwill and other intangibles assets..............       --    (32.7)        --    (15.6)
Merger and related charges and costs to exit certain activities and
  related costs....................................................       --    (20.0)        --       --
Restructuring and recapitalization charges.........................       --       --         --     (8.0)
Eliminations.......................................................    (12.6)      --       (6.0)      --
                                                                    --------   ------   --------   ------
Total.............................................................. $3,902.7   $204.0   $1,731.6   $122.7
                                                                    ========   ======   ========   ======

   Segment Results. Commercial/Industrial Services Group revenues increased 125% to $3,362.5 million in 2000 compared to 1999, primarily as a result of the inclusion of the GroupMAC businesses that were acquired in the Merger. For the same reason, Commercial/Industrial operating income increased 65% to $219.2 million in 2000 compared to 1999. All of the Residential Services Group was acquired from GroupMAC. Cleaning Systems Group revenues increased 8% to $265.2 million as a result of increased volume of regional and national service contracts. Operating income in the Cleaning Systems Group declined $2.0 million to $16.6 million, primarily as a result of increased bad debts and costs incurred to relocate the group headquarters in 2000.

   Revenues. Revenues increased $2,171.1 million, or 125%, to $3,902.7 million for the year ended December 31, 2000 from $1,731.6 million for the year ended December 31, 1999. This increase in revenues is attributable to the following:

  . $1,712.9 million relates to the GroupMAC businesses that were acquired in the Merger.

  . $137.5 million relates to the incremental revenues contributed in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

  . $301.3 million relates to internal growth in the Commercial/Industrial Services Group. This increase primarily relates to volume increases in the Midwest, California, Arizona, Colorado and Texas markets.

  .   $19.4 million relates to internal growth in the Cleaning Systems Group.

   Gross profit. Gross profit increased $352.4 million, or 103%, to $694.7 million for the year ended December 31, 2000 from $342.3 million for the year ended December 31, 1999. This increase in gross profit is attributable to the following:

  . $323.7 million relates to the GroupMAC businesses that were acquired in the Merger.

  . $34.8 million relates to the incremental gross profit contributed in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

  . Partially offsetting the above increases was a $6.1 million decrease in same store results related primarily to the negative impact of job contract losses in the California operations of the Commercial/Industrial Services Group and economic softness in the Southeastern United States.

   Gross profit margin decreased to 17.8% for the year ended December 31, 2000 compared to 19.8% for the year ended December 31, 1999. This decline primarily resulted from the decreased profitability of 11 eliminated business units and from a local management focus on achieving targeted growth levels that drove significant revenue growth at the expense of margin preservation. In addition, management believes that, during the first half of 2000, issues related to the Merger caused a significant amount of distraction among the operating leadership of the Company. In addition, the Merger resulted in a higher proportion of revenues for the year ended December 31, 2000 from mechanical and industrial business units, which traditionally have lower gross margins than electrical business units.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $235.8 million, or 121%, to $431.0 million for the year ended December 31, 2000 from $195.2 million for the year ended December 31, 1999. This increase in these expenses is attributable to the following:

  . $207.6 million relates to the GroupMAC businesses that were acquired in the Merger.

  . $18.2 million relates to the incremental selling, general and administrative expense incurred in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

  . $10.0 million relates to internal growth in the Commercial/Industrial Services Group and Cleaning Systems Group. This increase primarily relates to supporting the revenue growth in the Texas, California, Arizona and Colorado markets.

   As a percentage of revenues, selling, general and administrative expenses decreased to 11.0% for the year ended December 31, 2000 from 11.3% for the year ended December 31, 1999. This decrease is a result of leveraging corporate, regional and operating unit overhead over a larger revenue base.

   Provision for doubtful accounts. Provision for doubtful accounts increased $6.1 million to $6.9 million for the year ended December 31, 2000 from $0.8 million for the year ended December 31, 1999. This increase is attributable to an increase of $2.6 million related to GroupMAC companies that were acquired in the Merger and same store increases due to higher revenues.

   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2000 increased $17.1 million, or 110%, to $32.7 million from $15.6 million for the year ended December 31, 1999. This increase primarily relates to (i) the GroupMAC businesses that were acquired in the Merger and (ii) the companies acquired during or subsequent to the year ended December 31, 1999.

   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.

   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein.

   Restructuring and recapitalization charges. Restructuring and recapitalization charges were $8.0 million for the year ended December 31, 1999. These charges included $2.8 million relating to compensation expense for stock options exercised and the underlying shares of common stock repurchased in Building One's recapitalization plan during 1999, and $5.2 million of restructuring charges pertaining to the relocation of Building One's then existing corporate headquarters and integration of the cleaning systems operations. These costs are more fully described in Note 12 in the Notes to Consolidated Financial Statements included herein.

   Other income (expense). Other income (expense) primarily includes net interest expense of $87.3 million for the year ended December 31, 2000, compared to $29.9 million for the year ended December 31, 1999. This change is primarily the result of increased borrowings related to the Merger and other acquisitions.

   Income tax provision. The income tax provision increased $15.9 million to $57.0 million for the year ended December 31, 2000 from $41.1 million for the year ended December 31, 1999. This increase primarily relates to the increased pretax earnings. The increase in the effective tax rate from 44.2% in 1999 to 49.0% in 2000 results primarily from higher non-deductible goodwill amortization as a proportion of pre-tax income.

   Income from discontinued operations, net of tax. The Company recorded income from discontinued operations totaling $4.1 million, net of tax, in 2000 compared to $1.1 million in 1999. See Notes 16 and 17 in the Notes to Consolidated Financial Statements included herein for further discussion.

   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.

Liquidity and Capital Resources

   The Company finances its operations and growth from internally generated funds and borrowings from commercial banks or other lenders. Management anticipates that the Company's cash flow from operations and borrowing capacity under its bank credit facilities, as amended effective as of June 26, 2002, will be adequate for the Company to fund its normal working capital needs, debt service requirements and planned capital expenditures for 2002.

   As of December 31, 2001, the Company had a $700 million Credit Facility, consisting of approximately $400 million in Term Loans and a $300 million Revolving Credit Facility, increasing to $350 million once certain debt leverage ratios are achieved. Effective as of June 26, 2002, the Company amended the Credit Facility (as amended, the "Amended Facility"). The Amended Facility consists of approximately $400 million in Term Loans and a $300 million Revolving Credit Facility, temporarily limited to $250 million until the funding of the Apollo investment discussed below.

   Under the Amended Facility, the Company is required to maintain compliance with the following financial covenants, measured as of the end of each fiscal quarter: (1) a minimum Fixed Charge Coverage Ratio (as defined); (2) a maximum ratio of senior debt to pro forma EBITDA (as defined); (3) a maximum ratio of Funded Debt (as defined) to pro forma EBITDA (as defined); (4) a minimum amount of Consolidated Net Worth (as defined); and (5) a maximum amount of capital expenditures. In addition, the Amended Facility restricts the Company's ability to make acquisitions, pay dividends, capital expenditures and investments and requires debt prepayment with future asset sales, issuances of debt or equity, and excess cash flow (as defined in the Amended Facility).

   On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo, whereby Apollo agreed to purchase $35.0 million of equity securities of the Company (the "Apollo Investment"). In connection therewith, the Company plans to enter into a rights offering whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock will receive rights to purchase up to $50.0 million of Company equity securities, including the Apollo Investment. If the rights offering is fully subscribed, the total amount raised, including the Apollo Investment, will be $72.5 million. Pursuant to the Amended Facility, proceeds from the $35.0 million Apollo Investment, net of up to $4.0 million of certain permitted expenses, are required to be applied against the terms loans, and 50 percent of the proceeds received from the rights offering in excess of the Apollo Investment, net of certain permitted expenses, will be applied toward permanent reduction of the revolving credit facility and the term loans under the Amended Facility, on a pro rata basis. In the event the Apollo Investment is not received by October 15, 2002, the Company will be in immediate default under the Amended Facility.

   For the years ended December 31, 2001, 2000 and 1999, the Company generated $231.4 million, generated $49.6 million and used $3.5 million of cash from operating activities, respectively. Operating cash flow before changes in working capital and other operating accounts for the year ended December 31, 2001 totaled $104.0 million compared to $139.5 million for the year ended December 31, 2000 and $85.7 million for the year ended December 31, 1999. The decrease in 2001 compared to 2000 is primarily the result of lower profitability levels in 2001. Net changes in working capital and other operating accounts generated $127.4 million in 2001, primarily as a result of management focus on working capital management and a general business slowdown. Changes in operating accounts utilized $89.9 million for the year ended December 31, 2000 and $89.2 million in 1999, primarily to support the growth in the Company's operations in all its business segments.

   For the year ended December 31, 2001, the Company used $53.1 million of cash in investing activities compared to $98.9 million for the year ended December 31, 2000 and $188.0 million for the year ended December 31, 1999. This decrease is primarily the result of a reduction in cash paid for acquisitions, which primarily consisted of payments of earned contingent consideration related to businesses acquired in prior years. Capital expenditures in 2001 totaled $41.6 million, compared to $42.1 million in 2000 and $27.3 million in 1999. Capital expenditures in 2001 primarily consisted of the expansion of facilities in certain markets and the investment in information systems to support the Company's integration and growth initiatives.

   The Company used $167.0 million of cash for financing activities in 2001, primarily representing the repayment of amounts borrowed under the Company's Revolving Credit Facility. In the aggregate, the Company repaid $153.3 million of indebtedness during 2001. Financing activities provided cash of $35.2 million for the year ended December 31, 2000 and used cash of $6.1 million in 1999.

   Borrowings under the Amended Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Amended Facility) and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Amended Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio.

   The Company has entered into interest rate swap agreements, in the aggregate notional amount of $110 million as of December 31, 2001, to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on its total debt was 9.19%.

   In April 1999 and June 2001, the Company completed private offerings of $200 million and $135 million, respectively, of 10 1/2% senior subordinated notes (the "Senior Subordinated Notes"). The Senior Subordinated Notes are unsecured and guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009.

   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change of control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants that restrict, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of assets or merge or consolidate with another entity.

   Concurrent with the closing of the Merger, affiliates of Apollo exchanged approximately $106 million of Building One convertible junior subordinated debentures and $150 million of cash for 256,191 shares of the Company's Convertible Preferred Stock. The Convertible Preferred Stock, if not otherwise converted, is redeemable in 2012, and is entitled to receive an annual dividend of 7.25% payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated, at the option of the Company. However, the Amended Facility prohibits the payment of cash dividends. As a result, beginning in April 2003, the Convertible Preferred Stock will accrue dividends at an annual rate of 9.25%. However, such event does not trigger a right of acceleration of the Company's redemption obligation. The Convertible Preferred Stock is convertible into shares of the Company's common stock at any time by the holders at a conversion price of $14 per common share, subject to adjustment under certain circumstances.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a total debt leverage ratio (total debt to EBITDA, as defined) of 4.00 to 1. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. The Company believes that it did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo would be entitled to appoint additional directors to the Company's Board of Directors, such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding participating preferred stock instruments.

   On May 11, 1999, Building One completed its recapitalization plan under a tender offer, pursuant to which Building One repurchased approximately 30.8 million shares of its common stock and 1.1 million shares of common stock underlying stock options for $564.4 million, including related expenses. This tender offer was primarily funded with proceeds from long-term debt borrowings.

Other Contractual Obligations and Commercial Commitments

   As is common in the facilities services industry, the Company enters into certain off-balance sheet arrangements in the ordinary course of business, including non-cancelable operating leases, letters of credit and surety guarantees. The Company does not own any "special purpose" financing subsidiaries.

   The Company enters into operating leases for many of its facility, vehicle and equipment needs. Such lease arrangements enable the Company to conserve cash by paying monthly lease rental fees for the applicable assets rather than purchasing them. At the end of the lease period, the Company has no further obligation to the lessor. If the Company decides to cancel or terminate a lease prior to the end of its term, the Company is typically obligated to pay the remaining lease payments over the term of the lease, and in certain cases may be allowed to sublet the asset to another party.

   The Company is occasionally required to post letters of credit generally issued by a bank as collateral under certain insurance programs or to ensure performance under contracts. A letter of credit commits the issuer to remit specified amounts to the holder, if the holder demonstrates that the Company has failed to meet its obligations under the letter of credit. If this were to occur, the Company would be obligated to reimburse the issuer for any payments the issuer was required to remit to the holder of the letter of credit. Generally, a letter of credit is released when the Company has performed the obligations that the letter of credit is securing. To date, the Company has not had a claim made against a letter of credit that resulted in a payment made by an issuer or the Company to the holder. The Company believes that it is unlikely that it will have to fund claims made under letters of credit in the foreseeable future.
   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. Such bonds provide a guarantee to the customer that the Company will perform under the terms of the contract and be able to pay its subcontractors and vendors. If the Company were to fail to perform its obligations under the contract, the customer would have the right to demand payment or services from the surety under the bond. The Company would then be obligated to reimburse the surety for any expenses or outlays that it incurred in the matter. The Company believes that it is unlikely that it will be required to fund any material surety claims in the foreseeable future.

   At December 31, 2001, the Company's contractual obligations are summarized as follows (in thousands):

                                   Less than
                                   one year   2003    2004     2005     2006   Thereafter   Total
                                   --------- ------- ------- -------- -------- ---------- ----------
Debt obligations..................  $ 4,551  $ 5,613 $ 6,500 $ 94,000 $283,000  $428,250  $  821,914
Convertible Preferred Stock.......       --       --      --       --       --   292,799     292,799
Operating leases..................   42,633   38,664  31,992   25,582   16,928    74,422     230,221
                                    -------  ------- ------- -------- --------  --------  ----------
Total contractual cash obligations  $47,184  $44,277 $38,492 $119,582 $299,928  $795,471  $1,344,934
                                    =======  ======= ======= ======== ========  ========  ==========

   In addition, the Company's other commercial commitments as of December 31, 2001 expire as follows (in thousands):

                  Less than
                  one year    2003    2004     2005     2006   Thereafter   Total
                  --------- -------- ------- -------- -------- ---------- ----------
Letters of credit  $ 1,083  $    374 $    -- $     -- $     --  $     --  $    1,457
                   =======  ======== ======= ======== ========  ========  ==========

Seasonality and Cyclicality

   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The portion of the Company's business related to new construction is subject to seasonal fluctuations. Specifically, the demand for the Company's contracting services involving new construction is generally lower during the winter months, when construction activities are reduced as a result of inclement weather in many areas of the United States. In addition, the demand for mechanical maintenance, repair and replacement services tends to also be lower in the winter months due to lower air conditioning usage during these months. Accordingly, the Company expects its revenues and operating results generally will be lowest in the first fiscal quarter of the year.

   Historically, the construction industry has also been highly cyclical. The level of new construction in the commercial and industrial sectors is affected by, among other things, local and national economic conditions, interest rates, inflationary concerns, levels of corporate and government capital spending, capital market activities and governmental activities at the regional and national levels. Factors impacting the level of new residential construction tend to be regional in nature, and include general employment and personal income levels, the availability and cost of financing for new home buyers and the general economic outlook for a given geographic region.

   The Company performs contracting services related to new construction in a variety of industries including, among others, automotive, heavy industrial, commercial real estate development, residential housing, retail, health care, education, government/institutional, petrochemical refining, data and telecommunications, and sports and entertainment. Consequently, management believes that a temporary slowdown in new construction related to any one of these industries would not likely have a material impact on the Company's financial condition. However, concurrent downturns in new construction in multiple industries or geographic regions, or prolonged slowdowns in specific industries or geographic regions, could have a material adverse impact on the Company's business, including its financial condition, results of operations and liquidity.

Inflation

   Inflation did not have a significant effect on the results of operations for the years ended December 31, 2001, 2000 and 1999.

New Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.

   The Company adopted the provisions of SFAS No. 141 in July 2001 and the provisions of SFAS No. 142 effective January 1, 2002. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value. Based upon these impairment tests, the Company recognized a charge of $451.9 million, or $7.06 per share, net of tax benefit of $48.2 million, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the 2002 consolidated statement of operations. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB No. 30, for the disposal of a business. SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. During the three months ended March 31, 2002, the Company sold three business units that are classified as discontinued operations in accordance with SFAS No. 144. Accordingly, the amounts disclosed herein have been restated to reflect these businesses as discontinued operations.

Risk Factors

   The Company has a significant amount of debt in relation to its current level of operating income, which could limit the Company's flexibility with respect to obtaining additional financing in the future to fund working capital growth, debt service requirements or other purposes. This level of debt also increases the Company's vulnerability to further adverse economic and industry conditions and higher interest rates, and may place the Company at a competitive disadvantage compared to competitors with less relative indebtedness.

   The Company's ability to satisfy its debt obligations and other cash needs will depend on, among other things, the Company's future operating performance and its ability to refinance or exchange debt when necessary. Each of these factors is, to a large extent, dependent on economic, capital market, competitive and other factors beyond the Company's control. The Company's future operating results are difficult to project and may be affected by a number of factors, including general economic conditions, the level of new construction of commercial and industrial facilities, commercial demand for replacement of electrical, HVAC and plumbing systems, new housing starts, the availability of qualified labor and project management personnel and other factors in areas in which the Company operates.

   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general, or the Company specifically, cannot be determined at this time. Historically, as needed in the normal course of operations, the Company has been able to secure bid and performance bonds from its two current surety sources. The Company continues to seek opportunities to expand it surety relationships. However, given the uncertainty in the current surety market, there can be no assurance that the Company's available bonding capacity will be sufficient to satisfy its future bonding requirements.

   The Company has grown substantially by acquiring other companies in its industry. The Company's future success depends in part on its ability to integrate the businesses it has acquired and any future businesses it might acquire into one enterprise with a common operating plan. Most of these acquired businesses have recently changed or, in certain cases, are in the process of changing their past operating processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. There can be no assurance that the Company will be able to successfully complete the integration of these businesses.

   As the holder of the Company's Convertible Preferred Stock and with the pending Apollo Investment, Apollo is able to exert significant influence over the election of the Company's directors and matters submitted to shareholders, as well as over the Company's business operations. So long as Apollo beneficially owns at least 25% of the Company's common stock underlying the Convertible Preferred Stock, Apollo has the right to purchase for cash any common stock equivalent that the Company offers in a private placement and the right to preclude the Company from entering into various types of transactions or making certain changes in capital structure or management without Apollo's consent.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a total debt leverage ratio (total debt to EBITDA, as defined) of 4.00 to 1. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. The Company believes that it did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo would be entitled to appoint additional directors to the Company's Board of Directors, such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding participating preferred stock instruments.

   Because of these and other factors, past financial performance should not necessarily be considered an indicator of future performance. Investors should not rely solely on historical trends to anticipate future results and should be aware that the trading price of the Company's common stock may be subject to wide fluctuations in response to quarterly variations in operating results, general conditions in the construction industry, analyst recommendations and earnings estimates, or other events.

Forward Looking Statements

   This Annual Report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future;
working capital requirements; and general economic conditions; as well as other factors listed in this Annual Report and in the Company's most recent Form 10-Q.

Item 8. Financial Statements and Supplementory Data.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Encompass Services Corporation:

   We have audited the accompanying consolidated balance sheets of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 5 to the consolidated financial statements, the Company in 2001 changed its method of accounting for derivative instruments and hedging activities.

KPMG LLP

Houston, Texas
February 19, 2002, except as to Note 17, which is as of June 28, 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders of
Encompass Services Corporation

   In our opinion, the consolidated statements of operations, of shareholders' equity and other comprehensive income and of cash flows for the year ended December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of Encompass Services Corporation and its subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 12, 2000, except as to Note 13, which is as of March 5, 2002, and Note 17, which is as of June 28, 2002

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except par value)

                                                                                        December 31,
                                                                                   ----------------------
                                      ASSETS                                          2001        2000
                                      ------                                       ----------  ----------
Current Assets:
   Cash and cash equivalents...................................................... $   20,572  $   10,094
   Accounts receivable, net of allowance of $45,344 and $17,270, respectively.....    728,203     969,469
   Inventories....................................................................     26,128      32,172
   Costs and estimated earnings in excess of billings on uncompleted contracts....    101,719     119,997
   Deferred tax assets............................................................     19,219      17,296
   Prepaid expenses and other current assets......................................     25,880      30,266
                                                                                   ----------  ----------
       Total current assets.......................................................    921,721   1,179,294
Property and equipment, net.......................................................    124,548     123,945
Goodwill, net.....................................................................  1,285,625   1,328,884
Other intangible assets, net......................................................     13,529      15,905
Deferred debt issuance costs, net.................................................     19,577      17,039
Other long-term assets............................................................     36,326      32,815
                                                                                   ----------  ----------
       Total assets............................................................... $2,401,326  $2,697,882
                                                                                   ==========  ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------
Current Liabilities:
   Short-term borrowings and current maturities of long-term debt................. $    4,551  $    5,805
   Accounts payable...............................................................    269,226     280,630
   Billings in excess of costs and estimated earnings on uncompleted contracts....    159,226     208,302
   Accrued compensation...........................................................     88,578     105,343
   Other accrued liabilities......................................................     74,915      76,494
   Due to related parties.........................................................        989      11,385
                                                                                   ----------  ----------
       Total current liabilities..................................................    597,485     687,959
Long-term debt, net of current portion............................................    810,263     961,606
Deferred tax liabilities..........................................................      7,384      11,029
Other long-term liabilities.......................................................     20,461       4,404
Commitments and contingencies
Mandatorily redeemable convertible preferred stock, $.001 par value; 50,000 shares
  authorized; 256 shares issued and outstanding...................................    289,621     269,009
Shareholders' equity:
   Common stock, $.001 par value; 200,000 shares authorized; 63,793 and 63,501
     shares outstanding, respectively.............................................         65          64
   Additional paid-in capital.....................................................    622,783     624,926
   Retained earnings..............................................................     67,307     139,045
   Treasury stock, at cost........................................................    (10,425)       (160)
   Accumulated other comprehensive loss...........................................     (3,618)         --
                                                                                   ----------  ----------
       Total shareholders' equity.................................................    676,112     763,875
                                                                                   ----------  ----------
       Total liabilities and shareholders' equity................................. $2,401,326  $2,697,882
                                                                                   ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (In thousands, except per share amounts)

                                                                    Year Ended December 31,
                                                              ----------------------------------
                                                                 2001        2000        1999
                                                              ----------  ----------  ----------
Revenues..................................................... $3,825,268  $3,902,734  $1,731,649
Cost of services.............................................  3,221,586   3,208,050   1,389,340
                                                              ----------  ----------  ----------
   Gross profit..............................................    603,682     694,684     342,309
Selling, general and administrative expenses.................    443,432     431,019     195,215
Provision for doubtful accounts..............................     37,258       6,894         766
Amortization of goodwill and other intangible assets.........     36,274      32,724      15,620
Merger and related charges...................................         --       7,800          --
Costs to exit certain activities and related costs...........         --      12,200          --
Restructuring and recapitalization charges...................         --          --       8,020
                                                              ----------  ----------  ----------
   Operating income..........................................     86,718     204,047     122,688
Other income (expense):
   Interest income...........................................        966         825       5,737
   Interest expense..........................................    (84,311)    (88,101)    (35,618)
   Other, net................................................     (1,764)       (503)        255
                                                              ----------  ----------  ----------
Income from continuing operations before income tax provision      1,609     116,268      93,062
Income tax provision.........................................     16,022      57,011      41,111
                                                              ----------  ----------  ----------
Income (loss) from continuing operations.....................    (14,413)     59,257      51,951
Income (loss) from discontinued operations, net of tax.......    (10,222)      4,096       1,111
Loss on disposal of discontinued operations, net of tax......    (26,491)         --          --
                                                              ----------  ----------  ----------
Income (loss) before extraordinary loss......................    (51,126)     63,353      53,062
Extraordinary loss on debt settlement, net of tax............         --      (8,057)         --
                                                              ----------  ----------  ----------
Net income (loss)............................................    (51,126)     55,296      53,062
Less convertible preferred stock dividends...................    (20,612)    (16,568)         --
                                                              ----------  ----------  ----------
Net income (loss) available to common shareholders........... $  (71,738) $   38,728  $   53,062
                                                              ==========  ==========  ==========
Basic earnings (loss) per share:
   Income (loss) from continuing operations.................. $     (.55) $      .72  $     1.25
   Income (loss) from discontinued operations, net of tax....       (.16)        .07         .03
   Loss on disposal of discontinued operations, net of tax...       (.41)         --          --
                                                              ----------  ----------  ----------
   Income (loss) before extraordinary loss...................      (1.12)        .79        1.28
   Extraordinary loss on debt settlement, net of tax.........         --        (.14)         --
                                                              ----------  ----------  ----------
   Net income (loss)......................................... $    (1.12) $      .65  $     1.28
                                                              ==========  ==========  ==========
   Weighted average shares outstanding.......................     63,845      59,234      41,538
                                                              ==========  ==========  ==========
Diluted earnings (loss) per share:
   Income (loss) from continuing operations.................. $     (.55) $      .70  $     1.19
   Income (loss) from discontinued operations, net of tax....       (.16)        .07         .02
   Loss on disposal of discontinued operations, net of tax...       (.41)         --          --
                                                              ----------  ----------  ----------
   Income (loss) before extraordinary loss...................      (1.12)        .77        1.21
   Extraordinary loss on debt settlement, net of tax.........         --        (.14)         --
                                                              ----------  ----------  ----------
   Net income (loss)......................................... $    (1.12) $      .63  $     1.21
                                                              ==========  ==========  ==========
   Weighted average shares outstanding.......................     63,845      61,089      46,406
                                                              ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME

                                (In thousands)

                                                                             Common Stock
                                                                     ----------------------------

                                                                                        Additional
                                                                       Shares            Paid-in   Retained  Treasury
                                                                     Outstanding Amount  Capital   Earnings   Stock
                                                                     ----------- ------ ---------- --------  --------
BALANCE, December 31, 1998..........................................    56,574    $ 56  $ 832,503  $ 47,255  $(41,832)
  Shares purchased under stock purchase and option plans............       233       1      1,811        --        --
  Common stock issued or to be issued in acquisitions...............     9,101       9     96,980        --        --
  Cancellation of treasury stock....................................        --      --    (41,832)       --    41,832
  Repurchase of shares in Tender Offer..............................   (30,773)    (31)  (562,973)       --        --
  Compensation expense related to options exercised in Tender Offer.        --      --      2,629        --        --
  Unrealized loss on marketable securities, net of tax of $179......        --      --         --        --        --
  Net income........................................................        --      --         --    53,062        --

  Total comprehensive income........................................        --      --         --        --        --
                                                                       -------    ----  ---------  --------  --------
BALANCE, December 31, 1999..........................................    35,135      35    329,118   100,317        --
  Shares purchased under stock purchase and option plans............       232      --      1,074        --        --
  Common stock issued in Merger.....................................    27,909      28    282,404        --        --
  Common stock issued or to be issued in other acquisitions.........       441       1     13,390        --        --
  Purchase of treasury stock........................................       (32)     --         --        --      (160)
  Shares received in settlement of litigation.......................      (184)     --     (1,060)       --        --
  Reclassification adjustment, net of tax of $476...................        --      --         --        --        --
  Net income........................................................        --      --         --    55,296        --
  Convertible preferred stock dividends.............................        --      --         --   (16,568)       --

  Total comprehensive income........................................        --      --         --        --        --
                                                                       -------    ----  ---------  --------  --------
BALANCE, December 31, 2000..........................................    63,501      64    624,926   139,045      (160)
  Shares purchased under stock purchase and option plans............       774      --      3,020        --        --
  Common stock issued in acquisitions...............................     1,129       1     (4,656)       --        --
  Purchase of treasury stock........................................    (1,382)     --         --        --    (9,130)
  Treasury stock acquired in connection with sales of businesses....      (301)     --         --        --    (1,519)
  Treasury stock issued in acquisitions.............................        72      --       (507)       --       384
  Cumulative effect of an accounting change, net of tax of $912.....        --      --         --        --        --
  Net losses on interest rate swaps, net of tax of $2,759...........        --      --         --        --        --
  Reclassification adjustments related to interest rate swaps,
   net of tax of $1,454.............................................        --      --         --        --        --
  Net loss..........................................................        --      --         --   (51,126)       --
  Convertible preferred stock dividends.............................        --      --         --   (20,612)       --

  Total comprehensive loss..........................................        --      --         --        --        --
                                                                       -------    ----  ---------  --------  --------
BALANCE, December 31, 2001..........................................    63,793    $ 65  $ 622,783  $ 67,307  $(10,425)
                                                                       =======    ====  =========  ========  ========


                                                                      Accumulated
                                                                         Other         Total         Total
                                                                     Comprehensive Shareholders' Comprehensive
                                                                         Loss         Equity     Income (Loss)
                                                                     ------------- ------------- -------------
BALANCE, December 31, 1998..........................................    $  (445)     $ 837,537
  Shares purchased under stock purchase and option plans............         --          1,812
  Common stock issued or to be issued in acquisitions...............         --         96,989
  Cancellation of treasury stock....................................         --             --
  Repurchase of shares in Tender Offer..............................         --       (563,004)
  Compensation expense related to options exercised in Tender Offer.         --          2,629
  Unrealized loss on marketable securities, net of tax of $179......       (268)          (268)    $   (268)
  Net income........................................................         --         53,062       53,062
                                                                                                   --------
  Total comprehensive income........................................         --             --     $ 52,794
                                                                        -------      ---------     ========
BALANCE, December 31, 1999..........................................       (713)       428,757
  Shares purchased under stock purchase and option plans............         --          1,074
  Common stock issued in Merger.....................................         --        282,432
  Common stock issued or to be issued in other acquisitions.........         --         13,391
  Purchase of treasury stock........................................         --           (160)
  Shares received in settlement of litigation.......................         --         (1,060)
  Reclassification adjustment, net of tax of $476...................        713            713     $    713
  Net income........................................................         --         55,296       55,296
  Convertible preferred stock dividends.............................         --        (16,568)
                                                                                                   --------
  Total comprehensive income........................................         --             --     $ 56,009
                                                                        -------      ---------     ========
BALANCE, December 31, 2000..........................................         --        763,875
  Shares purchased under stock purchase and option plans............         --          3,020
  Common stock issued in acquisitions...............................         --         (4,655)
  Purchase of treasury stock........................................         --         (9,130)
  Treasury stock acquired in connection with sales of businesses....         --         (1,519)
  Treasury stock issued in acquisitions.............................         --           (123)
  Cumulative effect of an accounting change, net of tax of $912.....     (1,488)        (1,488)    $ (1,488)
  Net losses on interest rate swaps, net of tax of $2,759...........     (4,503)        (4,503)      (4,503)
  Reclassification adjustments related to interest rate swaps,
   net of tax of $1,454.............................................      2,373          2,373        2,373
  Net loss..........................................................         --        (51,126)     (51,126)
  Convertible preferred stock dividends.............................         --        (20,612)
                                                                                                   --------
  Total comprehensive loss..........................................         --             --     $(54,744)
                                                                        -------      ---------     ========
BALANCE, December 31, 2001..........................................    $(3,618)     $ 676,112
                                                                        =======      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (In thousands)

                                                                                     Year Ended December 31,
                                                                                ---------------------------------
                                                                                   2001        2000        1999
                                                                                ---------  -----------  ---------
Cash flows from operating activities:
  Net income (loss)............................................................ $ (51,126) $    55,296  $  53,062
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Loss (income) from discontinued operations, net of tax.....................    10,222       (4,096)    (1,111)
    Loss on disposal of discontinued operations, net of tax....................    26,491           --         --
    Extraordinary loss on debt settlement, net of tax..........................        --        8,057         --
    Depreciation and amortization..............................................    72,222       62,517     30,858
    Provision for doubtful accounts............................................    37,258        6,894        766
    Provision (benefit) for deferred income taxes..............................     2,579        4,453       (843)
    Other non-cash charges.....................................................     6,403        6,356      2,978
    Changes in operating assets and liabilities:
     Accounts receivable.......................................................   147,359     (199,791)   (89,156)
     Costs and estimated earnings in excess of billings on
       uncompleted contracts...................................................    10,520       (6,649)   (22,849)
     Prepaid expenses and other current assets.................................    12,946       10,443    (11,635)
     Billings in excess of costs and estimated earnings on
       uncompleted contracts...................................................   (46,288)      56,153     15,778
     Accounts payable and accrued liabilities..................................    (7,252)      66,078     18,213
     Change in other assets and liabilities....................................    10,061      (16,074)       394
                                                                                ---------  -----------  ---------
       Net cash provided by (used in) operating activities.....................   231,395       49,637     (3,545)
                                                                                ---------  -----------  ---------
Cash flows from investing activities:
  Cash paid for acquisitions, net of cash acquired.............................   (16,872)     (59,617)  (161,084)
  Purchases of property and equipment..........................................   (41,550)     (42,139)   (27,264)
  Proceeds from sales of businesses, property and equipment....................     5,370        4,994        584
  Other, net...................................................................        --       (2,098)      (258)
                                                                                ---------  -----------  ---------
       Net cash used in investing activities...................................   (53,052)     (98,860)  (188,022)
                                                                                ---------  -----------  ---------
Cash flows from financing activities:
  Net payments on short-term debt..............................................    (1,003)      (9,869)    (4,907)
  Payments on long-term debt...................................................  (918,063)  (1,462,243)   (45,914)
  Proceeds from long-term debt issuance........................................   765,800    1,522,078    630,592
  Payment of debt issuance costs...............................................    (7,522)     (11,952)   (22,467)
  Issuance of preferred stock, net of issuance costs...........................        --      146,250         --
  Repurchase and retirement of GroupMAC common stock in the Merger.............        --     (150,000)        --
  Repurchase of common stock in Tender Offer, including related expenses.......        --           --   (564,407)
  Purchase of treasury stock...................................................    (9,130)        (160)        --
  Distribution to minority shareholders........................................        --           --       (842)
  Proceeds from issuance of stock under employee stock purchase and
   stock option plans..........................................................     2,950        1,074      1,812
                                                                                ---------  -----------  ---------
       Net cash provided by (used in) financing activities.....................  (166,968)      35,178     (6,133)
                                                                                ---------  -----------  ---------
Net cash flows provided by (used in) discontinued operations...................      (897)       7,054      1,689
                                                                                ---------  -----------  ---------
Net increase (decrease) in cash and cash equivalents...........................    10,478       (6,991)  (196,011)
Cash and cash equivalents, beginning of period.................................    10,094       17,085    213,096
                                                                                ---------  -----------  ---------
Cash and cash equivalents, end of period....................................... $  20,572  $    10,094  $  17,085
                                                                                =========  ===========  =========
Supplemental Disclosures of Cash Flow Information:
  Interest paid................................................................ $  80,032  $    85,146  $  22,422
  Income taxes paid............................................................    16,559       39,820     53,673

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (In thousands, except per share data)

1.  BUSINESS AND ORGANIZATION

   Encompass Services Corporation ("Encompass", or the "Company"), a Texas corporation, was formed to build a national company providing mechanical and electrical services in the commercial, industrial and residential markets. On February 22, 2000, the shareholders of Group Maintenance America Corp. ("GroupMAC") and Building One Services Corporation ("Building One") approved a merger of the two companies (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.

   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquirer and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. All share and per share information has been restated to reflect the exchange ratio on a retroactive basis. See Note 3 for discussion of the Merger.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

   The accompanying consolidated financial statements and related notes include the accounts of Encompass and the companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates.

  Principles of Consolidation

   The consolidated financial statements include the accounts of Encompass and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation. The Company's Global Technologies segment was discontinued in September 2001 and three additional business units were discontinued in 2002. See Notes 16 and 17 for further discussion. Certain prior year amounts have been reclassified to conform to the current year presentation.

  Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

   Revenues from construction contracts are recognized on the percentage-of-completion accounting method, measured by the percentage of costs incurred to date to the estimated total costs at completion for each contract (the "cost-to-cost" method). Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to estimated costs and revenues and are recognized in the period in which the revisions are determined. Revenues from work orders are recognized as services are performed. Revenues from service and maintenance contracts are recognized over the life of contracts.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Receivable balances pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. Based upon the Company's experience in recent years with similar contracts, the retention balance at each balance sheet date is generally billed and collected within the subsequent year. The unbilled retainage balance at December 31, 2001 and 2000 was $122,872 and $151,477, respectively, and is included in accounts receivable in the consolidated balance sheets.

  Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company grants credit, generally without collateral, to its customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights in that work. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful.

  Financial Instruments

   The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, interest rate swaps and short- and long-term debt. At December 31, 2001 and 2000, the Company's 101/2% Senior Subordinated Notes had a carrying value, excluding unamortized discount, of $335,000 and $200,000, respectively, and a fair value of $217,750 and $130,000, respectively. The fair value of the Company's interest rate swaps at December 31, 2001 was a liability of $6,761. The Company believes that, with the exception of the 101/2% Senior Subordinated Notes, the carrying values of financial instruments on the consolidated balance sheets approximate their fair value. See Note 5.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Inventories

   Inventories consist primarily of purchased materials, parts and supplies held for use in the ordinary course of business. Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

  Property and Equipment

   Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the asset. As events or circumstances dictate, the Company reviews the carrying amounts of property and equipment for impairment. The amount of impairment, if any, is measured based on comparing the estimated future undiscounted cash flows associated with the asset to its carrying value.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the consolidated statements of operations.

  Goodwill

   Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets of businesses acquired under the purchase method of accounting. Goodwill is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The Company reviews the carrying value of goodwill for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. At December 31, 2001 and 2000, accumulated amortization of goodwill was $89,306 and $55,010, respectively. See
Note 18 for discussion of new accounting policy adopted January 1, 2002.

  Other Intangible Assets

   Other intangible assets represent the portion of purchase price paid in the Merger which has been allocated, based on independent appraisals, to the value of acquired customer lists and the value of dedicated workforces. Costs allocated to these assets are being amortized on a straight-line basis over the remaining estimated useful lives of these assets, as determined principally by the underlying characteristics of customer retention and workforce turnover. The amounts allocated to the value of the customer lists and dedicated workforce at the Merger date are being amortized over 15 years and 5 years, respectively. The Company reviews the carrying value of these intangibles for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. At December 31, 2001 and 2000, accumulated amortization related to other intangible assets was $4,356 and $1,980, respectively. See
Note 18 for discussion of new accounting policy adopted January 1, 2002.

  Deferred Debt Issuance Costs

   Deferred debt issuance costs relate to the Company's primary credit facility and senior subordinated notes and are amortized to interest expense over the scheduled maturity of the related debt.

  Stock-Based Compensation

   The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", as amended. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the common stock. The Company has also provided the pro forma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


  Warranty Costs

   The Company generally warrants all of its work for a period of one year from the date of installation. A provision for estimated warranty costs is recorded at the time a product is sold or service is rendered based on the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

   The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

  Earnings Per Share

   Basic earnings per share have been calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share are computed considering the dilutive effect of stock options, warrants, the Convertible Preferred Stock and, in 1999, the convertible junior subordinated debentures. See Note 15.

  Other Comprehensive Income

   Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders' equity. The Company's other comprehensive income is attributed to adjustments for unrealized losses, net of tax, on marketable securities available for sale and changes in the fair value of interest rate swap agreements. See Note 5 for further discussion of accounting for interest rate swap agreements.

  New Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.

   The Company adopted the provisions of SFAS No. 141 in July 2001 and the provisions of SFAS No. 142 effective January 1, 2002. See Note 18 for further discussion.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB No. 30, for the disposal of a business. SFAS No. 144 provides a single accounting model for long-lived assets to be

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. See Note 17 for further discussion.

3. BUSINESS COMBINATIONS

   On February 22, 2000, the shareholders of GroupMAC and Building One approved the Merger. Under the terms of the Merger, each outstanding share of Building One common stock was converted into 1.25 shares of GroupMAC common stock. As part of the Merger, GroupMAC shareholders could elect to receive cash for up to 50% of their shares of Encompass common stock at $13.50 per share, subject to proration. As a result of this election, 11,052 shares of Encompass common stock were canceled in the Merger. The Merger was accounted for as a purchase under generally accepted accounting principles. GroupMAC, which changed its name to Encompass Services Corporation, was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquirer and, accordingly, the Merger was accounted for as a "reverse acquisition".

   Concurrent with the closing of the Merger, affiliates of Apollo Management, L.P. ("Apollo") exchanged approximately $106,191 of Building One convertible junior subordinated debentures and $150,000 in cash for 256 shares of Encompass Convertible Preferred Stock. See Note 7 for further discussion of the Convertible Preferred Stock. The cash proceeds from the issuance of the Convertible Preferred Stock were used to fund the cash election feature of the Merger discussed above. In connection with the Merger, Apollo received a fee of $2,500.

   Pursuant to the Merger, Encompass entered into a new credit agreement, the proceeds of which were used to repay the existing revolving credit facilities of GroupMAC and Building One, as well as GroupMAC's senior subordinated notes. See Note 5 for further discussion of the credit agreement.

   The allocation of the total consideration to the assets and liabilities of GroupMAC and the resultant goodwill are summarized as follows:

        Estimated fair value of common stock consideration.... $282,432
        Long-term debt assumed................................  407,904
        Other long-term liabilities assumed...................    7,320
        Transaction costs.....................................    7,358
        Working capital.......................................  (47,807)
        Property and equipment, net and other long-term assets  (63,859)
        Intangible asset--value of dedicated workforce........   (8,878)
        Intangible asset--value of customer list..............   (9,007)
                                                               --------
        Goodwill.............................................. $575,463
                                                               ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The following unaudited pro forma combined statement of operations data utilize the financial information of GroupMAC and Building One for the periods indicated, which give effect to the Merger and the acquisitions made by each company during 1999 including amounts owed in connection with those acquisitions, as if the Merger and all of the acquisitions were effective as of the beginning of the period presented.

                                                   Year Ended December 31,
                                                   -----------------------
                                                      2000        1999
                                                   ----------  ----------
       Revenues................................... $4,164,004  $3,559,661
       Net income.................................     68,578      95,900
       Net income available to common shareholders     49,182      76,503
       Net income per share:......................
          Basic................................... $     0.75  $     1.17
          Diluted................................. $     0.75  $     1.13

   Significant pro forma adjustments included in the above amounts consist of
(i) compensation differentials, (ii) goodwill amortization over a period of 40 years, (iii) interest expense as if borrowings outstanding as of March 31, 2000 had been outstanding for the first quarter of 2000 and throughout 1999 at interest rates in effect on March 31, 2000, (iv) the issuance of the Convertible Preferred Stock concurrent with the Merger and (v) federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the Merger and the acquisitions, including subsequently earned contingent consideration, were outstanding from the beginning of the periods presented. The pro forma results presented above are not necessarily indicative of actual results that might have occurred had the Merger and the acquisitions occurred at the beginning of the period presented.

  Merger and Related Charges

   In connection with the Merger and related transactions, the Company recorded the following costs and expenses related to severance, office closing costs and other related costs:

                                                Office
                                      Severance Closing Other   Total
                                      --------- ------- -----  -------
        Total charges................  $ 6,100  $1,000  $ 700  $ 7,800
        Non-cash portion.............       --      --   (400)    (400)
        Payments in 2000.............   (6,100)   (329)    --   (6,429)
                                       -------  ------  -----  -------
        Accrual at December 31, 2000.       --     671    300      971
        Payments in 2001.............       --    (671)  (300)    (971)
                                       -------  ------  -----  -------
        Accrual at December 31, 2001.  $    --  $   --  $  --  $    --
                                       =======  ======  =====  =======

   The severance and office closing costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. As a result of this plan, the Company incurred severance costs for substantially all of the employees in the Building One corporate office, identified certain assets which were no longer of service and incurred lease termination costs. Severance costs covered 20 employees, all of whom were terminated in 2000.

   In addition, in connection with the Merger, the Company recorded costs of $3,500 related to severance for twelve former GroupMAC employees, all of whom were terminated in 2000. These costs were charged to goodwill, and substantially all amounts were paid during 2000.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


  Costs to Exit Certain Activities and Related Costs

   In connection with the Merger and related transactions, the Company recorded a charge for the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. The following table sets forth a summary of these costs:

         Shutdown of demolition and site preparation operations $ 9,800
         Relocation of cleaning systems management offices.....   1,600
         Other costs resulting from the Merger.................     800
                                                                -------
            Total.............................................. $12,200
                                                                =======

   The costs related to the shutdown of the demolition and site preparation operations include (i) $5,200 related to obligations under existing jobs in progress, (ii) $2,000 estimated for uncollectible accounts receivable, (iii) $1,100 related to claims against the Company, (iv) $800 for impaired assets and
(v) $700 related to lease termination costs and other expenses. The Company substantially completed the shutdown of these operations during 2001.

   The Company relocated the cleaning systems management offices from January through May 2000. The related costs included (i) $600 for severance and related costs, (ii) $500 for impaired assets, (iii) $300 related to lease termination and related costs and (iv) $200 for other miscellaneous items. Substantially all of these amounts were paid during 2000.

  Other Business Combinations

   The Company has not acquired any businesses since May 2000. In May 2000, the Company acquired a business for cash paid of $10,207 and 296 shares of common stock. The Company assumed approximately $1,518 of debt in this transaction. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $9,397.

   During the year ended December 31, 1999, the Company completed 23 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements include the results of these acquired businesses from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 5,216 shares of the Company's common stock, $123,380 in cash, including applicable professional fees, and $2,410 of debt assumed. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $133,818.

  Contingent Consideration Agreements

   In conjunction with acquisitions, the Company entered into certain contingent consideration agreements which provided for the payment of cash and/or shares of common stock based on the financial performance of such acquired operations during the one- to two-year period immediately following the acquisition. During the years ended December 31, 2001 and 2000, $3,224 and $62,297, respectively, of consideration was recorded to goodwill related to contingent consideration and final purchase price settlements of acquired companies. The cash payable is reflected as due to related parties and the estimated value of the shares to be issued is reflected as additional paid-in capital in the consolidated balance sheet. These common shares to be issued are included in weighted average shares outstanding since the date earned for purposes of computing basic earnings per share and since the later of the date of acquisition or the beginning of the year for purposes of computing diluted earnings per share.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   During the years ended December 31, 2001 and 2000, $16,872 and $63,030 of cash was paid, respectively, and 1,201 and 145 shares were issued, respectively, related to previously recorded contingent consideration and final purchase price settlements. There are no significant amounts of unearned contingent consideration under these agreements at December 31, 2001.

   A rollforward of the due to related parties balance in the consolidated balance sheets related to the above activity is as follows:

                                                                           2001      2000
                                                                         --------  --------
Balance at beginning of year............................................ $ 11,385  $ 10,290
Balances assumed in the Merger..........................................       --    13,207
Record cash contingent consideration and final purchase price settlement    6,476    50,918
Payments................................................................  (16,872)  (63,030)
                                                                         --------  --------
Balance at end of year.................................................. $    989  $ 11,385
                                                                         ========  ========

4. CERTAIN BALANCE SHEET ACCOUNTS

  Allowance for Doubtful Accounts

   The following summarizes the activity in the allowance for doubtful accounts:

                                                           2001      2000
                                                         --------  -------
    Balance at beginning of year........................ $ 17,270  $ 2,976
    Provision for bad debts from continuing operations..   37,258    6,894
    Provision for bad debts from discontinued operations   18,658    1,349
    Allowance balances from acquired companies..........       --   11,427
    Write-off of bad debts, net of recoveries...........  (27,842)  (5,376)
                                                         --------  -------
    Balance at end of year.............................. $ 45,344  $17,270
                                                         ========  =======

  Costs and Estimated Earnings on Uncompleted Contracts

   The summary of the status of uncompleted contracts is as follows:

                                                        December 31,
                                                  ------------------------
                                                      2001         2000
                                                  -----------  -----------
     Costs incurred on uncompleted contracts..... $ 3,864,476  $ 3,636,828
     Estimated earnings recognized, net of losses     627,496      675,568
                                                  -----------  -----------
                                                    4,491,972    4,312,396
     Less billings to date.......................  (4,549,479)  (4,400,701)
                                                  -----------  -----------
                                                  $   (57,507) $   (88,305)
                                                  ===========  ===========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


                                                                      December 31,
                                                                  --------------------
                                                                     2001       2000
                                                                  ---------  ---------
Costs and estimated earnings in excess of billings on uncompleted contracts...................................................... $ 101,719  $ 119,997
Billings in excess of costs and estimated earnings on uncompleted contracts......................................................  (159,226)  (208,302)
                                                                  ---------  ---------
                                                                  $ (57,507) $ (88,305)
                                                                  =========  =========

  Property and Equipment

   The principal categories and estimated useful lives of property and equipment are as follows:

                                                            December 31,
                                             Estimated   ------------------
                                            Useful Lives   2001      2000
                                            ------------ --------  --------
   Land....................................          --  $  1,596  $  2,264
   Buildings and improvements.............. 20-30 years     9,444    11,363
   Service and other vehicles..............   4-7 years    32,881    35,159
   Machinery and equipment.................  5-10 years    64,039    54,960
   Office equipment, furniture and fixtures  5-10 years    66,084    45,915
   Leasehold improvements..................  2-15 years    35,289    23,801
                                                         --------  --------
                                                          209,333   173,462
   Less accumulated depreciation...........               (84,785)  (49,517)
                                                         --------  --------
                                                         $124,548  $123,945
                                                         ========  ========

5. SHORT- AND LONG-TERM DEBT

   Short- and long-term debt consists of the following:

                                                             December 31,
                                                          ------------------
                                                            2001      2000
                                                          --------  --------
  Revolving Credit Facility (7.4% and 9.0%, respectively) $ 90,000  $369,000
  Term loans (6.1% and 8.9%, respectively)...............  294,000   297,000
  Institutional term loan (7.0% and 10.2%, respectively).   98,250    99,500
  101/2% Senior Subordinated Notes, net of discount......  327,900   196,243
  Other borrowings.......................................    4,664     5,668
                                                          --------  --------
                                                           814,814   967,411
  Less: short-term borrowings and current maturities.....   (4,551)   (5,805)
                                                          --------  --------
  Total long-term debt................................... $810,263  $961,606
                                                          ========  ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

  Credit Facility

   On February 22, 2000, in connection with the Merger, the Company entered into an $800,000 senior credit facility (the "Credit Facility") and borrowed funds thereunder to repay prior indebtedness of GroupMAC and Building One. At December 31, 2001, the Credit Facility included a revolving credit facility described below expiring in February 2005, a $130,000 term loan, a $170,000 term loan and a $100,000 institutional term loan. Borrowings under the Credit Facility are secured by substantially all assets of the Company. The availability of borrowings under the Credit Facility is subject to the Company's ability to meet certain specified conditions, including compliance with certain financial covenants and ratios measured as of the end of each fiscal quarter. On November 9, 2001, the Company amended the Credit Facility. At December 31, 2001, the amended terms provided for a revolving credit facility of $300,000, increasing to $350,000 once certain debt leverage ratios were achieved. At December 31, 2001, borrowings under the amended Credit Facility bore interest at variable rates, ranging from 2.0% to 3.75% over the Eurodollar Rate (as defined in the Credit Facility) and from 0.50% to 2.25% over the Alternate Base Rate (as defined in the Credit Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the amendment established certain restrictions on the Company's ability to make acquisitions, capital expenditures and investments and required debt prepayment with future issuances of debt or equity. As of December 31, 2001, the Company also had $1,457 in letters of credit outstanding, and $208,543 available for borrowing under the revolving credit facility.

   The Credit Facility was amended again effective as of June 26, 2002 (as amended, the "Amended Facility"). See Note 19 for further discussion of the Amended Facility.

   Debt issuance costs associated with the Credit Facility totaling $14,229 at December 31, 2001 have been deferred and are being amortized over the five-year, six-year and seven-year terms of the revolving credit facility, the term loans, and the institutional term loan portions of the Credit Facility, respectively. In connection with the amendment of the Credit Facility in November 2001, $1,580 of debt issuance costs related to the Credit Facility deferred prior to the amendment were charged to interest expense. The unamortized portion of debt issuance costs associated with the Credit Facility was approximately $8,451 and $9,980 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.

  101/2% Senior Subordinated Notes

   In April 1999, the Company completed a private offering of $200,000 of 101/2% senior subordinated notes (the "Senior Subordinated Notes"). In June 2001, the Company completed a private offering of an additional $135,000 of Senior Subordinated Notes. The Senior Subordinated Notes are unsecured and are guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009. Borrowings outstanding under the Senior Subordinated Notes are subordinated in all material respects to amounts outstanding under the Credit Facility. The Senior Subordinated Notes were issued at discounts totaling $8,558, which are being amortized to interest expense over the term of the notes. Additionally, debt issuance costs totaling $13,715 incurred in connection with the offerings have been deferred and are being amortized to interest expense over the term of the notes. The unamortized portion of these costs was approximately $11,126 and $7,059 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.

   The fair value of the Senior Subordinated Notes, based on quoted market values, was approximately $217,750 and $130,000 at December 31, 2001 and 2000, respectively.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The Senior Subordinated Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of December 31, 2001, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several. In addition, Encompass has no non-guarantor subsidiaries and no independent assets or operations outside of its ownership of the subsidiaries. Accordingly, no separate financial statements or consolidating information of the guarantor subsidiaries are presented because management believes this information is not material to users of the Company's financial statements.

   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change in control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants relating to, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of its assets or merge or consolidate with another entity.

   The aggregate maturities of debt as of December 31, 2001 are as follows:

                              2002...... $  4,551
                              2003......    5,613
                              2004......    6,500
                              2005......   94,000
                              2006......  283,000
                              Thereafter  421,150
                                         --------
                                         $814,814
                                         ========

  Interest Rate Swap Agreements

   The Company has entered into interest rate swap agreements in the aggregate notional amount of $110,000 to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on total debt was 9.19%.

   Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133". These statements establish accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative at its inception. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

results of the hedged item in the statement of operations, and requires the Company to formally document, designate and assess the effectiveness of the hedge transaction to receive hedge accounting treatment. For derivatives designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Overall hedge effectiveness is measured at least quarterly. Any changes in the fair value of the derivative instruments resulting from hedge ineffectiveness, as defined by SFAS No. 133 and measured based on the cumulative changes in the fair value of the derivative instrument and the cumulative changes in the estimated future cash flows of the hedged item, are recognized immediately in earnings. The Company has designated its interest rate swap agreements as cash flow hedges.

   Adoption of SFAS No. 133 at January 1, 2001 resulted in the recognition of approximately $1,488, net of tax effect of $912, of hedging losses included in accumulated other comprehensive loss as the cumulative effect of a change in accounting principle and $2,400 of derivative liabilities which are included in other long-term liabilities in the consolidated balance sheet. During the year ended December 31, 2001, the Company recognized $2,373, net of tax effect of $1,454, in additional interest expense attributable to the difference in the variable interest receivable and fixed interest payable under the interest rate swap agreements. No significant gain or loss from hedge ineffectiveness was required to be recognized. At December 31, 2001, the fair value of the interest rate swap agreements was a liability of $6,761. The Company estimates that approximately $1,800, net of tax, of such amount is expected to be recognized as additional interest expense over the next twelve months as interest costs on the underlying debt are recognized. Amounts were determined as of the balance sheet date based on quoted market values, the Company's portfolio of interest rate swap agreements and the Company's measurement of hedge effectiveness.

6. INCOME TAXES

   Total income taxes are allocated as follows:

                                                  Year Ended December 31,
                                                 -------------------------
                                                   2001     2000     1999
                                                 -------  -------  -------
     Income from continuing operations.......... $16,022  $57,011  $41,111
     Income (loss) from discontinued operations.  (5,244)   2,734      916
     Loss on disposal of discontinued operations  (7,819)      --       --
     Extraordinary loss on debt settlement......      --   (4,338)      --
     Other comprehensive income (loss)..........  (2,217)     476     (179)
                                                 -------  -------  -------
                                                 $   742  $55,883  $41,848
                                                 =======  =======  =======

   Income tax provision attributable to income from continuing operations consists of the following:

                                       Year Ended December 31,
                                       -----------------------
                                        2001    2000     1999
                                       ------- ------- -------
                 Current:.............
                    Federal........... $11,571 $45,429 $37,186
                    State.............   2,067   7,852   4,768
                                       ------- ------- -------
                                        13,638  53,281  41,954
                 Deferred:............
                    Federal and state.   2,384   3,730    (843)
                                       ------- ------- -------
                                       $16,022 $57,011 $41,111
                                       ======= ======= =======

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Total income tax expense attributable to income from continuing operations differs from the amounts computed by applying the U.S. federal statutory income tax rate to income from continuing operations before income tax provision as a result of the following:

                                                                Year Ended December 31,
                                                              --------------------------
                                                                2001     2000      1999
                                                              -------  --------  -------
Income from continuing operations before income tax provision $ 1,609  $116,268  $93,062
                                                              -------  --------  -------
Applicable U.S. federal statutory rate.......................      35%       35%      35%
                                                              -------  --------  -------
Tax provision at statutory rate..............................     563    40,694   32,572
Increase (decrease) resulting from:..........................
   State income taxes, net of federal benefit................   1,313     5,053    3,050
   Non-deductible goodwill amortization......................  10,800     9,825    5,105
   Non-deductible meals and entertainment....................   1,476     1,941      380
   Other, net................................................   1,870      (502)       4
                                                              -------  --------  -------
                                                              $16,022  $ 57,011  $41,111
                                                              =======  ========  =======

   The components of the deferred income tax assets and liabilities are as follows:

                                                            December 31,
                                                         ------------------
                                                           2001      2000
                                                         --------  --------
    Deferred income tax assets:
       Allowance for doubtful accounts.................. $ 11,257  $  6,735
       Inventories......................................      296       976
       Accrued expenses.................................   16,170    13,834
       Deferred revenue.................................    2,161     1,974
       Unrealized loss on interest rate swap agreements.    2,217        --
       Net operating loss carryforward..................      288       308
                                                         --------  --------
           Total deferred income tax assets.............   32,389    23,827
                                                         --------  --------
    Deferred income tax liabilities:....................
       Depreciation.....................................   (4,854)   (3,730)
       Completed contract accounting for tax purposes...   (3,845)   (5,475)
       Amortization of goodwill.........................   (9,547)   (6,683)
       Other............................................   (2,308)   (1,672)
                                                         --------  --------
           Total deferred income tax liabilities........  (20,554)  (17,560)
                                                         --------  --------
           Net deferred income tax assets............... $ 11,835  $  6,267
                                                         ========  ========

   These deferred income tax assets and liabilities are included in the consolidated balance sheets under the following captions:

                                                    December 31,
                                                 -----------------
                                                   2001     2000
                                                 -------  --------
             Deferred tax assets--current....... $19,219  $ 17,296
             Deferred tax liabilities--long-term  (7,384)  (11,029)
                                                 -------  --------
                                                 $11,835  $  6,267
                                                 =======  ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Management believes it is more likely than not that the Company will have future taxable income to allow it to realize the benefits of the net deferred tax assets. Accordingly, no valuation allowance has been recorded as of December 31, 2001 or 2000.

7. CONVERTIBLE PREFERRED STOCK

   In connection with the Merger, the Company issued 256 shares of 7.25% Convertible Preferred Stock (the "Convertible Preferred Stock") to affiliates of Apollo at a value of $1,000 per share in exchange for $150,000 in cash and all of the outstanding 71/2% convertible junior subordinated debentures of Building One (with an aggregate value of approximately $106,191).

   The Convertible Preferred Stock is convertible at the option of the holders into shares of the Company's common stock at any time prior to maturity at a conversion price of $14.00 per common share, subject to adjustment under certain circumstances. Upon their maturity in February 2012, the Company is required to redeem all shares of Convertible Preferred Stock then outstanding at the redemption price per share equal to the Liquidation Amount (defined as the original cost of $1,000 per share plus all accrued and accumulated and unpaid dividends). As of December 31, 2001, the Liquidation Amount was $292,799. The Company has the right to redeem, at any time after February 22, 2005, all, but not less than all, of the shares of Convertible Preferred Stock then outstanding at an amount per share equal to 103% of the Liquidation Amount; this amount declines to 102% after February 22, 2006 and 101% after February 22, 2008. The Convertible Preferred Stock bears a preferred cumulative dividend at the rate of 7.25% per year, payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated at the option of the Company. However, the Company's amended Credit Facility (see Note 5) prohibits the payment of cash dividends. At December 31, 2001, accrued dividends were approximately $36,608 and are included in the carrying value of the Convertible Preferred Stock in the consolidated balance sheet. The Company has elected to defer the payment of the dividends payable to date and that would otherwise be payable on March 31, 2002. Holders of the Convertible Preferred Stock are also entitled to share in any dividends the Company may declare on its common stock.

   Holders of the Convertible Preferred Stock are entitled to vote on all matters presented to the holders of common stock. Each share of Convertible Preferred Stock entitles the holder thereof to cast the number of votes such holder would have been entitled to cast had such holder converted such share of Convertible Preferred Stock into shares of common stock (common stock equivalents). As of December 31, 2001, the Convertible Preferred Stock comprised approximately 25% of the voting power of Encompass.

   Convertible Preferred Stock issuance costs of approximately $3,750 are being amortized against retained earnings over the 12-year term of the Convertible Preferred Stock. The unamortized portion of these costs of approximately $3,178 at December 31, 2001 is recorded against mandatorily redeemable convertible preferred stock in the consolidated balance sheets.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility, and is not as clearly defined. See Note 19 for further discussion.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


8. SHAREHOLDERS' EQUITY

  Common Stock

   The Company has not paid dividends on its common stock since its incorporation and does not anticipate paying dividends on its common stock in the foreseeable future. The Amended Facility (see Note 19) prohibits the payment of dividends.

   In December 2000, the Board of Directors authorized a stock buyback program, pursuant to which the Company may purchase up to 2,500 shares of its common stock on the open market. As of December 31, 2001, the Company had repurchased 1,414 shares of its common stock under this program for an aggregate cost of $9,290. Under the terms of the Amended Facility (see Note 19), the Company is prohibited from making further repurchases of its common stock.

  Warrants

   The Company has 4,446 shares of common stock reserved for issuance upon exercise of warrants. The warrants have a weighted average exercise price of $16.25 per share. These warrants are currently exercisable. Of these warrants, 1,413 expire on November 25, 2002, 2,438 expire on November 25, 2007 and the remainder expire on various dates ranging from December 2003 to July 2007. The warrants also contain certain rights for registration.

9. STOCK-BASED PLANS

   The Company has a number of stock-based incentive and awards plans in place, which provide the Company the latitude to grant a variety of awards, including stock options, stock appreciation rights ("SARs"), restricted stock awards, performance awards and phantom stock awards, to officers, directors, key employees and other persons working for the Company and its subsidiaries. The plans require that stock options be granted at exercise prices not less than the fair market value of the underlying common stock on the grant date. Stock options vest at varying time periods ranging from six months to four years and expire after five to ten years from the date of grant. At December 31, 2001, stock-based awards equivalent to approximately 3,900 shares were generally available for granting under such plans. There are an additional 4,900 shares available for granting under Building One stock option plans (the "Building One Plans") however, the Company does not intend to issue additional options under the Building One Plans over and above the number of options (approximately 5,800) that were issued and outstanding under the Building One Plans as of the date of the Merger.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The following is a summary of stock option and warrant activity:

                                                   Outstanding                 Exercisable
                                           --------------------------- ---------------------------
                                            Number of      Weighted     Number of      Weighted
                                             Options       Average       Options       Average
                                           and Warrants Exercise Price and Warrants Exercise Price
                                           ------------ -------------- ------------ --------------
Balance at December 31, 1998..............     8,939        $15.41         4,919        $14.81
Granted...................................     2,216         12.37         1,840         16.00
Exercised.................................    (1,145)        12.14        (1,145)        12.14
Surrendered...............................      (413)        16.10            --            --
                                              ------        ------        ------        ------
Balance at December 31, 1999..............     9,597         15.07         5,614         15.18
Options and warrants assumed in the Merger     5,282         12.79         1,908         14.30
Granted...................................     2,050          6.73           641         15.68
Exercised.................................        (5)         3.87            (5)         3.87
Surrendered...............................    (2,125)        13.87            --            --
                                              ------        ------        ------        ------
Balance at December 31, 2000..............    14,799         13.27         8,158         15.02
Granted...................................     1,560          6.08         2,648         11.10
Exercised.................................      (189)         3.74          (189)         3.74
Surrendered...............................      (957)        11.74          (341)        12.99
                                              ------        ------        ------        ------
Balance at December 31, 2001..............    15,213        $12.75        10,276        $14.28
                                              ======        ======        ======        ======

   A summary of outstanding and exercisable options and warrants as of December 31, 2001 follows:

                                                                       Weighted
                                   Weighted                            Average
                                   Average                Weighted     Exercise    Number of
                                    Option   Number of    Average      Price of   Exercisable
                                     and    Outstanding  Remaining   Exercisable    Options
                                   Warrant  Options and Contractual    Options        and
Range of Option and Warrant Prices  Prices   Warrants   Life (Years) and Warrants  Warrants
---------------------------------- -------- ----------- ------------ ------------ -----------
        $ 3.08 to $ 5.00..........  $ 3.97       977        5.2         $ 3.66         616
        $ 5.01 to $10.00..........    6.95     3,070        7.9           7.44         498
        $10.01 to $15.00..........   12.93     4,949        4.6          13.05       3,397
        $15.01 to $20.00..........   16.58     5,762        4.5          16.51       5,404
        $20.01 to $20.20..........   20.19       455        6.5          20.19         361
                                              ------                                ------
                                              15,213                                10,276
                                              ======                                ======

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The following pro forma data are calculated as if compensation expense for the Company's stock option plans and warrants were determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation":

                                          Year Ended         Year Ended        Year Ended
                                       December 31, 2001  December 31, 2000 December 31, 1999
                                      ------------------  ----------------  ----------------
                                         As        Pro       As       Pro      As       Pro
                                      Reported    Forma   Reported   Forma  Reported   Forma
                                      --------  --------  --------  ------- --------  -------
Net income (loss) available to common
  shareholders....................... $(71,738) $(77,552) $38,728   $27,693 $53,062   $45,449
Net income (loss) per share:
   Basic............................. $  (1.12) $  (1.21) $  0.65   $  0.47 $  1.28   $  1.10
   Diluted........................... $  (1.12) $  (1.21) $  0.63   $  0.45 $  1.21   $  1.05

   The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                 2001   2000   1999
                                                -----  -----  -----
            Dividend yield.....................    --     --     --
            Expected volatility................  75.0%  68.0%  58.2%
            Risk-free interest rate............   4.5%   5.1%   5.6%
            Expected lives (years).............    10      9      5
            Fair value of options at grant date $2.30  $5.24  $6.81

  Employee Stock Purchase Plan

   The Company has an Employee Stock Purchase Plan (the "Purchase Plan"), which permits eligible employees of the Company to purchase shares of common stock at a discount. Employees who elect to participate have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions are used to purchase common stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Shares purchased under the Purchase Plan are subject to a one-year holding period. During the years ended December 31, 2001, 2000 and 1999, 584, 227 and 195 shares, respectively, were issued pursuant to the Purchase Plan and its predecessor. In 2001, the Company's shareholders approved an increase in the number of shares permitted to be issued under the Purchase Plan from 1,000 to 3,000. As of December 31, 2001, 1,903 shares were available for issuance under the Purchase Plan.

10. EMPLOYEE BENEFIT PLANS

   The Company maintains a defined contribution savings plan (the "Savings Plan"), which is available to most employees after 90 days of service. Employee contributions and employer matching contributions occur at different rates and the matched portions of the funds vest over a one-year period. Company contributions to the Savings Plan and predecessor plans maintained by certain of the Company's subsidiaries totaled approximately $14,920, $13,930 and $5,300 for the years ended December 31, 2001, 2000 and 1999, respectively.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Certain of the Company's subsidiaries make contributions to union-administered benefit funds, which cover the majority of the Company's union employees. For the years ended December 31, 2001 and 2000, the participant costs charged to operations were approximately $35,346 and $32,302, respectively. Governmental regulations require that, in the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits, if any. The Company is not aware of any liabilities resulting from unfunded vested benefits related to union-administered benefit plans. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

11. COMMITMENTS AND CONTINGENCIES

   Operating leases for certain facilities, transportation equipment and office equipment expire at various dates through 2015. Certain leases contain renewal options. Minimum future rental payments at December 31, 2001 are as follows:

                              2002...... $ 41,640
                              2003......   37,719
                              2004......   31,491
                              2005......   25,230
                              2006......   16,633
                              Thereafter   73,689
                                         --------
                                         $226,402
                                         ========

   Total rental expense for the years ended December 31, 2001, 2000 and 1999 was approximately $76,400, $41,600 and $10,900, respectively (including $8,700, $8,200 and $3,600, respectively, to related parties).

   The Company is involved in various legal actions in the normal course of business. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations. The Company has provided accruals for probable losses and legal fees incurred with respect to certain of these actions.

12. RESTRUCTURING AND RECAPITALIZATION CHARGES

  Recapitalization charges

   On May 11, 1999, Building One completed its recapitalization plan under a tender offer (the "Tender Offer"), pursuant to which Building One repurchased 30,772 shares of its common stock at $18 per share for cash and 1,104 shares of its common stock underlying stock options at $18 per share less the exercise price per share of the options. In conjunction with the recapitalization, compensation expense of $2,770 ($1,662 after the associated tax benefit) was recognized for stock options exercised and the underlying shares of common stock repurchased by Building One. In addition, $4,323 of costs incurred in connection with the Tender Offer have been reflected as a reduction of shareholders' equity.

   Friedman, Billings, Ramsey Group, Inc. ("FBR") acted as a financial advisor to Building One in connection with the Tender Offer, and received a fee of $3,000. One of Building One's directors at that time is President and a principal stockholder of FBR.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


  Restructuring charges

   In the second quarter of 1999, Building One's Board of Directors approved a restructuring plan which included a relocation of Building One's corporate headquarters and integration of the cleaning systems operations. The corporate headquarters was relocated from Washington, D.C. to Minneapolis, Minnesota. In addition, certain back office operations of the cleaning systems operations were consolidated into two locations. The restructuring costs included costs directly related to Building One's restructuring plan in accordance with EITF No. 94-3 which provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs.

   As a result of this restructuring plan, Building One incurred severance costs for certain employees, identified certain assets which were no longer of service and incurred certain lease termination costs. Severance costs covered 33 employees, of which 30 were terminated as of December 31, 1999 and the remaining three were terminated in 2000.

   The following table sets forth a summary of these restructuring costs:

                                   Corporate   Cleaning
                                  Headquarters Systems  Total
                                  ------------ -------- ------
                  Severance......    $3,530     $  900  $4,430
                  Impaired assets        55        520     575
                  Lease costs....       205         40     245
                                     ------     ------  ------
                  Total..........    $3,790     $1,460  $5,250
                                     ======     ======  ======

   Included in the $5,250 restructuring charge incurred in the second quarter of 1999 are $4,675 of cash costs and $575 in non-cash related costs. The following table is a detailed reconciliation of the restructuring reserve balance reflecting the accruals recorded and payments applied:

                                                         Lease
                                               Severance Costs   Total
                                               --------- -----  -------
       Restructuring accruals recorded in 1999  $ 4,430  $ 245  $ 4,675
       Payments...............................   (4,173)  (183)  (4,356)
                                                -------  -----  -------
       Balance at December 31, 1999...........      257     62      319
       Payments...............................     (257)   (62)    (319)
                                                -------  -----  -------
       Balance at December 31, 2000...........  $    --  $  --  $    --
                                                =======  =====  =======

13. OPERATING SEGMENTS

   The Company modified its internal organizational structure during fiscal 2001, combining the Electrical Technologies, Mechanical Services and Industrial Services businesses into one Commercial/Industrial business aligned geographically. The corresponding segment information for 2000 and 1999 has been restated to conform to the new business segment presentation. The Company's reportable segments are strategic business units that, for the most part, offer products and services to distinct customer groups. They are managed separately because each business requires different operating and marketing strategies. Intersegment transactions are established based on negotiations among the parties at rates generally consistent with those charged to third parties. Intersegment revenues in 1999 were not significant.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   After discontinuing the Global Technologies segment as discussed in Note 16, the Company has three reportable segments: Commercial/ Industrial Services, Residential Services and Cleaning Systems. The Commercial/Industrial Services Group provides installation and repair services to the electrical, heating, ventilation and air conditioning ("HVAC"), plumbing, control and monitoring and process piping systems of commercial and industrial facilities. The Residential Services Group provides mechanical, plumbing and other contracting services primarily in single family and low-rise multifamily housing units. The Cleaning Systems Group provides a wide variety of facility cleaning and maintenance management services nationwide. From time to time, management may move business units from one segment to another for management reporting and evaluation purposes.

   The Company evaluates performance based on income from operations before amortization of goodwill and other intangibles, unallocated corporate expenses, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges. While amortization of goodwill is not considered in evaluating segment performance, the goodwill associated with each segment is included in the total assets of each segment.

   Unallocated corporate expenses primarily include corporate overhead and savings from national purchase agreements relating to materials and property/casualty insurance. Costs related to group and regional management, operational, sales and marketing, accounting and administrative support are included in the operating costs of each segment. Corporate assets primarily include cash, deferred tax assets, deferred debt issuance costs and other intangible assets, certain computer hardware and software, fixed assets related to the Company's corporate office, cost-based investments and miscellaneous non-trade accounts receivable.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Segment information is as follows:

                                                                    Commercial/ Residential Cleaning  Corporate/
                                                                    Industrial   Services   Systems  Eliminations   Total
                                                                    ----------- ----------- -------- ------------ ----------
YEAR ENDED DECEMBER 31, 2001:
Third-party revenues............................................... $3,200,967   $331,166   $293,135   $     --   $3,825,268
Intersegment revenues..............................................     17,385         18         21    (17,424)          --
                                                                    ----------   --------   --------   --------   ----------
Total revenues.....................................................  3,218,352    331,184    293,156    (17,424)   3,825,268
Operating costs....................................................  3,132,059    300,913    275,446     (6,142)   3,702,276
                                                                    ----------   --------   --------   --------   ----------
Segment operating earnings......................................... $   86,293   $ 30,271   $ 17,710   $(11,282)     122,992
                                                                    ==========   ========   ========   ========
Amortization of goodwill and other intangible assets...............                                                   36,274
                                                                                                                  ----------
Operating income...................................................                                               $   86,718
                                                                                                                  ==========
Capital expenditures............................................... $   26,400   $  1,115   $  9,536   $  4,499   $   41,550
Depreciation expense...............................................     25,634      2,262      5,152      2,900       35,948

YEAR ENDED DECEMBER 31, 2000:
Third-party revenues............................................... $3,350,097   $287,477   $265,160   $     --   $3,902,734
Intersegment revenues..............................................     12,397        151         52    (12,600)          --
                                                                    ----------   --------   --------   --------   ----------
Total revenues.....................................................  3,362,494    287,628    265,212    (12,600)   3,902,734
Operating costs....................................................  3,143,258    257,308    248,615     (3,218)   3,645,963
                                                                    ----------   --------   --------   --------   ----------
Segment operating earnings......................................... $  219,236   $ 30,320   $ 16,597   $ (9,382)     256,771
                                                                    ==========   ========   ========   ========
Amortization of goodwill and other intangible assets...............                                                   32,724
Merger and related charges and costs to exit certain activities and
 related costs.....................................................                                                   20,000
                                                                                                                  ----------
Operating income...................................................                                               $  204,047
                                                                                                                  ==========
Capital expenditures............................................... $   34,890   $  1,632   $  4,976   $    641   $   42,139
Depreciation expense...............................................     22,013      2,209      4,564      1,007       29,793

YEAR ENDED DECEMBER 31, 1999:
Third-party revenues............................................... $1,491,794   $     --   $245,790   $ (5,935)  $1,731,649
Operating costs....................................................  1,358,906         --    227,116       (701)   1,585,321
                                                                    ----------   --------   --------   --------   ----------
Segment operating earnings......................................... $  132,888   $     --   $ 18,674   $ (5,234)     146,328
                                                                    ==========   ========   ========   ========
Amortization of goodwill and other intangible assets...............                                                   15,620
Restructuring and recapitalization charges.........................                                                    8,020
                                                                                                                  ----------
Operating income...................................................                                               $  122,688
                                                                                                                  ==========
Capital expenditures............................................... $   15,099   $     --   $ 10,585   $  1,580   $   27,264
Depreciation expense...............................................      9,237         --      3,329      2,672       15,238

TOTAL ASSETS:
As of December 31, 2001............................................ $1,980,868   $148,394   $148,740   $123,324   $2,401,326
As of December 31, 2000............................................  2,255,065    153,813    146,092    142,912    2,697,882
As of December 31, 1999............................................  1,111,341         --    152,614     49,799    1,313,754

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


14. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

                                                         First (a) Second (b)     Third    Fourth (c)  Full Year (d)
                                                         --------- ----------  ----------  ----------  -------------
2001:
Revenues................................................ $992,901  $  996,551  $  921,624  $  914,192   $3,825,268
Operating income (loss).................................   45,670      49,532       2,416     (10,900)      86,718
Income (loss) from continuing operations................   12,416      15,877     (18,986)    (23,720)     (14,413)
Income (loss) from discontinued operations..............    1,380      (7,082)     (3,931)       (589)     (10,222)
Loss on disposal of discontinued operations.............       --          --     (23,055)     (3,436)     (26,491)
Income (loss) before extraordinary loss.................   13,796       8,795     (45,972)    (27,745)     (51,126)
Net income (loss).......................................   13,796       8,795     (45,972)    (27,745)     (51,126)
Net income (loss) available to common shareholders......    8,779       3,688     (51,170)    (33,035)     (71,738)

Earnings per share:
    Basic
       Income (loss) from continuing operations......... $   0.12  $     0.17  $    (0.38) $    (0.46)  $    (0.55)
       Income (loss) from discontinued operations.......     0.02       (0.11)      (0.06)         --        (0.16)
       Loss on disposal of discontinued operations......       --          --       (0.36)      (0.06)       (0.41)
       Net income (loss)................................     0.14        0.06       (0.80)      (0.52)       (1.12)
    Diluted
       Income (loss) from continuing operations......... $   0.12  $     0.17  $    (0.38) $    (0.46)  $    (0.55)
       Income (loss) from discontinued operations.......     0.02       (0.11)      (0.06)         --        (0.16)
       Loss on disposal of discontinued operations......       --          --       (0.36)      (0.06)       (0.41)
       Net income (loss)................................     0.14        0.06       (0.80)      (0.52)       (1.12)

2000:
Revenues................................................ $654,472  $1,036,106  $1,110,148  $1,102,008   $3,902,734
Operating income........................................   15,542      71,023      53,342      64,140      204,047
Income (loss) from continuing operations................   (2,197)     26,679      13,976      20,799       59,257
Income from discontinued operations.....................      680       1,736       1,045         635        4,096
Income (loss) before extraordinary loss.................   (1,517)     28,415      15,021      21,434       63,353
Net income (loss).......................................   (9,574)     28,415      15,021      21,434       55,296
Net income (loss) available to common shareholders......  (11,612)     23,657      10,178      16,505       38,728

Earnings per share:
    Basic
       Income (loss) from continuing operations......... $  (0.09) $     0.35  $     0.14  $     0.24   $     0.72
       Income from discontinued operations..............     0.01        0.02        0.02        0.01         0.07
       Income (loss) before extraordinary loss..........    (0.08)       0.37        0.16        0.25         0.79
       Net income (loss)................................    (0.26)       0.37        0.16        0.25         0.65
    Diluted
       Income (loss) from continuing operations......... $  (0.09) $     0.33  $     0.14  $     0.24   $     0.70
       Income from discontinued operations..............     0.01        0.02        0.02        0.01         0.07
       Income (loss) before extraordinary loss..........    (0.08)       0.35        0.16        0.25         0.77
       Net income (loss)................................    (0.26)       0.35        0.16        0.25         0.63

--------
(a) The first quarter of 2000 includes merger and related charges and costs to exit certain activities and related costs discussed in Note 3 totaling $20,000 or $0.28 per basic and diluted share for the first quarter, and $0.21 and $0.20 per basic and diluted share, respectively, for the full year.
(b) Continuing operations in the second quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $9,800, or $0.09 per basic and diluted share.
(c) Continuing operations in the fourth quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $18,000, or $0.18 per basic and diluted share.
(d) The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share in all instances due to the timing of net income in relation to the issuance of common shres during the course of the year.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


15. EARNINGS PER SHARE

   The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2001, 2000 and 1999.

                                                                                                        Year Ended December 31,
                                                                                                      ---------------------------
                                                                                                        2001      2000     1999
                                                                                                      --------  --------  -------
Basic earnings per share:
   Income (loss) from continuing operations.......................................................... $(14,413) $ 59,257  $51,951
   Less: convertible preferred stock dividends.......................................................  (20,612)  (16,568)      --
                                                                                                      --------  --------  -------
   Income (loss) from continuing operations available to common shareholders.........................  (35,025)   42,689   51,951
   Income (loss) from discontinued operations........................................................  (10,222)    4,096    1,111
   Loss on disposal of discontinued operations.......................................................  (26,491)       --       --
   Extraordinary loss on debt settlement.............................................................       --    (8,057)      --
                                                                                                      --------  --------  -------
   Net income (loss) available to common shareholders................................................ $(71,738) $ 38,728  $53,062
                                                                                                      ========  ========  =======
   Weighted average shares outstanding--Basic........................................................   63,845    59,234   41,538
                                                                                                      ========  ========  =======
   Income (loss) from continuing operations.......................................................... $   (.55) $    .72  $  1.25
   Income (loss) from discontinued operations........................................................     (.16)      .07      .03
   Loss on disposal of discontinued operations.......................................................     (.41)       --       --
   Extraordinary loss on debt settlement.............................................................       --      (.14)      --
                                                                                                      --------  --------  -------
   Net income (loss) per share--Basic................................................................ $  (1.12) $    .65  $  1.28
                                                                                                      ========  ========  =======
Diluted earnings per share:
   Income (loss) from continuing operations available to common shareholders......................... $(35,025) $ 42,689  $51,951
   Income (loss) from discontinued operations........................................................  (10,222)    4,096    1,111
   Loss on disposal of discontinued operations.......................................................  (26,491)       --       --
   Extraordinary loss on debt settlement.............................................................       --    (8,057)      --
                                                                                                      --------  --------  -------
   Net income (loss) available to common shareholders................................................  (71,738)   38,728   53,062
   Plus: interest expense on convertible junior subordinated debentures and related amortization of
    debt issuance costs..............................................................................       --        --    3,205
                                                                                                      --------  --------  -------
   Net income (loss) on an as-if converted basis..................................................... $(71,738) $ 38,728  $56,267
                                                                                                      ========  ========  =======
   Weighted average shares outstanding--Diluted......................................................   63,845    61,089   46,406
                                                                                                      ========  ========  =======
   Income (loss) from continuing operations.......................................................... $   (.55) $    .70  $  1.19
   Income (loss) from discontinued operations........................................................     (.16)      .07      .02
   Loss on disposal of discontinued operations.......................................................     (.41)       --       --
   Extraordinary loss on debt settlement.............................................................       --      (.14)      --
                                                                                                      --------  --------  -------
   Net income (loss) per share--Diluted.............................................................. $  (1.12) $    .63  $  1.21
                                                                                                      ========  ========  =======
Weighted average shares (in thousands):
   Weighted average shares outstanding--Basic........................................................   63,845    59,234   41,538
   Common stock equivalents from stock options and warrants..........................................       --       181      160
   Contingently issuable shares......................................................................       --     1,674      932
   Convertible junior subordinated debentures, on an as-if converted basis...........................       --        --    3,776
                                                                                                      --------  --------  -------
   Weighted average shares outstanding--Diluted......................................................   63,845    61,089   46,406
                                                                                                      ========  ========  =======
Common stock equivalents excluded from the computation of diluted earnings per share due to their anti-dilutive effect:
   Convertible Preferred Stock.......................................................................   20,914    19,464       --
   Stock options and warrants........................................................................   15,213    12,464    8,970

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


16. DISCONTINUED OPERATIONS

   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001. With the exception of some minor job wrap-up and receivables collection, substantially all of these operations were terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under APB No. 30. Accordingly, the consolidated statements of operations have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax".

   Revenues from the discontinued Global Technologies segment were $75,750, $117,168 and zero in the years ended December 31, 2001, 2000 and 1999, respectively. Assets and liabilities attributable to the Global Technologies operations were as follows:

                                                      December 31,
                                                     ---------------
                                                      2001    2000
                                                     ------- -------
            Current assets.......................... $ 4,394 $48,827
            Goodwill and other long-term assets, net     468  14,428
            Current liabilities.....................  15,166  39,042
            Long-term liabilities...................  10,440      --

   In connection with the decision to discontinue these operations, a charge of $26,491, net of the related income tax benefit of $7,819, was recorded in 2001 to provide for the estimated costs of disposal of these operations. This charge is reported under the caption "Loss on disposal of discontinued operations, net of tax" in the consolidated statements of operations. The loss on disposal of discontinued operations primarily consists of the write-off of non-deductible, unamortized goodwill of $11,972, net facility and equipment lease obligations of $12,449, net asset writedowns of $3,779 and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6,110.

17. SUBSEQUENT EVENT--DISCONTINUED OPERATIONS

   During the three months ended March 31, 2002, the Company sold three business units in the Northeast region of the Company's Commercial/Industrial Services Group for aggregate cash proceeds of $9,592, resulting in a loss on sale of $1,132, net of tax benefit. In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which was adopted effective January 1, 2002, these business units are classified as discontinued operations. Accordingly, the accompanying consolidated statements of operations and other amounts disclosed herein have been restated to classify these business units as discontinued operations and, therefore, to reflect after-tax results of these operations as "Income (loss) from discontinued operations, net of tax". These businesses generated aggregate revenues in 2001, 2000 and 1999 of $79,467, $79,532 and $40,935, respectively.

18. SUBSEQUENT EVENT--ADOPTION OF SFAS NO. 142

   Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which establish new accounting and reporting requirements for goodwill and other intangible assets. Under the new standard, goodwill and intangible assets with indefinite useful lives are no longer amortized to expense, but instead are tested for impairment at least annually. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

value of each reporting unit to its carrying value. Fair value was determined using capitalization of earnings estimates and market multiples of earnings estimates. Significant estimates used in the methodologies included estimates of future earnings, future growth rates, weighted average cost of capital and market valuation multiples for each reporting unit.

   Based upon these impairment tests performed upon adoption of SFAS No. 142, the Company recognized a charge of $451,858, or $7.06 per share, net of tax benefit of $48,218, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the 2002 consolidated statement of operations. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements.

   Also as prescribed by SFAS No. 142, the Company reclassified the unamortized balance of its acquired dedicated workforce, which was $5,623 at January 1, 2002, from intangible assets to goodwill.

   The carrying amount of goodwill attributable to each reportable operating segment was as follows:

                                                        Commercial/     Residential Cleaning
                                                    Industrial Services  Services   Systems      Total
                                                    ------------------- ----------- --------  ----------
Balance at December 31, 2001.......................     $1,101,394       $ 99,126   $ 85,105  $1,285,625
Reclassification of value of dedicated workforce to
  goodwill.........................................          4,430          1,193         --       5,623
Impairment charge..................................       (448,235)            --    (51,841)   (500,076)
                                                        ----------       --------   --------  ----------
Balance at January 1, 2002.........................     $  657,589       $100,319   $ 33,264  $  791,172
                                                        ==========       ========   ========  ==========

   Income (loss) before extraordinary loss, net income (loss) and basic and diluted earnings (loss) per share, adjusted to exclude amortization of goodwill, net of tax effect, was as follows:

                                                Year Ended December 31,
                                               -------------------------
                                                 2001     2000    1999
                                               --------  ------- -------
       Income (loss) before extraordinary loss $(17,441) $93,919 $67,880
       Net income (loss)......................  (17,441)  85,862  67,880
       Basic earnings (loss) per share........ $  (0.60) $  1.17 $  1.63
       Diluted earnings (loss) per share......    (0.60)    1.17    1.53

   A reconciliation of net income (loss) as reported to the adjusted net income
(loss) follows:

                                                             Year Ended December 31,
                                                           --------------------------
                                                             2001      2000     1999
                                                           --------  -------  -------
Net income (loss) as reported............................. $(51,126) $55,296  $53,062
Add: goodwill amortization................................   33,898   30,744   15,620
Add: amortization of acquired asset for value of dedicated
  workforce...............................................    1,776    1,480       --
Less: tax benefit of deductible goodwill amortization.....   (1,989)  (1,658)    (802)
                                                           --------  -------  -------
Adjusted net income (loss)................................ $(17,441) $85,862  $67,880
                                                           ========  =======  =======

19. SUBSEQUENT EVENT (UNAUDITED)--AMENDMENT TO CREDIT FACILITY AND RIGHTS
    OFFERING

   Effective June 26, 2002, the Company entered into the Amended Facility, which provides long-term financial covenant modification through February 2005. On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo, whereby Apollo agreed to purchase $35,000 of equity securities of the Company (the "Apollo Investment"). The Apollo Investment is subject to shareholder approval.

   The Amended Facility provides for term loans totaling approximately $400,000 and a revolving credit facility of $300,000, temporarily limited to $250,000 until funding of the Apollo Investment. In the event the Apollo Investment is not received by October 15, 2002, the Company will be in immediate default under the Amended Facility. The $35,000 of proceeds from the Apollo Investment, net of up to $4,000 of certain permitted expenses, are required to be applied against the term loans. Borrowings under the Amended Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Amended Facility) and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Amended Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the Amended Facility places restrictions upon the Company's ability to pay dividends, make acquisitions, capital expenditures and investments and requires debt prepayment with future issuances of debt or equity, assets sales and excess cash flow, as defined in the Amended Facility.

   The Amended Facility prohibits the payment of dividends on the Convertible Preferred Stock, which the Convertible Preferred Stock agreement requires beginning in April 2003. As a result, beginning in April 2003, the Convertible Preferred Stock will accrue dividends at an annual rate of 9.25%. However, such event does not trigger a right of acceleration of the Company's redemption obligation.
   The Company plans to enter into a rights offering in order to effect the Apollo Investment, whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock will receive rights to purchase up to $50,000 of Company equity securities. If the rights offering is fully subscribed, the total amount raised, including the Apollo Investment, will be $72,500. Pursuant to the Amended Facility, 50 percent of the proceeds received from the rights offering in excess of the $35,000 Apollo Investment, less certain permitted expenses, will be applied toward permanent reduction of the revolving credit facility and the term loans on a pro-rata basis. The rights offering is conditioned upon shareholder approval of the Apollo Investment and customary regulatory approvals.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a total debt leverage ratio (total debt to EBITDA, as defined) of 4.00 to 1. This debt leverage covenant differs from the similar covenant included in the Amended Facility and is not as clearly defined. The Company believes that it did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo would be entitled to appoint additional directors to the Company's Board of Directors, such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding participating preferred stock instruments.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

   (a) The following documents are filed as part of this report:

   1. Financial statements

      Independent Auditors' Report

      Report of Independent Accountants

      Consolidated Balance Sheets

      Consolidated Statements of Operations

      Consolidated Statements of Shareholders' Equity and Other Comprehensive Income

      Consolidated Statements of Cash Flows

      Notes to Consolidated Financial Statements

   2. Financial statement schedules

      None.

   3. Exhibits.

                Exhibit
                  No.   Description of Exhibit
                  ---   ----------------------

                  23.1  --Consent of KPMG LLP.
                 23.2   --Consent of PricewaterhouseCoopers LLP.

   (b) Reports on Form 8-K

   On June 28, 2002, Encompass filed a Current Report on Form 8-K with respect to its announcement of, among other things, a $50 million rights offering in which two affiliates of Apollo have committed to purchase $35 million of the Company's securities and an amendment to the Company's Credit Facility. The Current Report included the Company's press release, the agreement with Apollo and the amendment to the Credit Facility.

   (c) None.

   (d) None.

                                   SIGNATURE

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          ENCOMPASS SERVICES CORPORATION

                                                  /S/ DARREN B. MILLER
                                          By:
                                            -----------------------------------
                                          Name: Darren B. Miller
                                          Title: Senior Vice President and
                                          Chief Financial Officer

Dated: July 1, 2002

                               INDEX OF EXHIBITS

   Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated to a prior filing as indicated.

                Exhibit
                Number                Description
                ------                -----------

                 23.1*  --Consent of KPMG LLP.

                 23.2*  --Consent of PricewaterhouseCoopers LLP.

                                   EXHIBIT B-4

   Encompass Services Corporation's Form 10-Q for the quarter ended September
                                    30, 2002

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                               -----------------

                                   FORM 10-Q

                               -----------------

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
               EXCHANGE ACT OF 1934

               For the quarterly period ended September 30, 2002

                                      or

[_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                EXCHANGE ACT OF 1934

              For the transition period from         to

                          Commission File No. 1-13565

                        Encompass Services Corporation
            (Exact name of registrant as specified in its charter)

                       Texas                   76-0535259
                  (State or other
                  jurisdiction of
                 incorporation or           (I.R.S. Employer
                   organization)         Identification Number)

                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
         (Address of principal executive offices, including Zip Code)

                                (713) 860-0100
             (Registrant's telephone number, including area code)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes  [X]   No  [_]

   Indicate the number of shares outstanding of the issuer's classes of common stock as of the latest practicable date.

   Common Stock, par value $0.001 per share: 64,998,639 shares outstanding as of October 31, 2002.

================================================================================

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                               TABLE OF CONTENTS

Part I Financial Information

                                                                                              Page
                                                                                              ----
Item 1. Financial Statements.................................................................   3
        Consolidated Condensed Balance Sheets................................................   3
        Consolidated Condensed Statements of Operations......................................   4
        Consolidated Condensed Statement of Shareholders' Equity.............................   5
        Consolidated Condensed Statements of Cash Flows......................................   6
        Notes to Consolidated Condensed Financial Statements.................................   7
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations  16
Item 3. Quantitative and Qualitative Disclosures About Market Risk...........................  31
Item 4. Controls and Procedures..............................................................  32

Part II Other Information

Item 1. Legal Proceedings....................................................................   *
Item 2. Changes in Securities and Use of Proceeds............................................   *
Item 3. Defaults Upon Senior Securities......................................................  32
Item 4. Submission of Matters to a Vote of Security Holders..................................   *
Item 5. Other Information....................................................................   *
Item 6. Exhibits and Reports on Form 8-K.....................................................  32

--------
* No response to this item is included herein for the reason that it is inapplicable or the answer to such item is negative.

                                    PART I

                             FINANCIAL INFORMATION

Item 1.   Financial Statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                       (In thousands, except par value)

                                                                                   September 30, December 31,
                                                                                       2002          2001
                                                                                   ------------- ------------
                                      ASSETS                                              (Unaudited)
Current assets:
   Cash and cash equivalents......................................................  $   139,424   $   20,572
   Accounts receivable, net of allowance of $30,672 and $45,344, respectively.....      639,694      728,203
   Inventories....................................................................       21,009       26,128
   Costs and estimated earnings in excess of billings on uncompleted contracts....      109,040      101,719
   Deferred tax assets............................................................       14,310       19,219
   Prepaid expenses and other current assets......................................       36,232       25,880
                                                                                    -----------   ----------
       Total current assets.......................................................      959,709      921,721
Property and equipment, net.......................................................      103,523      124,548
Goodwill, net.....................................................................      100,319    1,285,625
Other intangible assets, net......................................................        7,078       13,529
Deferred tax assets, net of allowance of $39,500 in 2002..........................       11,067           --
Deferred debt issuance costs, net.................................................       20,188       19,577
Other long-term assets............................................................       32,250       36,326
                                                                                    -----------   ----------
       Total assets...............................................................  $ 1,234,134   $2,401,326
                                                                                    ===========   ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings and current maturities of long-term debt.................  $   917,827   $    4,551
   Accounts payable...............................................................      239,046      269,226
   Billings in excess of costs and estimated earnings on uncompleted contracts....      129,163      159,226
   Accrued compensation...........................................................       65,111       88,578
   Other accrued liabilities......................................................       81,889       75,904
                                                                                    -----------   ----------
       Total current liabilities..................................................    1,433,036      597,485
Long-term debt, net of current portion............................................        4,113      810,263
Deferred tax liabilities..........................................................           --        7,384
Other liabilities.................................................................       19,486       20,461

Commitments and contingencies

Mandatorily redeemable convertible preferred stock, $.001 par value, 50,000 shares
  authorized, 256 shares issued and outstanding...................................      306,066      289,621

Shareholders' equity (deficit):...................................................
   Common stock, $.001 par value, 200,000 shares authorized, 64,999 and 63,793
     shares outstanding, respectively.............................................           67           65
   Additional paid-in capital.....................................................      624,086      622,783
   Retained earnings (accumulated deficit)........................................   (1,138,353)      67,307
   Treasury stock, 1,643 shares at cost...........................................      (10,425)     (10,425)
   Accumulated other comprehensive loss...........................................       (3,942)      (3,618)
                                                                                    -----------   ----------
       Total shareholders' equity (deficit).......................................     (528,567)     676,112
                                                                                    -----------   ----------
       Total liabilities and shareholders' equity (deficit).......................  $ 1,234,134   $2,401,326
                                                                                    ===========   ==========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                                        Three Months Ended     Nine Months Ended
                                                                          September 30,          September 30,
                                                                       -------------------  -----------------------
                                                                          2002      2001        2002        2001
                                                                       ---------  --------  -----------  ----------
Revenues.............................................................. $ 838,603  $912,318  $ 2,554,487  $2,882,816
Cost of services......................................................   732,284   796,126    2,221,629   2,414,999
                                                                       ---------  --------  -----------  ----------
    Gross profit......................................................   106,319   116,192      332,858     467,817
Selling, general and administrative expenses..........................    96,696   102,236      289,318     327,122
Provision for doubtful accounts, net of recoveries....................     3,161     1,906        5,170      14,218
Goodwill impairment...................................................   690,853        --      690,853          --
Restructuring and other charges.......................................     8,701        --        8,701          --
Amortization of goodwill..............................................        --     8,985           --      26,976
                                                                       ---------  --------  -----------  ----------
    Operating income (loss)...........................................  (693,092)    3,065     (661,184)     99,501
Other income (expense):...............................................
    Interest income...................................................       188       273          846         708
    Interest expense..................................................   (19,783)  (20,602)     (58,289)    (63,157)
    Other, net........................................................        (6)     (539)       1,400        (672)
                                                                       ---------  --------  -----------  ----------
Income (loss) from continuing operations before income tax provision
 and cumulative effect of change in accounting principle..............  (712,693)  (17,803)    (717,227)     36,380
Income tax provision..................................................    16,577       778       14,016      25,950
                                                                       ---------  --------  -----------  ----------
Income (loss) from continuing operations before cumulative effect of
 change in accounting principle.......................................  (729,270)  (18,581)    (731,243)     10,430
Loss from discontinued operations, net of tax.........................      (827)   (4,336)      (2,730)    (10,756)
Loss on disposal of discontinued operations, net of tax...............    (2,252)  (23,055)      (3,384)    (23,055)
                                                                       ---------  --------  -----------  ----------
Loss before cumulative effect of change in accounting principle.......  (732,349)  (45,972)    (737,357)    (23,381)
Cumulative effect of change in accounting principle, net of tax.......        --        --     (451,858)         --
                                                                       ---------  --------  -----------  ----------
Net loss..............................................................  (732,349)  (45,972)  (1,189,215)    (23,381)
Less convertible preferred stock dividends............................    (5,579)   (5,198)     (16,445)    (15,322)
                                                                       ---------  --------  -----------  ----------
Net loss available to common shareholders............................. $(737,928) $(51,170) $(1,205,660) $  (38,703)
                                                                       =========  ========  ===========  ==========
Basic earnings per share:
    Loss from continuing operations before cumulative effect of
     change in accounting principle................................... $  (11.30) $  (0.37) $    (11.60) $    (0.07)
    Loss from discontinued operations, net of tax.....................     (0.01)    (0.07)       (0.04)      (0.17)
    Loss on disposal of discontinued operations, net of tax...........     (0.04)    (0.36)       (0.05)      (0.36)
                                                                       ---------  --------  -----------  ----------
    Loss before cumulative effect of change in accounting principle...    (11.35)    (0.80)      (11.69)      (0.60)
    Cumulative effect of change in accounting principle, net of tax...        --        --        (7.01)         --
                                                                       ---------  --------  -----------  ----------
    Net loss.......................................................... $  (11.35) $  (0.80) $    (18.70) $    (0.60)
                                                                       =========  ========  ===========  ==========
    Weighted average shares outstanding...............................    65,041    63,730       64,467      63,873
Diluted earnings per share:
    Loss from continuing operations before cumulative effect of
     change in accounting principle................................... $  (11.30) $  (0.37) $    (11.60) $    (0.07)
    Loss from discontinued operations, net of tax.....................     (0.01)    (0.07)       (0.04)      (0.17)
    Loss on disposal of discontinued operations, net of tax...........     (0.04)    (0.36)       (0.05)      (0.36)
                                                                       ---------  --------  -----------  ----------
    Loss before cumulative effect of change in accounting principle...    (11.35)    (0.80)      (11.69)      (0.60)
    Cumulative effect of change in accounting principle, net of tax...        --        --        (7.01)         --
                                                                       ---------  --------  -----------  ----------
    Net loss.......................................................... $  (11.35) $  (0.80) $    (18.70) $    (0.60)
                                                                       =========  ========  ===========  ==========
    Weighted average shares outstanding...............................    65,041    63,730       64,467      63,873

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

           CONSOLIDATED CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY

                 For the Nine Months Ended September 30, 2002
                                (In thousands)
                                  (Unaudited)

                                             Common Stock
                                          ------------------
                                                                          Retained              Accumulated      Total
                                                             Additional   Earnings                 Other     Shareholders'
                                            Shares            Paid-in-  (Accumulated Treasury  Comprehensive    Equity
                                          Outstanding Amount  Capital     Deficit)    Stock        Loss        (Deficit)
                                          ----------- ------ ---------- ------------ --------  ------------- -------------
BALANCE, December 31, 2001...............   63,793     $65    $622,783  $    67,307  $(10,425)    $(3,618)    $   676,112
Shares purchased under stock purchase
 plans...................................    1,206       2       1,303           --        --          --           1,305
Net losses on interest rate swaps, net of
 tax of $1,449...........................       --      --          --           --        --      (2,364)         (2,364)
Reclassification adjustments, net of tax
 of $1,250...............................       --      --          --           --        --       2,040           2,040
Net loss.................................       --      --          --   (1,189,215)       --          --      (1,189,215)
Convertible preferred stock
 dividends...............................       --      --          --      (16,445)       --          --         (16,445)
                                            ------     ---    --------  -----------  --------     -------     -----------
BALANCE, September 30, 2002..............   64,999     $67    $624,086  $(1,138,353) $(10,425)    $(3,942)    $  (528,567)
                                            ======     ===    ========  ===========  ========     =======     ===========


  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                  (Unaudited)

                                                                                       Nine Months Ended
                                                                                         September 30,
                                                                                    ----------------------
                                                                                        2002        2001
                                                                                    -----------  ---------
Cash flows from operating activities:
   Net loss........................................................................ $(1,189,215) $ (23,381)
   Adjustments to reconcile net loss to net cash provided by operating activities:
       Cumulative effect of change in accounting principle, net of tax.............     451,858         --
       Loss from discontinued operations, net of tax...............................       2,730     10,756
       Loss on disposal of discontinued operations, net of tax.....................       3,384     23,055
       Depreciation and amortization...............................................      28,017     53,032
       Goodwill impairment.........................................................     690,853         --
       Provision for doubtful accounts, net of recoveries..........................       5,170     14,218
       Provision for deferred income taxes.........................................      34,888         --
       Other non-cash charges......................................................       4,120      3,429
       Changes in operating assets and liabilities:................................
          Accounts receivable......................................................      57,578    114,563
          Costs and estimated earnings in excess of billings on uncompleted
            contracts..............................................................      (8,822)     7,464
          Prepaid expenses and other current assets................................       5,018      2,812
          Billings in excess of costs and estimated earnings on uncompleted
            contracts..............................................................     (27,694)   (38,367)
          Accounts payable and accrued liabilities.................................     (43,373)   (25,496)
          Change in other assets and liabilities...................................         975    (15,946)
                                                                                    -----------  ---------
              Net cash provided by operating activities............................      15,487    126,139
                                                                                    -----------  ---------
Cash flows from investing activities:
   Cash paid for acquisitions, net of cash acquired................................        (176)   (11,107)
   Purchases of property and equipment.............................................     (10,238)   (31,929)
   Proceeds from sales of businesses, property and equipment.......................      12,192      5,033
                                                                                    -----------  ---------
              Net cash provided by (used in) investing activities..................       1,778    (38,003)
                                                                                    -----------  ---------
Cash flows from financing activities:
   Net payments on short-term debt.................................................        (288)      (918)
   Payments on long-term debt......................................................    (406,851)  (649,113)
   Proceeds from long-term debt borrowings.........................................     513,200    565,850
   Payment of debt issuance costs..................................................      (4,600)    (5,053)
   Purchase of treasury stock......................................................          --     (9,837)
   Issuance of stock under employee stock purchase and stock option plans..........       1,271      2,389
                                                                                    -----------  ---------
              Net cash provided by (used in) financing activities..................     102,732    (96,682)
                                                                                    -----------  ---------
Net cash flows from discontinued operations........................................      (1,145)     1,859
                                                                                    -----------  ---------
Net increase (decrease) in cash and cash equivalents...............................     118,852     (6,687)
Cash and cash equivalents, beginning of period.....................................      20,572     10,094
                                                                                    -----------  ---------
Cash and cash equivalents, end of period........................................... $   139,424  $   3,407
                                                                                    ===========  =========
Supplemental disclosure of cash flow information:
   Interest paid................................................................... $    43,571  $  54,374
   Income taxes paid (refunded), net...............................................     (11,145)    12,244

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)

1.  BUSINESS AND ORGANIZATION

   Encompass Services Corporation ("Encompass", or the "Company"), a Texas corporation, provides electrical, mechanical and cleaning systems services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance.

   The accompanying unaudited consolidated condensed financial statements of the Company have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the Company has made all adjustments necessary for a fair presentation of the results of the interim periods, and such adjustments consist of only normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The unaudited consolidated condensed financial statements should be read in conjunction with the separate audited consolidated financial statements and notes thereto of the Company for the year ended December 31, 2001 as filed in the Company's Annual Report on Form 10-K/A dated July 1, 2002.

   The accompanying unaudited consolidated condensed financial statements of the Company have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. As discussed in Note 2, the Company has announced a proposed restructuring plan that would involve the Company and its subsidiaries filing for protection under Chapter 11 of the U.S. Bankruptcy Code. The ultimate resolution of the proposed restructuring plan and such filings could ultimately have a significant impact on the realizability and carrying values of the assets and liabilities of the Company.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  PROPOSED CAPITAL RESTRUCTURING PLAN

   On October 14, 2002, the Company announced a proposed financial restructuring plan (the "Plan") and issued a Disclosure Statement to certain of its creditors on October 18, 2002, soliciting approval of the Plan. Approval of the Plan would result in the cancellation of all of the Company's 10 1/2% Senior Subordinated Notes, junior subordinated notes, mandatorily redeemable convertible preferred stock (the "Convertible Preferred Stock") and common stock, and a significant portion of its senior bank debt. No assurance can be given that the Plan will be approved or accepted.

   Under the terms of the Plan, (i) trade claims owed to the Company's vendors would be paid in the ordinary course, consistent with the Company's normal business practices and current credit terms, (ii) amounts outstanding under the Company's primary bank credit facility would be exchanged for a new $200 million term loan and 80% of the shares of new common stock in the reorganized Encompass, (iii) the Company's 10 1/2% Senior Subordinated Notes would be exchanged for 20% of the shares of new common stock in the reorganized Encompass and (iv) the Company's junior subordinated notes of $4.1 million, its Convertible Preferred Stock, its common stock and all outstanding stock options and warrants would be canceled without consideration. The Plan contemplates the adoption of a stock option plan and the assumption of substantially all employee agreements and contractual arrangements.

   If sufficient votes to accept the Plan (66.67% of the debt held by each class actually voting and over 50% of the holders of each class actually voting) are received during the solicitation period, which expires November 18, 2002, the Company intends to implement the Plan by way of "prepackaged" filings under Chapter 11 of the U.S.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

Bankruptcy Code and to promptly seek confirmation of the Plan by the U.S. Bankruptcy Court. If the Company does not receive sufficient votes to accept the Plan prior to the deadline, or if the Company determines that it does not have sufficient liquidity to continue to operate through the solicitation period, the Company will be forced to evaluate other available options, most probably filing "traditional" Chapter 11 cases.

   Conditions to the Plan include that the Company secure adequate surety bonding capacity, debtor-in-possession financing with borrowing capacity of up to $100 million (the "DIP Facility") and a revolving credit facility of up to $100 million (the "Exit Facility") to be entered into upon confirmation of the Plan, which would replace the DIP Facility.

   The Plan also contemplates the sales of certain non-strategic and/or under-performing businesses and the delivery of $50 million of net proceeds therefrom (including related tax refunds) to the senior bank lenders by December 31, 2003.

   During the three months ended September 30, 2002, the Company incurred legal and financial advisory fees totaling $1.7 million related to the Plan, which are classified as restructuring and other charges in the accompanying consolidated condensed statements of operations.

3.  GOODWILL IMPAIRMENT AND CHANGE IN ACCOUNTING PRINCIPLE

   Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which established new accounting and reporting requirements for goodwill and other intangible assets. Under the new standard, goodwill and intangible assets with indefinite useful lives are no longer amortized to expense, but instead are tested for impairment at least annually. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value. Fair value was determined using capitalization of earnings estimates and market multiples of earnings estimates. Significant estimates used in the methodologies included estimates of future earnings, future growth rates, weighted average cost of capital and market valuation multiples for each reporting unit.

   Based upon these impairment tests performed upon adoption of SFAS No. 142, the Company recognized a charge of $451.9 million, or $7.01 per share, net of tax benefit of $48.2 million, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the consolidated condensed statements of operations. Also as prescribed by SFAS No. 142, the Company reclassified the unamortized balance of its acquired dedicated workforce, which was $5.6 million at January 1, 2002, from intangible assets to goodwill.

   As of September 30, 2002, the Company tested its remaining goodwill for impairment, as a result of the significant adverse changes in the Company's business climate and prospects, attributable in large part to the perceived uncertainties related to the continued financial viability of the Company. Using similar calculation techniques to those used to estimate fair value at January 1, 2002, the Company recognized further goodwill impairment as an operating cost during the third quarter of 2002 of $690.9 million. The income tax benefit related to this impairment charge was $18.7 million. The remaining goodwill balance of $100.3 million is entirely attributable to the Residential Services segment.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


   The carrying amount of goodwill attributable to each reportable operating segment is as follows (in thousands):

                                                    Commercial/
                                                    Industrial  Residential Cleaning
                                                     Services    Services   Systems      Total
                                                    ----------- ----------- --------  ----------
Balance at December 31, 2001....................... $1,101,394   $ 99,126   $ 85,105  $1,285,625
Reclassification of value of dedicated workforce to
  goodwill.........................................      4,430      1,193         --       5,623
Impairment charge upon implementation..............   (448,235)        --    (51,841)   (500,076)
                                                    ----------   --------   --------  ----------
Balance at January 1, 2002.........................    657,589    100,319     33,264     791,172
Impairment charge..................................   (657,589)        --    (33,264)   (690,853)
                                                    ----------   --------   --------  ----------
Balance at September 30, 2002...................... $       --   $100,319   $     --  $  100,319
                                                    ==========   ========   ========  ==========

   The following unaudited pro forma results of operations data for the three-month and nine-month periods ended September 30, 2002 and 2001 are presented as if the provisions of SFAS No. 142 had been in effect for all periods presented. Due to the antidilutive impact of stock options and other common stock equivalents, basic and diluted earnings per share are identical for all periods presented.

                                                               Three Months Ended    Nine Months Ended
                                                                 September 30,         September 30,
                                                              -------------------  ---------------------
                                                                 2002      2001        2002       2001
                                                              ---------  --------  -----------  --------
                                                               (in thousands, except per share amounts)
Net loss as reported......................................... $(732,349) $(45,972) $(1,189,215) $(23,381)
Add: cumulative effect of change in accounting principle, net
  of tax.....................................................        --        --      451,858        --
Add: goodwill amortization...................................        --     8,985           --    26,976
Add: amortization of acquired dedicated workforce............        --       444           --     1,332
Less: tax benefit of deductible goodwill amortization........        --      (497)          --    (1,491)
                                                              ---------  --------  -----------  --------
Adjusted net income (loss)................................... $(732,349) $(37,040) $  (737,357) $  3,436
                                                              =========  ========  ===========  ========
Earnings per share:
Net loss as reported......................................... $  (11.35) $  (0.80) $    (18.70) $  (0.60)
Add: cumulative effect of change in accounting principle, net
  of tax.....................................................        --        --         7.01        --
Add: goodwill amortization...................................        --      0.14           --      0.42
Add: amortization of acquired dedicated workforce............        --      0.01           --      0.02
Less: tax benefit of deductible goodwill amortization........        --     (0.01)          --     (0.02)
                                                              ---------  --------  -----------  --------
Adjusted net loss............................................ $  (11.35) $  (0.66) $    (11.69) $  (0.18)
                                                              =========  ========  ===========  ========

4.  DISCONTINUED OPERATIONS

   In late 2001, the Company decided to exit certain small non-core markets with limited growth potential. Accordingly, during the three months ended March 31, 2002, the Company sold three relatively small, marginally profitable business units in the Northeast region of the Company's Commercial/Industrial Services Group. As of September 30, 2002, the Company sold a fourth Commercial business in the Northeast and a Residential business in Michigan. Aggregate cash proceeds from these sales totaled $10.6 million and notes

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

receivable totaling $0.6 million, resulting in a loss on sale of approximately $3.4 million, net of tax benefit. In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which was adopted effective January 1, 2002, these business units are classified as discontinued operations. Accordingly, the accompanying consolidated condensed statements of operations reflect the historical, after-tax results of these operations as "Loss from discontinued operations, net of tax". These businesses generated aggregate revenues and operating losses in 2001 of $115.8 million and $1.6 million, respectively.

   In September 2001, the Company discontinued its Global Technologies segment, due to the significant reduction in capital spending in the telecommunications and technology industries in which the Global Technologies segment competed. Aggregate revenues from the discontinued Global Technologies segment and the businesses sold in 2002 were $24.1 million and $166.0 million for the nine months ended September 30, 2002 and 2001, respectively.

5.  DEBT AND RIGHTS OFFERING

   Short- and long-term debt consists of the following (in thousands):

                                                          September 30, December 31,
                                                              2002          2001
                                                          ------------- ------------
Revolving Credit Facility (6.5% and 7.4%, respectively)..   $ 203,200     $ 90,000
Term loans (6.0% and 6.1%, respectively).................     288,863      294,000
Institutional term loan (5.8% and 7.0%, respectively)....      96,535       98,250
101/2% Senior Subordinated Notes.........................     335,000      335,000
Unamortized discount on 10 1/2% Senior Subordinated Notes      (6,378)      (7,100)
Other borrowings.........................................       4,720        4,664
                                                            ---------     --------
                                                              921,940      814,814
Less: short-term borrowings and current maturities.......    (917,827)      (4,551)
                                                            ---------     --------
   Total long-term debt..................................   $   4,113     $810,263
                                                            =========     ========

   Effective June 26, 2002, the Company entered into an amended credit facility (the "Existing Facility"), which provided financial covenant modifications through February 2005. On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo Management IV, L.P. ("Apollo"), whereby Apollo agreed to purchase $35 million of equity securities of the Company (the "Apollo Investment"), subject to shareholder approval and the terms and conditions of the Securities Purchase Agreement.

   Pursuant to the Existing Facility, the Company was required to sell $35 million of its voting stock to Apollo and to apply $31 million of such proceeds toward permanent reduction of amounts outstanding under the Existing Facility by October 15, 2002. In September 2002, the Company entered into a rights offering in order to effect the Apollo Investment (the "Rights Offering"), whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock received rights to purchase up to 75 million shares of Company common stock at a cash subscription price of $0.55 per share.

   In late September 2002, the Company became increasingly concerned that the closing of the Rights Offering would not provide adequate liquidity to satisfy the Company's needs. On September 30, 2002, the Company obtained a waiver through October 15, 2002 of certain financial covenants under the Existing Facility, which the Company would have violated but for the waiver. On October 13, 2002, the Company's Board of Directors approved the principal terms of the Plan discussed in Note 2 and voted to terminate the Rights Offering, and on October 16, 2002, Apollo notified the Company that it was terminating the Securities Purchase Agreement. Consequently, in the third quarter of 2002, the Company expensed all transaction costs incurred related to the

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

Securities Purchase Agreement and the Rights Offering. These transaction costs, totaling $7.0 million, consisted primarily of investment banker fees, legal and accounting fees, printing, proxy solicitation and other transaction costs, and are classified as restructuring and other charges in the accompanying consolidated condensed statements of operations.

   The Existing Facility provides for term loans totaling approximately $400 million and a revolving credit facility of $250 million. Borrowings under the Existing Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Existing Facility) and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Existing Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the Existing Facility places restrictions upon the Company's ability to pay dividends, make acquisitions and investments and incur capital expenditures and requires debt prepayment with proceeds from future issuances of debt or equity, asset sales and excess cash flow, as defined in the Existing Facility.

   As a result of the Company's termination of the Rights Offering and violation of certain financial covenants, the Company is in default under the terms of the Existing Facility and received formal notice of an event of default on October 16, 2002. As long as such default continues, the Company is prohibited from paying any amounts on its 10 1/2% Senior Subordinated Notes (the "Notes") or any other subordinated indebtedness. The Company did not make the $17.6 million interest payment on the Notes that was due on November 1, 2002, and is prohibited from doing so as a result of the Company's default under the Existing Facility. As a result of the default under the Existing Facility and the cross-default features contained in the indenture governing the Notes, balances outstanding under the Existing Facility and the Notes are classified as current liabilities in the accompanying consolidated condensed balance sheet as of September 30, 2002.

   The Company has entered into interest rate swap agreements in the aggregate notional amount of $90 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. The Company elected not to make aggregate swap interest payments totaling approximately $1.1 million that were due October 21, 2002 and, consequently, the Company is in default under all of its swap agreements. The counterparties to the swap agreements have demanded full settlement of the swaps, including payments totaling approximately $7.3 million in satisfaction of the full liability as of such date. As a result of this default, the Company will discontinue hedge accounting treatment for its interest rate swaps as of October 21, 2002 and will likely charge its accumulated other comprehensive loss of $3.9 million to expense in the fourth quarter of 2002.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has elected three members to the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a debt leverage ratio (total debt to EBITDA, as defined) less than
4.00 to 1. The Company has not maintained a leverage ratio less than 4.00 to 1 during the second or third quarters of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, such event would constitute an "Event of Non-Compliance", as defined in the Statement of Designation. If Apollo were to provide written notice to the Company that an Event of Non-Compliance had occurred, Apollo would then be entitled to appoint additional directors to the Company's Board of Directors such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Apollo has not provided written notification to the Company that an Event of Non-Compliance has occurred.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

6.  OPERATING SEGMENTS

   The Company has three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. The Company's reportable segments are strategic business units that, for the most part, offer products and services to distinct customer groups. They are managed separately because each segment requires different operating and marketing strategies. Intersegment transactions are not material.

   The Commercial/Industrial Services Group, which is an aggregation of six operating segments organized geographically, provides installation and repair services to the electrical, heating, ventilation and air conditioning ("HVAC"), plumbing, control and monitoring and process piping systems of commercial and industrial facilities. The Residential Services Group provides mechanical, plumbing and other contracting services primarily in single family and low-rise multifamily housing units. The Cleaning Systems Group provides a wide variety of facility cleaning and maintenance management services nationwide. From time to time, management may move business units from one segment to another for management reporting and evaluation purposes.

   The Company evaluates performance based on income from operations before amortization or impairment of goodwill and unallocated restructuring charges and corporate expenses. While amortization or impairment of goodwill is not considered in evaluating segment performance, the goodwill associated with each segment is included in the total assets of each segment.

   Unallocated corporate expenses primarily include corporate overhead and savings from national purchase agreements relating to materials and property/casualty insurance. Costs related to group and regional management, and related operational, sales and marketing, accounting and administrative support are included in the operating costs of each segment. Corporate assets primarily include cash, deferred tax assets, deferred debt issuance costs and other intangible assets, certain computer hardware and software, fixed assets related to the Company's corporate office, cost-based investments and miscellaneous non-trade accounts receivable.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

                                       Commercial/
                                       Industrial  Residential Cleaning
                                        Services    Services   Systems   Corporate    Total
                                       ----------- ----------- --------  --------- ----------
                                                           (in thousands)
THREE MONTHS ENDED SEPTEMBER 30, 2002:
  Total revenues...................... $  679,605   $ 87,386   $ 71,612  $     --  $  838,603
  Operating costs.....................    678,961     78,401     69,761     5,018     832,141
                                       ----------   --------   --------  --------  ----------
  Segment operating earnings.......... $      644   $  8,985   $  1,851  $ (5,018)      6,462
                                       ==========   ========   ========  ========
  Goodwill impairment.................                                                690,853
  Restructuring and other charges.....                                                  8,701
                                                                                   ----------
  Operating loss......................                                             $ (693,092)
                                                                                   ==========
  Capital expenditures................ $    1,039   $    106   $    689  $    609  $    2,443
  Depreciation and amortization.......      5,402        503      2,002     1,463       9,370

THREE MONTHS ENDED SEPTEMBER 30, 2001:
  Total revenues...................... $  749,252   $ 85,457   $ 77,609  $     --  $  912,318
  Operating costs.....................    748,140     77,706     72,909     1,513     900,268
                                       ----------   --------   --------  --------  ----------
  Segment operating earnings.......... $    1,112   $  7,751   $  4,700  $ (1,513)     12,050
                                       ==========   ========   ========  ========
  Amortization of goodwill............                                                  8,985
                                                                                   ----------
  Operating income....................                                             $    3,065
                                                                                   ==========
  Capital expenditures................ $    4,629   $  1,956   $  6,024  $  3,041  $   15,650
  Depreciation and other amortization.      6,056        568      1,293       901       8,818

NINE MONTHS ENDED SEPTEMBER 30, 2002:
  Total revenues...................... $2,083,820   $250,352   $220,315  $     --  $2,554,487
  Operating costs.....................  2,061,102    225,710    220,577     8,728   2,516,117
                                       ----------   --------   --------  --------  ----------
  Segment operating earnings.......... $   22,718   $ 24,642   $   (262) $ (8,728)     38,370
                                       ==========   ========   ========  ========
  Goodwill impairment.................                                                690,853
  Restructuring and other charges.....                                                  8,701
                                                                                   ----------
  Operating loss......................                                             $ (661,184)
                                                                                   ==========
  Capital expenditures................ $    2,879   $  2,947   $  3,243  $  1,169  $   10,238
  Depreciation and amortization.......     17,167      1,607      4,923     4,320      28,017

NINE MONTHS ENDED SEPTEMBER 30, 2001:
  Total revenues...................... $2,419,505   $246,826   $216,485  $     --  $2,882,816
  Operating costs.....................  2,318,644    224,699    204,618     8,378   2,756,339
                                       ----------   --------   --------  --------  ----------
  Segment operating earnings.......... $  100,861   $ 22,127   $ 11,867  $ (8,378)    126,477
                                       ==========   ========   ========  ========
  Amortization of goodwill............                                                 26,976
                                                                                   ----------
  Operating income....................                                             $   99,501
                                                                                   ==========
  Capital expenditures................ $   16,576   $  2,755   $  8,273  $  4,325  $   31,929
  Depreciation and other amortization.     18,326      1,734      3,714     2,282      26,056

TOTAL ASSETS:
As of September 30, 2002.............. $  791,376   $148,626   $ 53,711  $240,421  $1,234,134
As of December 31, 2001...............  1,980,868    148,394    148,740   123,324   2,401,326

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


7.  EARNINGS PER SHARE

   The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the three-month and nine-month periods ended September 30, 2002 and 2001. Due to the anti-dilutive impact of stock options and other common stock equivalents, basic and diluted earnings per share data are identical for all periods presented.

                                                             Three Months Ended    Nine Months Ended
                                                               September 30,         September 30,
                                                            -------------------  ---------------------
                                                               2002      2001        2002       2001
                                                            ---------  --------  -----------  --------
                                                             (in thousands, except per share amounts)
Income (loss) from continuing operations before cumulative
  effect of change in accounting principle................. $(729,270) $(18,581) $  (731,243) $ 10,430
Less: convertible preferred stock dividends................    (5,579)   (5,198)     (16,445)  (15,322)
                                                            ---------  --------  -----------  --------
Loss from continuing operations before cumulative effect of
  change in accounting principle available to common
  shareholders.............................................  (734,849)  (23,779)    (747,688)   (4,892)
Loss from discontinued operations..........................      (827)   (4,336)      (2,730)  (10,756)
Loss on disposal of discontinued operations................    (2,252)  (23,055)      (3,384)  (23,055)
Cumulative effect of change in accounting principle........        --        --     (451,858)       --
                                                            ---------  --------  -----------  --------
Loss available to common shareholders...................... $(737,928) $(51,170) $(1,205,660) $(38,703)
                                                            =========  ========  ===========  ========
Basic and diluted earnings per share:
Loss from continuing operations before cumulative effect of
  change in accounting principle........................... $  (11.30) $  (0.37) $    (11.60) $  (0.07)
Loss from discontinued operations..........................     (0.01)    (0.07)       (0.04)    (0.17)
Loss on disposal of discontinued operations................     (0.04)    (0.36)       (0.05)    (0.36)
Cumulative effect of change in accounting principle........        --        --        (7.01)       --
                                                            ---------  --------  -----------  --------
Net loss per share......................................... $  (11.35) $  (0.80) $    (18.70) $  (0.60)
                                                            =========  ========  ===========  ========
Weighted average shares outstanding........................    65,041    63,730       64,467    63,873
                                                            =========  ========  ===========  ========
Common stock equivalents excluded from the computation of
  earnings per share due to their anti-dilutive effect:
Convertible Preferred Stock................................    22,072    20,542       22,072    20,542
Stock options and warrants.................................    14,537    12,500       14,537    12,256

8.  COMPREHENSIVE LOSS

   The following table reconciles net loss to comprehensive loss for the three-month and nine-month periods ended September 30, 2002 and 2001 (in thousands):

                                                             Three Months          Nine Months
                                                         Ended September 30,   Ended September 30,
                                                         -------------------  ---------------------
                                                            2002      2001        2002       2001
                                                         ---------  --------  -----------  --------
Net loss................................................ $(732,349) $(45,972) $(1,189,215) $(23,381)
Other comprehensive income (loss):
   Cumulative effect attributed to adoption of SFAS 133.        --        --           --    (1,488)
   Net losses on interest rate swaps....................    (1,150)   (2,419)      (2,364)   (4,053)
   Reclassification adjustments.........................       683       436        2,040       944
                                                         ---------  --------  -----------  --------
Total comprehensive loss................................ $(732,816) $(47,955) $(1,189,539) $(27,978)
                                                         =========  ========  ===========  ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


9.  SUBSEQUENT EVENT--PENDING DIVESTITURES

   As of November 1, 2002, the Company has non-binding letters of intent to sell 15 business units for aggregate gross proceeds of approximately $55.9 million in cash and $4.8 million in notes. If definitive agreements are successfully negotiated for all such transactions and all such sales close prior to December 31, 2002 as expected, they are also expected to generate net cash refunds of approximately $24.9 million of taxes paid in previous years. Pursuant to the terms of the Existing Facility (see Note 5), net proceeds from such sales are required to be used to reduce balances outstanding under the Existing Facility. However, the lenders under the Existing Facility have agreed to allow the Company to retain a portion of the net proceeds from certain of these transactions for working capital purposes.

   These businesses expected to be sold have a net book value of approximately $72.4 million at September 30, 2002 and contributed, in the aggregate, $372.7 million and $454.9 million of revenues and $(2.0) million and $4.9 million of operating income(loss) for the nine-month periods ended September 30, 2002 and 2001, respectively.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                 INTRODUCTION

   Encompass Services Corporation ("Encompass," or the "Company") is one of the largest providers of facilities services in the United States. The Company provides electrical and mechanical contracting services and cleaning and maintenance management services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Encompass operates in three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. See Note 6 of Notes to Consolidated Condensed Financial Statements for a description of each of these reportable segments.

   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. Historically, the construction industry has been highly cyclical, and is in the midst of a significant downturn, along with the general economy. The U.S. Department of Commerce construction reports indicate that private non-residential construction has declined approximately 19% (seasonally adjusted annual rate) from September 2001 to September 2002, with the largest declines in the industrial, office building and hotel sectors. Overcapacity in the industry has resulted in a very competitive pricing environment in many markets, resulting in downward pressure on profit margins. Such depressed conditions have resulted in a substantial decline in non-residential construction spending for 2002, which, in turn, has resulted in slower sales, lower margins and weaker cash flows than originally anticipated. The weaker general economic and industry conditions have had a particularly significant impact on the Company, as a result of the Company's relatively high debt level and limited borrowing capacity.

   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. In the last several months, requirements for bonds have extended to smaller construction projects as well, due to market concerns about the Company's financial viability. The Company's ability to obtain adequate bonding has been severely impacted by market factors as well as the Company's poor financial position and lack of liquidity. The Company is currently required to provide significant cash collateral for bonds. Without sufficient bonding capacity, the Company is generally precluded from bidding on and securing construction projects, other than small projects of relatively short duration. With the exception of approximately $20 million of projects for which the Company secured bonding since October 1, 2002, the Company has not secured any significant new construction projects since mid-September 2002. As a result of these bonding constraints and market concerns surrounding the Company's financial viability and the announced Plan, the Company believes that its project backlog, which was approximately $1.3 billion at September 30, 2002, has declined significantly since that time and will continue to decline until the Company is able to secure a meaningful amount of bonding capacity. Consequently, the Company anticipates that revenues in 2003 will be significantly lower than in 2002.

Credit Facility Amendment, Rights Offering and Common Stock

   Effective June 26, 2002, the Company entered into an amended credit facility (the "Existing Facility"), which provided financial covenant modifications through February 2005. On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo Management IV, L.P. ("Apollo"), whereby Apollo agreed to purchase $35 million of equity securities of the Company (the "Apollo Investment"), subject to shareholder approval and the terms and conditions of the Securities Purchase Agreement.

   Pursuant to the Existing Facility, the Company was required to sell $35 million of its voting stock to Apollo and to apply $31 million of such proceeds toward permanent reduction of amounts outstanding under the Existing Facility by October 15, 2002. In September 2002, the Company entered into a rights offering in order to effect the Apollo Investment (the "Rights Offering"), whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock received rights to purchase up to 75 million shares of Company common stock at a cash subscription price of $0.55 per share.

   In late September 2002, the Company became increasingly concerned that the closing of the Rights Offering would not provide adequate liquidity to satisfy the Company's needs. On September 30, 2002, the Company obtained a waiver through October 15, 2002 of certain financial covenants under the Existing Facility, which the Company would have violated but for the waiver. On October 13, 2002, the Company's Board of Directors approved the principal terms of the Plan discussed below and voted to terminate the Rights Offering, and on October 16, 2002, Apollo notified the Company that it was terminating the Securities Purchase Agreement.

   On October 1, 2002, the New York Stock Exchange notified the Company that it had permanently halted trading in the Company's common stock and was immediately taking steps to delist it. The Company's common stock currently trades on the over-the-counter market under the symbol "ESVN" and is quoted on the "pink sheets".

Proposed Capital Restructuring Plan

   On October 14, 2002, the Company announced a proposed financial restructuring plan (the "Plan") and issued a Disclosure Statement to certain of its creditors on October 18, 2002, soliciting approval of the Plan. Approval of the Plan would result in the cancellation of all of the Company's 101/2% Senior Subordinated Notes, junior subordinated notes, mandatorily redeemable convertible preferred stock (the "Convertible Preferred Stock") and common stock, and a significant portion of its senior bank debt. No assurance can be given that the Plan will be approved or accepted.

   Under the terms of the Plan, (i) trade claims owed to vendors would be paid in the ordinary course, consistent with the Company's normal business practices and current credit terms, (ii) amounts outstanding under the Company's primary bank credit facility would be exchanged for a new $200 million term loan and 80% of the shares of new common stock in the reorganized Encompass, (iii) the Company's 101/2% Senior Subordinated Notes would be exchanged for 20% of the shares of new common stock in the reorganized Encompass and (iv) the Company's junior subordinated notes of $4.1 million, its Convertible Preferred Stock, its common stock and all outstanding stock options and warrants would be canceled without consideration. The Plan contemplates the adoption of a stock option plan and the assumption of substantially all employee agreements and contractual arrangements.

   If sufficient votes to accept the Plan (66.67% of the debt held by each class actually voting and over 50% of the holders of each class actually voting) are received during the solicitation period, which expires November 18, 2002, the Company intends to implement the Plan by way of "prepackaged" filings under Chapter 11 of the U.S. Bankruptcy Code and to promptly seek confirmation of the Plan by the U.S. Bankruptcy Court. If the Company does not receive sufficient votes to accept the Plan prior to the deadline, or if the Company determines that it does not have sufficient liquidity to continue to operate through the solicitation period, the Company will be forced to evaluate other available options, most probably filing "traditional" Chapter 11 cases. A prolonged bankruptcy period will have a material adverse impact on the Company's business.

   Conditions to the Plan include that the Company will secure adequate surety bonding capacity, debtor-in-possession financing with borrowing capacity of up to $100 million (the "DIP Facility") and a revolving credit facility of up to $100 million (the "Exit Facility") to be entered into upon confirmation of the Plan, which would replace the DIP Facility.

   The Plan also contemplates the sales of certain non-strategic and/or under-performing businesses and the delivery of $50 million of net proceeds therefrom (including related tax refunds) to the senior bank lenders by December 31, 2003.

Critical Accounting Policies

   Management believes that the Company's most critical accounting policy is in accounting for long-term construction contracts. Determining the points at which revenue should be recognized as earned and costs should be recognized as expenses is a major accounting issue common to all businesses engaged in the performance of long-term construction contracts. The Company uses the percentage-of-completion accounting method for construction contracts in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". Each of the Company's business units calculates the percentage-of-completion of each contract by dividing the costs incurred to date by the estimated total contract costs at completion (the "cost-to-cost" method). This percentage is then applied to the estimated total contract value (the total amount of revenue expected to be realized from the contract) in order to calculate the amount of revenue to be recognized to date on each contract. Provisions are recognized in the statement of operations for the full amount of estimated losses on uncompleted contracts whenever evidence indicates that the estimated total cost of a contract exceeds its estimated total contract value.

   Percentage-of-completion accounting requires considerable reliance on estimates in determining revenues, costs, profit margins and the extent of progress toward completion on a contract-by-contract basis. Uncertainties inherent in the performance of contracts generally include labor availability and productivity, job conditions, material cost, change order scope and pricing, final contract settlements and other factors. These uncertainties are evaluated continually for each contract, and the impact of changes in estimates of total contract costs, total contract value, and other factors are reflected in the consolidated financial statements in the period in which the revisions are determined.

   Company business units enter into contracts primarily through competitive bids, with the final terms and prices often negotiated with the customer. Although the pricing terms and conditions of contracts vary considerably, most of these contracts are known as "fixed-price" (or "lump-sum") contracts, in which the business unit essentially agrees to perform its obligations under the contract for a stated price. Company business units also enter into "cost-plus" contracts (costs incurred plus a stated mark-up percentage or a stated fee) and "time-and-materials" contracts (stated hourly labor rate plus the cost of materials). Fixed-price contracts inherently contain higher risk of loss than the other contract types, but management believes that the Company is generally able to achieve higher gross profit margins on fixed-price contracts as a result of the expertise and experience of its business units in bidding and job performance. No assurance can be given, however, that the Company will not incur significant job losses on contracts in the future.

   Included in costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors on or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (collectively referred to as unapproved change orders and claims). These amounts are recorded at their estimated net realizable value when the amounts of additional contract revenue are probable and can be reliably estimated. Claims made by the Company involve negotiation and, in certain cases, litigation. The Company expenses litigation costs as incurred, although it may seek to recover these costs as part of its claim. The Company believes that it has a reasonable legal basis for pursuing recovery of recorded claims, and the Company intends to pursue and litigate these claims, if necessary, until a decision or settlement is reached. Unapproved change orders and claims involve the use of estimates, and it is possible that revisions to recorded amounts may be made as more information becomes available. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable.

   The Company recognizes maintenance, repair and replacement revenues, including cleaning and maintenance management services, as services are performed. Service contract revenue is recognized ratably over the life of the service contract. The Company accounts for revenues from fixed price installation and retrofit contracts on a percentage-of-completion basis using the cost-to-cost method.

   Cost of services consists primarily of salaries, wages, benefits and insurance of service and installation technicians, project managers and other field support employees; materials, components, parts and supplies; engineered equipment; subcontracted services; depreciation; fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for management, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees.

   Accounts receivable collectibility represents another significant accounting policy. Company business units grant credit, generally without collateral, to their customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights that can be attached to the work performed. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful. Historically, receivables collectibility has not been a significant issue in the facilities services industry, particularly with respect to new construction. However, the current prolonged economic downturn has contributed to higher volume of collectibility issues involving a number of customers, particularly certain customers in the telecommunications and retail sectors. The Company recorded provisions for bad debts totaling $14.2 million from continuing operations during the first nine months of 2001, compared to $5.2 million in the first nine months of 2002. The significant provision in 2001 is primarily attributable to the collapse of the telecommunications industry and, to a lesser extent, the general economic downturn which contributed to financial difficulties of certain customers outside the technology sector.

                             RESULTS OF OPERATIONS

  Three months ended September 30, 2002 compared to three months ended September 30, 2001

   Operating results for the three months ended September 30, 2002 and 2001 are summarized as follows (in millions):

                                     Three Months Ended Three Months Ended
                                     September 30, 2002 September 30, 2001
                                     -----------------  -----------------
                                              Operating          Operating
                                     Revenues  Income   Revenues  Income
                                     -------- --------- -------- ---------
     Commercial/Industrial Services.  $679.6   $   0.6   $749.3    $ 1.1
     Residential Services...........    87.4       9.0     85.4      7.8
     Cleaning Systems...............    71.6       1.9     77.6      4.7
     Corporate......................      --      (5.0)      --     (1.5)
                                      ------   -------   ------    -----
        Subtotal....................   838.6       6.5    912.3     12.1
     Amortization of goodwill.......      --        --       --     (9.0)
     Goodwill impairment............      --    (690.9)      --       --
     Restructuring and other charges      --      (8.7)      --       --
                                      ------   -------   ------    -----
        Total.......................  $838.6   $(693.1)  $912.3    $ 3.1
                                      ======   =======   ======    =====

   Segment Results. Commercial/Industrial Services Group revenues decreased 9% to $679.6 million for the three months ended September 30, 2002 compared to the comparable period in 2001 primarily as a result of the decline in new construction spending, lower revenues from the technology and telecommunications sector, the general economic slowdown and market concerns about the Company's financial viability. Commercial/Industrial Services operating income decreased 42% to $0.6 million in the three months ended September 30, 2002 compared to $1.1 million in the comparable period in 2001, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions in the commercial construction industry. Results for 2001 were negatively impacted by costs related to abnormally complex integration challenges at certain locations, which led to an inordinate number of under-performing projects moving toward closure during the quarter. Residential Services Group revenues increased 2% to $87.4 million and operating income increased 16% to $9.0 million, reflecting increased housing starts in key housing markets. Cleaning Systems Group revenues decreased 8% to $71.6 million primarily as a result of decreased volumes in the group's contract management operations. Cleaning Systems operating income declined 60% to $1.9 million in the three months ended September 30, 2002 compared to $4.7 million in the comparable period in 2001, due primarily to service disruption caused by the bankruptcy filing of a significant retail customer and weak performance in the group's West Coast contract management operations. Net Corporate expenses increased to $5.0 million in the three months ended September 30, 2002 compared to $1.5 million for the same period in 2001, primarily as a result of lower savings being earned on national material purchasing and property/casualty insurance programs, as a result of lower volumes of activity.

   Revenues. Revenues decreased $73.7 million, or 8%, to $838.6 million for the three months ended September 30, 2002 from $912.3 million for the three months ended September 30, 2001. The decrease is primarily attributable to the general deterioration in the overall economic environment and market concerns about the Company's financial viability. The U.S. Department of Commerce construction reports indicate that private non-residential construction declined approximately 19% (seasonally adjusted annual rate) from September 2001 to September 2002.

   Gross profit. Gross profit decreased $9.9 million, or 9%, to $106.3 million for the three months ended September 30, 2002 from $116.2 million for the three months ended September 30, 2001. This decrease in gross profit is primarily due to the lower revenue levels, increased pricing pressures on projects as a result of weaker economic conditions and market concerns about the Company's financial viability. Results for 2001 were negatively impacted by costs related to abnormally complex integration challenges at certain locations, which led to an inordinate number of under-performing projects moving toward closure during the quarter. Gross profit margin was unchanged at 12.7% for the three months ended September 30, 2002 compared to the three months ended September 30, 2001.

   Selling, general and administrative expenses. Selling, general and administrative expenses decreased $5.5 million, or 5%, to $96.7 million for the three months ended September 30, 2002 from $102.2 million for the three months ended September 30, 2001. The decrease in these expenses is primarily attributable to lower volumes of work than in the prior year period, integration-related cost savings and cost-reduction initiatives. As a percentage of revenues, selling, general and administrative expenses increased to 11.5% for the three months ended September 30, 2002 from 11.2% for the three months ended September 30, 2001. This increased percentage is primarily due to a lower revenue base across which to spread fixed overhead costs.

   Provision for doubtful accounts, net of recoveries. The net provision for doubtful accounts increased $1.3 million from $1.9 million for the three months ended September 30, 2001 to $3.2 million in the three months ended September 30, 2002, as the weaker economy has increased the collectibility risk related to several customers, particularly in the retail sector of the Company's Cleaning Systems segment.

   Goodwill impairment. As of September 30, 2002, the Company tested its goodwill balance for impairment, as a result of the significant adverse changes in the Company's business climate and prospects. As a result of this impairment test, the Company recognized a non-cash goodwill impairment charge of $690.9 million in the third quarter of 2002. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion.

   Restructuring and other charges. During the third quarter of 2002, the Company incurred financial and legal advisory fees totaling $1.7 million related to the proposed financial restructuring plan discussed in Note 2 of Notes to Consolidated Condensed Financial Statements. Also, as discussed in
Note 5 of Notes to Consolidated Condensed Financial Statements, in early October the common stock rights offering and the Securities Purchase Agreement with Apollo were terminated. Consequently, in the third quarter of 2002, the Company expensed all costs related to these transactions, totaling $7.0 million. These costs consisted primarily of investment banker fees, legal and accounting fees, printing, proxy solicitation and other transaction costs.

   Amortization of goodwill. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142 effective January 1, 2002, the Company recorded no goodwill amortization in 2002. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion. Goodwill amortization for the three months ended September 30, 2001 was $9.0 million.

   Interest expense. Interest expense was $19.8 million for the three months ended September 30, 2002, reflecting a $0.8 million decrease from the three months ended September 30, 2001. Interest expense was lower in 2002 primarily as a result of lower average debt balances, partially offset by the impact of slightly higher interest rates on debt.

   Income tax provision. During the third quarter of 2002, the Company provided a valuation allowance of $39.5 million on its long-term net deferred tax asset, reflecting the uncertainty as to the future realizability of this asset. This charge was partially offset by a $22.9 million net benefit resulting from third quarter 2002 operating losses and the September 2002 goodwill impairment charge. Since the vast majority of the Company's goodwill is not deductible for tax purposes, the tax benefit related to the Company's September 2002 goodwill impairment charge of $690.9 million was only $18.7 million. The net income tax provision for the three months ended September 30, 2001 was $0.8 million. Results for 2001 include amortization of goodwill, the vast majority of which is not deductible for tax.

   Loss from discontinued operations, net of tax. During the three months ended September 30, 2002, the Company recorded a loss, net of tax, of $0.8 million related to the pre-sale operations of the two businesses sold during the third quarter of 2002, and the transition and wind-down of the three business units sold during the first quarter of 2002, compared to a loss, net of tax, from these discontinued operations as well as those of the discontinued Global Technologies segment of $4.3 million for the three months ended September 30, 2001. See Note 4 of Notes to Consolidated Condensed Financial Statements for further discussion.

   Loss on disposal of discontinued operations, net of tax. The Company recorded a loss on the sale of the two business units sold during the third quarter of 2002 of $2.3 million, net of aggregate tax benefit of $0.9 million. These businesses were sold for aggregate cash proceeds of $1.0 million and a note receivable for $0.6 million. See Note 4 of Notes to Consolidated Condensed Financial Statements for further discussion.

  Nine months ended September 30, 2002 compared to nine months ended September 30, 2001

   Operating results for the nine months ended September 30, 2002 and 2001 are summarized as follows (in millions):

                                        Nine Months         Nine Months
                                     Ended September 30, Ended September 30,
                                            2002                2001
                                     -----------------   -----------------
                                               Operating           Operating
                                     Revenues   Income   Revenues   Income
                                     --------  --------- --------  ---------
     Commercial/Industrial Services. $2,083.8   $  22.7  $2,419.5   $100.9
     Residential Services...........    250.4      24.6     246.8     22.1
     Cleaning Systems...............    220.3      (0.2)    216.5     11.9
     Corporate......................       --      (8.7)       --     (8.4)
                                     --------   -------  --------   ------
        Subtotal....................  2,554.5      38.4   2,882.8    126.5
     Amortization of goodwill.......       --        --        --    (27.0)
     Goodwill impairment............       --    (690.9)       --       --
     Restructuring and other charges       --      (8.7)       --       --
                                     --------   -------  --------   ------
        Total....................... $2,554.5   $(661.2) $2,882.8   $ 99.5
                                     ========   =======  ========   ======

   Segment Results. Commercial/Industrial Services Group revenues decreased 14% to $2,083.8 million for the nine months ended September 30, 2002 compared to the comparable period in 2001 primarily as a result of the decline in revenues from the technology and telecommunications sector, the general economic slowdown and market concerns about the Company's financial viability. Commercial/Industrial Services operating income decreased 78% to $22.7 million in the nine months ended September 30, 2002 period compared to the comparable period in 2001, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions in the commercial construction industry, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and job losses totaling $19.8 million on four specific large fixed-price contracts. Residential Services Group revenues increased 1% to $250.4 million, and operating income increased 11% to $24.6 million, reflecting increased housing starts in key housing markets. Cleaning Systems Group revenues increased 2% to $220.3 million primarily as a result of an increased volume of national service contracts. Cleaning Systems operating income declined to a loss of $0.2 million due primarily to bad debt provisions of $3.5 million on financially struggling retail accounts, service disruption caused by the bankruptcy filing of a significant retail customer and weak performance in the group's West Coast contract management operations.

   Revenues. Revenues decreased $328.3 million, or 11%, to $2,554.5 million for the nine months ended September 30, 2002 from $2,882.8 million for the nine months ended September 30, 2001. The decrease is primarily attributable to decreases in revenues from technology and telecommunications customers in the West and Southwest regions of the Company's Commercial/Industrial Services Group, the general deterioration in the overall economic environment and market concerns about the Company's financial viability. The U.S. Department of Commerce construction reports indicate that private non-residential construction declined approximately 19% (seasonally adjusted annual rate) from September 2001 to September 2002.

   Gross profit. Gross profit decreased $134.9 million, or 29%, to $332.9 million for the nine months ended September 30, 2002 from $467.8 million for the nine months ended September 30, 2001. This decrease in gross profit is primarily due to lower revenue levels, increased pricing pressures on projects as a result of weaker economic conditions, reduced levels of work done for customers in the higher margin technology and telecommunications sector and job losses totaling $19.8 million on four specific large fixed-price contracts. Gross profit margin decreased to 13.0% for the nine months ended September 30, 2002 compared to 16.2% for the nine months ended September 30, 2001, for the reasons mentioned above.

   Selling, general and administrative expenses. Selling, general and administrative expenses decreased $37.8 million, or 12%, to $289.3 million for the nine months ended September 30, 2002 from $327.1 million for the nine months ended September 30, 2001. The decrease in these expenses is primarily attributable to lower volumes of work than in the prior year period, integration-related cost savings and cost-reduction initiatives. As a percentage of revenues, selling, general and administrative expenses was unchanged at 11.3% for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001.

   Provision for doubtful accounts, net of recoveries. Provision for doubtful accounts decreased $9.0 million, or 64 %, to $5.2 million in the first nine months of 2002, compared to $14.2 million in the same period of 2001. This decrease is primarily attributable to a $9.8 million charge recorded in the second quarter of 2001 to reserve certain accounts receivable from customers in the telecommunications industry.

   Goodwill impairment. As of September 30, 2002, the Company tested its goodwill balance for impairment, as a result of the significant adverse changes in the Company's business climate and prospects. As a result of this impairment test, the Company recognized a non-cash goodwill impairment charge of $690.9 million in the third quarter of 2002. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion.

   Restructuring and other charges. During the third quarter of 2002, the Company incurred financial and legal advisory fees totaling $1.7 million related to the proposed financial restructuring plan discussed in Note 2 of Notes to Consolidated Condensed Financial Statements. Also, as discussed in
Note 5 of Notes to Consolidated Condensed Financial Statements, in early October the common stock rights offering and the Securities Purchase

Agreement with Apollo were terminated. Consequently, in the third quarter of 2002, the Company expensed all costs related to these transactions, totaling $7.0 million. These costs consisted primarily of investment banker fees, legal and accounting fees, printing, proxy solicitation and other transaction costs.

   Amortization of goodwill. In accordance with the provisions of SFAS No. 142 effective January 1, 2002, the Company recorded no goodwill amortization in 2002. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion. Goodwill amortization for the nine months ended September 30, 2001 was $27.0 million.

   Interest expense. Interest expense was $58.3 million for the nine months ended September 30, 2002, reflecting a $4.9 million decrease from the nine months ended September 30, 2001. Interest expense was lower in 2002 primarily as a result of lower average debt balances outstanding partially offset by the impact of higher interest rates on debt.

   Income tax provision. During the third quarter of 2002, the Company provided a valuation allowance of $39.5 million on its long-term net deferred tax asset, reflecting the uncertainty as to the future realizability of this asset. This charge was partially offset by a $25.5 million net benefit resulting from 2002 operating losses and the September 2002 goodwill impairment charge. Since the vast majority of the Company's goodwill is not deductible for tax purposes, the tax benefit related to the Company's September 2002 goodwill impairment charge of $690.9 million was only $18.7 million. The net income tax provision for the nine months ended September 30, 2001 was $26.0 million. Results for 2001 include amortization of goodwill, the vast majority of which is not deductible for tax. After adjusting pre-tax income and the income tax provision (benefit) for these specific items, the effective tax rate for the nine months ended September 30, 2002 was 25.8% compared to 43.3% for the nine months ended September 30, 2001.

   Loss from discontinued operations, net of tax. The Company recorded a combined loss, net of tax, from three business units sold during the first quarter of 2002 and the two units sold during the third quarter of 2002 of $2.7 million for the nine months ended September 30, 2002 compared to a loss, net of tax, from these discontinued operations as well as those of the discontinued Global Technologies segment of $10.8 million for the nine months ended September 30, 2001. See Note 4 of Notes to Consolidated Condensed Financial Statements for further discussion.

   Loss on disposal of discontinued operations, net of tax. The Company recorded a loss on the sale of the five business units sold during 2002 of $3.4 million, net of related income tax benefit of $1.7 million. These businesses were sold for aggregate net proceeds of $11.2 million. See Note 4 of Notes to Consolidated Condensed Financial Statements for further discussion.

   Cumulative effect of change in accounting principle, net of tax. The cumulative effect of change in accounting principle, net of tax, represents a non-cash charge for impairment of goodwill, in accordance with the adoption of the provisions of SFAS No. 142 on January 1, 2002, of $451.9 million, net of tax benefit of $48.2 million. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements. See
Note 2 of Notes to Consolidated Condensed Financial Statements for further discussion.

                        LIQUIDITY AND CAPITAL RESOURCES

   Historically, the Company has financed its operations and growth primarily with internally generated funds and borrowings from commercial banks and other lenders. However, as a result of the Company's termination of the Rights Offering and violation of certain financial covenants discussed below, the Company is in default under the Existing Facility and has no additional borrowing capacity under the Existing Facility. The Company intends to restructure its debt obligations in accordance with the Plan discussed above and in Note 2 of Notes to Consolidated Condensed Financial Statements. If sufficient votes to accept the Plan (66.67% of the debt held by each class actually voting and over 50% of the holders of each class actually voting) are received during the solicitation period, which expires November 18, 2002, the Company intends to implement the Plan by way of "prepackaged" filings under Chapter 11 of the U.S. Bankruptcy Code and to promptly seek confirmation of the Plan by the U.S. Bankruptcy Court. If the Company does not receive sufficient votes to accept the Plan prior to the deadline, or if the Company determines that it does not have sufficient liquidity to continue to operate through the solicitation period, the Company will be forced to evaluate other available options, most probably filing "traditional" Chapter 11 cases. As of November 5, 2002, the Company had approximately $76.8 million of operating cash, and intends to utilize such cash to finance its operations, and may provide additional cash collateral for surety bonds, until the Company commences its Chapter 11 filings.

   Under the Existing Facility, the Company is required to maintain compliance with the following financial covenants, measured as of the end of each fiscal quarter: (1) a minimum Fixed Charge Coverage Ratio (as defined); (2) a maximum ratio of senior debt to pro forma EBITDA (as defined); (3) a maximum ratio of Funded Debt (as defined) to pro forma EBITDA (as defined); (4) a minimum amount of Consolidated Net Worth (as defined); and (5) a maximum amount of capital expenditures. In addition, the Existing Facility restricts the Company's ability to pay dividends, make acquisitions and investments and incur capital expenditures and requires debt prepayment with proceeds from future issuances of debt or equity, asset sales and excess cash flow (as defined in the Existing Facility). The Company is currently not in compliance with one or more of these financial covenants. Consequently, all balances outstanding under the Existing Facility are classified as current liabilities as of September 30, 2002.

   The Company intends to sell certain under-performing or non-strategic business units, provided that the Company is able to secure acceptable prices, terms and conditions. As of November 1, 2002, the Company has non-binding letters of intent to sell 15 business units for aggregate gross proceeds of approximately $55.9 million in cash and $4.8 million in notes. If definitive agreements are successfully negotiated for all such transactions and all such sales close prior to December 31, 2002 as expected, they are also expected to generate net cash refunds of approximately $24.9 million of taxes paid in previous years. Collectively, these businesses generated revenues of $372.7 million and $454.9 million and operating income(loss) of $(2.0) million and $4.9 million during the nine-month periods ended September 30, 2002 and 2001, respectively. Pursuant to the terms of the Existing Facility, the net proceeds of any such sales are required to be used to permanently reduce balances outstanding under the Term Loans and the Revolving Credit Facility, on a pro-rata basis. However, the lenders under the Existing Facility have agreed to allow the Company to retain a portion of the net proceeds from certain of these transactions for working capital purposes. There can be no assurance that the Company will secure satisfactory offers for any business unit, that some business units will not be sold at a loss, or that all of the projected tax benefits will be realized.

   For the nine months ended September 30, 2002, the Company generated $15.5 million of cash from operating activities, compared to $126.1 million for the nine months ended September 30, 2001. Operating cash flow before changes in working capital and other operating accounts for the nine months ended September 30, 2002 provided $31.8 million compared to $81.1 million for the nine months ended September 30, 2001. The decrease in 2002 compared to 2001 is primarily the result of lower profitability levels in 2002. Net changes in working capital and other operating accounts used $16.3 million in the nine months ended September 30, 2002, while they provided $45.0 million for the same period in 2001.

   For the nine months ended September 30, 2002, the Company generated $1.7 million of cash in investing activities, as the $12.2 million of proceeds from the sales of five businesses and other assets more than offset capital expenditures of $10.2 million. The Company used cash in investing activities of $38.0 million during the nine months ended September 30, 2001. Capital expenditures in the nine months ended September 30, 2002 totaled $10.2 million, compared to $31.9 million for the comparable period in 2001, as management continues to defer discretionary capital spending in 2002.

   The Company generated $102.7 million of cash from financing activities in the nine months ended September 30, 2002, primarily as a result of net borrowings under the Revolving Credit Facility. Financing activities used cash of $96.7 million in the first nine months of 2001, which primarily represented net debt repayments.

   Borrowings under the Existing Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Existing Facility) and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Existing Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. At September 30, 2002, the applicable margins for borrowings under the Revolving Credit Agreement were 4.00% over the Eurodollar Rate and 2.50% over the Alternate Base Rate. The Company has not made any interest payments due under the Existing Facility since October 31, 2002.

   The Company has entered into interest rate swap agreements in the aggregate notional amount of $90 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. After giving effect to the interest rate swap agreements in effect at September 30, 2002, the Company's ratio of fixed rate debt to total debt was 46% and the weighted average interest rate on its total debt was 8.7%. The Company elected not to make aggregate swap interest payments totaling approximately $1.1 million that were due October 21, 2002 and, consequently, the Company is in default under all of its swap agreements. The counterparties to the swap agreements have demanded full settlement of the swaps, including payments totaling approximately $7.3 million in satisfaction of the full liability as of such date. As a result of this default, the Company will discontinue hedge accounting treatment for its interest rate swaps as of October 21, 2002 and will likely charge its accumulated other comprehensive loss of $3.9 million to expense in the fourth quarter of 2002.

   The Company has outstanding $335.0 million of 10 1/2% senior subordinated notes (the "Notes"). The Notes are unsecured and guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009. The Company did not make the $17.6 million interest payment on the Notes that was due on November 1, 2002, and is prohibited from doing so as a result of the Company's default under the Existing Facility. As a result of such default under the Existing Facility and the cross-default features contained in the indenture governing the Notes, balances outstanding under the Notes are classified as current liabilities at September 30, 2002. Pursuant to the terms of the Plan, if the Plan is accepted in its current form, holders of the Notes would receive, in the aggregate, 20% of the shares of new common stock in the reorganized Encompass in exchange for the Notes.

   Pursuant to the terms of the Notes, the Company may redeem the Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. Upon a change of control of the Company (as defined in the indenture for the Notes), the Company will be required to offer to purchase all of the outstanding Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Notes contains certain covenants that restrict, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of assets or merge or consolidate with another entity.

   The Company has 256,191 shares of Convertible Preferred Stock outstanding, which are held by Apollo. Pursuant to the terms of the Plan, if the Plan is accepted in its current form, the Convertible Preferred Stock will be canceled without consideration. Under its terms, the Convertible Preferred Stock, if not otherwise converted, is redeemable in 2012, and is entitled to receive an annual dividend of 7.25% payable quarterly. Under the terms of the Statement of Designation related to the Convertible Preferred Stock, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated, at the option of the Company. However, the Existing Facility prohibits the payment of cash dividends, which the Convertible Preferred Stock agreement requires beginning in April 2003. As a result of this restriction and other matters discussed herein such as the Plan, and the likelihood that the Company will file for bankruptcy protection whether or not the Plan is approved, the Company will not make its cash dividend payment in April 2003. Under its terms, if the Company does not make the Convertible Preferred Stock cash dividend payment in April 2003, the dividend rate will increase to an annual rate of 9.25%, and Apollo will, upon delivery of notice, have the right to appoint additional directors to the Company's Board of Directors such that the Apollo-appointed directors would constitute a majority of the Board of Directors. However, such events will not trigger a right of acceleration of the Company's redemption obligation under the Convertible Preferred Stock or any of its debt instruments. The Convertible Preferred Stock is convertible into shares of the Company's common stock at any time by the holders at a conversion price of $14 per common share, subject to adjustment under certain circumstances.

Other Contractual Obligations and Commercial Commitments

   As is common in the facilities services industry, the Company enters into certain off-balance sheet arrangements in the ordinary course of business, including non-cancelable operating leases, letters of credit and surety guarantees. The Company does not own any "special purpose" financing subsidiaries.

   The Company enters into operating leases for many of its facility, vehicle and equipment needs. Such lease arrangements enable the Company to conserve cash by paying monthly lease rental fees for the applicable assets rather than purchasing them. At the end of the lease period, the Company has no further obligation to the lessor. If the Company decides to cancel or terminate a lease prior to the end of its term, the Company is typically obligated to pay the remaining lease payments over the term of the lease, and in certain cases may be allowed to sublet the asset to another party.

   The Company is occasionally required to post letters of credit generally issued by a bank as collateral under certain insurance programs or, on occasion, to ensure performance under contracts. A letter of credit commits the issuer to remit specified amounts to the holder, if the holder demonstrates that the Company has failed to meet its obligations under the letter of credit. If this were to occur, the Company would be obligated to reimburse the issuer for any payments the issuer was required to remit to the holder of the letter of credit. Generally, a letter of credit is released when the Company has performed its obligations that the letter of credit is securing. To date, the Company has not had a claim made against a letter of credit that resulted in a payment made by an issuer or the Company to the holder.

   Particularly in connection with larger construction contracts, the Company is often required to post bid and/or performance bonds issued by a financial institution known as a surety. In the last several months, requirements for bonds have extended to smaller construction projects as well, due to market concerns about the Company's financial viability. Such bonds provide a guarantee to the customer that the Company will perform under the terms of the contract and be able to pay its subcontractors and vendors. If the Company was to fail to perform its obligations under the contract, the customer would have the right to demand payment or services from the surety under the bond. The Company would then be obligated to reimburse the surety for any expenses or outlays that it incurred in the matter. During 2002, the Company has issued $22.0 million in letters of credit and deposited $15.0 million in cash as collateral in support of its current surety bond program.

   The Company's ability to obtain adequate bonding in an already tight market has been severely impacted by the Company's poor financial condition and lack of liquidity. Without sufficient bonding capacity, the Company is generally precluded from bidding on and securing construction projects, other than small projects of relatively short duration. Even if the Company is able to obtain sufficient bonding capacity, it is currently required to provide significant cash collateral for bonds. The Company is currently performing several projects in which it is contractually obligated to provide performance bonds but has not yet done so in order to conserve its cash. Failure to provide bonds in these circumstances could result in defaults by the Company under such contracts. Total receivables and underbillings on such projects was believed to be less than $5 million at September 30, 2002.

Seasonality and Cyclicality

   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The portion of the Company's business related to new construction is subject to seasonal fluctuations. Specifically, the demand for the Company's contracting services involving new construction is generally lower during the winter months, when construction activities are reduced as a result of inclement weather in many areas of the United States. In addition, the demand for mechanical maintenance, repair and replacement services also tends to be lower in the winter months due to lower air conditioning usage during these months. Accordingly, the Company expects its revenues and operating results generally will be lowest in the first fiscal quarter of the year.

   Historically, the construction industry has also been highly cyclical. The level of new construction in the commercial and industrial sectors is affected by, among other things, local and national economic conditions, interest rates, inflationary concerns, levels of corporate and government capital spending, capital market activities and governmental activities at the regional and national levels. Factors impacting the level of new residential construction tend to be regional in nature, and include general employment and personal income levels, the availability and cost of financing for new home buyers and the general economic outlook for a given geographic region.

   The Company performs contracting services related to new construction in a variety of industries including, among others, automotive, heavy industrial, commercial real estate development, residential housing, retail, healthcare, education, government/institutional, petrochemical refining, data and telecommunications, and sports and entertainment. Consequently, management believes that a temporary slowdown in new construction related to any one of these industries would not likely have a significant impact on the Company's financial condition. However, concurrent downturns in new construction in multiple industries or geographic regions, or prolonged slowdowns (such as the Company is currently experiencing) in specific industries or geographic regions, could have (and have had) a negative impact on the Company's business, including its financial condition, results of operations and liquidity.

New Accounting Pronouncements

   Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which establish new accounting and reporting requirements for goodwill and other intangible assets. Under the new standard, goodwill and intangible assets with indefinite useful lives are no longer amortized to expense, but instead are tested for impairment at least annually. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value. Fair value was determined using capitalization of earnings estimates and market multiples of earnings estimates. Significant estimates used in the methodologies included estimates of future earnings, future growth rates, weighted average cost of capital and market valuation multiples for each reporting unit.

   Based upon these impairment tests performed upon adoption of SFAS No. 142, the Company recognized a charge of $451.9 million, or $7.01 per share, net of tax benefit of $48.2 million, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the consolidated condensed statements of operations. Also as prescribed by SFAS No. 142, the Company reclassified the unamortized balance of its acquired dedicated workforce, which was $5.6 million at January 1, 2002, from intangible assets to goodwill. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion.

   In August 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion ("APB") No. 30, for the disposal of a business. SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company adopted the provisions of SFAS No. 144, as required, effective January 1, 2002. See Note 4 of the Notes to Consolidated Condensed Financial Statements for further discussion.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 amends existing authoritative pronouncements to make various technical corrections, clarify meanings, and describe their applicability under changed conditions. This statement requires that gains and losses from the extinguishment of debt be classified as extraordinary items only if they meet the criteria in APB No. 30. The Company must adopt the provisions of SFAS No. 145 on January 1, 2003. Management does not believe that the adoption of SFAS No. 145 will have a material impact on the Company's financial position or results of operations.

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that exit or disposal costs be recorded when they are "incurred." Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. The Company must adopt the provisions of SFAS No. 146 on January 1, 2003. Management does not believe that the adoption of SFAS No. 146 will have a material impact on the Company's financial position or results of operations.

Risk Factors

   On October 14, 2002, the Company announced the Plan and issued a Disclosure Statement to certain of its creditors on October 18, 2002, soliciting approval of the Plan. Approval of the Plan would result in the cancellation of all of the Company's Notes, junior subordinated notes, Convertible Preferred Stock and common stock, and a significant portion of its senior bank debt. No assurance can be given that the Plan will be approved or accepted.

   Under the terms of the Plan, (i) trade claims owed to the Company's vendors would be paid in the ordinary course, consistent with the Company's normal business practices and current credit terms, (ii) amounts outstanding under the Existing Facility would be exchanged for a new $200 million term loan and 80% of the shares of new common stock in the reorganized Encompass, (iii) the Notes would be exchanged for 20% of the shares of new common stock in the reorganized Encompass and (iv) the Company's junior subordinated notes of $4.1 million, its Convertible Preferred Stock, its common stock and all outstanding stock options and warrants would be canceled without consideration. The Plan contemplates the adoption of a stock option plan and the assumption of substantially all employee agreements and contractual arrangements.

   If sufficient votes to accept the Plan (66.67% of the debt held by each class actually voting and over 50% of the holders of each class actually voting) are received during the solicitation period, which expires November 18, 2002, the Company intends to implement the Plan by way of "pre-packaged" filings under Chapter 11 of the U.S. Bankruptcy Code and to promptly seek confirmation of the Plan by the U.S. Bankruptcy Court. If the Company does not receive sufficient votes to accept the Plan prior to the November 18 deadline, or if the Company determines that it does not have sufficient liquidity to continue to operate through the solicitation period, the Company could nevertheless commence "traditional" Chapter 11 cases, in which case the Company could continue to operate its business, but would become subject to the numerous restrictions imposed on debtors-in-possession by the Bankruptcy Code. The Company could have difficulty sustaining operations in the face of high costs, erosion of customer confidence, loss of key employees, difficulty in obtaining performance bonds and general liquidity difficulties that could result if the Company remained in Chapter 11 for a protracted length of time.

   While the Company hopes that a Chapter 11 filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to its business, the Company cannot be certain that this would be the case. Although the Plan is designed to minimize the length of the Chapter 11 cases, it is impossible to predict with certainty the amount of time that the Company might spend in Chapter 11 or to assure that the Plan will be accepted or confirmed.

   Even if the Plan is confirmed on a timely basis, a prolonged Chapter 11 proceeding could have an adverse effect on the Company's business. Among other things, it is possible that a protracted bankruptcy proceeding could adversely affect relationships with key suppliers, customers or employees, the Company's ability to receive payment for work performed on its normal terms or the Company's ability to secure bid and performance bonds.

   The Company's ability to satisfy its post-restructuring debt obligations and other cash needs will depend on, among other things, the Company's future operating performance, as well as its ability to sell non-core and under-performing business units. The Company's future operating performance will depend on the Company's ability to maintain its existing customer base, expand service offerings, secure bid and performance bonds and attract new customers. As a result of market concerns about the uncertainties surrounding the Company's financial viability and the announced Plan, the Company believes that its project backlog, which was approximately $1.3 billion at September 30, 2002, has declined significantly since that time and will continue to decline until the Company is able to secure a meaningful amount of bonding capacity. Consequently, the Company anticipates that revenues in 2003 will be significantly lower than in 2002. In addition, the Company's future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting its business that are beyond the Company's control. The Company's future operating results are difficult to project and may be affected by a number of factors, including general economic conditions, the Company's ability to maintain adequate relationships with key customers, suppliers and employees through this period of financial distress, the level of new construction of commercial and industrial facilities, commercial demand for replacement of electrical, HVAC and plumbing systems, new housing starts, the availability of qualified labor and project management personnel, continued availability of surety bonding and other factors in areas in which the Company operates.

   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. In the last several months, requirements for bonds have extended to smaller construction projects as well, due to market concerns about the Company's financial viability. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general cannot be determined at this time. The Company's ability to obtain adequate bonding, however, has been severely impacted by these factors and the Company's poor financial position and lack of liquidity. If the Company is unable to arrange sufficient bonding capacity to satisfy its future bonding requirements, the Company may continue to be generally precluded from bidding on and securing construction projects, other than small projects of relatively short duration. Even if the Company is able to obtain sufficient bonding capacity, it will likely be required to provide a significant amount of cash collateral. Inability to secure construction contracts would have a material adverse effect on the level of cash generated by the Company's operations. There can be no assurance that the Company will be able to reach agreement with its surety providers on terms for the provision of such bonds or whether such terms will be satisfactory to the Company, or whether the Company will be able to secure surety bonding capacity adequate to achieve its financial projections.

   Many of the Company's customer contracts have termination clauses permitting the customer to cancel the contract on less than 90 days' notice. The Company may not be able to keep customers from exercising their rights to terminate their contracts prior to the contract expiration date. Early contract terminations would reduce the level of ongoing business activity and could adversely impact the Company's profitability and cash available for debt service. During the month of October, the Company has experienced more cancellations of contracts than usual, as a result of market concerns surrounding the Company's financial viability and the Plan.

   A substantial portion of the Company's installation contracts are "fixed price" contracts. The terms of these contracts require the Company to guarantee the price of services it provides and assume the risk that the costs to perform the services will be greater than anticipated. The Company's profitability on these contracts is therefore dependent on its ability to reasonably predict the costs associated with the projects. These costs may be affected by a variety of factors, some of which may be beyond the Company's control. If the Company is unable to reasonably predict the costs of fixed price contracts, certain projects could generate lower profit margins than anticipated or even generate losses. In either event, the level of the Company's earnings may decline.

   The construction industry has always been subject to unusual risks, including unforeseen conditions encountered during construction, the impact of inflation upon costs and financing requirements of clients and changes in political and legal circumstances. Other risks include the failure of third party project participants to obtain required permits or to perform essential functions on a timely basis, the failure of local governing authorities to take certain necessary actions, opposition by community groups or other third parties in the locality of a project or its development, and the failure to obtain adequate financing for the project. All of these risks expose the Company to uncertainties in the performance of contracts.

   The Company's future success depends in part on its ability to integrate the businesses it has acquired into one enterprise with a common operating plan. Most of these acquired businesses have recently changed or, in certain cases, are in the process of changing their past processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. The Company may not be successful in efforts to integrate acquired businesses or monitor their performance. If the Company is unable to do so, or if the Company incurs delays or unusual costs in doing so, its operating costs could increase and its profitability could decrease.

   Historically, the Company's customer base has included a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. The telecommunications industry has suffered a significant downturn during the past two years, resulting in numerous bankruptcies involving Company customers. During the nine months ended September 30, 2001, the Company recorded $9.8 million in continuing operations and $14.0 million in the discontinued Global Technologies operations to reserve certain accounts receivable from customers in the telecommunications industry. Although the Company continues to perform services in the telecommunications industry, total net receivables from identified telecommunications customers as of September 30, 2002, were less than $25 million.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has elected three members to the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a debt leverage ratio (total debt to EBITDA, as defined) less than
4.00 to 1. The Company did not maintain a leverage ratio less than 4.00 to 1 during the second or third quarters of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, such event would constitute an "Event of Non-Compliance," as defined in the Statement of Designation. If Apollo were to provide written notice to the Company that an Event of Non-Compliance had occurred, Apollo would then be entitled to appoint additional directors to the Company's Board of Directors such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Apollo has not provided written notification to the Company that an Event of Non-Compliance has occurred.

   Because of these and other factors, past financial performance should not be considered an indicator of future performance. Investors should not rely solely on historical trends to anticipate future results.

Forward Looking Statements

   This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flows or concerning the Plan are forward-looking statements. Forward-looking statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: failure of the Company's senior lenders, bondholders or other constituencies to approve the Plan; failure of the Company's surety providers to continue to provide bonds; failure by the Company's vendors to maintain existing credit terms; the level of demand for the Company's services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future; working capital requirements; and general economic conditions; as well as other factors listed in the Company's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2001.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk.

   The table below provides scheduled principal payment and fair value information about the Company's market-sensitive financial instruments as of September 30, 2002. The Company's major market risk exposure is interest rate volatility. The Company has entered into interest rate swap agreements in the aggregate notional amount of $90 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All items described below are stated in thousands of U.S. dollars. This information constitutes a "forward looking statement."

   The Revolving Credit Facility expires in 2005, the Term Credit Facilities mature in 2006 and 2007 and the Notes are due in 2009. As discussed in Note 5 of Notes to Consolidated Condensed Financial Statements, as a result of the default under the Existing Facility, non-compliance with certain financial covenants as of September 30, 2002, and non-compliance with the terms of the Notes, amounts outstanding under the Existing Facility and the Notes and are classified as current liabilities as of September 30, 2002. Consequently, for purposes of this disclosure, all amounts related to these facilities are shown with scheduled principal payments in 2002.

                                                                           Fair Value at
                                     2002      2003     2004     Total   September 30, 2002
                                   --------  -------  -------  --------  ------------------
Debt:
Revolving Credit Facility......... $203,200  $    --  $    --  $203,200       $203,200
   Average rate (a)...............      6.5%                        6.5%
Term Credit Facilities............ $385,398  $    --  $    --  $385,398       $385,398
   Average rate (a)...............      5.9%                        5.9%
Notes............................. $335,000  $    --  $    --  $335,000       $ 36,850
   Average rate...................     10.5%                       10.5%
Other Borrowings.................. $    607  $ 1,613  $ 2,500  $  4,720       $  4,720
   Average rate...................      9.5%     6.0%     7.5%
Interest Rate Swaps:
Notional amounts-variable to fixed $     --  $50,000  $40,000  $ 90,000       $ (7,270)
   Average pay rate...............       --      6.7%     6.7%      6.7%
   Average receive rate (a).......       --      1.9%     1.9%      1.9%

--------
(a) Represents weighted average rate at September 30, 2002.

Item 4.  Controls and Procedures.

       a) Evaluation of disclosure controls and procedures. The Company's chief executive officer and chief financial officer have concluded, based on their evaluation within 90 days of the filing date of this report, that the Company's disclosure controls and procedures are effective for gathering, analyzing and disclosing the information the Company is required to disclose in its reports filed under the Securities Exchange Act of 1934.

       b) Changes in internal controls. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of the previously mentioned evaluation of disclosure controls and procedures.

                                    PART II

                               OTHER INFORMATION

Item 3.  Defaults Upon Senior Securities

       The Company is currently in default under the terms of the Existing Facility and under the indenture governing the Notes. See Note 5 of Notes to Consolidated Condensed Financial Statements, included herein under Part I, Item 1, for further discussion.

Item 6.  Exhibits and Reports on Form 8-K.

      (a) Exhibits.

Exhibit No.                                       Description of Exhibits
-----------                                       -----------------------
   99.1.... Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
   99.2.... Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
            Section 906 of the Sarbanes-Oxley Act of 2002.

      (b) Reports on Form 8-K.

       A Report on Form 8-K was filed on July 16, 2002 pursuant to "Item 5. Other Events", whereby the Company filed its press release dated July 16, 2002, announcing the subscription price for its proposed $72.5 million equity offering.

       A Report on Form 8-K was filed on August 12, 2002 pursuant to "Item 5.
       Other Events"      , whereby the Company announced that its Principal
       Executive Officer and Principal Financial Officer submitted to the Securities and Exchange Commission sworn statements pursuant to the SEC's Order No. 4-460.

       A Report on Form 8-K was filed on August 14, 2002 pursuant to "Item 9. Regulation FD Disclosure", whereby the Company filed copies of the certifications of its Chief Executive Officer and its Chief Financial Officer relating to the Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 2002, as required pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of
       Section 1350, Chapter 63 of Title 18, United States Code).

       A Report on Form 8-K was filed on August 15, 2002 pursuant to "Item 5. Other Events", whereby the Company filed its press release dated August 14, 2002, announcing the record date for the special meeting and rights offering.

       A Report on Form 8-K was filed on September 4, 2002 pursuant to "Item 5. Other Events", whereby the Company filed its press release dated September 3, 2002, announcing the revised record date for the special meeting and rights offering.

       A Report on Form 8-K was filed on September 17, 2002 pursuant to "Item
       5. Other Events", whereby the Company filed its press release dated September 17, 2002, announcing the date for its special meeting of shareholders and the commencement of its rights offering.

       A Report on Form 8-K was filed on October 1, 2002 pursuant to "Item 5. Other Events", whereby the Company filed its press release dated October 1, 2002, announcing that it had received a waiver from its senior lenders relieving it from compliance with the financial covenants contained in its senior credit facility through October 15, 2002.

       A Report on Form 8-K was filed on October 4, 2002 pursuant to "Item 5. Other Events", whereby the Company filed its press release dated October 3, 2002, announcing that the New York Stock Exchange had suspended trading of the Company's common stock and had notified the Company that it would submit an application to the SEC to delist the common stock from trading on the exchange due to the abnormally low selling price of the Company's common stock.

       A Report on Form 8-K was filed on October 15, 2002 pursuant to "Item 5. Other Events", whereby the Company filed its press release dated October 14, 2002, announcing its proposed financial restructuring plan, canceling its Special Meeting of Shareholders scheduled for October 15, 2002 and terminating its previously announced rights offering.

       A Report on Form 8-K was filed on October 18, 2002 pursuant to "Item 9. Regulation FD Disclosure", whereby the Company announced that it was commencing the solicitation of its creditors for approval of its proposed financial restructuring plan.

       A Report on Form 8-K was filed on November 1, 2002 pursuant to "Item 5. Other Events", whereby the Company announced that would not make the scheduled interest payment due November 1, 2002 on its 10 1/2% Senior Subordinated Notes due 2009.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          ENCOMPASS SERVICES CORPORATION

                                                    /S/ DARREN B. MILLER
                                          By:___________________________________
   Date: November 8, 2002
                                                      Darren B. Miller
                                              Senior Vice President and Chief
                                                     Financial Officer
                                                (duly authorized officer and
                                                principal financial officer)

                                                     /S/ L. SCOTT BIAR
                                          By: __________________________________
   Date: November 8, 2002
                                                       L. Scott Biar
                                                  Vice President and Chief
                                                     Accounting Officer
                                               (principal accounting officer)

                                CERTIFICATIONS

I, Joseph M. Ivey, certify that:

    1. I have reviewed this quarterly report on Form 10-Q of Encompass Services Corporation;

    2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

    3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

    4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

    5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

          a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

    6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 8, 2002

  /S/ JOSEPH M. IVEY
-------------------------
Joseph M. Ivey
President and Chief Executive Officer

I, Darren B. Miller, certify that:

    1. I have reviewed this quarterly report on Form 10-Q of Encompass Services Corporation;

    2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

    3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

    4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

    5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

           a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

           b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

    6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 8, 2002

  /S/ DARREN B. MILLER
-------------------------
Darren B. Miller
Senior Vice President and Chief Financial Officer

                                    EXHIBIT C

                              Liquidation Analysis





                         TO BE SUBMITTED AT A LATER DATE

                                    EXHIBIT D

                              Financial Projections




                         TO BE SUBMITTED AT A LATER DATE

                                    EXHIBIT E

                              List of Subsidiaries

A-1 Mechanical of Lansing, Inc.                                 Encompass Electrical Technologies of Nevada, Inc.
AA Advance Air, Inc.                                            Encompass Electrical Technologies of New England, Inc.
AA Jarl, Inc.                                                   Encompass Electrical Technologies North Carolina, Inc.
A-ABC Appliance, Inc.                                           Encompass Electrical Technologies North Florida, Inc.
A-ABC Services, Inc.                                            Encompass Electrical Technologies Projects Group, Inc.
Air Conditioning, Plumbing & Heating Service Co., Inc.          Encompass Electrical Technologies - Rocky Mountains, Inc.
Air Systems, Inc.                                               Encompass Electrical Technologies Southeast, Inc. (fka
Aircon Energy Incorporated                                           Regency Electric Company, Inc.)
Airtron, Inc.                                                   Encompass Electrical Technologies South Carolina, Inc.
Airtron of Central Florida, Inc.                                Encompass Electrical Technologies of Texas, Inc.
American Air Company, Inc.                                      Encompass Electrical Technologies Western Tennessee, Inc.
AMS Arkansas, Inc.                                              Encompass Facility Services, Inc.
B&R Electrical Services, Inc.                                   Encompass Global Technologies, Inc.
Building One Commercial, Inc.                                   Encompass Ind./Mech. of Texas, Inc.
Building One Service Solutions, Inc.                            Encompass Industrial Services Southwest, Inc. (fka Gulf
BUYR, Inc.                                                           States, Inc.)
Callahan Roach Products & Publications, Inc.                    Encompass Management Co.
Cardinal Contracting Corporation                                Encompass Mechanical Services of Elko, Inc. (fka Snyder
Central Carolina Air Conditioning Company                            Mechanical)
Chapel Electric Co.                                             Encompass Mechanical Services - Rocky Mountains, Inc. (fka
Charlie Crawford, Inc.                                               Robinson Mechanical Company)
ChiP Corp.                                                      Encompass Mechanical Services Southeast, Inc.
Colonial Air Conditioning Company                               Encompass Power Services, Inc. (fka EDG Power Services,
Commercial Air Holding Company                                       Inc.)
CONCH Republic Corp.                                            Encompass Residential Services of Houston, Inc. (fka Sterling
Costner Brothers, Inc.                                               Air Conditioning)
Delta Innovations, Ltd.                                         Encompass Services Holding Corp.
Divco, Inc.                                                     Encompass Services Indiana, L.L.C.
Dynalink Corporation                                            ESR PC, L.P.
EET Holdings, Inc.                                              Evans Services, Inc.
Electrical Contracting, Inc.                                    EWG Holdings, Inc.
Encompass Capital, Inc. (fka Commercial Air, Power &            FacilityDirect.com, LLC
     Cable, Inc.)                                               Ferguson Electric Corporation
Encompass Capital, L.P. (fka The Lewis Companies, Inc.)         Fred Clark Electrical Contractor, Inc.
Encompass Central Plains, Inc.                                  Gamewell Mechanical, Inc.
Encompass Constructors, Inc. (fka Atlantic Industrial           Garfield-Indecon Electrical Services, Inc.
     Constructors, Inc.)                                        Gilbert Mechanical Contractors, Inc.
Encompass Design Group, Inc. (fka Engineering Design            GroupMAC Texas L.P.
     Group, Inc.)                                               Hallmark Air Conditioning, Inc.
Encompass Electrical Technologies, Inc. (fka Oil Capital        HPS Plumbing Services, Inc.
     Electric, Inc.) (OK Corp.)                                 HVAC Services, Inc.
Encompass Electrical Technologies, Inc. (fka Continental        Interstate Building Services, L.L.C.
     Electrical Construction Co.) (DE Corp.)                    Isla Morada, LLC
Encompass Electrical Technologies Central Tennessee, Inc.       Ivey Mechanical Services, L.L.C.
Encompass Electrical Technologies Eastern Tennessee, Inc.       K&N Plumbing, Heating and Air Conditioning, Inc.
Encompass Electrical Technologies - Florida, LLC                Laney's, Inc.
Encompass Electrical Technologies Georgia, Inc.                 L.T. Mechanical, Inc.
Encompass Electrical Technologies - Midwest, Inc. (fka          MacDonald-Miller Industries, Inc.
     Town & Country Electric, Inc.)                             MacDonald-Miller Co., Inc.

                                   Exhibit E-1

MacDonald-Miller Service, Inc.                                  Southeast Mechanical Service, Inc.
MacDonald-Miller of Oregon, Inc.                                Stephen C. Pomeroy, Inc.
Masters, Inc.                                                   Sun Plumbing, Inc.
Mechanical Services of Orlando, Inc.                            Taylor-Hunt Electric, Inc.
Merritt Island Air & Heat, Inc.                                 Team Mechanical, Inc.
National Network Services, Inc.                                 The Farfield Company
National Network Services Northwest, LLC                        Tri-City Electrical Contractors, Inc.
Omni Mechanical Company                                         Tri-M Corporation
Omni Mechanical Services                                        Tri-State Acquisition Corp.
Pacific Rim Mechanical Contractors, Inc.                        United Acquisition Corp.
Paul E. Smith Co., Inc.                                         United Service Alliance, Inc.
Phoenix Electric Company                                        Van's Comfortemp Air Conditioning, Inc.
Ray's Plumbing Contractors, Inc.                                Vantage Mechanical Contractors, Inc.
Regency Electric Company, LLC                                   Vermont Mechanical, Inc.
Regency Electric Company South Florida Office, Inc.             Wade's Heating & Cooling, Inc.
Riviera Electric of California, Inc.                            Watson Electrical Construction Co.
Romanoff Electric Corp.                                         Wayzata, Inc.
Roth Companies Incorporated                                     Weigold & Sons, Inc.
Sanders Bros., Inc.                                             Willis Refrigeration, Air Conditioning & Heating, Inc.
Sequoyah Corporation                                            Wilson Electric Company, Inc.
S. L. Page Corporation                                          Yale Incorporated

                                   Exhibit E-2